   As filed with the Securities and Exchange Commission on January 12, 2001
                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                           PACER INTERNATIONAL, INC.
              (Exact name of registrant as specified in charter)

            Tennessee                             4731                            62-0935669
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                        1340 Treat Boulevard, Suite 200
                        Walnut Creek, California 94596
                                (925) 979-4440
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                Donald C. Orris
                Chairman, President and Chief Executive Officer
                         5251 DTC Parkway, Suite 1000
                            Denver, Colorado 80111
                                (303) 694-5730
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                                ---------------
                                With copies to:

                  James M. Lurie                                   John A. Tripodoro
         O'Sullivan Graev & Karabell, LLP                       Cahill Gordon & Reindel
               30 Rockefeller Plaza                                  80 Pine Street
             New York, New York 10112                           New York, New York 10005
                  (212) 408-2400                                     (212) 701-3000

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

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     Title of Each Class of                 Proposed Maximum                      Amount of
   Securities to be Registered          Aggregate Offering Price               Registration Fee
-----------------------------------------------------------------------------------------------
Common stock, $0.01 par value...            $150,000,000.00                       $37,500.00

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                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)
Issued        , 2001

                                           Shares

                                  [PACER LOGO]

                                  COMMON STOCK

                                  -----------

Pacer International, Inc. is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares.
We anticipate that the initial public offering price will be between $     and
$       per share.

                                  -----------

Application will be made to list our common stock on the NASDAQ National Market under the symbol "PACR."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                          Underwriting  Proceeds
                                                Price to  Discounts and    to
                                                 Public    Commissions     Us
                                                --------- ------------- --------
Per Share......................................    $           $          $
Total..........................................  $           $           $

We have granted the underwriters the right to purchase up to an additional shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation
expect to deliver the shares to purchasers on           , 2001.

                                  -----------

                           Joint Book-Running Managers

MORGAN STANLEY DEAN WITTER                          CREDIT SUISSE FIRST BOSTON

                                  -----------

            DEUTSCHE BANC ALEX. BROWN

                                     MERRILL LYNCH & CO.

                                                                 UBS WARBURG LLC

     , 2001

                               [PHOTOS/GRAPHICS]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  19
Selected Financial Data..................................................  20
Unaudited Pro Forma Financial Information................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
Business.................................................................  52

                                                                          Page
                                                                          ----
Management...............................................................  72
Principal Stockholders...................................................  79
Certain Relationships and Related Transactions...........................  82
Description of Certain Indebtedness......................................  88
Description of Capital Stock.............................................  91
Shares Eligible for Future Sale.......................................... 100
Material Federal Income Tax Consequences to Non-U.S. Holders of Common
 Stock................................................................... 101
Underwriters............................................................. 104
Legal Matters............................................................ 107
Experts.................................................................. 107
Additional Information................................................... 107
Index to Financial Statements............................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "our company," "Pacer International," "we," "us" and "our" refer to Pacer International, Inc. and its consolidated subsidiaries, and "Pacer Logistics" refers to our subsidiary Pacer Logistics, Inc. Except for the historical financial information contained in this prospectus, the information in this prospectus reflects our acquisitions of RFI Group, Inc., which occurred on October 31, 2000, and Rail Van, Inc., which occurred on December 22, 2000. References to our wholesale operations include our stacktrain operations and references to our retail operations include our trucking services, intermodal marketing, freight consolidation and handling, international freight forwarding and supply chain management services.

   Until         , 2001 (25 days after the date of this prospectus), all
dealers that buy, sell or trade shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   This prospectus contains market data related to the transportation and logistics industries and their segments, including the third-party logistics market, and estimates regarding their size and growth. This market data has been included in reports published by organizations such as Standard & Poor's, Cass Information Systems, Forrester Research and Armstrong & Associates. These industry publications generally indicate that they have derived this data from sources believed to be reasonable, but do not guarantee the accuracy or completeness of the data. While we believe these industry publications to be reliable, we have not independently verified this data or any of the assumptions on which the estimates and projections included in this data are based. If any of these assumptions are incorrect, actual results may differ from the estimates and projections based on these assumptions and these markets may not grow at the rates projected by the data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business and the market price of our common stock. Except as otherwise noted, statements as to our size and position relative to our competitors are based on revenues.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering and our financial statements and the notes thereto appearing elsewhere in this prospectus.

Our Business

   We are a leading non-asset based North American third-party logistics company. We offer a broad array of logistics and other services to facilitate the movement of freight from origin to destination for numerous Fortune 500 customers such as General Electric, Ford and Wal-Mart Stores and large global customers such as Sony. Our package of value-added logistics services include wholesale stacktrain services and retail trucking services, intermodal marketing, freight consolidation and handling, international freight forwarding and supply chain management services. Through these services, we optimize the flow of freight across multiple transportation modes and meet our customers' specific transportation and logistics needs. We combine these services with our proprietary advanced information systems to provide integrated, customized solutions which improve efficiency, reliability and control throughout our customers' supply chains and reduce their handling, delivery and inventory costs. Our non-asset based strategy, in which we generally control, without owning, our assets, allows us to maximize our return on invested capital.

   We are one of the largest domestic ground-based third-party logistics providers. We purchase over $1.1 billion of rail transportation annually and are the largest provider of intermodal rail service in North America that is not affiliated with an individual railroad company. We believe we are also the second largest U.S. truck broker, the second largest intermodal marketing company in North America and one of the largest freight handlers on the West Coast of the United States. In addition to our leading domestic position, we also have a significant international presence as a U.S. based international freight forwarder. Our comprehensive service offering and strong competitive position in the markets we serve allow us to operate on a national basis and pass on the benefits gained by our economies of scale to our customers, and to earn attractive operating margins relative to our publicly traded peers.

   As a non-asset based third-party logistics provider, we have capitalized on strong industry trends and experienced considerable growth in revenue, net income and EBITDA. We have also achieved significant growth by acquiring and integrating businesses which have enhanced our service portfolio and geographic presence. Since our recapitalization and acquisition of our retail operations in May 1999, we have acquired four companies with total gross revenues of $755.6 million in 1999. These acquisitions have enhanced our truck brokerage and freight handling services, added international freight forwarding to our portfolio of services and expanded the geographic coverage of our intermodal marketing services. For 1999 and the nine months ended September 22, 2000, we generated pro forma gross revenues of $1.8 billion and $1.4 billion, pro forma net revenues of $305.4 million and $249.7 million, pro forma net income of $25.1 million and $19.6 million and pro forma EBITDA of $91.6 million and $71.6 million, respectively.

   Our senior management team has an average of over 25 years of experience in the transportation and logistics industries, and we believe their knowledge, relationships and strong record of successfully integrating businesses within these industries provide us with a significant competitive advantage. After giving effect to this offering and our stock option plans, our senior
management team and certain other employees will own approximately    % of our
capital stock on a fully diluted basis.

Our Industry

   The third-party logistics industry in which we operate is expected to continue to experience significant growth as businesses are increasingly outsourcing all or part of their supply chain management to third-party logistics providers in order to focus on their core competencies and reduce costs. Total U.S. third-party logistics spending grew 16.5% in 1999 and is projected to grow 34% per year from $45.3 billion in 1999 to over $198.0 billion in 2004. Total U.S. logistics spending, including freight transportation and carrying costs, is projected to grow 8% per year from $921.0 billion in 1999 to $1.4 trillion in 2004. As transportation management becomes increasingly sophisticated, and the cost effectiveness of outsourcing increases, we believe companies will continue to seek full service supply chain management support from a single company, like us, that can manage their multiple transportation requirements. There has also been strong historical growth in stacktrain services, which represent half of the intermodal rail market and which we provide through our wholesale business. U.S. stacktrain services have grown 15% per year from 1989 to 1997. We expect the U.S. stacktrain business to take additional market share from other forms of container and trailer transport due to the economic and operational efficiencies offered by the double-stack system.

Our Non-Asset Based Approach

   We seek to limit our investment in equipment, facilities and working capital through contracts and arrangements with various transportation providers which generally provide for favorable rates, minimum service levels, capacity assurances and priority handling status. Our balance of domestic and internationally originating freight flow further enables us to achieve high utilization rates and steady revenue production from our intermodal equipment due to our high volume of both eastbound and westbound shipments. This allows us to maximize the return on our intermodal equipment and negotiate incentives with our transportation providers. As a non-asset based third-party logistics provider, we can focus on optimizing the transportation solution for our customers rather than on our own asset utilization. Our non-asset based approach also allows us to maintain a high level of operating flexibility and capitalize on a cost structure that is 80%-90% variable in nature. Our relatively low capital expenditures, minimal working capital requirements and variable cost structure enable us to generate strong free cash flow in a variety of market conditions.

Our Services

   Our broad array of logistics services includes wholesale services and a range of value-added retail services designed to meet the transportation and supply chain management needs of our customers. Many of our customers use more than one of these services.

  . Wholesale Services--As the largest provider of intermodal rail service in North America that is not affiliated with an individual railroad company, we transport freight using cargo containers stacked two high on special rail cars. We sell this service primarily to intermodal marketing companies, large automotive intermediaries and international shippers, as well as to our own internal intermodal marketing company.

  . Trucking Services--We offer a variety of trucking services, including truck brokerage, truckload and less-than-truckload operations and local trucking services. We arrange these services with licensed independent carriers through our nationwide truck brokerage network of over 5,000 approved independent carriers and a network of independent contractors who control more than 1,300 trucks.

  . Intermodal Marketing--We arrange for and optimize the movement of freight in containers and trailers utilizing truck and rail transportation throughout North America, provide customized tracking and analysis of charges, negotiate transportation rates, consolidate billing and handle claims for freight loss or damage on behalf of our customers.

  . Freight Consolidation & Handling--We offer a variety of freight handling services, including consolidation/deconsolidation and warehousing, and focus on providing customers with an integrated package that brings together their specific shipment patterns and transportation and inventory needs.

  . International Freight Forwarding--We manage international shipping for our customers and provide or connect them with services necessary to move our customers' freight to or from a foreign country, including chartering or brokering vessels, tracking and tracing shipments, handling compliance with import and export regulations (including producing the required documentation), and calculating and optimizing duties, other charges and shipping costs.

  . Supply Chain Management--We provide infrastructure and equipment, integrated with our customers' existing systems, to handle distribution planning, just-in-time delivery and automated ordering throughout their operations, and additionally will provide and manage warehouses, distribution centers and other facilities for them. We also consult on identifying bottlenecks and inefficiencies and eliminating them by analyzing freight patterns and costs, optimizing distribution centers and warehouse locations, and analyzing/developing internal policies and procedures for our customers.

Our Growth Strategy

   We have developed a strategy designed to increase revenues, profitability and cash flow while maximizing return on invested capital. The primary components of our growth strategy include:

  .  Capitalizing on strong logistics industry trends;

  .  Expanding service offerings;

  .  Increasing sales to existing customers;

  .  Expanding our customer base; and

  .  Pursuing strategic acquisitions.

Corporate Information

   We were incorporated in Tennessee on November 4, 1974. Our principal executive offices are located at 1340 Treat Boulevard, Suite 200, Walnut Creek, CA 94596 and our telephone number is (925) 979-4440. Our website is located at www.pacerintl.com. Information contained on our website does not constitute a part of this prospectus.

                                  THE OFFERING

Common stock offered by us..........................      shares

Common stock to be outstanding after the offering...      shares

Use of proceeds.....................................  We expect to use the net proceeds from this offering for the repayment of debt and other
                                                      general corporate purposes. See "Use of
                                                      Proceeds."

Proposed NASDAQ National Market symbol..............  PACR

   The number of shares of common stock to be outstanding after this offering is based on our shares of common stock outstanding as of September 22, 2000, after giving effect to

  . the issuance of 280,000 shares of our common stock in the Rail Van acquisition; and

  . the issuance between September 22, 2000 and November 30, 2000 of 24,000 shares of common stock upon the exercise of stock options.

   The number of shares to be outstanding after the offering excludes:

  . 1,332,488 shares of common stock and 44,997 shares of preferred stock issuable upon the exercise of options outstanding as of September 22, 2000, after giving effect to options granted in connection with our acquisitions of RFI and Rail Van and option exercises subsequent to September 22, 2000, at exercise prices ranging from $0.22 to $25.00 per share, with a weighted average exercise price of $12.90, of which 1,252,488 shares of Common Stock and all shares of preferred stock are issuable upon exercise of options outstanding under our stock option plan;

  . 253,886 shares of common stock reserved for future grant under our stock option plan; and

  . 2,234,844 shares of common stock issuable upon the exchange of all outstanding shares of Pacer Logistics exchangeable preferred stock, based on an exchange rate of 100 shares of common stock for each outstanding share of Pacer Logistics exchangeable preferred stock.

   Unless otherwise indicated, all share and per share information in this
prospectus gives effect to the declaration of a    for     stock split of the
common stock to be effected on           , 2001.

   Except as otherwise indicated in this prospectus, we have presented the information in this prospectus on the assumption that the underwriters do not exercise their over-allotment option.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

   The following table presents our summary historical and pro forma financial information. The summary historical data at December 31, 1999 and December 25, 1998 and for the two years ended December 31, 1999 have been derived from, and should be read in conjunction with, our audited financial statements and related notes appearing elsewhere in this prospectus.

   The summary historical financial data as of September 22, 2000 and for the nine months ended September 22, 2000 and September 17, 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full year.

   The unaudited pro forma balance sheet data gives effect to our acquisitions of RFI and Rail Van, this offering and the application of the proceeds of this offering as if such transactions had occurred as of September 22, 2000. The unaudited pro forma statements of operations data give effect to our acquisitions in 2000 of Conex, GTS, RFI and Rail Van, our May 1999 recapitalization and acquisition of Pacer Logistics, an acquisition effected by Pacer Logistics in 1999 prior to our acquisition of Pacer Logistics, this offering and the application of the proceeds of this offering as if all such transactions had occurred as of December 26, 1998. The pro forma financial information does not purport to represent what our financial position or results of operations would have actually been had these transactions in fact occurred as of the dates indicated or to project our financial position or results of operations for any future date or period.

   The following information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus.

                                               Historical                               Pro Forma
                          ----------------------------------------------------- --------------------------
                                 Year Ended              Nine Months Ended                    Nine Months
                          ------------------------- ---------------------------  Year Ended      Ended
                          December 25, December 31, September 17, September 22, December 31, September 22,
                              1998       1999(a)       1999(a)       2000(b)        1999         2000
                          ------------ ------------ ------------- ------------- ------------ -------------
                                                (in millions, except per share data)
Statement of Operations
 Data:
Gross revenues..........     $598.9     $    927.7   $    624.5    $    916.5     1,791.5       1,411.9
Cost of purchased
 transportation and
 services...............      466.3          735.4        494.0         718.7     1,486.1       1,162.2
                             ------     ----------   ----------    ----------     -------       -------
Net revenues............      132.6          192.3        130.5         197.8       305.4         249.7
Direct operating
 expenses...............       64.5           76.8         53.6          60.1        76.8          60.1
Selling, general and
 administrative
 expenses...............       28.3           58.9         37.1          73.1       137.3         118.1
Depreciation and
 amortization ..........        6.6            8.6          5.9           8.2        15.9          12.4
                             ------     ----------   ----------    ----------     -------       -------
Income from operations..       33.2           48.0         33.9          56.4        75.4          59.1
                             ------     ----------   ----------    ----------     -------       -------
Net income..............     $ 20.6     $     16.6   $     14.2    $     17.3     $  25.1       $  19.6
                             ======     ==========   ==========    ==========     =======       =======
Earnings per share:
 Basic..................         (c)    $     1.59   $     1.36    $     1.58
 Diluted................         (c)          1.33         1.11          1.36
Weighted average common
 shares outstanding:
 Basic..................         (c)    10,440,000   10,440,000    10,921,740
 Diluted................         (c)    13,338,052   13,337,755    13,624,951

Balance Sheet Data (at
 end of period):
Working capital.........     $(37.2)    $     (3.7)  $    (14.3)   $     (4.8)                  $  35.0
Total assets............      156.1          455.0        454.3         484.9                     695.4
Total debt including
 capital leases and
 current maturities.....        --           284.4        285.1         298.7                     290.2
Minority interest--
 Exchangeable preferred
 stock..................        --            23.4         22.9          24.6                      24.6
Total stockholders'
 equity (deficit).......       55.6          (31.7)       (34.8)         (7.6)                    135.5

                                              Historical                               Pro Forma
                         ----------------------------------------------------- --------------------------
                                Year Ended              Nine Months Ended                    Nine Months
                         ------------------------- ---------------------------  Year Ended      Ended
                         December 25, December 31, September 17, September 22, December 31, September 22,
                             1998       1999(a)       1999(a)       2000(b)        1999         2000
                         ------------ ------------ ------------- ------------- ------------ -------------
                                                          (in millions)
Other Financial Data:
EBITDA(d)...............    $ 39.8       $ 56.6       $ 39.8        $ 64.6        $91.6         $71.6
EBITDA Margin(e)........      30.0%        29.4%        30.5%         32.7%        30.0%         28.7%
Capital expenditures....    $ 39.7       $  2.0       $  1.5        $  3.4
Cash provided by
 operating activities...      31.8         20.8         17.6          12.4
Cash used in investing
 activities.............     (38.5)       (74.0)       (73.2)        (44.9)
Cash provided by
 financing activities...       6.7         65.4         65.7          20.3

--------
(a) Includes the results of Pacer Logistics, Inc. since acquisition on May 28, 1999.
(b) Includes the results of Conex Global Logistics Services, Inc. and GTS Transportation Services Inc. since their dates of acquisition on January 13, 2000 and August 31, 2000, respectively.
(c) Not applicable as prior to our recapitalization we were a division of APL Limited and did not have common stock.
(d) EBITDA represents income before income taxes, interest expense, depreciation and amortization and minority interest (payment-in-kind dividends on Pacer Logistics 7.5% exchangeable preferred stock). EBITDA is presented because it is commonly used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA as shown for the fiscal year ended December 25, 1998 has not been adjusted by $2.1 million related to certain non-recurring costs. EBITDA shown for the nine months ended September 17, 1999 has not been adjusted for the elimination of one time bonus payments of $0.7 million related to the acquisition of Pacer Logistics. Additionally, we were historically allocated corporate overhead costs by APL Limited.
(e) EBITDA margins are calculated as a percentage of net revenues.

                                 RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

   Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risk Factors Relating to the Common Stock and the Offering

We have a single stockholder with a controlling interest in our company, who can determine the outcome of all matters voted upon by our stockholders.

   Upon consummation of this offering, Apollo Management, L.P. will
beneficially own approximately    % of our outstanding common stock ( % if the
underwriters' overallotment option is exercised in full). As a result, Apollo Management will be able to control all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer. This concentration of ownership could delay, defer or prevent a change in control of our company or impede a merger, consolidation, takeover or other business combination which you, as a stockholder, may otherwise view favorably.

Because we have various mechanisms in place to discourage takeover attempts, a change in control of our company that a stockholder may consider favorable could be prevented.

   Provisions of our restated certificate of incorporation and amended bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of the board of directors;

  . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  . requiring super-majority voting to effect particular amendments to our restated certificate of incorporation and amended bylaws;

  .  limitations on who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. In addition, the Tennessee Business Combination Act and the Tennessee Greenmail Act may discourage, delay or prevent a change in control of our company.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

   Any of the following factors could affect the market price of our common stock:

  .  changes in earnings estimates and outlook by financial analysts;

  . our failure to meet financial analysts' and investors' performance expectations;

  . changes in market valuations of other transportation and logistics companies; and

  .  general market and economic conditions.

   In addition, many of the risks described elsewhere in this "Risk Factors" section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies' stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

There has not been a prior public market for our common stock and we cannot assure you that one will develop.

   Our common stock is a new issue of securities for which there is currently no trading market. Although we expect our common stock to be quoted on the NASDAQ National Market, an active trading market for our common stock may not develop or be sustained following this offering. Moreover, even if an active market does develop, investors may not be able to resell their shares at prices equal to or greater than the initial public offering price.

Future sales of our common stock in the public market may depress our stock price.

   The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales may occur. These sales might also make it more difficult for us to sell additional equity securities at a time and price that we deem appropriate. Certain of our existing stockholders have registration rights. For a description of these registration rights, see the section of this prospectus entitled "Description of Capital Stock--Registration Rights."

You will experience an immediate and substantial dilution in the book value of your investment.

   Prior investors have paid substantially less per share than the price in this offering. Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options are exercised, there will be further dilution.

We do not expect to pay dividends for the foreseeable future.

   We are effectively prohibited from paying cash dividends on our common stock for the foreseeable future under the terms of our credit agreement. Moreover, we plan to retain all earnings for investment in our business, and do not plan to pay cash dividends at any time in the foreseeable future.

Risks Related to the Business

We are dependent upon third parties for equipment and services essential to operate our business.

   We are dependent upon transportation equipment such as chassis and containers and rail, truck and ocean services provided by independent third parties. Periods of equipment shortages have occurred historically in the transportation industry, particularly in a strong economy. If we cannot secure sufficient transportation equipment or transportation services from these third parties to meet our customers' needs, our business, results of operations and financial position could be materially adversely affected and customers could seek to have their transportation and logistics needs met by other third parties on a temporary or permanent basis.

Our reliance on agents and independent contractors could reduce our operating control and the strength of our relationships with our customers, and we may have trouble attracting and retaining agents and independent contractors.

   We rely extensively on the services of agents and independent contractors in our transportation services. If an agent terminates its relationship with us, some customers and independent contractors with whom such agent has a direct relationship may also terminate their relationship with us. In addition, we may face potential difficulties attracting such agents or independent contractors during times of constrained capacity. Contracts with agents and independent contractors are, in most cases, terminable upon short notice by either party. We also compete with transportation service companies for the services of independent commission agents and with trucklines for the services of independent contractors and drivers. The pool of independent commission agents, contractors and drivers from which we draw is limited, and therefore competition from other transportation service companies has the effect of increasing the price we must pay to obtain their services. Because independent contractors are not employees, they may not be as loyal to our company, requiring us to pay more to retain their services. As a result, the employment and use of agents and independent contractors may cause disadvantages such as reduced operating control and higher expenses compared to companies who do not rely as heavily on agents and independent contractors. Although we believe our relationships with our agents and independent contractors are good, there can be no assurance that we will continue to be successful in retaining our agents and independent contractors or that agents or independent contractors who terminate their contracts with us can be replaced by equally qualified persons.

A determination by regulators that our independent contractors are employees could expose us to various liabilities.

   From time to time, tax and other regulatory authorities have sought to assert that independent contractors in the trucking industry are employees, rather than independent contractors. There can be no assurance that these authorities will not successfully assert this position, or that these interpretations and tax laws that consider these persons independent contractors will not change. If our independent contractors are determined to be our employees, that determination could materially increase our exposure under a variety of federal and state tax, worker's compensation, unemployment benefits, labor, employment and tort laws, as well as our potential liability for employee benefits. Our business model relies on the fact that our independent contractors are not deemed to be our employees, and exposure to any of the above increased costs would impair our competitiveness in the industry.

If we are unable to successfully integrate acquisitions our profitability could be adversely affected.

   Identifying, acquiring and integrating businesses requires substantial management, financial and other resources and may pose risks with respect to customer service and market share. Further, acquisitions involve a number of special risks, some or all of which could have a material adverse effect on our business, financial condition and results of operation. These risks include:

  .  unforeseen operating difficulties and expenditures;

  . difficulties in assimilation of acquired personnel, operations and technologies;

  . the need to manage a significantly larger and more geographically dispersed business;

  .  amortization of goodwill and other intangible assets;

  . diversion of management's attention from ongoing development of our business or other business concerns;

  .  potential loss of customers;

  .  failure to retain key personnel of the acquired businesses; and

  .  the use of substantial amounts of our available cash.

   We have acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services to those we currently provide or expand our geographic presence. There can be no assurance that the businesses that we have acquired in the past or any businesses that we may acquire in the future can be successfully integrated. While we believe that we have sufficient financial and management resources to successfully conduct our acquisition activities, there can be no assurance in this regard or that we will not experience difficulties with customers, personnel or others. Our acquisition activities involve more difficult integration issues than those of many other companies because the value of the companies we acquire comes mostly from their business relationships, rather than their assets. The integration of business relationships poses more of a risk than the integration of tangible assets because relationships may suddenly weaken or terminate. Further, logistics businesses we have acquired and may acquire in the future compete with many customers of our wholesale operations and these customers may shift their business elsewhere if they believe our retail operations receive favorable treatment from our wholesale operations. In addition, although we believe that our acquisitions will enhance our competitive position, business and financial prospects, there can be no assurances that such benefits will be realized or that any combination will be successful.

   As we did in the acquisitions of Conex and Rail Van, if we make future acquisitions, we may issue shares of capital stock that dilute other stockholders, incur debt, assume significant liabilities or create additional expenses related to amortized goodwill and other intangible assets, any of which might reduce our reported earnings or reduce earnings per share and cause our stock price to decline. In addition, any financing that we might need for future acquisitions may be available to us only on terms that restrict our business.

We face competition in our wholesale and retail businesses, putting downward pressure on prices.

   The transportation services industry is highly competitive. Our retail businesses compete primarily against other domestic non-asset based transportation and logistics companies, asset-based transportation and logistics companies, third-party freight brokers, internal shipping departments and other freight forwarders. Our wholesale business competes primarily with over-the-road full truckload carriers, conventional intermodal movement of trailers on flat cars, and containerized intermodal rail services offered directly by railroads. We also face competition from Internet-based freight exchanges which attempt to provide an online marketplace for buying and selling supply chain services. Historically, competition has created downward pressure on freight rates, and continuation of this rate pressure may materially adversely affect our net revenues and income from operations. In addition, some of our competitors have substantially greater financial and other resources than we do.

Our customers who are also competitors could transfer their business to non-competitors which would decrease our profitability.

   We buy and sell transportation services from and to many companies with which we compete. This trend is primarily the result of our company operating in two distinct, but related, segments. It is possible that such customers could transfer their business away from us to other companies with which they do not compete. For example, some competitors of our retail operations are customers of our wholesale operations. The loss of one or more of our major customers could have a material adverse effect on the profitability of our wholesale operations.

Our revenues could be reduced by the loss of major customers.

   We have derived, and believe we will continue to derive, a significant portion of our revenues from our largest customers. In 1999, on a pro forma basis after giving effect to our four acquisitions in 2000, Ford Motor Company would have accounted for approximately 13% of our gross revenues and our 10 largest customers would have accounted for approximately 46% of our gross revenues. The loss of one or more of our major customers could have a material adverse effect on our revenues, business and prospects.

Service instability in the railroad industry could increase costs and decrease demand for our intermodal services.

   We depend on the major railroads in the United States for substantially all of the intermodal transportation services we provide. In many markets, rail service is limited to a few railroads or even a single railroad. Any reduction in service by the railroads with whom we have relationships is likely to increase the cost of the rail-based services we provide and reduce the reliability, timeliness and overall attractiveness of our rail-based services. For example, from 1997 to 1999, service disruptions related to consolidation and restructuring in the railroad industry interrupted intermodal service throughout the United States. Service problems arising from prior mergers in the railroad industry appear to be largely resolved. However, consolidation and restructuring may continue to occur in the railroad industry and it is possible that future service disruptions could result, which would decrease the efficiency of our wholesale business. Although we were not substantially adversely affected by past service disruptions, we could be substantially affected by service disruptions in the future. In addition, because the railroads' workforce is generally subject to collective bargaining agreements, our business could be adversely affected by labor disputes between the railroads and their union employees. Our business could also be adversely affected by a work stoppage at one or more railroads or by adverse weather conditions that hinder the railroads' ability to provide transportation services. In addition, the railroads are relatively free to adjust shipping rates up or down as market conditions permit. Although the application of rate increases to our wholesale business is limited by our long-term contracts with the railroads, such increases could result in higher costs to our customers and decreased demand for our services.

As we expand our services internationally, we may become subject to international economic and political risks.

   An increasing portion of our business is providing services between continents, particularly between North America and Asia. Doing business outside the United States subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. Significant expansion in foreign countries will expose us to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practices in time to avoid the adverse effect of any of these changes.

We depend on APL Limited for essential services, and we could be adversely affected by APL Limited's failure or refusal to provide such services or the termination of the relationship.

   Pursuant to long-term contracts, APL Limited, the former owner of our wholesale business and one of our current stockholders, supplies us with chassis from its equipment fleet for the transport of international freight on behalf of other international shippers. In addition, we transport APL Limited's international cargo on our stacktrain network to locations in the United States using the chassis and equipment supplied by APL Limited. The additional wholesale volume attributable to the transport of APL Limited's international cargo contributes to our ability to obtain favorable provisions in our rail contracts, although we do not profit from APL Limited's cargo revenue as we provide these services at cost. APL Limited pays us a fee for repositioning its empty containers within North America so that the containers can be reused in trans-Pacific shipping operations. In addition, APL Limited is currently providing us with computers, software and other information technology necessary for the operation of our wholesale business. If APL Limited were unwilling or unable to fulfill its obligations to us under the terms of these contracts, our business, results of operations and financial position could be materially adversely affected.

We only have a limited operating history as an independent company.

   We have operated as an independent, stand-alone company only since our recapitalization in May 1999. From 1984 until our recapitalization, our wholesale business was conducted by various entities owned directly or indirectly by APL Limited. While owned by APL Limited, our wholesale business used some of the financial and administrative resources and infrastructure of APL Limited in such areas as treasury, legal, information systems and benefits administration. Since our recapitalization, we have provided the infrastructure, resources and services necessary to operate our wholesale business independently, although we still utilize computers, software and other information technology which APL Limited provides to us under a long-term agreement that is terminable by us upon 120 days' notice. In addition, our historical financial information prior to our recapitalization included in this prospectus may not necessarily reflect the results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a separate, independent entity during the periods presented. Also, due to a lack of historical financial information regarding the wholesale business on a stand-alone basis, the information regarding our results of operations, cash flows and financial condition prior to December 30, 1995 is unavailable as the wholesale business operated as a division of our former parent and financial results were not tracked separately for divisions.

If we fail to develop, integrate, upgrade or replace our information technology systems, we may lose orders and customers or incur costs beyond our expectations.

   Increasingly, we compete for customers based upon the flexibility and sophistication of our technologies supporting our services. The failure of the hardware or software that supports our information technology systems, the loss of data contained in the systems, or the inability to access or interact with our website, could significantly disrupt our operations, prevent customers from making orders, or cause us to lose orders or customers. If our information technology systems are unable to handle additional volume for our operations as our business and scope of services grow, our service levels, operating efficiency and future freight volumes will decline. In addition, we expect customers to continue to demand more sophisticated, fully integrated information systems from their supply chain management service providers. If we fail to hire qualified personnel to implement and maintain our information technology systems or we fail to upgrade or replace our information technology systems to handle increased volumes, meet the demands of our customers and protect against disruptions of our operations, we may lose orders and customers which could seriously harm our business.

   We are in the process of integrating all of our retail operations onto the information technology platform we acquired through the acquisition of Rail Van. We believe the integration of our information technology systems and training of our employees to use the new system will take approximately six months and will require that we increase the capacity of the Rail Van system. If we encounter delays or problems in this integration and/or training or the capital expenditures necessary to increase the capacity of the Rail Van system are greater than expected, our retail operations could be adversely affected. We are also considering replacing the technology provided by APL Limited for our wholesale operations with information technology systems currently available in the marketplace from unrelated third parties. If we decide to replace this technology, we could experience delays or problems in integrating the new technology and/or training our employees to use the new system which could adversely affect our wholesale operations or the cost of replacement could exceed our expectations.

If we lose key personnel and qualified technical staff, our ability to manage the day-to-day aspects of our business will be weakened.

   We believe that the attraction and retention of qualified personnel is critical to our success. If we lose key personnel or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our business will be weakened. Our operations and prospects depend in large part on the performance of our senior management team. The loss of the services of one or more members of our senior management team, particularly Donald C. Orris, our chairman, president and chief executive officer, could have a material adverse effect on our business, financial condition and results of operation. You should be aware that we face significant competition in the attraction and retention of personnel who possess the skill sets that we seek. Because our senior management team, particularly Mr. Orris, has unique experience with our company and within the transportation industry, it would be difficult to replace them without adversely affecting our business operations. In addition to their unique experience, our management team has fostered key relationships with our suppliers. Such relationships are especially important in a non-asset based company such as ours. Loss of these relationships could have a material adverse effect on our profitability. We have obtained key person life insurance on Mr. Orris.

If we fail to comply with or lose any required licenses, governmental regulators could assess penalties against us or issue a cease and desist order against our operations which are not in compliance.

   We are licensed by the Department of Transportation as a broker in arranging for the transportation of general commodities by motor vehicle. The Department of Transportation has established requirements for acting in this capacity, including insurance and surety bond requirements. In addition, we are licensed as an ocean transportation intermediary by the U.S. Federal Maritime Commission which regulates ocean freight forwarders and non-vessel operating common carriers that contract for space with vessel operating common carriers and sell that space to commercial shippers and other non-vessel operating common carriers for freight originating and/or terminating in the United States. Non-vessel operating common carriers must publish and maintain tariffs for the movement of specified commodities into and out of the United States. The Federal Maritime Commission may enforce these regulations by instituting proceedings seeking the assessment of penalties for violations of these regulations. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We are also licensed, regulated and subject to periodic audit as a customs broker by the Customs Service of the Department of Treasury in each United States custom district in which we do business. In other jurisdictions in which we perform customs brokerage services, we are licensed, where necessary, by the appropriate governmental authority. Our failure to comply with the laws and regulations of any of these governmental regulators, and any resultant suspension or loss of our licenses, could result in penalties or a cease and desist order against any operations that are not in compliance. Such an occurrence would have an adverse effect on our results of operations, financial condition and liquidity.

We, our suppliers and our customers are subject to changes in government regulation which could result in additional costs and thereby affect our results of operations.

   The transportation industry is subject to legislative or regulatory changes that can affect its economics. Although we operate in the intermodal segment of the transportation industry, which has been essentially deregulated, changes in the levels of regulatory activity in the intermodal segment could potentially affect us and our suppliers and customers. Future laws and regulations may be more stringent and require changes in operating practices, influence the demand for transportation services or require the outlay of significant additional costs. Additional expenditures incurred by us, or by our suppliers, who would pass the costs onto us through higher prices, would adversely affect our results of operation. In addition, we have a substantial number of wholesale customers who provide ocean carriage of intermodal shipments. The regulatory regime applicable to ocean shipping was revised by the Ocean Shipping Reform Act of 1998, which took effect on May 1, 1999. Although the implementation of the Ocean Shipping Reform Act has not to date had any material impact on the competitiveness and/or efficiency of operations of our various ocean carrier customers, we cannot assure you that it will not adversely impact these customers in the future which could adversely affect our business.

Our operating results are subject to cyclical fluctuations and our quarterly revenues may also fluctuate, potentially affecting our stock price.

   Historically, sectors of the transportation industry have been cyclical as a result of economic recession, customers' business cycles, increases in prices charged by third-party carriers, interest rate fluctuations and other economic factors over which we have no control. Increased operating expenses incurred by third-party carriers can be expected to result in higher costs to us, and our net revenues and income from operations could be materially adversely affected if we were unable to pass through to our customers the full amount of increased transportation costs. We have a large number of customers in the automotive and consumer goods industries. If these customers experience cyclical movements in their business activity, due to an economic downturn, work stoppages or other factors over which we have no control, the volume of freight shipped by those customers may decrease and our operating results could be adversely affected. Any unexpected reduction in revenues for a particular quarter could cause our quarterly operating results to be below the expectations of public market analysts or investors. In this event, the trading price of our common stock may fall significantly.

Our significant debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

   As of September 22, 2000 on a pro forma basis after giving effect to the RFI and Rail Van acquisitions and this offering, our long-term debt would have been approximately $290.2 million, while our total capitalization would have been $448.4 million. We also have the ability to incur new debt, subject to limitations in our credit agreement and the indenture governing our senior subordinated notes.

   Our level of indebtedness could have important consequences to us, including the following:

  . Our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  . We will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future;

  . Payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities;

  . A substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

  . We may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

  . Our debt level may make us more vulnerable than our competitors to a downturn in our business or the economy generally;

  . Our debt level reduces our flexibility in responding to changing business and economic conditions;

  . Some of our debt has a variable rate of interest, which increases our vulnerability to interest rate fluctuations; and

  . There would be a material adverse effect on our business and financial condition if we are unable to obtain additional financing, as needed.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, some of which are beyond our control.

   Our ability to service our indebtedness will depend upon, among other things:

  . Our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control; and

  . The future availability of borrowings under our credit agreement or any successor facility, the availability of which may depend on, among other things, our complying with certain covenants.

   If our operating results and borrowings under our credit agreement are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying acquisitions, investments, strategic alliances and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. There is no assurance that we can effect any of these remedies on satisfactory terms, or at all.

Our debt agreements contain operating and financial restrictions which may restrict our business and financing activities.

   The operating and financial restrictions and covenants in our credit agreement, the indenture governing our senior subordinated notes and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, our debt agreements restrict our ability to:

  .  declare dividends, redeem or repurchase capital stock;

  .  prepay, redeem or purchase debt;

  .  incur liens and engage in sale and leaseback transactions;

  .  make loans and investments;

  .  incur additional indebtedness;

  .  amend or otherwise change debt and other material agreements;

  .  make capital expenditures;

  .  engage in mergers, acquisitions and asset sales;

  .  enter into transactions with affiliates; and

  .  change our primary business.

Our credit agreement also requires us to achieve certain financial and operating results and satisfy certain financial ratios.

   A breach of any of the restrictions, covenants, ratios or tests in our debt agreements could result in defaults under these agreements. A significant portion of our indebtedness then may become immediately due and payable. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our credit agreement are secured by substantially all of our assets.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" and similar expressions. These forward-looking statements are based on all information currently available to us and subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus. As stated elsewhere in this prospectus, these risks, uncertainties and other factors include:

  .  general economic and business conditions;

  .  industry trends;

  .  increases in our leverage;

  . changes in our business strategy, development plans or cost savings plans;

  .  our ability to integrate acquired businesses;

  .  the loss of one or more of our major customers;

  .  competition;

  .  availability of qualified personnel;

  .  changes in, or the failure to comply with, government regulation; and

  .  the other factors discussed under "Risk Factors."

   You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                USE OF PROCEEDS

   Our net proceeds from this offering are estimated to be approximately $ million (approximately $ million if the underwriters' over-allotment option
is exercised in full), assuming an offering price of $    per share and after
deducting estimated underwriting discounts and commissions and estimated expenses of the offering. We intend to use a portion of the net proceeds to us from this offering to repay $109 million of indebtedness outstanding under our credit agreement plus accrued interest as follows:

  .  $40 million of term loans; and

  .  $69 million under the revolving credit facility.

   At September 22, 2000, after giving effect to indebtedness incurred to finance our acquisitions of RFI and Rail Van, outstanding borrowings under our credit agreement totaled approximately $243 million, consisting of:

  . $174 million of term loans which represents the outstanding portion of the $135 million term loan that was incurred in May 1999 to finance a portion of our recapitalization and acquisition of Pacer Logistics and $40 million term loan that was incurred in December 2000 to finance a portion of our acquisition of Rail Van. These term loans currently bear interest at the rate of 9.4% per annum and mature on May 28, 2006.

  . $69 million of borrowings under the revolving credit facility incurred to finance our acquisitions of Conex, GTS, RFI and Rail Van in January, August, October and December 2000, respectively. Borrowings under the revolving credit facility currently bear interest at the rate of 8.9% per annum and mature on May 28, 2004.

   We intend to use the remaining net proceeds from this offering of
approximately $   million, to fund working capital and for other general
corporate purposes. We may also use a portion of the remaining proceeds of this offering to acquire or invest in complementary businesses. We are not contemplating any specific acquisitions at this time and no portion of the net proceeds has been allocated for any acquisition. However, we evaluate acquisition opportunities on an on-going basis. Pending their use for these purposes, the net proceeds of this offering will be invested in short-term, interest bearing investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States government.

                                DIVIDEND POLICY

   We have not paid any dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business. In addition, our ability to pay cash dividends is currently restricted under the terms of our credit agreement. Future dividends, if any, will be determined by our board of directors.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 22, 2000:

  .  on an actual basis;

  . on a pro forma basis to reflect our acquisitions of RFI and Rail Van as if they had occurred on September 22, 2000; and

  .  on a pro forma as adjusted basis to reflect the sale of the shares of our common stock in this offering at an assumed initial
     offering price of $    per share (which is the midpoint of the filing
     range on the cover of this prospectus), after deducting estimated underwriting discounts and commissions and estimated expenses of the offering payable by us.

   You should read this table in conjunction with the consolidated and pro forma financial statements and notes thereto appearing elsewhere in this prospectus.

                                                   September 22, 2000
                                            ----------------------------------
                                                                    Pro Forma
                                            Actual     Pro Forma   As Adjusted
                                            -------  ------------- -----------
                                                     (in millions)
Cash....................................... $   --      $  0.4       $ 27.9
                                            =======     ======       ======
Current maturities of long-term debt and
 capital leases............................ $   1.4     $  1.9       $  1.9

                                            =======     ======       ======
Long-term debt:
 Capital leases............................ $   --      $  1.0       $  1.0
 Senior credit facilities(1)
  Revolving credit facility................    10.0       69.0          --
  Term loans...............................   132.3      172.3        132.3
 Senior subordinated notes.................   150.0      150.0        150.0
 Subordinated note(2)......................     5.0        5.0          5.0
                                            -------     ------       ------
    Total long-term debt...................   297.3      397.3        288.3
                                            -------     ------       ------

Minority interest-exchangeable preferred
 stock(3)..................................    24.6       24.6         24.6

Stockholders' equity:
 Preferred stock: $0.01 par value;
  1,000,000 shares authorized actual and
  pro forma, 50,000,000 pro forma as
  adjusted; none outstanding (4)...........     --         --           --
 Common stock: $0.01 par value, 20,000,000
  shares authorized actual and pro forma,
  150,000,000 pro forma as adjusted;
  11,057,373 shares outstanding actual,
  11,337,373 shares pro forma,     shares
  pro forma as adjusted....................     0.1        0.1          0.2
 Additional paid-in capital................   111.1      118.1        254.5
 Accumulated deficit.......................  (118.8)    (118.4)      (119.2)(5)
                                            -------     ------       ------
  Total stockholders' equity (deficit).....    (7.6)      (0.2)       135.5
                                            -------     ------       ------
 Total capitalization...................... $ 314.3     $421.7       $448.4
                                            =======     ======       ======

--------
(1) For a description of the senior credit facilities see "Description of Certain Indebtedness--Senior Secured Credit Facility."
(2) Conex Global Logistics Services, Inc., one of our subsidiaries, issued an 8.0% Non-Negotiable Subordinated Note Due 2003 in the aggregate principal amount of $5.0 million to the former shareholders of Conex in connection with the Conex acquisition.
(3) For a description of the Pacer Logistics exchangeable preferred stock, see "Description of Capital Stock--Pacer Logistics Exchangeable Preferred Stock."
(4) Two series of preferred stock have been designated and no shares of either such series are outstanding. See "Description of Capital Stock--Preferred Stock."
(5) Reflects the write-off of deferred loan costs in connection with repayment of indebtedness under our credit agreement. The write-off will be recognized in the quarter in which the offering is consummated and the indebtedness is repaid.

   The foregoing table excludes:

  . 1,332,488 shares of common stock and 44,997 shares of preferred stock issuable upon the exercise of options outstanding as of September 22, 2000, after giving effect to options granted in connection with our acquisitions of RFI and Rail Van and option exercises subsequent to September 22, 2000, at exercise prices ranging from $0.22 to $25.00 per share, with a weighted average exercise price of $12.90, of which 1,252,488 shares of common stock and all shares of preferred stock are issuable upon exercise of options outstanding under our stock option plan;

  . 253,886 shares of common stock reserved for future grant under our stock option plan; and

  . 2,234,800 shares of common stock issuable upon the exchange of all outstanding shares of Pacer Logistics exchangeable preferred stock, based on an exchange rate of 100 shares of common stock for each outstanding share of Pacer Logistics exchangeable preferred stock.

                                   DILUTION

   Our pro forma net tangible book value as of September 22, 2000, after giving effect to our acquisitions of RFI and Rail Van as if they had occurred on September 22, 2000, was $(280.6) million, or $(24.75) per share of common stock. We have calculated this amount by:

  . subtracting our pro forma total liabilities from pro forma total tangible assets; and

  . then dividing the difference by the pro forma as adjusted number of shares of common stock outstanding.

   If we give effect to our sale of        shares of common stock in this
offering at an assumed initial public offering price of $    per share, after
deducting the estimated underwriting discounts and commissions and the
estimated offering expenses payable by us of $    million, our adjusted pro
forma net tangible book value as of September 22, 2000 would have been $
million, or $   per share. This amount represents an immediate dilution of
$    per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................         $
  Pro forma net tangible book value per share as of September 22,
   2000..........................................................  $
  Increase in pro forma net tangible book value per share
   attributable to new investors.................................
                                                                   ------
Pro forma net tangible book value per share after this offering..
                                                                          ------
Dilution per share to new investors..............................         $
                                                                          ======

   The following table summarizes on the pro forma basis described above, as of September 22, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at an
assumed initial public offering price of $    per share before deducting
estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                             Shares Purchased     Total Consideration   Average
                            --------------------- --------------------   Price
                              Number      Percent    Amount    Percent Per Share
                            ----------    ------- ------------ ------- ---------
Existing stockholders...... 13,572,217(1)      %  $140,397,989      %   $10.35
New investors..............
                            ----------      ---   ------------   ---
  Total....................                    %  $                 %
                            ==========      ===   ============   ===

--------
(1) Includes 2,234,844 shares of common stock issuable upon exchange of the Pacer Logistics exchangeable preferred stock.

   If the underwriters exercise their over-allotment option in full, the
number of shares held by new investors will increase to      shares, or    %
of the total shares of common stock outstanding after this offering, the
number of shares held by existing stockholders will be reduced to   % of the
total shares of common stock outstanding after this offering, and the dilution
to new investors will be $    per share.

   The tables above assume no exercise of stock options outstanding on September 22, 2000. As of September 22, 2000, after giving effect to options granted in connection with our acquisitions of RFI and Rail Van and option exercises subsequent to September 22, 2000, there were options outstanding to purchase 1,332,488 shares of common stock and 44,997 shares of preferred stock, at a weighted average exercise price of $12.90 per share, of which 1,252,488 shares of common stock and all shares of preferred stock are issuable upon exercise of options outstanding under our stock option plan. To the extent any of these options are exercised, there will be further dilution to new investors. If all of these outstanding options had been exercised as of September 22, 2000, pro forma net tangible book value per share after this
offering would have been      and total dilution per share to new investors
would have been $    .

                            SELECTED FINANCIAL DATA

   The following table presents, as of the dates and for the periods indicated, selected historical financial information for us and our predecessor as discussed below. The selected historical data at December 31, 1999 and December 25, 1998, for the fiscal years ended December 31, 1999 and December 25, 1998 and for the periods from November 13, 1997 to December 26, 1997 and December 28, 1996 to November 12, 1997 have been derived from, and should be read in conjunction with, our audited financial statements and related notes appearing elsewhere in this prospectus. The selected historical data at December 26, 1997 and December 27, 1996 and for the year ended December 27, 1996 has been derived from our audited financial statements which are not included in this prospectus.

   Prior to November 1998, we operated as the American President Lines Stacktrain Services, a division of APL Land Transport Services, Inc., ("APLLTS") a wholly-owned subsidiary of APL Limited. See Note 1 to our audited financial statements included in this prospectus. The historical financial statements subsequent to November 13, 1997 include the push down effect of the purchase price allocation resulting from the purchase of APL Limited by Neptune Orient Lines Limited. The results of operations of the predecessor period are not comparable to the successor period as a result of the acquisition of APL Limited by Neptune Orient Lines Limited. In November, 1998, APLLTS transferred all of its non-stacktrain assets to its parent, APL Limited. In connection with our recapitalization and acquisition of Pacer Logistics, Inc., APLLTS was renamed Pacer International.

   For the fiscal year ended December 29, 1995, APLLTS was comprised of three operating divisions: American President Lines Stacktrain Services Division, American President Lines Automotive Division and American President Lines Distribution Services. The accounting records for all the divisions were comingled within the records of APLLTS and APLLTS did not report separate financial results for each division. Furthermore, the information systems in place at that time do not facilitate the separation of such records or provide a reasonable basis for overhead allocation and management responsible for the accounting records at that time has since ceased employment with us. Accordingly, we have been unable to obtain financial information for that fiscal year.

   The selected historical financial data as of September 22, 2000 and for the nine months ended September 22, 2000 and September 17, 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full year.

   The following table should also be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information", our audited financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                               The Predecessor                                 The Company
                          ------------------------- -------------------------------------------------------------------
                                         For the      For the        Year         Year       Nine Months   Nine Months
                           Year Ended     Period       Period       Ended        Ended          Ended         Ended
                          ------------ ------------ ------------ ------------ ------------  ------------- -------------
                                       December 28, November 13,
                                       1996 through 1997 through
                          December 27, November 12, December 26, December 25, December 31,  September 17, September 22,
                              1996       1997(a)      1997(a)        1998       1999(b)        1999(b)       2000(c)
                          ------------ ------------ ------------ ------------ ------------  ------------- -------------
                            (in millions, except                   (in millions, except per share data)
                               per share data)
Statement of Operations
 Data:
Gross revenues..........     $552.8       $523.8       $ 60.7       $598.9    $     927.7    $     624.5   $     916.5
Cost of purchased
 transportation and
 services...............      423.7        407.5         47.4        466.3          735.4          494.0         718.7
                             ------       ------       ------       ------    -----------    -----------   -----------
Net revenues............      129.1        116.3         13.3        132.6          192.3          130.5         197.8
Direct operating
 expenses...............       38.1         53.1          7.4         64.5           76.8           53.6          60.1
Selling, general and
 administrative
 expenses...............       25.4         21.4          3.2         28.3           58.9           37.1          73.1
Depreciation and
 amortization ..........        4.1          3.0          0.7          6.6            8.6            5.9           8.2
                             ------       ------       ------       ------    -----------    -----------   -----------
Income from operations..       61.5         38.8          2.0         33.2           48.0           33.9          56.4
                             ------       ------       ------       ------    -----------    -----------   -----------
Net income..............     $ 38.1       $ 22.9       $  1.0       $ 20.6    $      16.6    $      14.2   $      17.3
                             ======       ======       ======       ======    ===========    ===========   ===========
Net income per share:
 Basic..................         (d)          (d)          (d)          (d)   $      1.59    $      1.36   $      1.58
 Diluted................         (d)          (d)          (d)          (d)          1.33           1.11          1.36
Weighted average common
 shares outstanding:
 Basic..................         (d)          (d)          (d)          (d)    10,440,000     10,440,000    10,921,740
 Diluted................         (d)          (d)          (d)          (d)    13,338,052     13,337,755    13,624,951

Balance Sheet Data (at
 end of period):
Working capital.........     $(26.1)      $  --        $(32.5)      $(37.2)   $      (3.7)   $     (14.3)  $      (4.8)
Total assets............       71.4          --         111.9        156.1          455.0          454.3         484.9
Total debt including
 capital leases.........        --           --           --           --           284.4          285.1         298.7
Minority interest--
 Exchangeable preferred
 stock..................        --           --           --           --            23.4           22.9          24.6
Total stockholders'
 equity (deficit).......       (0.1)         --          29.6         55.6          (31.7)         (34.8)         (7.6)

Other Financial Data:
EBITDA(e)...............     $ 65.6       $ 41.8       $  2.7       $ 39.8    $      56.6    $      39.8   $      64.6
EBITDA Margin(f)........       50.8%        35.9%        20.3%        30.0%          29.4%          30.5%         32.7%
Capital expenditures....     $  0.2       $  --        $  --        $ 39.7    $       2.0    $       1.5   $       3.4
Cash provided by
 operating activities...       17.4         18.2         12.7         31.8           20.8           17.6          12.4
Cash provided by (used
 in) investing
 activities.............        0.9          3.6          --         (38.5)         (74.0)         (73.2)        (44.9)
Cash provided by (used
 in) financing
 activities.............      (18.3)       (21.8)       (12.7)         6.7           65.4           65.7          20.3
Depreciation............        4.1          3.0          0.7          6.0            6.2            4.5           4.8
Amortization............        --           --           --           0.6            2.4            1.4           3.4

-------
(a) The following information for the year ended December 26, 1997 has been presented for comparative purposes only and is the combination of the December 28, 1996 to November 12, 1997 period, set forth above as the Predecessor, and the November 13, 1997 to December 26, 1997 period, set forth above as the Company. As a result of the change in ownership of Pacer International, these numbers are not indicative of what the full year 1997 was or would have been if the change in ownership had not occurred.

                                                                          1997
                                                                         ------
        Gross revenues.................................................. $584.5
        Cost of purchased transportation and services...................  454.9
        Net revenues....................................................  129.6
        Income from operations..........................................   40.8
        Net income......................................................   23.9
        EBITDA(d).......................................................   44.5
        EBITDA margin(e)................................................   34.3%

(b) Includes the results of Pacer Logistics, Inc. since acquisition on May 28, 1999.
(c) Includes the results of Conex Global Logistics Services, Inc. and GTS Transportation Services Inc. since their dates of acquisition on January 13, 2000 and August 31, 2000, respectively.
(d) Not applicable as prior to our recapitalization we were a division of APL Limited and did not have common stock.
(e) EBITDA represents income before income taxes, interest expense, depreciation and amortization and minority interest (payment-in-kind dividends on Pacer Logistics' 7.5% exchangeable preferred stock). EBITDA is presented because it is commonly used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA as shown for the fiscal year ended December 25, 1998 has not been adjusted by $2.1 million related to certain non-recurring costs. EBITDA shown for the nine months ended September 17, 1999 has not been adjusted for the elimination of one time bonus payments of $0.7 million related to the acquisition of Pacer Logistics. Additionally, we were historically allocated corporate overhead costs by APL Limited.
(f) EBITDA margins are calculated as a percentage of net revenues.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   Set forth below is certain unaudited pro forma consolidated financial information for our company. In May 1999, APL Land Transport Services was recapitalized through the purchase of shares of its common stock by affiliates of Apollo Management, L.P and two other investors from APL Limited and its redemption of a portion of the shares of common stock held by APL Limited. After the recapitalization, APL Land Transport Services formed a transitory subsidiary that was merged with and into Pacer Logistics, making Pacer Logistics a wholly-owned subsidiary of APL Land Transport Services. In connection with these transactions, APL Land Transport Services was renamed Pacer International, Inc.

   Since our recapitalization and acquisition of our retail operations, we have acquired four companies in the retail business. On January 13, 2000, we acquired substantially all of the assets of Conex Global Logistics Services Inc. and its subsidiaries, MSL Transportation Group Inc. and Jupiter Freight, Inc. The Conex companies provide intermodal freight transportation, trucking, transloading and warehousing services. On August 31, 2000, we acquired all of the capital stock of GTS Transportation Services, Inc. GTS provides logistics and truck brokerage services. On October 31, 2000, we acquired all of the capital stock of RFI Group, Inc. RFI provides us with access to the international freight forwarding, customs-brokerage and ocean transportation services market. On December 22, 2000, we acquired all of the capital stock of Rail Van, Inc., a provider of intermodal products.

   The Unaudited Pro Forma Consolidated Balance Sheet as of September 22, 2000 gives effect to the acquisitions of RFI and Rail Van, using the purchase method of accounting and this offering as if they had occurred at September 22, 2000. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1999 and the nine months ended September 22, 2000 give effect to our acquisitions in 2000 of Conex, GTS, RFI and Rail Van, our May 1999 recapitalization and acquisition of Pacer Logistics, an acquisition effected by Pacer Logistics in 1999 prior to our acquisition of Pacer Logistics, and this offering as if all such transactions had occurred as of December 26, 1998. The unaudited pro forma adjustments, as described in the notes to the unaudited pro forma consolidated financial information, are based on available information and upon certain assumptions that our management believes are reasonable. The purchase of Conex, GTS, RFI and Rail Van have been reflected based on preliminary estimates of fair values, which may be updated based on final appraisals and other estimates of fair value. Though the fair value estimates are preliminary, we do not believe there will be a material change to goodwill when these estimates are finalized.

   The unaudited pro forma consolidated financial information does not purport to represent what our consolidated financial position or consolidated results of operations would have actually been if the transactions had in fact occurred on the dates indicated and is not necessarily representative of our consolidated financial position or results of operations for any future date or period. The unaudited pro forma consolidated financial information should be read in conjunction with our historical consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                           PACER INTERNATIONAL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 22, 2000

                               Historical Balances
                         -------------------------------                       Pacer
                                                   RFI                     International,  Effects         Pacer
                             Pacer                Group,  Acquisition         Inc. and    of Initial   International,
                         International, Rail Van,  Inc.    Pro Forma         Completed      Public     Inc. Pro Forma
                            Inc. (a)    Inc. (b)   (c)    Adjustments       Acquisitions   Offering       Balances
                         -------------- --------- ------  -----------      -------------- ----------   --------------
                                                            (in millions)
         ASSETS
Current assets
 Cash and cash
  equivalents...........     $  --        $ --    $ 0.4     $  --              $  0.4       $ 27.5 (m)    $  27.9
 Accounts receivable,
  net...................      152.6        82.4    10.7       (7.2)(d)          238.5          --           238.5
 Accounts receivable
  from APL..............        2.3         --      --         --                 2.3          --             2.3
 Prepaid expenses and
  other.................        4.8         1.3     0.8       (0.2)(e)            6.7          --             6.7
 Deferred income taxes..        4.4         --      0.2        --                 4.6          --             4.6
                             ------       -----   -----     ------             ------       ------        -------
   Total current
    assets..............      164.1        83.7    12.1       (7.4)             252.5         27.5          280.0
Property and equipment
 Property and equipment
  at cost...............       65.7         9.0     5.1       (7.3)(f)           72.5          --            72.5
 Accumulated
  depreciation..........      (16.2)       (3.4)   (3.9)       7.3 (f)          (16.2)         --           (16.2)
                             ------       -----   -----     ------             ------       ------        -------
   Property and
    equipment, net......       49.5         5.6     1.2        --                56.3          --            56.3
Other assets
 Goodwill, net..........      193.4         --      1.4       85.6 (g)          280.4          --           280.4
 Deferred income taxes..       67.8         --      0.3        --                68.1          --            68.1
 Other assets...........       10.1         0.5     0.2        0.6 (h)           11.4         (0.8)(n)       10.6
                             ------       -----   -----     ------             ------       ------        -------
   Total other assets...      271.3         0.5     1.9       86.2              359.9         (0.8)         359.1
                             ------       -----   -----     ------             ------       ------        -------
Total assets............     $484.9       $89.8   $15.2     $ 78.8             $668.7       $ 26.7        $ 695.4
                             ======       =====   =====     ======             ======       ======        =======
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities
 Current maturities of
  long-term debt........     $  1.4       $23.0   $ --      $(22.5)(i)         $  1.9       $  --         $   1.9
 Accounts payable and
  accrued expenses......      167.5        59.4    11.6        4.6 (j)          243.1          --           243.1
                             ------       -----   -----     ------             ------       ------        -------
   Total current
    liabilities.........      168.9        82.4    11.6      (17.9)             245.0          --           245.0
Long-term liabilities
 Long-term debt
 Capital leases.........        --          1.0     --         --                 1.0          --             1.0
 Revolving credit
  facility..............       10.0         --      --        59.0 (b)(c)        69.0        (69.0)(m)        --
 Term loan..............      132.3         --      --        40.0 (b)          172.3        (40.0)(m)      132.3
 Senior subordinated
  notes.................      150.0         --      --         --               150.0          --           150.0
 Notes payable to
  former shareholders...        5.0         --      5.8       (5.8)(c)            5.0          --             5.0
                             ------       -----   -----     ------             ------       ------        -------
   Total long-term
    debt................      297.3         1.0     5.8       93.2              397.3       (109.0)         288.3
 Other..................        1.7         --      0.3        --                 2.0          --             2.0
                             ------       -----   -----     ------             ------       ------        -------
   Total long-term
    liabilities.........      299.0         1.0     6.1       93.2              399.3       (109.0)         290.3
Minority interest--
 exchangeable preferred
 stock..................       24.6         --      --         --                24.6          --            24.6
Stockholders' equity
 (deficit)
 Preferred stock........        --          --      --         --                 --           --             --
 Common stock...........        0.1         --      --         --                 0.1          0.1 (m)        0.2
 Additional paid-in-
  capital...............      111.1         --      0.6        6.4 (k)          118.1        136.4 (m)      254.5
 Retained earnings
  (accumulated
  deficit)..............     (118.8)        6.4    (3.1)      (2.9)(l)         (118.4)        (0.8)(n)     (119.2)
                             ------       -----   -----     ------             ------       ------        -------
   Total stockholders'
    equity..............       (7.6)        6.4    (2.5)       3.5               (0.2)       135.7          135.5
                             ------       -----   -----     ------             ------       ------        -------
Total liabilities and
 equity.................     $484.9       $89.8   $15.2     $ 78.8             $668.7       $ 26.7        $ 695.4
                             ======       =====   =====     ======             ======       ======        =======

 See Accompanying Notes to the Unaudited Pro Forma Consolidated Balance Sheet.

                           PACER INTERNATIONAL, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Represents the historical unaudited balance sheet of Pacer International, Inc. as of September 22, 2000.

(b) Represents the historical unaudited balance sheet of Rail Van, Inc. as of September 30, 2000. On December 22, 2000, we acquired all of the capital stock of Rail Van, a provider of intermodal products, for a purchase price of $74.0 million plus acquisition fees of $2.2 million. The acquisition was funded with a borrowing of $30.0 million under our revolving credit facility, $40.0 million in new term loans and the issuance of our common stock valued in the aggregate at $7.0 million. The acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 with the aggregate purchase price of $76.2 million allocated to the underlying assets and liabilities based upon preliminary estimates of fair value as shown below, which may be updated based on final appraisals, with the remainder allocated to goodwill which will be amortized over 40 years.

  The purchase price allocation, preliminary in nature and subject to change, is as follows (in millions):

     Existing book value of Rail Van, Inc..........................       $ 6.5
     Goodwill created in the acquisition........................... $69.7
                                                                    -----
       Net adjustment to intangible assets.........................        69.7
                                                                          -----
         Total Purchase Price......................................       $76.2
                                                                          =====

  Under the purchase agreement, the maximum amount of debt of Rail Van assumed by us was $11.0 million. As described in notes (d) and (i) below, debt of Rail Van in excess of this amount is deemed repaid out of Rail Van working capital prior to the date of acquisition. In addition, the remaining Rail Van bank debt of $11.0 million was refinanced by a borrowing under our revolving credit facility.

(c) Represents the historical unaudited balance sheet of RFI Group, Inc. as of September 30, 2000. On October 31, 2000, we acquired all of the capital stock of RFI, an international freight forwarder, for $18.0 million plus acquisition costs of $0.6 million. The acquisition was funded with a borrowing of $18.0 million under our revolving credit facility. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 with the aggregate purchase price of $18.6 million allocated to the underlying assets and liabilities based upon preliminary estimates of fair value as shown below, which may be updated based on final appraisals, with the remainder allocated to goodwill which will be amortized over 40 years.

  The purchase price allocation, preliminary in nature and subject to change, is as follows (in millions):

     Existing book value of RFI...................................        $(2.5)
     Exclusion of RFI investments not acquired....................         (0.2)
     Exclusion of prepaid taxes not acquired......................         (0.2)
     Working capital adjustment, net..............................         (0.2)
     Elimination of historical intangible assets of RFI........... $(1.4)
     Goodwill created in the acquisition..........................  17.3
                                                                   -----
       Net adjustment to intangible assets........................         15.9
     Repayment of RFI note payable to former shareholders.........          5.8
                                                                          -----
         Total Purchase Price.....................................        $18.6
                                                                          =====

                           PACER INTERNATIONAL, INC.

(d) Reflects the following (in millions):

     Pay down of debt by Rail Van out of working capital to reflect the maximum amount of debt assumed under the purchase agreement....... $(6.0)
     Accounts receivable elimination on net sales between us and Rail
      Van...............................................................  (1.2)
                                                                         -----
                                                                         $(7.2)
                                                                         =====

(e) Reflects the elimination of RFI prepaid taxes not acquired (see note c above) (in millions)........................................ $(0.2)
                                                                        =====

(f) Though we have not completed an appraisal of the property and equipment, we believe net book value approximates fair value (in millions):

     Property and equipment
       RFI............................................................... $(3.9)
       Rail Van..........................................................  (3.4)
                                                                          -----
                                                                          $(7.3)
                                                                          =====
     Accumulated depreciation
       RFI............................................................... $ 3.9
       Rail Van..........................................................   3.4
                                                                          -----
                                                                          $ 7.3
                                                                          =====

(g) Reflects the following (in millions):

     Goodwill created in Rail Van acquisition (see note b above)....... $69.7
     Goodwill created in RFI acquisition (see note c above)............  17.3
     Elimination of historical intangible asset of RFI (see note c above)...........................................................  (1.4)
                                                                        -----
                                                                        $85.6
                                                                        =====

(h) Reflects the following (in millions):

     Capitalization of term loan fees relating to the amendment to our bank credit agreement executed in connection with the Rail Van acquisition....................................................... $ 0.8
     Elimination of RFI investments not acquired (see note (c) above)...  (0.2)
                                                                         -----
                                                                         $ 0.6
                                                                         =====

(i) Reflects the following (in millions):

     Pay down of debt by Rail Van out of working capital to reflect the maximum amount of debt assumed under the purchase
      agreement:
     Accounts receivable (see note d above).......................... $ (6.0)
     Accounts payable (see note j below).............................   (5.5)
     Refinancing of remaining Rail Van bank debt under our revolving credit facility................................................  (11.0)
                                                                      ------
                                                                      $(22.5)
                                                                      ======

                           PACER INTERNATIONAL, INC.

(j) Reflects the following (in millions):

     Pay down of debt by Rail Van out of working capital to reflect the maximum amount of debt assumed under the purchase agreement .......  $5.5
     Elimination of accounts payable on net sales between us and Rail
      Van................................................................  (1.3)
     Reversal of Rail Van accrued dividends in accordance with the purchase agreement.................................................  (0.4)
     Working capital adjustment on RFI acquisition (see note (c) above)..   0.2
     Accrual of acquisition fees for the purchase of RFI.................   0.6
                                                                           ----
                                                                           $4.6
                                                                           ====

(k) Reflects the following (in millions):

   Elimination of historical RFI additional paid-in capital............ $(0.6)
   Common stock issued as part of the purchase price of Rail Van (see
    note (b) above)....................................................   7.0
                                                                        -----
                                                                        $ 6.4
                                                                        =====

(l) Reflects the following (in millions):

   Elimination of historical retained earnings of Rail Van............. $(6.4)
   Reversal of Rail Van accrued dividends in accordance with the
    purchase agreement.................................................   0.4
   Elimination of historical accumulated deficit of RFI................   3.1
                                                                        -----
                                                                        $(2.9)
                                                                        =====

(m) Reflects the issuance in this offering of    shares of our common stock at
    an assumed initial public offering price of $   per share, which is the
    mid point of the range set forth on the cover page of this prospectus. The application of the proceeds are set forth below (in millions):

     Gross proceeds.................................................... $150.0
                                                                        ======
     Fees and expenses associated with the offering, including
      underwriting commissions......................................... $ 13.5
     Repayment of term loans...........................................   40.0
     Repayment of revolving credit facility............................   69.0
                                                                        ------
       Total uses......................................................  122.5
                                                                        ======
       Net increase in cash............................................ $ 27.5
                                                                        ======

  The proceeds from the IPO are recorded in paid-in capital net of the fees and expenses above.

(n) Reflects the write-off of capitalized loan fees associated with the repayment of term loan with proceeds from this offering (see note n)
    (in millions):......................................................  $(0.8)
                                                                          =====

   The capitalized loan fees will be written off in the quarter in which the offering is consummated and the term loan repaid.

                           PACER INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999

                                 Pacer                                   Pacer
                          International, Inc.                     International, Inc.   Effects of          Pacer
                          Pro Forma Balances         2000            and Completed    Initial Public International, Inc.
                                  (a)         Acquisitions (b)(g)    Acquisitions        Offering    Pro Forma Balances
                          ------------------- ------------------- ------------------- -------------- -------------------
                                                     (in millions, except per share amounts)
Gross revenues..........       $1,078.1             $713.4             $1,791.5           $  --           $1,791.5
Cost of purchased
 transportation and
 services...............          849.6              636.5              1,486.1              --            1,486.1
                               --------             ------             --------           ------          --------
  Net revenues..........          228.5               76.9                305.4              --              305.4
Operating expenses
  Direct operating
   expenses.............           76.8                --                  76.8              --               76.8
  Selling, general and
   administrative
   expenses.............           79.8               57.5                137.3              --              137.3
  Depreciation and
   amortization.........            9.9                6.0                 15.9              --               15.9
                               --------             ------             --------           ------          --------
    Total operating
     expenses...........          166.5               63.5                230.0              --              230.0
Income from operations..           62.0               13.4                 75.4              --               75.4
Interest expense
 (income), net..........           31.0               11.4                 42.4            (11.5)(c)          30.9
Other (income) expense,
 net....................            --                (0.3)                (0.3)             --               (0.3)
                               --------             ------             --------           ------          --------
Income before income
 taxes and minority
 interest...............           31.0                2.3                 33.3             11.5              44.8
Income tax expense......           12.2                1.0                 13.2              4.6 (d)          17.8
                               --------             ------             --------           ------          --------
Income before minority
 interest...............           18.8                1.3                 20.1              6.9              27.0
Minority interest.......            1.9                --                   1.9              --                1.9
                               --------             ------             --------           ------          --------
Net income..............       $   16.9             $  1.3             $   18.2           $  6.9          $   25.1
                               ========             ======             ========           ======          ========

Earnings per share (e):

    Basic........................................................... $
    Pro forma weighted average shares outstanding...................
    Diluted......................................................... $
    Pro forma weighted average shares outstanding...................

  See accompanying notes to the Unaudited Pro Forma Consolidated Statements of
                                   Operations

                           PACER INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 22, 2000

                                 Pacer
                          International, Inc.                     Pacer                              Pacer
                             Consolidated         2000     International, Inc.   Effects of   International, Inc.
                          Historical Balances Acquisitions    and Completed    Initial Public  Consolidated Pro
                                  (f)            (b)(g)       Acquisitions        Offering      Forma Balances
                          ------------------- ------------ ------------------- -------------- -------------------
                                                  (in millions, except per share amounts)
Gross revenues..........        $916.5           $495.4         $1,411.9           $ --            $1,411.9
Cost of purchased
 transportation and
 services...............         718.7            443.5          1,162.2             --             1,162.2
                                ------           ------         --------           -----           --------
  Net revenues..........         197.8             51.9            249.7             --               249.7
Operating expenses
  Direct operating
   expenses.............          60.1              --              60.1             --                60.1
  Selling, general and
   administrative
   expenses.............          73.1             45.0            118.1             --               118.1
  Depreciation and
   amortization.........           8.2              4.2             12.4             --                12.4
                                ------           ------         --------           -----           --------
    Total operating
     expenses...........         141.4             49.2            190.6             --               190.6
Income from operations..          56.4              2.7             59.1             --                59.1
Interest expense
 (income), net..........          24.3              7.2             31.5            (8.3)(c)           23.2
Other (income) expense,
 net....................           --              (0.1)            (0.1)            --                (0.1)
                                ------           ------         --------           -----           --------
Income (loss) before
 income taxes and
 minority interest......          32.1             (4.4)            27.7             8.3               36.0
Income tax expense
 (benefit)..............          13.6             (1.7)            11.9             3.3 (d)           15.2
                                ------           ------         --------           -----           --------
Income (loss) before
 minority interest......          18.5             (2.7)            15.8             5.0               20.8
Minority interest.......           1.2              --               1.2             --                 1.2
                                ------           ------         --------           -----           --------
Net income (loss).......        $ 17.3           $ (2.7)        $   14.6           $ 5.0           $   19.6
                                ======           ======         ========           =====           ========

Earnings per share (e):

    Basic................................................................ $
    Pro forma weighted average shares outstanding........................
    Diluted.............................................................. $
    Pro forma weighted average shares outstanding........................

  See accompanying notes to the Unaudited Pro Forma Consolidated Statements of
                                   Operations

                           PACER INTERNATIONAL, INC.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a) Our recapitalization and acquisition of Pacer Logistics, financed primarily with the issuance of $150.0 million in senior subordinated notes, $135.0 million in term loans, $133.0 million in issued, rolled or exchanged equity and $39.7 million in net proceeds from the sale and leaseback of 199 railcars purchased in 1998, resulted in affiliates of Apollo Management, LP holding 89.9%, APL Limited holding 7.2% and two other entities holding 2.9% of our outstanding common stock as of May 28, 1999.

  On May 28, 1999, we acquired the common stock of Pacer Logistics (formerly known as Pacer International, Inc.), a privately-held third party logistics provider pursuant to a stock purchase agreement, dated as of March 15, 1999 between APL Limited (the former parent) and Coyote Acquisition LLC (a transitory subsidiary which was merged with and into Pacer Logistics, Inc.).

  We paid approximately $137.5 million for the acquisition of Pacer Logistics, which included acquisition fees of $2.9 million and assumed indebtedness of $62.6 million. The acquisition of Pacer Logistics has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The aggregate purchase price has been allocated to the underlying assets and liabilities based upon fair values, with the remainder allocated to goodwill which is being amortized over 40 years. We determined a 40-year amortization period was appropriate after considering that there are no legal, regulatory or contractual provisions associated with the retail segment that may limit the useful life of the goodwill, the services provided by the retail segment are not subject to obsolescence, we are not aware of any expected actions of competitors and others that may restrict the retail segment's ability to successfully compete in the industry and the predecessor company of the retail segment has successfully operated since 1928. The results of operations for the acquired business are included in our consolidated financial statements beginning May 28, 1999. The financial information set forth under Pacer International, Inc. pro forma balances for the year ended December 31, 1999 are reconciled as follows (in millions):

                                      Pacer             Pacer
                               International, Inc. Logistics, Inc.                                 Pacer
                               Historical Balances   Historical    Keystone  Pro Forma      International, Inc.
                                       (1)          Balances (2)     (3)    Adjustments     Pro Forma Balances
                               ------------------- --------------- -------- -----------     -------------------
     Gross revenues..........        $927.7            $151.7       $ 6.3      $(7.6)(4)(5)      $1,078.1
     Cost of purchased
      transportation and
      services...............         735.4             127.1         5.4      (18.3)(6)            849.6
                                     ------            ------       -----      -----             --------
      Net revenues...........         192.3              24.6         0.9       10.7                228.5
     Operating expenses
      Direct operating
       expenses..............          76.8               --                                         76.8
      Selling, general and
       administrative
       expenses..............          58.9              17.9         0.5        2.5 (7)             79.8
      Depreciation and
       amortization..........           8.6               1.3         --         --  (8)              9.9
                                     ------            ------       -----      -----             --------
      Total operating
       expenses..............         144.3              19.2         0.5        2.5                166.5
     Income from operations..          48.0               5.4         0.4        8.2                 62.0
     Interest expense
      (income), net..........          18.6               2.0        (0.1)      10.5 (9)             31.0
                                     ------            ------       -----      -----             --------
     Income before income
      taxes and minority
      interest...............          29.4               3.4         0.5       (2.3)                31.0
     Income tax expense
      (benefit)..............          11.7               1.5         --        (1.0)(10)            12.2
                                     ------            ------       -----      -----             --------
     Net income before
      minority interest......          17.7               1.9         0.5       (1.3)                18.8
     Minority interest.......           1.1               --          --         0.8 (11)             1.9
                                     ------            ------       -----      -----             --------
     Net income (loss).......        $ 16.6            $  1.9       $ 0.5      $(2.1)            $   16.9
                                     ======            ======       =====      =====             ========

    --------
    (1) For the year ended December 31, 1999 amounts were derived from our historical audited statement of operations included elsewhere in this prospectus. The audited results include the results of Pacer International, Inc. and Pacer Logistics, Inc. since its acquisition on May 28, 1999.

                           PACER INTERNATIONAL, INC.

                         NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS--(Continued)


    (2) Represents amounts derived from the historical consolidated statement of operations of Pacer Logistics, Inc. for the period January 1, 1999 to the May 28, 1999 acquisition date.

    (3) On April 20, 1999, Pacer Logistics acquired certain assets of Keystone Terminals, Inc. (DE) and Keystone Terminals, Inc. (NJ), collectively referred to as Keystone. The amounts above reflect the unaudited historical combined results of operations for the period January 1, 1999 to the acquisition date.

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
     (4) Elimination of intercompany revenues and costs between
         Pacer International and Pacer Logistics (in millions):...     $(10.3)
                                                                       ======
     (5) Incremental management fee charged to APL Limited for the period January 1, 1999 to May 28, 1999 for services
         rendered in connection with the Stacktrain Services
         Agreement (in millions):.................................     $  2.7
                                                                       ------

    (6) As an integral part of our acquisition of Pacer Logistics, we reached an agreement with CSX Intermodal, Inc., which effectively provides us with $8 million in annual rate reductions in purchased transportation costs. This amount, together with the elimination of the $10.3 million intercompany costs discussed in Note (4) above results in an adjustment to Cost of Purchased Transportation of $18.3 million.

    (7) Reflects the following selling, general and administrative adjustments (in millions):

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
       Lease expense associated with the sale and leaseback
        transaction(i)............................................     $ 1.4
       Elimination of historical information technology expenses
        allocated to Pacer International by APL Limited...........      (3.0)
       Cost to outsource information technology services in
        accordance with the Information Technology Outsourcing and
        License Agreement entered into in connection with our
        recapitalization..........................................       4.0
       Adjustment for Keystone contractual reduction in former
        owners salary and benefits................................      (0.1)
       Incremental management fee charged to Pacer International
        by Apollo Management in accordance with the new management agreement entered into in connection with our
        recapitalization..........................................       0.2
                                                                       -----
                                                                       $ 2.5
                                                                       =====

          --------
      (i) In 1998, we purchased $39.7 million of railroad cars. In connection with our recapitalization and the acquisition of Pacer Logistics, we executed a sale and leaseback transaction for these railcars.

                           PACER INTERNATIONAL, INC.

                         NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS--(Continued)


    (8) Reflects the following depreciation and amortization adjustments (in millions):

                                                                    Year Ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
       Elimination of historical railcar depreciation expense
        (see note 7 above).......................................     $(0.4)
       Estimated goodwill amortization as if the acquisition of
        Keystone had occurred on January 1, 1999, amortized over
        40 years.................................................       0.1
       Elimination of Pacer Logistics historical goodwill
        amortization.............................................      (0.8)
       Elimination of Keystone historical goodwill amortization..      (0.1)
       Incremental goodwill amortization for the period January
        1, 1999 to the May 28, 1999 acquisition date.............       1.2
                                                                      -----
                                                                      $ --
                                                                      =====

    (9)  Reflects the following (in millions):

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
       Elimination of historical Pacer Logistics interest expense and the amortization of debt issuance costs related to
        debt repaid in connection with the acquisition of Pacer
        Logistics.................................................     $(2.0)
       Elimination of pro forma Pacer Logistics interest expense..      (0.2)
       Incremental interest expense for the period January 1, 1999 to May 28, 1999 on our $135 million term loan at an
        assumed interest rate of 8%...............................       4.5
       Incremental interest expense for the period January 1, 1999 to May 28, 1999 on our $150 million senior subordinated
        notes at an interest rate of 11 3/4%......................       7.3
       Amortization of debt issuance costs of $8.2 million
        associated with our bank credit facilities and the notes
        over the life of the related debt.........................       0.7
       Interest expense that Pacer Logistics would have incurred
        had the Keystone acquisition occurred on January 1, 1999,
        based on Pacer Logistics' historical average interest rate of 8.16% for the period January 1, 1999 to April 20,
        1999......................................................       0.2
                                                                       -----
                                                                       $10.5
                                                                       =====

    (10) Reflects a benefit for income taxes which would have been recorded, based on the statutory federal and state tax rate net of state taxes, as Keystone was previously taxed as a Subchapter S Corporation.

    (11) In connection with the acquisition of Pacer Logistics, members of management received Pacer Logistics exchangeable preferred stock calling for an annual 7.5% paid-in-kind dividend. The adjustment represents five months of the annual charge, with the remainder being included in the historical results.

(b) During 2000, we have completed four acquisitions as follows: on January 13, 2000, we acquired substantially all of the assets and assumed certain liabilities of Conex Global Logistics Services, Inc., MSL Transportation Group, Inc., and Jupiter Freight, Inc. (collectively "Conex"); on August 31, 2000, we acquired the stock of GTS Transportation Services, Inc. ("GTS"); on October 31, 2000, we acquired the stock of RFI Group, Inc. ("RFI"); and on December 22, 2000, we acquired the stock of Rail Van, Inc. ("Rail Van"). The first table below presents information derived from the audited historical statement of

                           PACER INTERNATIONAL, INC.

                         NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS--(Continued)

   operations of Rail Van, Conex and RFI for the year ended December 31, 1999, and the unaudited GTS historical statement of operations for the year ended December 31, 1999 along with the applicable pro forma adjustments. The second table below presents information derived from the unaudited historical statement of operations of GTS from January 1, 2000 to date of acquisition on August 31, 2000, and of Rail Van and RFI for the nine months ended September 30, 2000, along with the applicable pro forma adjustments. No adjustment to the historical nine months data was made for the Conex results from January 1, 2000 until January 13, 2000 due to immateriality.

     For the year ended December 31, 1999 (in millions):

                                                                              Completed
                                                             Pro Forma           2000
                             Rail Van Conex   GTS    RFI    Adjustments      Acquisitions
                             -------- -----  -----  ------  -----------      ------------
   Gross revenues..........   $513.1  $43.4  $87.0  $112.1    $(42.2)(1)        $713.4
   Cost of purchased
    transportation and
    services...............    474.5   30.3   78.1    96.1     (42.5)(1)(2)      636.5
                              ------  -----  -----  ------    ------            ------
    Net revenues...........     38.6   13.1    8.9    16.0       0.3              76.9
   Operating expenses:
    Selling, general and
     administrative
     expenses..............     33.0    6.8    5.2    13.5      (1.0)(3)          57.5
    Depreciation and
     amortization..........      0.9    1.2    --      0.7       3.2 (4)           6.0
                              ------  -----  -----  ------    ------            ------
    Total operating
     expenses..............     33.9    8.0    5.2    14.2       2.2              63.5
   Income from operations..      4.7    5.1    3.7     1.8      (1.9)             13.4
   Interest expense
    (income), net..........      0.8    --    (0.2)    0.6      10.2 (5)          11.4
   Other (income) expenses,
    net....................     (0.1)  (1.2)   --      --        1.0 (6)          (0.3)
                              ------  -----  -----  ------    ------            ------
   Income (loss) before
    income taxes...........      4.0    6.3    3.9     1.2     (13.1)              2.3
   Income taxes (benefit)..      --     --     --     (0.3)      1.3 (7)           1.0
                              ------  -----  -----  ------    ------            ------
   Net income (loss).......   $  4.0  $ 6.3  $ 3.9  $  1.5    $(14.4)           $  1.3
                              ======  =====  =====  ======    ======            ======

     For the nine months ended September 22, 2000 (in millions):

                                                                      Completed
                                                        Pro Forma        2000
                                 Rail Van  GTS    RFI  Adjustments   Acquisitions
                                 -------- -----  ----- -----------   ------------
   Gross revenues..............   $364.4  $64.9  $81.7   $(15.6)(1)     $495.4
   Cost of purchased
    transportation and
    services...................    332.5   57.1   69.5    (15.6)(1)      443.5
                                  ------  -----  -----   ------         ------
    Net revenues...............     31.9    7.8   12.2      --            51.9
   Operating expenses:
    Selling, general and
     administrative expenses...     30.2    4.9   10.8     (0.9)(3)       45.0
    Depreciation and
     amortization..............      1.4    0.1    0.7      2.0 (4)        4.2
                                  ------  -----  -----   ------         ------
    Total operating expenses...     31.6    5.0   11.5      1.1           49.2
   Income from operations......      0.3    2.8    0.7     (1.1)           2.7
   Interest expense (income),
    net........................      0.9   (0.1)   0.5      5.9 (5)        7.2
   Other (income) expenses,
    net........................     (0.1)   --     --       --            (0.1)
                                  ------  -----  -----   ------         ------
   Income (loss) before income
    taxes......................     (0.5)   2.9    0.2     (7.0)          (4.4)
   Income tax benefit..........      --     --     --      (1.7)(7)       (1.7)
                                  ------  -----  -----   ------         ------
   Net income (loss)...........   $ (0.5) $ 2.9  $ 0.2   $ (5.3)        $ (2.7)
                                  ======  =====  =====   ======         ======

                           PACER INTERNATIONAL, INC.

                         NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS--(Continued)


    (1) Reflects the following (in millions):

                                                                 Nine Months
                                                    Year Ended      Ended
                                                   December 31, September 22,
                                                       1999         2000
                                                   ------------ -------------
       Elimination of intercompany revenues and
        costs on net sales between us and Rail
        Van.......................................    $(41.7)      $(15.6)
       Elimination of intercompany revenues and
        costs on net sales between us and Conex...      (0.6)         --
       Reimbursement of Rail Terminal Services
        expenses in accordance with the Conex
        asset purchase agreement..................       0.1          --
                                                      ------       ------
                                                      $(42.2)      $(15.6)
                                                      ======       ======

    (2) As part of the acquisition of Conex assets, the former owners' salaries and benefits were contractually reduced in the aggregate for the year ended December 31, 1999, with 80% of the adjustment recorded as an adjustment to cost of purchased transportation and services and the remaining 20% recorded as an adjustment to selling, general and administrative to conform to the historical presentation of such costs. In millions:

                                                                  Year Ended
                                                                 December 31,
                                                                     1999
                                                                 ------------
       Elimination of 80% historical owners salaries, personal
        expenses paid by Conex and other benefits...............    $(0.6)
       Recording of 80% of Conex salaries to be paid in
        accordance with the compensation agreements.............      0.3
                                                                    -----
                                                                    $(0.3)
                                                                    =====

                           PACER INTERNATIONAL, INC.

     NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS--
                                  (Continued)


    (3) Reflects the following (in millions):

                                                                   Nine Months
                                                      Year Ended      Ended
                                                     December 31, September 22,
                                                         1999         2000
                                                     ------------ -------------
       Elimination of historical expense for leased
        aircraft contractually terminated under the
        purchase agreement with Rail Van, net of
        additional costs of commercial travel......     $(0.7)        $(0.9)
       Transfer of auto lease expenses to the
        former owners' as contractually required
        under the Rail Van purchase agreement......      (0.1)         (0.1)
       Elimination of 20% historical owners
        salaries, personal expenses paid by Conex
        and other benefits (see note 2 above)......      (0.1)          --
       Recording of 20% of Conex salaries to be
        paid in accordance with the compensation
        agreements (see note 2 above)..............       0.1           --
       Elimination of Conex aircraft expenses
        associated with operating an aircraft that
        was not acquired, net of additional costs
        of commercial flights......................      (0.2)          --
       Elimination of historical GTS owners
        salaries contractually reduced in the
        acquisition................................      (0.3)         (0.2)
       Inclusion of GTS salaries to be paid in
        accordance with agreements executed in
        connection with the acquisition............       0.4           0.3
       Elimination of loss from RFI investment in
        BFR not acquired...........................      (0.1)          --
                                                        -----         -----
                                                        $(1.0)        $(0.9)
                                                        =====         =====

    (4) Reflects the following (in millions):

                                                                    Nine Months
                                                       Year Ended      Ended
                                                      December 31, September 22,
                                                          1999         2000
                                                      ------------ -------------
       Amortization of goodwill ($32.0 million)
        related to the Conex acquisition............      $0.8         $--
       Amortization of goodwill ($21.2 million)
        related to the GTS acquisition..............       0.5          0.4
       Amortization of goodwill ($17.3 million)
        related to the RFI acquisition..............       0.4          0.3
       Amortization of goodwill ($69.7 million)
        related to the Rail Van acquisition.........       1.8          1.4
       Elimination of Conex historical depreciation
        for buildings and aircraft not acquired, net
        of rental expense of $0.7 million to be paid
        to utilize buildings not acquired...........      (0.2)         --
       Elimination of RFI historical goodwill
        amortization................................      (0.1)        (0.1)
                                                          ----         ----
                                                          $3.2         $2.0
                                                          ====         ====

      We determined a 40-year amortization period for each of the acquisitions was appropriate after considering that there are no legal, regulatory or contractual provisions associated with the acquired company that may limit the useful life of the goodwill associated with that acquisition, the services provided by the acquired company are not subject to obsolescence, we are not aware of any expected actions of competitors and others that may restrict the acquired company's ability

                           PACER INTERNATIONAL, INC.

     NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS--
                                  (Continued)

      to successfully compete in the industry, and each acquired company has been successfully operated for many years, since 1969 in the case of both RFI and Rail Van, since 1977 in the case of Conex and since 1981 in the case of GTS.

    (5) Reflects the inclusion of interest expense associated with (i) the term loan of $40.0 million to partially fund the acquisition of Rail Van at an assumed interest rate of 9.5%, (ii) $41.0 million, $15.0 million, $10.0 million and $18.0 million incurred under our revolving credit facility to fund the acquisition of Rail Van (including the refinancing of existing debt), Conex, GTS and RFI at an assumed interest rate of 9.0%, and (iii) a $5.0 million note payable to former shareholders of Conex at an interest rate of 8.0%. Also reflects the elimination of existing Rail Van, RFI and Conex interest expense for the periods presented (in millions):

                                                                  Nine Months
                                                     Year Ended      Ended
                                                    December 31, September 22,
                                                        1999         2000
                                                    ------------ -------------
       Conex related interest expense..............    $ 1.4         $ --
       GTS related interest expense................      0.9           0.6
       RFI related interest expense................      1.6           1.2
       Rail Van related interest expense...........      7.4           5.6
       Elimination of historical Rail Van existing
        interest expense...........................     (0.8)         (1.0)
       Elimination of historical RFI existing
        interest expense...........................     (0.6)         (0.5)
       Elimination of historical Conex existing
        interest expense...........................     (0.1)          --
       Conex Note..................................      0.4           --
                                                       -----         -----
                                                       $10.2         $ 5.9
                                                       =====         =====

      A 1/8% change in interest rates would affect pro forma interest expense associated with our pro forma variable interest rate debt by approximately $0.2 million annually.

                                                                  Year Ended
                                                                 December 31,
                                                                     1999
                                                                 ------------
     (6) Reflects the elimination of gain on sale of Conex
         assets not acquired....................................     $1.0
                                                                     ====

    (7) Reflects a provision (benefit) for income taxes which would have been recorded, based on the statutory federal and state tax rate net of state taxes, had the acquisitions occurred on January 1, 1999 and elimination of previously recorded RFI historical tax benefit not realizable by Pacer. Rail Van, Conex and GTS were previously taxed as Subchapter S Corporations.

(c) Reflects the following (in millions):

                                               Nine Months
                                  Year Ended      Ended
                                 December 31, September 22,
                                     1999         2000
                                 ------------ -------------
     Elimination of interest
      expense related to:
       Term loan repaid with
        proceeds from the IPO..     $ (3.8)       $(2.9)
       Revolving credit
        facility repaid........       (7.7)        (5.4)
                                    ------        -----
                                    $(11.5)       $(8.3)
                                    ======        =====

(d) Reflects a provision for income taxes which would have been recorded, based on the statutory federal and state tax rate net of state taxes.

                           PACER INTERNATIONAL, INC.

                         NOTES TO UNAUDITED PRO FORMA
              CONSOLIDATED STATEMENTS OF OPERATIONS--(Continued)


(e) Calculation of pro forma weighted average shares outstanding: The
    calculation for each period are prior to the stock split of   to 1 shares.

                                                                  Nine Months
                                                     Year Ended      Ended
                                                    December 31, September 22,
                                                        1999         2000
                                                    ------------ -------------
     Basic:
       Shares issued in our recapitalization.......  10,440,000   10,440,000
       Shares issued in the acquisition of Conex...     300,000      300,000
       Shares issued in the acquisition of Rail
        Van........................................     280,000      280,000
       Shares issued upon exercise of options......     317,373      317,373
       Shares issued in the IPO....................
                                                     ----------   ----------
         Total.....................................
                                                     ==========   ==========
     Diluted:
       Shares issued in our recapitalization.......  10,440,000   10,440,000
       Shares issued in the acquisition of Conex...     300,000      300,000
       Shares issued in the acquisition of Rail
        Van........................................     280,000      280,000
       Shares issued upon exercise of options......     317,373      317,373
       Exchangeable preferred stock converted to
        common.....................................   2,234,844    2,234,844
       Shares issued in the IPO....................
       Dilutive effect of stock options............
                                                     ----------   ----------
         Total.....................................
                                                     ==========   ==========

(f) For the nine months ended September 22, 2000, amounts were derived from our unaudited statement of operations included elsewhere in this prospectus and includes the results of Conex assets since the date of acquisition on January 13, 2000. Due to the amounts being immaterial no adjustment has been made in the 2000 pro formas for the period prior to acquisition.

(g) The above pro forma financial statements exclude the effects of certain estimated operating cost reductions related to the acquisition of Rail Van as the inclusion of these reductions are not permitted under applicable SEC rules. We estimate that these operating cost reductions would have been $3.1 million for the year ended December 31, 1999 and $2.4 million for the nine months ended September 22, 2000 assuming such cost reductions had been realized at the beginning of the periods presented. A summary of these estimated cost reductions is presented below:

                                                                  Nine months
                                                     Year ended      ended
                                                    December 31, September 22,
                                                        1999         2000
                                                    ------------ -------------
     Consolidation of certain highway and
      intermodal operations........................    $ 2.1         $ 1.7
     Consolidation of (a) the accounting
      departments and (b) the sales departments....      1.0           0.7
     Rationalization of certain IT software
      license, maintenance and development fees....      0.3           0.2
                                                       -----         -----
     Total estimated net operating cost
      reductions...................................      3.4           2.6
     Equalization of benefit plans.................     (0.3)         (0.2)
                                                       -----         -----
     Net operating cost reductions.................    $ 3.1         $ 2.4
                                                       =====         =====

                           PACER INTERNATIONAL, INC.

     NOTES TO UNAUDITED PRO FORMA CONSOLIDATION STATEMENTS OF OPERATIONS--
                                  (Continued)


    The consolidation synergies primarily consist of headcount reductions and termination of lease agreements. We believe the above mentioned initiatives once commenced will take up to one year to complete and will require $3.3 million of one time costs, principally severance costs, and $1.5 million of capital expenditures. We also believe that the acquisition of Rail Van will result in certain net revenue synergies, principally increased revenues resulting from improved asset utilization across our customer base, as well as additional operating cost reductions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis together with our financial statements, including the notes and the other financial information appearing in the back of this prospectus. Due to our limited operating history, acquisitions and rapid growth, period-to-period comparisons of financial data are not necessarily indicative, and you should not rely upon them as an indicator of our future performance. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see "Special Note Regarding Forward-Looking Statements."

Overview

   As a non-asset based third-party logistics provider, we offer a broad array of logistics and other services to facilitate the movement of freight from origin to destination. We operate in two segments, the wholesale segment and the retail segment. The wholesale segment provides intermodal rail service in North America by selling intermodal service to shippers pursuant to agreements with intermodal rail trains. The retail segment provides trucking services, intermodal marketing, freight consolidation and handling, international freight forwarding and supply chain management services.

   Gross Revenues

   The wholesale segment's gross revenues are generated through fees charged to customers for the transportation of freight. The growth of these revenues is primarily driven by increases in volume of freight shipped, as overall rates have historically remained relatively constant. The average rate is impacted by product mix, rail lanes utilized and market conditions. Also included in gross revenues are rail car rental income and incentives paid by APL Limited and others for the repositioning of empty containers with domestic westbound loads.

   The retail segment's gross revenues are generated through fees charged for a broad portfolio of freight transportation services, including trucking services, intermodal marketing, freight consolidation and handling, international freight forwarding and supply chain management services. Overall gross revenues for the retail segment are driven through expanding our service offering and marketing our broad array of transportation services to our existing customer base and to new customers. Trucking services include truck brokerage, flatbed and specialized heavy-haul operations, and local trucking services. Gross revenues from truck brokerage are driven primarily through increased volume and outsourcing by companies of their transportation and logistics needs. Gross revenues from other trucking services, which primarily support intermodal marketing and provide specialized and local transportation services to customers through independent operators, are driven primarily through increased volume as well as length of haul and the rate per mile charged to the customer. Intermodal marketing involves arranging the movement of freight in containers and trailers utilizing truck and rail transportation. Increases in gross revenues from intermodal marketing are generated primarily from increased volumes, as rates are dependent upon product mix and transportation lane, which tend to remain relatively constant as customers' shipments tend to remain in similar lanes. Gross revenues for freight consolidation and handling, which includes the handling, consolidation/deconsolidation and storage of freight on behalf of the shipper, are driven by increased outsourcing and import volumes and by shipping lines on the West Coast who are increasingly using third-party containers, rather than their own, to move freight inland. Through our supply chain management services, we manage all aspects of the supply chain from inbound sourcing and delivery logistics through outbound shipment, handling, consolidation, deconsolidation, distribution, and just-in-time delivery of end products to our customers' customers. Gross revenues for supply chain management services are driven by increased outsourcing. As a result of our recent acquisitions of RFI and Rail Van, we also provide international freight forwarding services, which involves cross-border shipping execution for our customers. Gross revenues for international freight forwarding are driven by the globalization of trade.

   Cost of Purchased Transportation and Services/Net Revenues

   The wholesale segment's net revenues are the gross revenues earned from transportation rates charged to customers less the costs of purchased transportation and services. The cost of purchased transportation and services consists primarily of the amounts charged by railroads and local trucking companies. In addition, terminal and cargo handling services represent the variable expenses directly associated with handling freight at a terminal location. The cost of these services is variable in nature and is based on the volume of freight shipped.

   The retail segment's net revenues consist of the gross revenues earned from its third-party transportation services, less the cost of purchased transportation and services. Net revenues are driven by the mix of services provided with net revenues as a percentage of gross revenues varying significantly based on this mix. Purchased transportation and services consists of amounts paid to third parties to provide services, such as railroads, independent contractor truck drivers, freight terminal operators and dock workers. Third-party rail costs are charged through contracts with the railroads and are dependent upon product mix and traffic lanes. Sub-contracted or independent operators are paid based on a percentage of revenues, mileage or a fixed fee.

   Direct Operating Expenses

   Direct operating expenses are both fixed and variable expenses directly relating to the wholesale operations and consist of equipment lease and depreciation expense, equipment maintenance and repair, fixed terminal and cargo handling expenses and other direct variable expenses. Our fleet of leased equipment is maintained through a variety of short- and long-term leases, approximately 40% of which can be terminated without penalty on short notice. Increases to our equipment fleet will primarily be through additional leases as the growth of our business dictates. Equipment maintenance and repair consist of the costs related to the upkeep of the equipment fleet, which can be considered semi-variable in nature as a certain amount relates to the annual preventative maintenance costs in addition to amounts driven by fleet usage. Fixed terminal and cargo handling costs primarily relate to the fixed rent and storage expense charged to us by terminal operators and is expected to remain relatively fixed. Other variable expenses primarily include service credits from for-hire transportation providers, which effectively reduce our transportation costs.

   Selling, General and Administrative Expenses

   The wholesale segment's selling, general and administrative expenses prior to our 1999 recapitalization consisted of allocated APL Limited corporate and information technology expenses and direct administrative expenses, which primarily included payroll and fringe benefits and other overhead expenses. After May 28, 1999, the corporate administrative services previously provided by APL Limited have been incurred directly by the wholesale segment.

   The retail segment's selling, general and administrative expenses relate to the costs of customer acquisition, billing, customer service and salaries and related expenses of marketing, as well as the executive and administrative staff's compensation, office expenses and professional fees. The retail segment anticipates that it will incur increased overall selling related costs as it grows its operations, but that such costs will remain relatively consistent as a percentage of net revenues. The costs related to the retail segment's corporate functions, such as administration, finance, legal, human resources and facilities will likely increase as the business grows, but will likely decrease as a percentage of net revenues as the business grows.

Results of Operations

   The following discussion and analysis of financial condition and results of operations for the nine months ended September 17, 1999 and the year ended December 31, 1999 include the results of operations after our recapitalization and the acquisition of Pacer Logistics since their completion on May 28, 1999. All prior period results discussed represent the results of our wholesale business only. The results of operations and financial condition for the periods subsequent to our recapitalization and acquisition of Pacer Logistics are not necessarily comparable to prior periods.

   Nine Months Ended September 22, 2000 Compared to Nine Months Ended September 17, 1999

   Amounts for the retail segment for the 2000 period include the results of our acquisition of Conex assets and GTS (the "2000 acquisitions") since each respective date of acquisition. See Note 2 to our Condensed Consolidated Financial Statements.

                     Financial Data for 2000 Acquisitions
                     Nine Months ended September 22, 2000
                                 (in millions)

                                                               Conex GTS  Total
                                                               ----- ---- -----
Gross revenues................................................ $38.5 $7.8 $46.3
Purchased transportation......................................  27.1  7.0  34.1
                                                               ----- ---- -----
Net revenues..................................................  11.4  0.8  12.2
Selling, general & administrative expenses....................   6.3  0.4   6.7
Depreciation and amortization.................................   0.7  --    0.7
                                                               ----- ---- -----
Income from operations........................................ $ 4.4 $0.4 $ 4.8
                                                               ===== ==== =====

   Certain amounts in the "% Change" column for the retail segment in the table below are not comparable because the nine month 1999 amounts include only four months of retail segment data (since acquisition on May 28, 1999) and do not include Conex data acquired January 13, 2000 nor GTS data acquired August 31, 2000. Amounts for the retail segment for the 2000 period include the results of the Conex assets and GTS since acquisition unless specified otherwise. See Note 2 to our Condensed Consolidated Financial Statements.

   The following table sets forth our historical financial data for the nine months ended September 22, 2000 and September 17, 1999.

                Financial Data Comparison by Reportable Segment
          Nine Months Ended September 22, 2000 and September 17, 1999
                                 (in millions)

                                                2000    1999   Change  % Change
                                               ------  ------  ------  --------
Gross revenues
 Wholesale.................................... $594.7  $499.7  $ 95.0    19.0%
 Retail.......................................  348.4   134.2   214.2       *
 Inter-segment elimination....................  (26.6)   (9.4)  (17.2)      *
                                               ------  ------  ------    ----
  Total.......................................  916.5   624.5   292.0    46.8

Cost of purchased transportation and services
 Wholesale....................................  462.4   390.9    71.5    18.3
 Retail.......................................  282.9   112.5   170.4       *
 Inter-segment elimination....................  (26.6)   (9.4)  (17.2)      *
                                               ------  ------  ------    ----
  Total.......................................  718.7   494.0   224.7    45.5

Net revenues
 Wholesale....................................  132.3   108.8    23.5    21.6
 Retail.......................................   65.5    21.7    43.8       *
                                               ------  ------  ------    ----
  Total.......................................  197.8   130.5    67.3    51.6

Direct operating expenses
 Wholesale....................................   60.1    53.6     6.5    12.1
 Retail.......................................    --      --      --      --
                                               ------  ------  ------    ----
  Total.......................................   60.1    53.6     6.5    12.1

                                                     2000  1999  Change % Change
                                                     ----- ----- ------ --------
Selling, general & administrative expenses
 Wholesale.......................................... $28.0 $22.6  $5.4    23.9%
 Retail.............................................  45.1  14.5  30.6       *
                                                     ----- -----  ----   -----
  Total.............................................  73.1  37.1  36.0    97.0

Depreciation and amortization
 Wholesale..........................................   4.0   4.5  (0.5)  (11.1)
 Retail.............................................   4.2   1.4   2.8       *
                                                     ----- -----  ----   -----
  Total.............................................   8.2   5.9   2.3    38.9

Income from operations
 Wholesale..........................................  40.2  28.1  12.1    43.1
 Retail.............................................  16.2   5.8  10.4       *
                                                     ----- -----  ----   -----
  Total.............................................  56.4  33.9  22.5    66.4
Interest (income) expense, net......................  24.3   9.6  14.7   153.1
Income tax expense..................................  13.6   9.5   4.1    43.2
Minority interest...................................   1.2   0.6   0.6   100.0
Net income.......................................... $17.3 $14.2  $3.1    21.8%

--------
   *Not comparable.

   Gross Revenues. Gross revenues increased $292.0 million, or 46.8%, for the nine month period ended September 22, 2000 compared to the nine month period ended September 17, 1999. Approximately $167.9 million, or 57.5%, of the increase was due to the acquisition of the retail segment (excluding the 2000 acquisitions) and $46.3 million, or 15.9%, of the increase was due to the 2000 acquisitions. The wholesale segment increase of $95.0 million was due primarily to an $81.8 million, or 17.4%, increase in freight revenues driven by an overall container volume increase of 80,494 containers or 18.2%. The volume increase was due to increased customer demand coupled with the addition of 1,500 53-foot containers during the fourth quarter of 1999 and 2,625 containers during the first nine months of 2000. This volume increase was partially offset by a 0.7% reduction in the average freight revenue per container resulting primarily from mix changes. A 3% fuel surcharge implemented on domestic traffic during the second quarter of 2000 to defray rail fuel cost increases mitigated the revenue per container reduction. Automotive and international volumes continued strong for the 2000 period exceeding the 1999 period by 44% and 45%, respectively. Other wholesale segment revenues increased approximately $13.2 million due primarily to increased railcar rental income in the 2000 period resulting from the registration and marking of our rail cars for participation in the Association of American Railroad interchange rules and income collection procedures which allowed us to collect rail car rental income without entering into separate agreements with each user, increased container per diem revenue generated by the additional containers received in the fourth quarter of 1999 and the first nine months of 2000 coupled with higher traffic volumes, and the management fees associated with the 1999 Wholesale Services Agreement with APL Limited entered into effective May 28, 1999.

   Net Revenues. Net revenues increased $67.3 million, or 51.6%, for the 2000 period compared to the 1999 period. The acquisition of the retail segment (excluding the 2000 acquisitions) accounted for $31.6 million, or 47.0%, of the increase, the 2000 acquisitions accounted for $12.2 million, or 18.1%, of the increase and the wholesale segment accounted for the remaining $23.5 million of the increase. The wholesale segment's cost of purchased transportation increased $71.5 million, or 18.3%, on container volume increases of 18.2% discussed above. The wholesale segment gross margin increased to 22.2% in the 2000 period from 21.8% in the 1999 period due primarily to increased railcar rental income and to improved train blocking and loading procedures implemented as a result of the Intermodal Transportation Agreement with CSX Intermodal, Inc. entered into effective January 1, 2000, which reduced drayage costs. These gross margin improvements were partially offset by the significant traffic increase in the lower yielding international business line.

   Direct Operating Expenses. Direct operating expenses, which are only incurred by the wholesale segment, increased $6.5 million, or 12.1%, in the 2000 period compared to the 1999 period. The increase was due to increased equipment lease and maintenance expenses of approximately $6.5 million as a result of the expansion of the fleet of containers and chassis.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $36.0 million, or 97.0%, in the 2000 period compared to the 1999 period. The retail segment (excluding the 2000 acquisitions) accounted for $23.9 million, or 66.4%, of the increase, the 2000 acquisitions accounted for an additional $6.7 million, or 18.6%, of the increase and the wholesale segment accounted for $5.4 million, or 15.0%, of the increase. The increase in wholesale segment costs was due primarily to higher information technology costs provided under contract with APL Limited as well as increased headcount since the 1999 period associated with completing the organizational changeover from APL Limited to Pacer since May 1999.

   Depreciation and Amortization. Depreciation and amortization expenses increased $2.3 million, or 38.9%, for the 2000 period compared to the 1999 period. The retail segment, including $0.7 million related to the 2000 acquisitions, accounted for $2.8 million of the increase in this category. The wholesale segment decrease of $0.5 million was due primarily to reduced depreciation expense associated with the sale and leaseback of 199 railcars on May 28, 1999. Depreciation expense was $4.8 million and $4.5 million and amortization expense was $3.4 million and $1.4 million for the 2000 period and 1999 period, respectively. The increase in amortization was due to the amortization of goodwill associated with the acquisition of the retail segment on May 28, 1999 as well as the 2000 acquisitions.

   Income From Operations. Income from operations increased $22.5 million, or 66.4%, from $33.9 million in the 1999 period to $56.4 million in the 2000 period. The acquisition of the retail segment (excluding the 2000 acquisitions) accounted for $5.6 million of the increase, the 2000 acquisitions accounted for $4.8 million of the increase and the wholesale segment accounted for $12.1 million of the increase. The wholesale segment increase was due primarily to the 18.2% increase in container volumes for the 2000 period and related higher railcar rental income and container per diem income.

   Interest Expense. Interest expense increased by $14.7 million for the 2000 period compared to the 1999 period due to the issuance of $150.0 million of senior subordinated notes and borrowing $135.0 million under the term loan portion of the credit agreement on May 28, 1999 to fund our recapitalization and the acquisition of the retail segment. In addition, we borrowed $10.0 million from the revolving credit facility to fund the acquisition of GTS on August 31, 2000 and borrowed $15.0 million from the revolving credit facility and issued a $5.0 million 8% subordinated note to Conex shareholders to fund the acquisition of the Conex assets on January 13, 2000. Amounts for the 1999 period were restated to reflect an adjustment to the inter-segment interest calculation between the wholesale and retail segments which favorably impacted the wholesale segment and adversely impacted the retail segment but had no impact on consolidated results.

   Income Tax Expense. Income tax expense increased by $4.1 million from $9.5 million in the 1999 period to $13.6 million in the 2000 period due to higher pre-tax income in the 2000 period and higher applicable tax rates. The effective tax rate for the 2000 period was 42.4%, compared to 39.8% for the 1999 period.

   Net Income. Net income increased $3.1 million, or 21.8%, from $14.2 million in the 1999 period to $17.3 million in the 2000 period. The retail segment, including 2000 acquisitions, accounted for $4.1 million of the increase and the wholesale segment accounted for a $0.4 million decrease in net income. The wholesale segment decrease was due primarily to increased interest expense substantially offset by increased income from operations. Additionally, an increase in minority interest costs (accrued paid-in-kind dividends on the Pacer Logistics exchangeable preferred stock) of $0.6 million partially offset the net income increase.

   Fiscal Year Ended December 31, 1999 Compared to Fiscal Year Ended December 25, 1998

   The following table sets forth our historical financial data comparing data for the years ended December 31, 1999 and December 25, 1998.

                 Financial Data Comparison by Reportable Segment
            Fiscal Year Ended December 31, 1999 and December 25, 1998
                                  (in millions)

                                                1999    1998  Change  % Change
                                               ------  ------ ------  --------
Gross revenues
  Wholesale................................... $713.2  $598.9 $114.3    19.1%
  Retail......................................  233.2     --   233.2       *
  Inter-segment elimination...................  (18.7)    --   (18.7)      *
                                               ------  ------ ------   -----
    Total.....................................  927.7   598.9  328.8    54.9
Cost of purchased transportation and services
  Wholesale...................................  559.1   466.3   92.8    19.9
  Retail......................................  195.0     --   195.0       *
  Inter-segment elimination...................  (18.7)    --   (18.7)      *
                                               ------  ------ ------   -----
    Total.....................................  735.4   466.3  269.1    57.7
Net revenues
  Wholesale...................................  154.1   132.6   21.5    16.2
  Retail......................................   38.2     --    38.2       *
                                               ------  ------ ------   -----
    Total.....................................  192.3   132.6   59.7    45.0
Direct operating expenses
  Wholesale...................................   76.8    64.5   12.3    19.1
  Retail......................................    --      --     --        *
                                               ------  ------ ------   -----
    Total.....................................   76.8    64.5   12.3    19.1
Selling, general & administrative expenses
  Wholesale...................................   32.4    28.3    4.1    14.5
  Retail......................................   26.5     --    26.5       *
                                               ------  ------ ------   -----
    Total.....................................   58.9    28.3   30.6   108.1
Depreciation and amortization
  Wholesale...................................    6.7     6.6    0.1     1.5
  Retail......................................    1.9     --     1.9       *
                                               ------  ------ ------   -----
    Total.....................................    8.6     6.6    2.0    30.3
Income from operations
  Wholesale...................................   38.2    33.2    5.0    15.1
  Retail......................................    9.8     --     9.8       *
                                               ------  ------ ------   -----
    Total.....................................   48.0    33.2   14.8    44.6
Interest (income) expense, net................   18.6     --    18.6       *
Income tax expense............................   11.7    12.6   (0.9)   (7.1)
Minority interest expense.....................    1.1     --     1.1       *
                                               ------  ------ ------   -----
Net income.................................... $ 16.6  $ 20.6 $ (4.0)  (19.4)%
                                               ======  ====== ======   =====

--------
* Not comparable.

   Gross Revenues. Gross revenues increased $328.8 million, or 54.9%, for the year ended December 31, 1999 compared to the year ended December 25, 1998. The acquisition of the retail segment accounted for

$233.2 million, or 71.4%, of the increase. The wholesale segment increase of $114.3 million was due primarily to a $105.0 million, or 18.6%, increase in freight revenues driven by an overall container volume increase of 109,304 containers or 20.9%. This increase was partially offset by a 1.9% reduction in the average revenue per container resulting from mix changes. The increases were due, in part, to correction of the rail service disruption problems experienced during 1998 and to increased customer demand coupled with the addition of 2,000 53-foot containers during the second half of 1998. In addition, international business increased due to both growth among existing customers as well as the addition of a large new customer in the second quarter of 1999. Reposition incentive revenues increased $1.4 million in the 1999 period as a result of increased APL Limited shipping volume. Other wholesale segment revenues increased $7.9 million due primarily to the management fees associated with the 1999 Stacktrain Services Agreement with APL Limited and to a $2.2 million increase in rail car rental income due to the increase in the rail car fleet in mid-1998.

   Net Revenues. Net revenues increased $59.7 million, or 45.0%, for the 1999 period compared to the 1998 period. The acquisition of the retail segment accounted for $38.2 million, or 63.9%, of the increase and the wholesale segment accounted for the remaining $21.5 million of the increase. The wholesale segment cost of purchased transportation and services increased $92.8 million, or 19.9%, on container volume increases of 20.9% discussed above. The wholesale segment gross margin declined to 21.6% in 1999 from 22.1% in 1998 due primarily to increased traffic in the lower rated international business line.

   Direct Operating Expenses. Direct operating expenses, which are only incurred by the wholesale segment, increased $12.3 million, or 19.1%, in 1999 compared to 1998. Expenses for 1998 were reduced by a $5.0 million credit from a third-party transportation provider that was not received in 1999. In addition, equipment lease and maintenance expenses increased by $7.7 million as a result of the expansion of the fleet of containers and chassis discussed in gross revenues above coupled with the sale and leaseback of 199 railcars in the second quarter of 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $30.6 million, or 108.1%, in 1999 compared to 1998. The acquisition of the retail segment accounted for $26.5 million, or 86.6%, of the increase and the wholesale segment accounted for $4.1 million, or 13.4%, of the increase. The wholesale segment increase was due primarily to an increase of $1.2 million for information technology costs provided under contract with APL Limited and vacation accruals and other transition costs. Wholesale segment costs decreased to 21.0% of net revenues in 1999 from 21.3% in 1998.

   Depreciation and amortization. Depreciation and amortization expenses increased $2.0 million, or 30.3%, for 1999 compared to 1998. The acquisition of the retail segment accounted for $1.9 million of the increase while the wholesale segment accounted for only $0.1 million of the increase. Depreciation expense was $6.2 million and $6.0 million and amortization expense was $2.4 million and $0.6 million for 1999 and 1998, respectively. The increase in amortization was due to the amortization of goodwill associated with the acquisition of the retail segment on May 28, 1999.

   Income From Operations. Income from operations increased $14.8 million, or 44.6%, from $33.2 million in 1998 to $48.0 million in 1999. The acquisition of the retail segment accounted for $9.8 million, or 66.2%, of the increase and the wholesale segment accounted for $5.0 million, or 33.8%, of the increase. The wholesale segment increase was due primarily to the 20.9% container volume increase in 1999 partially offset by the $5.0 million credit to direct operating expenses in 1998 discussed above.

   Interest Expense. Interest expense increased by $18.6 million for 1999 compared to 1998 due to the issuance of $150.0 million of senior subordinated notes and borrowing $135.0 million under the term loan portion of our credit agreement on May 28, 1999 to fund our recapitalization and the acquisition of the retail segment.

   Income Tax Expense. Income tax expense decreased by $0.9 million from $12.6 million in 1998 to $11.7 million in 1999. The effective tax rate for 1999 was 39.8% compared to 38.0% for 1998.

   Net Income. Net income decreased $4.0 million, or 19.4%, from $20.6 million in 1998 to $16.6 million in 1999. The acquisition of the retail segment accounted for an increase of $4.4 million in net income offset by a $7.3 million decrease for the wholesale segment and by minority interest costs (accrued paid-in-kind dividends on the Pacer Logistics exchangeable preferred stock) of $1.1 million in 1999. The wholesale segment decrease was due primarily to increased interest expense on the financing for the recapitalization and acquisition of the retail segment discussed above partially offset by improved operating income for 1999 as a result of increased container volumes.

   Fiscal Year Ended December 25, 1998 Compared to Fiscal Year Ended December 26, 1997

   Our historical financial data subsequent to November 12, 1997 include the push down effect of the purchase price allocation resulting from the purchase of APL Limited by Neptune Orient Lines Limited. The following table and discussion for the year ended December 26, 1997 has been presented for comparative purposes only and is the combination of the predecessor to the Stacktrain Services division of APL Land Transport Services, Inc. from December 28, 1996 through November 12, 1997 and the Stacktrain Services division of APL Land Transport Services, Inc. from November 13, 1997 through December 26, 1997. As a result of the change in ownership, these numbers may not be indicative of what the full year 1997 was or would have been if the ownership change had not occurred. Further, there is only one segment--the wholesale segment--for both periods presented.

                            Financial Data Comparison
                Year Ended December 25, 1998 and December 26, 1997
                                  (in millions)

                                                  1998   1997  Change  % Change
                                                 ------ ------ ------  --------
Gross revenues.................................. $598.9 $584.5 $14.4       2.5%
Cost of purchased transportation and services...  466.3  454.9  11.4       2.5
                                                 ------ ------ -----
Net revenues....................................  132.6  129.6   3.0       2.3
Direct operating expenses.......................   64.5   60.5   4.0       6.6
Selling, general & administrative expenses......   28.3   24.6   3.7      15.0
Depreciation and amortization...................    6.6    3.7   2.9      78.4
                                                 ------ ------ -----
Income from operations..........................   33.2   40.8  (7.6)    (18.6)
Interest (income) expense, net..................    --     2.3  (2.3)   (100.0)
Income tax expense..............................   12.6   14.6  (2.0)    (13.7)
                                                 ------ ------ -----
Net income...................................... $ 20.6 $ 23.9 $(3.3)    (13.8)
                                                 ====== ====== =====

   Gross Revenues. Gross revenues for 1998 increased $14.4 million to $598.9 million, or 2.5%, from $584.5 million in 1997. Freight revenues increased $10.0 million, or 1.8%, due to an increase in container volume of 21,438, or 4.3%, offset by a slight decrease per container in the average freight rate as a result of product mix changes and the loss of certain premium business. The third-party domestic and third-party international business contributed with revenue increases of $17.0 million and $3.7 million, respectively, as a result of increased container volumes of 7.9% and 11.7%, respectively, partially attributable to the additional 2,000 53-foot containers which were leased during 1998, and the strong import market positively impacting the third-party international business. The automotive and refrigerated container business revenues declined $10.6 million primarily as a result of the rail service problems, as the refrigerated container business is considered premium business and time sensitive. The type of automotive business that declined was primarily the time sensitive "just-in-time" business, which was lost to over-the-road truck transporters. Historically, our rates have been impacted by rail service disruptions as customers have shifted certain expedited business, for which premium rates are charged, to more costly, yet more reliable over-the-road carriers. Reposition incentive revenues increased $2.3 million from 1997 to 1998 as a result of increased APL Limited shipping volume. Rail car rental income increased $0.7 million in 1998 as a result of the increased number of rail cars owned or leased, combined with increased shipments.

   Net Revenues. Net revenues increased $3.0 million, or 2.3%, to $132.6 million in 1998 from $129.6 million in 1997, as a result of the increased revenues discussed above. The net revenues as a percentage of gross revenues remained relatively constant in 1998 at 22.1% compared to 22.2% in 1997.

   Direct Operating Expenses. Direct operating costs increased $4.0 million, or 6.6%, to $64.5 million in 1998 from $60.5 million in 1997 due to increases in equipment lease expense of $6.4 million and allocated maintenance and repair charges of $1.9 million, offset by a $5.0 million credit from a third-party transportation provider, to effectively reduce our third-party transportation costs.

   The additional lease expense primarily relates to the 2,000 additional 53-foot containers we leased in 1998 compared to 1997, which were delivered at various times throughout the year, with all of them in operation by the end of 1998. The additional containers were leased to fulfill customer demand during the period of rail service disruption. This increase in containers negatively impacted operating results as a result of the increased trip days combined with a decline in average revenue per container as discussed above. In addition, we purchased 200 railcars in the first quarter of 1998 for $39.7 million, increasing depreciation expense in 1998 as discussed below. Historically, we were allocated maintenance and repair charges from APL Limited, based on a formula using the number of days the equipment was in use. The maintenance and repair charges increased in 1998 due to the increased volume of shipments in 1998 and the increased number of containers, railcars and chassis owned or leased by us compared to 1997.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.7 million, or 15.0%, in 1998 to $28.3 million compared to $24.6 million in 1997 primarily as a result of the total corporate expenses allocated to us from APL Limited increasing $1.0 million, and the increase in various direct selling, general and administrative expenses. In addition, other income decreased $1.9 million in 1998 primarily due to the reduced gain on the sale of operating equipment compared to 1997.

   Depreciation and Amortization. Depreciation and amortization expenses increased $2.9 million, or 78.4%, to $6.6 million in 1998 from $3.7 million in 1997 due primarily to the purchase of 200 railcars in the first quarter of 1998. Depreciation expense was $6.0 million and $3.7 million and amortization expense was $0.6 million and $0.0 million for 1998 and 1997, respectively.

   Income From Operations. Operating income decreased $7.6 million in 1998 to $33.2 million or 25.0% of net revenues from $40.8 million or 31.5% in 1997 due to the foregoing factors.

   Interest Expense. Interest expense decreased $2.3 million to $0.0 in 1998 due to reduced intercompany borrowings from APL Limited in 1998.

   Income Taxes. Income taxes decreased $2.0 million in 1998 to $12.6 million compared to $14.6 million in 1997, as a result of the decrease in income before income taxes from 1997 to 1998. During 1998 and 1997, our operating results were included in the consolidated income tax returns of APL Limited. A charge in lieu of income taxes was recorded using the separate return method, as if we were a separate taxpayer. The effective tax rate for 1998 was 38.0% compared to 37.9% for 1997.

   Net Income. Net income decreased $3.3 million, or 13.8%, due primarily to increased container lease and rail car depreciation costs discussed above, partially offset by increased net revenues associated with increased traffic volume and the $5.0 million credit from a third-party transportation provider which reduced our direct operating expenses.

Liquidity and Capital Resources

   Cash provided by operating activities for the nine months ended September 22, 2000 was $12.4 million compared to $17.6 million for the nine months ended September 17, 1999. The decreased source of cash for the 2000 period was due primarily to interest payments of $19.4 million during the first nine months of 2000 compared to $15.4 million for the same period in 1999 and increases in shipper volume incentive payments associated with the increase in traffic volume and revenue in 1999 which were paid in April 2000. The decreased source of cash was partially offset by the increased income from operations from the wholesale segment as well as from the acquisition of the retail segment and the 2000 acquisitions. In April 2000, we transferred the processing of APL Limited's international traffic receivables and payables to APL Limited, which had previously been included in our balance sheet, resulting in a decrease in both accounts receivable and accounts payable of approximately $33.0 million. The transfer to APL Limited was facilitated by changes in computer software which were not previously available. We continue to handle APL Limited's international traffic under contract for a management fee. Cash generated from operating activities is typically used for working capital purposes, to fund capital expenditures and for acquisitions. We had a working capital deficit of $4.8 million at September 22, 2000 compared to a deficit of $14.3 million at September 17, 1999.

   Cash generated by operating activities was $20.8 million, $31.8 million and $30.9 million for the years ended December 31, 1999, December 25, 1998 and December 26, 1997, respectively. The decrease in cash provided by operating activities from 1998 to 1999 was due to the increase in interest paid during 1999 combined with the change in receivables and payables associated primarily with the 20.9% increase in wholesale segment traffic volume. Cash generated from operating activities in 1997 included a decrease in accounts receivable in 1997 as a result of the sale of APL Limited's intermodal marketing operations to a customer. Cash generated from operating activities was used for working capital purposes, to fund capital expenditures, for acquisitions and prior to our recapitalization on May 28, 1999, to repay intercompany debt. We had a working capital deficit of $3.7 million at December 31, 1999 compared to a deficit of $37.2 million at December 25, 1998. This change was due primarily to the elimination of the intercompany funding procedures between APL Limited and APL Land Transport Services upon our recapitalization on May 28, 1999.

   Cash flows used in investing activities were $44.9 million and $73.2 million for the nine months ended September 22, 2000 and September 17, 1999, respectively. On August 31, 2000, we acquired the stock of GTS for $15.3 million in cash and, on January 13, 2000, we acquired Conex assets for $26.4 million in cash and issued common stock and a subordinated note as described below. We had capital expenditures of $3.4 million during the 2000 period primarily for computer and related equipment, office remodeling and expansion and leasehold improvements. The use of cash in the 1999 period was due to the acquisition of the retail segment on May 28, 1999 for $111.3 million partially offset by the net proceeds of $39.6 million from the sale and leaseback of 199 railcars originally purchased in 1998. We had capital expenditures of $1.5 million during the 1999 period primarily for computer and related equipment and leasehold improvements to office space and warehouse facilities.

   Cash flows (used in) provided by investing activities were $(74.0) million, $(38.5) million and $3.6 million for 1999, 1998 and 1997, respectively. The increased use of cash in 1999 was due to the acquisition of the retail segment for $112.0 million partially offset by the net proceeds of $39.6 million from the sale and leaseback of 199 railcars originally purchased in 1998 and by the net proceeds of $0.4 million from the sale of retail segment property. Capital expenditures of $2.0 million in 1999 were primarily for computer hardware and leasehold improvements to office space and warehouse facilities. The use of cash in 1998 was primarily due to the purchase of 200 railcars for $39.7 million.

   Cash flows provided by financing activities were $20.3 million and $65.7 million for the nine months ended September 22, 2000 and September 17,1999, respectively. We borrowed $10.0 million from the revolving credit facility to purchase the stock of GTS. In connection with the acquisition of Conex assets, we borrowed $15.0 million from the revolving credit facility, issued Conex shareholders an 8.0% subordinated note in the aggregate principal amount of $5.0 million due 2003 and issued Conex shareholders 300,000 shares (valued at $6.0 million) of our common stock. Our management exercised options to purchase 337,373 shares of common stock for total proceeds of $0.8 million during the period. The proceeds were used to repay notes payable to management which were part of the purchase price for the May 28, 1999 acquisition of Pacer Logistics and for general corporate purposes. We repaid $15.0 million of the revolving credit facility, $0.7 million of our $135.0 million term loan facility, $0.4 million of notes payable to management and $0.1 million of capital lease obligations during the first nine months of 2000.

   Cash flows (used in) provided by financing activities were $65.4 million, $6.7 million and $(34.5) million for 1999, 1998 and 1997, respectively. Prior to our recapitalization on May 28, 1999, any excess cash generated from or used for operating or investing activities was remitted to or received from APL Limited, our former parent, through participation in the cash management plan. During 1998, a net intercompany borrowing of $6.7 million from APL Limited was necessary to fund the purchase of 200 railcars, 199 of which were subsequently the subject of the sale and leaseback discussed above. During 1997, a net intercompany remittance of $(34.5) million to APL Limited was generated by operating activities.

   On May 28, 1999, in connection with our recapitalization and acquisition of the retail segment, proceeds of $104.4 million were received from the issuance of our common stock. We also borrowed $135.0 million under a term loan facility, issued $150.0 million of senior subordinated notes, borrowed $2.0 million under the $100.0 million revolving credit facility expiring in 2004 and issued $24.3 million of Pacer Logistics' exchangeable preferred stock. We paid $9.5 million of financing costs associated with these borrowings which are amortized over the term of the debt. The $2.0 million borrowed under the revolving credit facility was repaid in July 1999. These borrowings were partially offset by a distribution to APL Limited of $300.0 million and by fees paid in connection with the recapitalization of $11.7 million. In addition, $0.7 million of the term loan was repaid and $0.1 million was paid on capital lease obligations during 1999. In July 1999, we also redeemed $2.0 million of Pacer Logistics' exchangeable preferred stock.

   The $150.0 million of senior subordinated notes, due in 2007, bear interest at 11.75% with interest due semi-annually at June 1 and December 1. The $135.0 million term loan due in 2006, and the $100.0 million revolving credit facility expiring in 2004, bear interest at variable rates subject to increases or decreases based upon the achievement of financial ratios set forth in the credit agreement. At September 22, 2000, the interest rate on the revolving credit facility was 8.9% and the interest rate on the term loan was 9.4%. Voluntary prepayments and commitment reductions will generally be permitted without premium or penalty, subject to certain conditions. The credit facilities are generally guaranteed by all of our existing and future direct and indirect wholly-owned subsidiaries and are collateralized by liens on our and our subsidiaries' properties and assets. At September 22, 2000, we had $85.8 million available under the revolving credit facility. The credit agreement contains certain restrictions and financial covenants such as an adjusted total leverage ratio and a consolidated interest coverage ratio. At September 22, 2000, we were in compliance with these covenants. On August 9, 1999, we entered into a first amendment to the credit agreement to increase the maximum amount that can be drawn under the revolving credit facility on the day of notification of borrowing to $10.0 million from $2.5 million. On January 7, 2000, we entered into a second amendment to the credit agreement to modify the definition of excess cash flow to allow for the acquisition of the Conex assets as described below.

   In connection with our recapitalization, we recorded a deferred tax asset of approximately $81.2 million related to future tax deductions for the net excess of the tax basis of the assets and liabilities over the financial statement carrying amounts with a corresponding credit to stockholders' equity. Realization of the deferred tax asset is dependant upon our ability to generate sufficient future taxable income which management believes is more likely than not based on historical operating results. Accordingly, no valuation allowance has been recorded.

   The wholesale segment took delivery in the fourth quarter of 1999 of 1,500 new 53-foot containers and chassis financed through an operating lease. We have received 2,625 of the 3,125 chassis and containers ordered under operating leases during 1999 to help meet current and projected growth. The remainder of the chassis and containers are expected to be delivered prior to the end of 2000. In addition, effective September 1, 2000, we entered into an operating lease agreement with GATX Third Aircraft Corporation to lease 200 new railcars that are all anticipated for delivery in the fourth quarter of 2000. Additionally, the Company has ordered 500 new railcars under two operating leases, one of which is currently being finalized, with delivery having commenced in the fourth quarter 2000 and continuing through the second quarter 2001.

   Based upon the current level of operations and anticipated growth in both operating segments, management believes that operating cash flow and availability under the revolving credit facility will be adequate to meet our liquidity needs for the next five years, although no assurance can be given in this regard.

   On December 22, 2000, pursuant to a stock purchase agreement, we acquired all of the capital stock of Rail Van, Inc. Rail Van provides truck brokerage, intermodal marketing and logistics services. The purchase price was $69.2 million in cash including acquisition fees and expenses and 280,000 shares of our common stock (valued at $7.0 million) and is subject to a post-closing adjustment. The acquisition was funded with a borrowing of $30.0 million under our revolving credit facility, $40.0 million in new term loans and the issuance of our common stock. Operating results of the acquisition will be included in our retail segment from the date of acquisition.

   On October 31, 2000, pursuant to a stock purchase agreement, we acquired all of the capital stock of RFI Group, Inc. RFI provides international freight forwarding and freight transportation services. The purchase price at October 31, 2000 was $13.2 million including acquisition fees and expenses plus the repayment of $5.2 million of certain indebtedness. The acquisition was funded by borrowings under our revolving credit facility. Operating results of the acquisition will be included in our retail segment from the date of acquisition.

   On August 31, 2000, we acquired all of the capital stock of GTS Transportation Services, Inc. for $16.3 million including acquisition fees and expenses. The purchase price is subject to possible adjustment pursuant to an earn-out, not to exceed $2.2 million, and a working capital adjustment. The acquisition was funded by borrowings under our revolving credit facility. GTS is a provider of transportation services, including logistics and truck brokerage in North America.

   Effective January 13, 2000 pursuant to an asset purchase agreement, Conex Acquisition Corporation, one of our subsidiaries, acquired substantially all of the assets and assumed certain specified liabilities of Conex Global Logistics Services, Inc., MSL Transportation Group, Inc. and Jupiter Freight, Inc. (collectively, "Conex"). Conex employs approximately 200 persons and provide intermodal freight transportation, cartage, transloading and warehousing services in the following locations: Los Angeles, California; San Diego, California; Calexico, California; Seattle, Washington; and Atlanta, Georgia. The assets acquired are employed in substantially the same manner as used by Conex in its business prior to the acquisition. Certain top senior executives at Conex executed multi-year employment and/or consulting agreements with us in order to assist in the assimilation and management of the Conex assets into our retail segment. The acquisition was financed by a $25.0 million cash payment ($15.0 million of which was borrowed from the revolving credit facility), the issuance of an 8.0% contingent note in the aggregate principal amount of $5.0 million, payable semi-annually on each January 31 and July 31 beginning July 31, 2000, and the issuance of 300,000 shares of our common stock (valued at $6.0 million).

   The Year 2000 ("Y2K") issue is the result of computerized systems using two digits rather than four to identify an applicable year. Date-sensitive systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of business operations. In 1999, our computer-based information systems for the wholesale segment were reviewed and Y2K compliant upgrades were implemented by APL Limited. We completed a review of our retail segment computer-based information systems and implemented Y2K compliant upgrades. To date, no significant Y2K problems have been encountered during year 2000 and none are expected. However, some factors could remain that might cause Y2K related problems in the future. We will again monitor critical operations during the December 31, 2000--January 1, 2001 rollover dates. We spent approximately $2.2 million in internal and external consulting fees for the remediation of the Y2K issue.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting

Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We have not historically engaged in significant hedging activities or invested in derivative instruments and do not believe this standard, as amended, will have a material impact on our financial statements upon adoption.

   In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" as amended by Staff Accounting Bulletins No. 101 A and 101 B. These bulletins summarize certain of the staff's views about applying generally accepted accounting principles to revenue recognition in financial statements. We will be required to follow the guidance in SAB 101 no later than its fourth quarter of 2000, with restatement of earlier quarters in 2001 required, if necessary. The SEC has recently issued further guidance with respect to adoption of specific issues addressed by SAB 101. We are currently assessing the impact, if any, SAB 101 may have on our consolidated financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25." This interpretation clarifies (1) the definition of employee for purposes of applying Opinion 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(4) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 did not have a material impact on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

   Our market risk is affected primarily by changes in interest rates. Under our policies, we may use natural hedging techniques and derivative financial instruments to reduce the impact of adverse changes in market prices, however, we currently do not have any derivative financial instruments.

   We have market risk in interest rate exposure, primarily in the United States. We manage interest exposure through our mix of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposure when appropriate based on market conditions. For qualifying hedges, the interest differential of swaps is included in interest expense. A 1% change in our variable interest rates would affect our earnings by approximately
$0.8 million.

Inflation

   We contract with railroads and independent truck operators for our transportation requirements. These third parties are responsible for providing their own diesel fuel. To the extent that increased fuel prices are passed along to us, we have historically passed these increases along to our customers. However, there is no guarantee that this will be possible in the future.

                                   BUSINESS

Overview

   We are a leading non-asset based North American third-party logistics company. We offer a broad array of logistics and other services to facilitate the movement of freight from origin to destination for numerous Fortune 500 customers such as General Electric, Ford and Wal-Mart Stores and large global customers such as Sony. Our package of value-added logistics services include wholesale stacktrain services and retail trucking services, intermodal marketing, freight consolidation and handling, international freight forwarding and supply chain management services. Through these services, we optimize the flow of freight across multiple transportation modes and meet our customers' specific transportation and logistics needs. We combine these services with our proprietary advanced information systems to provide integrated, customized solutions which improve efficiency, reliability and control throughout our customers' supply chains and reduce their handling, delivery and inventory costs. Our non-asset based strategy, in which we generally control, without owning, our assets, allows us to maximize our return on invested capital.

   We are one of the largest domestic ground-based third-party logistics providers. We purchase over $1.1 billion of rail transportation annually on a pro forma basis and are the largest provider of intermodal rail service in North America that is not affiliated with an individual railroad company. We believe we are also the second largest U.S. truck broker, the second largest intermodal marketing company in North America and one of the largest freight handlers on the West Coast of the United States. In addition to our leading domestic position, we also have a significant international presence as a U.S. based international freight forwarder. Our comprehensive service offering and strong competitive position in the markets we serve allow us to operate on a national basis and pass on the benefits gained by our economies of scale to our customers, and to earn attractive operating margins relative to our publicly traded peers.

   As a non-asset based third-party logistics provider, we have capitalized on strong industry trends, including increasing outsourcing by businesses to companies like us that can manage their multiple transportation requirements, and experienced considerable growth in revenue, net income and EBITDA. We have also achieved significant growth by acquiring and integrating businesses which enhance our service portfolio and geographic presence. Since our recapitalization and acquisition of our retail operations in May 1999, we have acquired four companies with total gross revenues of $755.6 million in 1999. These acquisitions have enhanced our truck brokerage and freight handling services, added international freight forwarding to our portfolio of services and expanded the geographic coverage of our intermodal marketing services. For 1999 and the nine months ended September 22, 2000, we generated pro forma gross revenues of $1.8 billion and $1.4 billion, pro forma net revenues of $305.4 million and $249.7 million, pro forma net income of $25.1 million and $19.6 million and pro forma EBITDA of $91.6 million and $71.6 million, respectively.

   We seek to limit our investment in equipment, facilities and working capital through contracts and arrangements with various transportation providers which generally provide for favorable rates, minimum service levels, capacity assurances and priority handling status. Our balance of domestic and internationally originating freight flow further enables us to maximize the return on our intermodal equipment and negotiate incentives with our transportation providers. As a non-asset based third-party logistics provider, we can focus on optimizing the transportation solution for our customers rather than on our own asset utilization. Our non-asset based approach also allows us to maintain a high level of operating flexibility and capitalize on a cost structure that is 80%-90% variable in nature. Our relatively low capital expenditures, minimal working capital requirements and variable cost structure enable us to generate strong free cash flow in a variety of market and economic conditions.

   Our broad array of logistics services includes wholesale stacktrain services and a range of value-added retail services designed to meet the transportation and supply chain management needs of our customers. Many of our customers use more than one of these services.

  . Wholesale Services--Intermodal transportation is the movement of freight via trailer or container using two or more transportation modes. Intermodal transportation nearly always includes a rail and truck segment. Our use of the stacktrain method, consisting of the movement of cargo containers stacked two high on special rail cars, significantly improves the efficiency of our service by increasing capacity at low incremental cost without sacrificing quality of service. We sell intermodal service primarily to intermodal marketing companies, large automotive intermediaries, international shippers as well as to our own internal intermodal marketing company and compete primarily with rail carriers offering intermodal service and indirectly with over-the-road full truckload carriers. Through long-term contracts and other operating arrangements with major railroads, we have access to a 50,000-mile North American rail network serving most major population and commercial centers in the United States, Canada and Mexico. The long-term operating arrangements with the rail carriers provide for, among other things, favorable rates, minimum service levels, capacity assurances, priority handling and the utilization of certain terminal facilities. The size of our equipment fleet, our frequent departures, the breadth of our geographic coverage and our use of sophisticated information technology allow us to provide the high level of service quality and reliability required by our customers at a competitive price. Our wholesale business was recognized in 1997, 1998 and 1999 as "Best of the Best" for on-time performance, value, equipment and operations, customer service and technology and was ranked first overall as an intermodal service provider in a survey of 3,500 shippers conducted by Logistics Management & Distribution Report and Cahners Research.

  . Trucking Services--We offer a variety of trucking services, including truck brokerage, truckload and less-than-truckload operations and local trucking services. We arrange trucking services with licensed independent carriers. Through our nationwide truck brokerage network of over 5,000 approved independent carriers, we are able to manage our customers' need for multiple modes of transportation that utilizes trucking services as a component. Through our contractual arrangements, we take advantage of the opportunities provided by long haul national carriers, short haul regional carriers, private fleets and dedicated fleets. By utilizing our aggregate volumes to negotiate rates, we are able to provide high quality service at attractive prices. We also provide flatbed and specialized heavy-haul trucking services as well as local trucking services. We contract with agents and independent contractors who control more than 1,300 trucks, and also maintain interchange agreements with all of the major ocean carriers, railroads and stacktrain operators. These contracts and agreements and our extensive network of agents and independent contractors allow us to serve shippers, ocean carriers and freight forwarders across the country. We believe that our ability to provide a range of trucking services creates a competitive advantage as companies increasingly seek to outsource to those service providers which can manage multiple transportation requirements over a broad geographic area.

  . Intermodal Marketing--We arrange for and optimize the movement of freight in containers and trailers utilizing truck and rail transportation throughout North America for global, national and regional manufacturers and retailers, and provide customized tracking and analysis of charges. In addition, we negotiate transportation rates, consolidate billing and handle claims for freight loss or damage on behalf of our customers. We believe that our intermodal marketing services combined with the resources of our wholesale operations enables us to provide enhanced services to our customers.

  . Freight Consolidation & Handling--We offer a variety of freight handling services, including consolidation/deconsolidation and warehousing, and are one of the largest freight handlers on the West Coast. Because of the complexity of freight patterns and the need to optimize multi-modal routes, the handling and storage of freight on behalf of our customers is often required during the transportation process. We focus on providing customers with an integrated package that brings together their specific shipment patterns and transportation and inventory needs.

  . International Freight Forwarding--We manage international shipping for our customers and provide or connect them with the range of services necessary to run a global business. We arrange transportation and other services necessary to move our customers' freight to and from a foreign country, including chartering or brokering vessels, tracking and tracing shipments, handling compliance with import and export regulations (including producing the required documentation), and calculating and optimizing duties, other charges and shipping costs. Our international product offerings serve more than 1,000 clients internationally through 17 offices and over 100 agents worldwide.

  . Supply Chain Management--We leverage the information from our advanced information system to provide consulting and supply chain management services to our customers. These specialized services allow our customers to realize cost savings and concentrate on their core competencies by outsourcing their inventory management and transportation to us. We provide infrastructure and equipment, integrated with our customers' existing systems, to handle distribution planning, just-in-time delivery and automated ordering throughout their operations, and additionally will provide and manage warehouses, distribution centers and other facilities for them. We can manage all aspects of the supply chain from inbound sourcing and delivery logistics through outbound shipment, handling, consolidation, deconsolidation, distribution, and just-in-time delivery of end products to our customers' customers. We also consult on identifying bottlenecks and inefficiencies and eliminating them by analyzing freight patterns and costs, optimizing distribution and warehouse locations, and analyzing/developing internal policies and procedures.

Competitive Strengths

   We believe our market leadership, financial performance and opportunities for continued growth and increased profitability are primarily attributable to the following competitive strengths:

   Leading Market Position

   We are one of the largest domestic ground-based logistics providers. In addition, we believe we are the second largest U.S. truck broker, the second largest intermodal marketing company in North America and one of the largest freight handlers on the West Coast. In addition to our leading domestic position, we also have a significant international presence as a U.S. based international freight forwarder. Our size and product breadth allow us to provide a comprehensive product offering on a national basis and pass on volume rate savings and economies of scale to our customers. We purchase over $1.1 billion of rail transportation annually on a pro forma basis and are the largest provider of intermodal rail service in North America not affiliated with an individual railroad company. Our North American rail network spans over 50,000 miles and directly serves most major population and commercial centers. We have leveraged our size to develop close working relationships with major railroads, including long-term operating agreements with favorable rates, minimum service levels, capacity assurances, priority handling status and access to nationwide terminal facilities. We believe that the contract terms with our rail providers combined with our extensive fleet of leased equipment allow us to pass significant cost savings to our customers and provide them with a high degree of reliability and responsiveness.

   Broad Service Offering

   We offer a broad array of services which allow our customers to improve cost, efficiency, reliability and control throughout their supply chain. We can create a customized package of integrated transportation services for our customers and seek to expand our customer relationships by matching each customer's transportation and logistics needs with our broad menu of service offerings, with many customers using more than one service. Our size and scope allow us to provide a comprehensive product offering on a national basis and serve a strong, diverse customer base consisting of global, national and regional manufacturers and retailers, including numerous Fortune 500 companies. We have served many of our customers for over 15 years and believe that the strength of our customer base is attributable to our customer-focused marketing and service philosophy. We believe that our customers will increasingly look to us as the industry's trend towards single-source outsourcing continues.

   Flexible Business Model

   We seek to limit the capital investment required to maintain and grow our business and, therefore, maximize our returns on invested capital. Our business model provides the following key benefits:

  . We have limited our investment in equipment, facilities and working capital by developing our transportation network through contracts and arrangements with various rail partners, trucking companies, independent contractors and agents and other providers;

  . We are able to lease equipment on flexible terms, which contributes to our ability to maintain an 80%-90% variable cost structure;

  . We operate with minimal net working capital due to favorable contractual terms with our rail and truck service providers which result from our high shipment volume;

  .  We have low capital expenditure requirements;

  . We are able to expand our business geographically or by offering new products through internal growth or acquisitions; and

  . We are able to generate strong free cash flow in a variety of market conditions.

   Advanced Information Systems

   We believe that our high quality service and reliability evidences the sophistication and successful implementation of our proprietary advanced information systems. We believe our technology, experience and operating procedures significantly enhance the attractiveness of our logistics offering and allow us to deliver service superior to that of our competitors. Because of our size and scale of operations, we are able to invest in and support these proprietary advanced information systems. Our systems:

  . monitor and track shipments at every stage in the cycle and across varying transportation modes, providing accurate, real-time visibility of shipment status, location and estimated delivery times;

  . include an exception notification system which informs us of any potential delays so we can proactively alert our customer and other supply chain participants to minimize the impact of any delays;

  . continually measure transit times, rates, and capacity of our transportation providers to enable us to plan and execute transactions/freight movements reliably, efficiently and cost effectively;

  . analyze each customer's usage patterns and needs to resolve performance bottlenecks, determine optimal distribution locations and identify areas for cost savings throughout its supply chain;

  . prepare and distribute customized reports detailing shipping patterns, volumes, reliability, timeliness and overall transportation costs; and

  . have a scaleable network architecture which provides a flexible electronic data interchange, or EDI, and web-enabled platform allowing our users to easily customize deployment and integration of the system to meet their needs.

   Counterbalanced Freight Flows

   We have a balance of domestic and internationally originating freight flow which enables us to maximize the return on our intermodal equipment and negotiate incentives with our transportation providers. The majority of Asian exports to the United States are moved from ports on the West Coast by rail to population centers in the midwest and northeast regions. However, domestic railroad freight which originates in the United States moves predominantly westbound from eastern and midwestern production centers to consumption centers on the West Coast. Our access to APL Limited's and other shipping companies' international equipment delivered to the interior of the United States from trans-Pacific ships supports our domestic westbound business. We achieve high utilization rates and steady revenue production from our intermodal equipment due to our high volume of both eastbound and westbound shipments.

   Experienced Management Team with Substantial Equity Ownership

   Our senior management team has an average of over 25 years of experience in the transportation and logistics industries, and we believe their knowledge, relationships and strong record of successfully integrating businesses within the these industries provide us with a significant competitive advantage. After giving effect to this offering and our stock option plans, our senior
management team and certain other employees will own approximately    % of our
capital stock on a fully diluted basis.

Growth Strategy

   We have developed a strategy designed to increase revenues, profitability and cash flow while maximizing returns on invested capital. The primary components of our growth strategy include:

   Capitalize on Strong Logistics Industry Trends

   Manufacturers and retailers are facing increasingly complex supply chain management issues due to rapidly changing freight patterns, increased international trade and global sourcing, more prevalent just-in-time inventory systems, increasingly demanding customer fulfillment requirements and pressures to reduce costs. Growth within the logistics industry is being driven by the continuing trend of companies outsourcing their logistics needs in order to focus on their core businesses and achieve the cost savings third-party logistics providers can provide through improved efficiency, lower inventory requirements, volume rate savings and other economies of scale. Total U.S. third-party logistics spending grew 16.5% in 1999 and is projected to grow 34.3% per year from $45.3 billion in 1999 to over $198.0 billion in 2004. Total U.S. logistics spending, including freight transportation and carrying costs, is projected to grow 8.7% per year from $921.0 billion in 1999 to $1.4 trillion in 2004. As transportation management becomes increasingly sophisticated, and the cost effectiveness of outsourcing increases, we believe companies will continue to seek full service supply chain management support from a single company like us, who can manage their multiple transportation requirements. There has also been strong historical growth in stacktrain services, which represent half of the intermodal rail market and which we provide through our wholesale business. Stacktrain services have grown 15.2% per year from 1989 to 1997. We expect the stacktrain business to take additional market share from other forms of container and trailer transport due to the economic and operational efficiencies offered by the double-stack system. In addition, as a vertically-integrated provider, we believe that the growth of our retail business will fuel higher growth of our wholesale business.

   Expand Service Offerings

   We intend to capitalize on the continuing trend of vendor consolidation and outsourcing by maintaining a broad range of service offerings to handle our customers' diverse transportation and logistics requirements. In many instances, we have added service capabilities in response to specific requests from our existing customers or expanded the reach of existing service capabilities into other geographic areas. We have recently added rail-related logistics services, truck brokerage, freight handling and international freight forwarding services and expanded our geographic coverage for our intermodal marketing capabilities. We believe that through our broad menu of existing services and the development and acquisition of new services we can continue to provide and expand our integrated transportation service on an efficient and cost effective basis.

   Increase Sales to Existing Customers

   We intend to increase our revenues by capturing additional freight volume from existing customers as well as providing additional logistics services to these existing customers. Currently, many of our customers use transportation services provided by long-haul trucking companies or intermodal competitors. We believe that we can leverage our existing relationships and broad menu of services by taking advantage of customers' desire to have a single provider that takes responsibility for, and has capability to supply, all necessary services. Moreover, our sales force is compensated based on total dollar margin contribution to the company and, therefore, has strong incentives to cross-sell additional services to our customers.

   Expand Our Customer Base

   We believe that our national presence, large size and broad scope of services make us well positioned to capture new customers and expand into additional geographic regions. We have expanded our sales force both in size and focus, and now have a national sales force that targets large national and multi-national customers. We believe that many new customers will be attracted by the opportunity to shift to a single provider of the logistics and transportation services they currently purchase from numerous sources, which can optimize their use of these services. We also believe that we will be able to leverage our size and breadth of services we provide to enter new markets and gain new customers from regional and specialized service provider competitors.

   Pursue Strategic Acquisitions

   We intend to continue our disciplined acquisition program. Due to the fragmented nature of the industry and the size and scope benefits that larger third-party transportation and logistics companies can provide, we believe there will continue to be increased pressure on smaller companies to consolidate. We intend to seek acquisition candidates with complementary management and operating philosophies and service capabilities that we can add to and integrate with our current menu of services. Acquisition candidates typically will have operations that:

  .  expand our presence in a particular service category;

  .  expand our existing services in a new geographic area; or

  . enable us to provide a new or expanded form of complementary services to our customer base.

The Logistics Industry

   Overview

   The domestic logistics market includes the transport of goods made and consumed domestically, the domestic portion of the transport of international freight and the supply of logistics services such as warehousing and logistics administration. The total domestic logistics market, including freight transportation and carrying costs, in 1999 was approximately $921.0 billion, representing over 9.9% of the U.S. economy measured as a percentage of gross domestic product. Providers of freight transportation services include private shippers who manage the transportation of their own freight, for-hire service providers such as over-the-road trucking companies and third-party transportation and logistics companies such as intermodal marketing companies. The bases of competition in the freight transportation segment of the industry are primarily cost, delivery time, reliability and precision of delivery and pick-up, as well as freight-specific requirements such as handling and temperature control.

   Transportation modes include rail, highway, water, air and pipeline transportation. Ground transportation is the largest component of the domestic freight transportation market, totaling approximately $429.0 billion in 1999. Ground transportation consists primarily of trucking and rail services, with a small portion related to pipeline transport. Transportation service offerings that utilize multiple modes of transportation are commonly known as intermodal.

   The logistics market also includes several types of intermediary firms that facilitate the movement of freight by providing services such as logistics administration, warehousing and intermodal marketing. Intermodal marketing companies sell intermodal service to shippers while buying space on intermodal rail trains. These companies provide a link between intermodal rail service providers and a significant number of shippers and often provide additional transportation and logistical services such as consolidation and warehousing.

   Manufacturers and retailers are facing increasingly complex supply chain management issues due to rapidly changing freight patterns, increased world trade and global sourcing, more prevalent just-in-time inventory systems, increasingly demanding customer fulfillment requirements and pressures to reduce costs. In 1999, the third-party logistics industry grew at a rate of approximately 16.5%. Growth within the third-party logistics industry is being driven by the continuing trend of companies outsourcing their transportation and logistics needs in order to focus on their core businesses and achieve the cost savings third-party logistics providers can provide through improved efficiency, lower inventory requirements, volume rate savings and other economies of scale.

   The U.S. market for third-party logistics services is highly fragmented; however, we believe there is increased pressure on smaller companies to consolidate given the size and scope benefits that larger third-party logistics companies can provide. As transportation management continues to become increasingly sophisticated, and the cost effectiveness of outsourcing increases, we believe companies will continue to seek full service supply chain management support from a single company, like us, that can manage their multiple transportation requirements.

   Intermodal/Stacktrain

   Rail transportation is the primary mode for the movement of intermodal freight with motor carriers typically providing transportation at the points of origin and destination. Intermodal transportation addresses some of the problems of traditional rail service because the use of multiple modes of transit allows for "door-to-door" transportation in a competitive manner. The intermodal market comprised approximately $10.0 billion, or 2.2%, of total domestic freight transportation costs in 1999. From 1980 to 1999, railroad intermodal traffic increased at a compound annual rate of 5.9% while overall rail traffic grew only 2.2% compounded annually. In 1999, the annual growth rate of total domestic intermodal shipments was 3.1%. However, the shipment of intermodal freight in containers, which constitutes all of our wholesale business, increased 6.0% in 1999.

   In 1999, approximately $6.5 billion, or 18.0%, of railroads' total revenues were generated from intermodal shipments. As intermodal transportation has increased as a percentage of railroad revenues and volume, railroads have made significant capital expenditures upgrading track and equipment to increase the efficiency of intermodal service. Cost reduction and improved technology are expected to yield improved process management, asset utilization and service quality and reliability. We anticipate that these improvements will be passed through to intermodal service. In addition, the increased spending on railroad infrastructure is expected to further improve the ability of intermodal rail transport to compete with motor carriers.

   Intermodal transportation has benefited from the introduction of stacktrain service, consisting of the movement of cargo containers stacked two high on special rail cars. Stacktrain service significantly improves the efficiency of intermodal transportation by increasing capacity at low incremental cost without sacrificing quality of service. For both international and domestic freight, stacktrain service has grown faster than intermodal freight transportation generally, with revenues for domestic stacktrain services growing at a compound annual rate of 15.0% from 1989 to 1997.

   In the intermodal sector, railroads and shippers rely on intermodal marketing companies which currently handle 60% to 70% of all intermodal shipments. An intermodal marketing company arranges intermodal transportation for global, national and regional retailers and manufacturers. The intermodal marketing industry originated because railroads chose not to invest in the infrastructure and resources needed to market their intermodal services. Intermodal marketing companies pass on the economies of scale attributable to volume purchasing arrangements to shippers and provide shippers access to large equipment pools. In addition, intermodal marketing companies generally have superior information systems and can take full responsibility for shipments that may move among numerous railroads or truckers while in transit.

   Trucking

   The trucking segment of the transportation industry generated revenues of approximately $367.0 billion in 1999, or 80.0% of total domestic freight transportation costs. The trucking market is comprised of private and for-hire fleets, handling either truckload or less-than-truckload shipments over various lengths of haul. Relative advantages of trucking versus other modes include flexibility of pickup, route, and delivery as well as relatively rapid delivery cycles. Trucking is often at a cost disadvantage versus other modes of transportation, such as rail, due to capacity limitations and high variable costs related to fuel and labor. However, trucking is often advantageous for shorter lengths of haul. Private fleets operated by shippers represent the largest sector of the non-local trucking industry, but has been losing market share to for-hire carriers since deregulation of the industry began in 1980. Shippers' increased focus on cost reduction and core competencies has led to an accelerated rate of growth of the for-hire trucking sector.

   The trucking industry is divided into the truckload and less-than-truckload sectors, both of which are highly fragmented. The truckload sector is composed primarily of specialized carriers operating in markets defined by the length of haul and the type of equipment utilized. Excluding private fleets, revenues in the truckload segment were $75.0 billion in 1999, generated by 50,000 carriers, approximately 95.0% of which had annual revenue of less than $1.0 million. A majority of the trucking services we provide are truckload services. Less-than-truckload carriers specialize in consolidating smaller shipments into truckload quantities for transportation across regional and national networks. Many less-than-truckload carriers have high fixed costs due to investments in infrastructure. Other less-than-truckload carriers utilize the fixed facilities of others and provide specialized outsourced services. The less-than-truckload market generated approximately $20.0 billion of revenues in 1999. We derive only a small portion of our revenues from less-than-truckload freight.

   Other elements of the trucking industry include truck brokerage and the use of independent contractors to provide services. Truck brokerage involves the outsourced arrangement of trucking services by a third-party with a licensed carrier on behalf of a shipper. Truck brokerage allows the provider to offer trucking services without actually having dedicated capacity. The use of independent contractors generally facilitates a low investment in transportation equipment and increased flexibility.

   Railroads

   The railroad industry generated revenues of approximately $36.0 billion in 1999, or 7.8% of the total domestic freight transportation market excluding logistics services. The major participants in the rail market are Union Pacific ($10.0 billion of 1999 revenues), Burlington Northern Santa Fe ($9.1 billion), CSX Transportation ($5.6 billion) and Norfolk Southern ($5.2 billion). Rail transportation is particularly competitive for moving freight over long distances, due to its high capacity per shipment and low variable labor and fuel requirements per ton/mile. Rail service generally offers less flexibility relative to trucking because it is limited in its origin and destination points. The railroad industry has been characterized in recent years by several mergers, including Burlington Northern and Santa Fe in 1995, Union Pacific and Southern Pacific in 1996 and most recently, the division of Conrail between CSX and Norfolk Southern which was completed in June 1999. Integration problems have contributed to rail service disruptions following certain of the mergers. For example, following the Union Pacific/Southern Pacific merger, labor shortages and delayed integration of the companies' information systems contributed to misrouted and lost freight cars as well as general service delays. In addition, the Conrail/CSX/Norfolk Southern transaction has resulted in some service disruptions in markets formerly served by Conrail. Despite these difficulties, the railroad mergers have generally contributed to cost savings in the industry by cutting employment, and the railroads are expected to return to historical service levels as the integration problems are resolved. In addition, railroads have reduced their costs through increased utilization of new technology and outsourcing.

   Third-party Logistics Services

   Logistics services is the management and transportation of materials and inventory throughout the supply chain. The third-party logistics services business has been bolstered in recent years by the competitiveness of the global economy, which causes shippers to focus on reducing handling costs, operating with lower inventories and shortening inventory transit times. The third-party logistics services sector of the domestic logistics market was approximately $45.3 billion in 1999. Using a network of transportation, handling and storage providers in multiple transportation modes, third-party logistics services companies seek to improve their customers' operating efficiency by reducing their inventory levels and related handling costs. Many third-party logistics service providers are non-asset-based, primarily utilizing physical assets owned by others in multiple transport modes. The third-party logistics services business increasingly relies upon advanced information technology to link the shipper with its inventory and as an analytical tool to optimize transportation solutions. This trend favors the larger, more professionally managed companies that have the resources to support a sophisticated information technology infrastructure.

   Freight Handling, Consolidation and Storage

   Because of the complexity of freight patterns and the need to optimize multi-modal routes, the handling and storage of freight on behalf of the shipper is often required during the transportation process. Certain of these services involve freight consolidation and deconsolidation, in which freight is unloaded, temporarily stored in warehouses or on cross-docks, and then re-loaded for further shipment. An example of such a service category in which we compete involves the unloading of imported container freight on the West Coast and the reconsolidation of the freight into new shipments for domestic redistribution.

   International Freight Forwarding

   International freight forwarding includes airfreight forwarding, ocean freight forwarding and customs brokerage. In airfreight forwarding, an indirect air carrier procures shipments from a large number of customers, consolidates shipments bound for a particular destination from a common place of origin, determines the routing over which the consolidated shipment will move and purchases cargo space from airlines on a volume basis. In addition, air freight forwarders may secure space on an airline in the spot market, based upon the immediate volume needs of the customer. In ocean freight forwarding, an indirect ocean carrier or non-vessel operating common carrier (NVOCC) contracts with ocean shipping lines to obtain transportation for a fixed number of containers between various points in a specified time period at an agreed upon rate. Customs brokerage requires knowledge of complex tariff laws and customs regulation in each country in which freight is transported. A customs broker prepares and files all documentation required to clear customs, pays and collects freight charges and deposits import duties with the appropriate foreign and domestic governmental authorities. A customs broker may also provide for the posting of surety bonds, bonded warehousing, assistance in obtaining the most appropriate commodity classification, duty reduction and duty drawback programs (which involve obtaining refunds of duties or taxes when goods or materials are exported out of a region after previously being imported into that region). We provide ocean freight forwarding and customs brokerage services and, to a lesser extent, air freight forwarding services.

Our Service Offerings

   Wholesale Services

   We are the largest provider of intermodal rail service in North America that is not affiliated with an individual railroad company. We sell intermodal service primarily to intermodal marketing companies, large automotive intermediaries, international ocean carriers as well as to our own internal intermodal marketing company and compete primarily with rail carriers offering intermodal service and indirectly with over-the-road full truckload carriers. The size of our equipment fleet, our frequent departures and the scope of our geographic coverage provide us with a significant advantage in attaining the responsiveness and reliability required by our customers at a competitive price. In addition, the geographic coverage provided by our transportation network provides our customers with single-company control over their rail transportation requirements and thereby increases both cost effectiveness and reliability. Our access to sophisticated information technology enables us to continuously track cargo containers, chassis and railcars throughout our transportation network.

   Our rail network and terminal locations serve most major population and commercial centers in the United States, Canada and Mexico. Given our significant intermodal rail market share, we have developed close working relationships with the railroads. We have long-term contracts with the rail carriers which provide, among other things, for favorable rates, minimum service levels, capacity assurances and the utilization of terminal facilities.

   We maintain an extensive fleet of doublestack railcars, containers and chassis, substantially all of which are leased. As of September 22, 2000, our equipment consists of 627 doublestack railcars, 24,091 containers and 28,087 chassis, which are steel frames with rubber tires used to transport containers over the highway. We also have access to APL Limited's fleet of equipment, which we use to support the eastbound domestic transport of international freight for international shipping companies. In addition, we provide APL Limited and other shipping companies with equipment repositioning services through which we transport empty containers from destinations within North America to their West Coast points of origin. To the extent we are able to fill these empty containers with the westbound freight of other wholesale customers, we receive compensation from the shipping companies for our repositioning service and from the other customers for shipment of their freight. Management believes that we have access to over 100,000 empty containers annually for repositioning. In 1999, we filled 73,741 repositioned containers with freight for shipment via our stacktrain network on behalf of our domestic customers. Because of increased volumes in our retail business, we believe that we will be able to increase the percentage of repositioned containers that are filled and transported on behalf of our customers and thereby increase the profitability of our repositioning business.

   Our fleet of equipment, priority handling status with rail carriers and range of transportation services has resulted in a track record of high service quality, reliability and consistency. Through our equipment fleet and long-term arrangements with rail carriers, we can control our assets, linehaul operations and terminal operations and thereby provide a high level of intermodal service. We are therefore positioned to provide a reliable, cost effective and highly competitive transportation alternative. Our wholesale business was recognized in 1997, 1998 and 1999 as "Best of the Best" for on-time performance, value, equipment and operations, customer service and technology and was ranked first overall as an intermodal service provider in a survey of 3,500 shippers conducted by Logistics Management & Distribution Report and Cahners Research. We also received the "Quality One" award from Ford in 1999. We believe that our unique market position and service offerings position us to capitalize on considerable growth opportunities in the intermodal transportation market.

   Trucking Services

   We offer a number of trucking services. We believe that our ability to provide a range of trucking services provides a competitive advantage as companies increasingly seek to outsource their transportation and logistics needs to companies that can manage multiple transportation requirements.

   We provide truck brokerage services throughout North America through our customer service centers in Los Angeles and Walnut Creek (California), Dallas (Texas), Chicago (Illinois), East Rutherford (New Jersey) and Columbus (Ohio). Truck brokerage involves the procurement of trucking services of a licensed independent carrier on behalf of a shipper. Goods shipped in this manner are received by us at our customer service centers before the independent carriers take charge of their delivery. We manage all aspects of these and related services for our customers, including selecting qualified carriers, negotiating rates, organizing or reconsolidating shipments into optimal truckloads, storing goods at our customer service centers until pickup, tracking shipments, resolving difficulties and billing. Our nationwide network of over 5,000 approved independent carriers provides service to virtually any North American destination.

   We compete in both the truckload and less-than-truckload segments of the trucking industry, although the majority of our trucking revenues are derived from truckload operations. Our truckload operations consist of flatbed and specialized heavy-haul trucking services, as well as full-load, regional and local trucking services. Our less-than-truckload operation specializes in long-haul transportation of freight through hubs operated by others throughout the United States. Our less-than-truckload operations leverage the mix of traffic we receive from customers by integrating shipments which have common destinations in order to lower the linehaul, pick-up and delivery costs. Our capital investment in both less-than-truckload and truckload operations is limited. We utilize a fleet of 600 vehicles equipped with flatbed and specialized trailers which are owned and operated by independent contractors.

   We maintain local trucking operations in Los Angeles, Oakland, and San Diego (California), Houston and Dallas (Texas), Jacksonville (Florida), Chicago (Illinois), Memphis (Tennessee), Kansas City (Kansas), Baltimore (Maryland), Seattle (Washington) and Atlanta (Georgia). We contract with independent contractors who control more than 700 trucks. We also maintain interchange agreements with all of the major steamship lines, railroads and stacktrain operators. This network allows us to supply the local transportation requirements of shippers, ocean carriers and freight forwarders across the country.

   Intermodal Marketing

   In our role as an intermodal marketing company, we arrange for the movement of freight in containers and trailers throughout North America for global, national and regional manufacturers and retailers and provide customized electronic tracking and analysis of charges. In addition, we negotiate rail, truck and intermodal rates, determine optimal routes, track and monitor shipments in transit, consolidate billing, handle claims of freight loss or damage on behalf of our customers and manage the handling, consolidation and storage of freight throughout the process. We provide the majority of these services through a network of agents and independent contractors. Our intermodal marketing operations are based in Los Angeles and Walnut Creek (California), East Rutherford (New Jersey), Memphis (Tennessee), Chicago (Illinois) and Columbus (Ohio). Our experienced transportation personnel are responsible for operations, customer service, marketing, management information systems and our relationships with the rail carriers.

   Through our intermodal marketing operations, we assist the railroads and our wholesale operation in balancing freight originating in or destined to particular service areas, resulting in improved asset utilization. In addition, we serve our customers by passing on certain economies of scale that we achieve as a volume buyer from railroads, stacktrain operators, trucking companies and other third-party transportation providers, providing access to large equipment pools and streamlining the paperwork and logistics of an intermodal move. We believe that the combination of our wholesale operations with our intermodal marketing services will enable us to provide enhanced service to our customers and the opportunity for increased profitability and growth.

   Freight Consolidation & Handling

   We offer a variety of freight handling services, including consolidation/deconsolidation and warehousing. Because of the complexity of freight patterns and the need to optimize multi-modal routes, the handling and storage of freight on behalf of the shipper is often required during the transportation process. Our retail operation focuses on providing customers with specially designed transportation packages which fit their specific shipment patterns and transportation and inventory needs. Additionally, we have designed service packages intended to reduce our customers' handling requirements and improve inventory efficiency. These services are primarily offered on the West Coast.

   International Freight Forwarding Services

   As an international freight forwarder, we typically provide freight forwarding services which involve transportation of freight into or out of the United States. As an indirect ocean carrier or non-vessel operating common carrier and a customs broker, we manage international shipping for our customers and provide or connect them with the range of services necessary to run a global business. We also provide air freight forwarding services, though to a lesser extent. Our international product offerings serve more than 1,000 clients internationally through 17 offices and over 100 agents worldwide.

   As an indirect ocean carrier or non-vessel operating common carrier, we transport our customers' freight by contracting with vessel operating common carriers to obtain transportation for a fixed number of containers between various points during a specified time period at an agreed wholesale discounted volume rate. We charge rates lower than the rates our customers could obtain from those same vessel operating common carriers for similar type shipments. We consolidate the freight bound for a particular destination from a common shipping point, prepare all required shipping documents, arrange for any inland transportation, deliver the freight to the vessel operating common carrier and provide shipment all the way to the final destination. At the destination port, we, or our agent, effect delivery of the freight to the receivers of the goods, which may include custom clearance and inland freight transportation to the final destination.

   As a customs broker, we are licensed by the U.S. Customs Service to act on behalf of importers in handling custom formalities and other details critical to exporting and importing of goods. We prepare and file formal documentation required for clearance through customs agencies, obtain customs bonds, facilitate the payment of import duties on behalf of the importer, arrange for the payment of collect freight charges, assist with determining and obtaining the best commodity classifications for shipments and assist with qualifying for duty drawback refunds. We provide customs brokerage services in connection with many of the shipments which we handle as an ocean freight forwarder or non-vessel operating common carrier, as well as shipments arranged by other freight forwarders, non-vessel operating common carriers or vessel operating common carriers.

   Supply Chain Management

   We leverage the information from our advanced information system to provide consulting and supply chain management services to our customers. These specialized services allow our customers to realize cost savings and concentrate on their core competencies by outsourcing their inventory management and transportation to us. We provide infrastructure and equipment, integrated with our customers' existing systems, to handle distribution planning, just-in-time delivery and automated ordering throughout their operations, and additionally will provide and manage warehouses, distribution centers and other facilities for them. We can manage all aspects of the supply chain from inbound sourcing and delivery logistics through outbound shipment, handling, consolidation, deconsolidation, distribution, and just-in-time delivery of end products to our customers' customers. We also consult on identifying bottlenecks and inefficiencies and eliminating them by analyzing freight patterns and costs, optimizing distribution and warehouse locations, and analyzing/developing internal policies and procedures.

Information Technology

   We believe that our high quality of service and reliability evidences the sophistication and successful implementation of our proprietary advanced information systems. Our technology, experience and operating procedures significantly enhance the attractiveness of our logistics offering and deliver service superior to that of our smaller competitors. Our systems' scaleable network architecture provides an EDI and web-enabled platform that allows our users to easily customize deployment and integration of the system to meet their needs. This interconnection allows us to easily communicate with our customers and transportation providers. Our systems monitor and track shipments at every stage in the cycle and across varying transportation modes, providing accurate, real-time visibility on shipment status, location and estimated delivery times. Our exception notification system informs us of any potential delays so we can proactively alert our customer and other supply chain participants to minimize the impact of any problems. Our systems also continually measure transit times, rates, availability and logistics activity of our transportation providers to enable us to plan and execute transactions and freight movements most reliably, efficiently and cost effectively. By monitoring and tracking all containers, chassis and railcars throughout our network, we can identify their location and availability and provide increased equipment utilization and balanced freight flows.

   Our systems also analyze each customer's usage patterns and needs to resolve performance bottlenecks, determine optimal distribution locations and identify areas for cost savings throughout their supply chain. We can also prepare and distribute customized reports detailing shipping patterns, volumes, reliability, timeliness and overall transportation costs, and can generate management reports to meet federal highway authority requirements and perform accounting and billing functions. Currently, our technological efforts are primarily focused on reducing customer service response time, enhancing the customer service profile database and expanding the number of customers and service providers with which we share data using EDI applications.

   We manage our wholesale services with highly sophisticated computer systems that enable continuous tracking of cargo containers, chassis and railcars throughout the intermodal system. These systems also provide us with performance, utilization and profitability indicators in all aspects of the wholesale business. These information systems create a competitive advantage for us as they increase the efficiency of our intermodal operations and enable us to provide shippers with the level of information which they increasingly demand as part of their freight management operations.

   During 1999 and the first three quarters of 2000, we spent a total of $4.1 million and $3.8 million, respectively, on information technology, of which $1.0 million and $1.5 million, respectively, was capitalized and the remainder expensed. These expenditures were for computer hardware and software and related equipment used in our retail operations. During 1999, we consolidated all of our retail operations under a new information technology platform. However, our acquisition of Rail Van and its advanced proprietary information technology systems allows us to further upgrade our information technology platform by integrating all of our retail operations onto the Rail Van information technology platform over the next six months. During 1999 and the first three quarters of 2000, Rail Van spent a total of $6.1 million and $5.8 million, respectively, on information technology, of which $1.6 million and $2.2 million, respectively, was capitalized and the remainder expensed. We believe this integration can be accomplished without any disruption to our retail operations but will require approximately $1.5 million of capital expenditures to increase the capacity of the Rail Van system. In addition, for an annual fee of $10.0 million, APL Limited, pursuant to a long-term information technology agreement, provides us with the computers, software and other information technology necessary for the operation of our wholesale business. We are considering replacing the technology provided by APL Limited with information technology systems currently available in the marketplace from unrelated third parties at a one-time cost which we currently estimate to be approximately $10.0 million, and thereafter at on-going annual costs which we believe would be significantly below the $10.0 million annual fee currently paid to APL Limited.

Customers

   We currently provide retail services on a nationwide basis to retailers and manufacturers, including a number of Fortune 500 companies such as General Electric, Ford and Wal-Mart Stores and large global customers such as Sony. We have served many of our customers for over 15 years and believe that the strength of our customer base is attributable to our customer-focused marketing and service philosophy. A significant portion of our retail sales are with customers that utilize more than one of our services.

   Our sales and customer service organizations, supported by our centralized pricing and logistics management systems, market our wholesale services primarily to intermodal marketing companies, who sell intermodal service to shippers while buying space on intermodal rail trains. We also market our wholesale services to the automotive industry and ocean carriers. Through our sales network, and the sales networks of the intermodal marketing companies to which we sell wholesale services, we provide wholesale services to more than 4,700 shippers.

   Ford Motor Company would have accounted for approximately 13% of our 1999 revenues on a pro forma basis after giving effect to our four acquisitions in 2000 and no other customer would have accounted for 10% or more of our pro forma 1999 revenues.

Sales and Marketing

   As of September 22, 2000, our retail marketing operations included 264 sales agents, 172 of whom are independent sales agents, 97 of whom are salaried sales representatives. All of our sales people are supported by regional sales offices in 17 cities, including Los Angeles and Walnut Creek (California), Chicago (Illinois), Seattle (Washington), Memphis (Tennessee), Rutherford (New Jersey) and Houston (Texas). Our salaried sales representatives are deployed in major business centers throughout the country and target mid-size and large customers. Our national network of commissioned sales agents provides additional geographic coverage and contributes additional business that enables us to achieve volume discounts and balance traffic flows. Both our salaried and commissioned sales forces are compensated by overall net revenue margin contribution to the company and therefore are strongly incentivized to cross-sell additional services to their customers.With our growing portfolio of services, the capability for our nationwide salesforce to cross-sell into other products provides a significant opportunity to expand our business with current customers.

   As of September 22, 2000, our wholesale services were marketed by 16 sales and 25 customer service representatives. These representatives operate through seven regional and district sales offices and three regional service centers which are situated in the major shipping locations for the wholesale business in order to provide support for the customers of the wholesale business. The 16 sales representatives are directly responsible for managing and liaising with existing customers and for soliciting new business. The customer service representatives are responsible for supporting existing customers and sales representatives by providing cargo tracking services, responding to customer complaints and processing customer inquiries. In addition, intermodal marketing companies are an important link between our wholesale operations and shippers. Intermodal marketing companies, who sell intermodal service to shippers while buying space on intermodal rail trains, enable us to market our services through their sales networks and indirectly access shippers in more than 100 major metropolitan areas.

   In addition to our domestic sales force, we also have an international network of 85 sales and 100 customer service representatives. These representatives are located in 5 offices and 75 agencies in over 70 countries.

Development of Our Company

   In May 1999, APL Land Transport Services was recapitalized through the purchase of shares of its common stock by affiliates of Apollo Management, L.P. and two other investors from APL Limited and its redemption of a portion of the shares of common stock held by APL Limited. After the recapitalization, APL Land Transport Services formed a transitory subsidiary that was merged with and into Pacer Logistics, making Pacer Logistics a wholly-owned subsidiary of APL Land Transport Services. In connection with these transactions, APL Land Transport Services was renamed Pacer International, Inc.

   Since our recapitalization and acquisition of our retail operations, we have acquired four companies in the retail business with total gross revenues of $755.6 million in 1999, for a total consideration of approximately $151.3 million. Each acquisition has complemented our core retail business operations, expanded our geographic reach and service offerings for intermodal marketing, local trucking, international freight forwarding and other logistics services, and is expected to be accretive to our earnings in the first year of ownership. Our four recent acquisitions include the following:

  . On January 13, 2000, we acquired substantially all of the assets of Conex Global Logistics Services Inc. and its subsidiaries, MSL Transportation Group Inc. and Jupiter Freight, Inc. The Conex companies, which had $43.4 million of gross revenues in 1999, provide intermodal freight transportation, trucking, transloading and warehousing services at three locations in California and one location in each of Atlanta and Seattle. This acquisition expanded our presence in these services and furthered our vertical integration.

  . On August 31, 2000, we acquired all of the capital stock of GTS Transportation Services, Inc. GTS, which had $87.0 million of gross revenues in 1999, provides logistics and truck brokerage services in North America. This acquisition expanded our service offerings.

  . On October 31, 2000, we acquired all of the capital stock of RFI Group, Inc. RFI, which had $112.1 million of gross revenues in 1999, provides us with access to the international freight forwarding, customs-brokerage and ocean transportation services market. This acquisition expanded our portfolio of services to include international freight forwarding and related activities and gave us a strong international presence.

  . On December 22, 2000, we acquired all of the capital stock of Rail Van, Inc. Rail Van, which had $513.1 million of gross revenues in 1999, provides rail and truck brokerage, intermodal marketing and logistics services. In addition to expanding and strengthening our customer base and product offering, this acquisition provides us with advanced information systems, which we plan to transfer to and use in all of our retail operations over the next six months, as well as a highly focused sales force.

Facilities/Equipment

   Our wholesale transportation network operates out of 58 railroad terminals across North America. Our integrated rail network, combined with our leased equipment fleet, enables us to provide our customers with single-company control over rail transportation to locations throughout North America.

   Substantially all of the terminals that we use are owned and managed by rail or highway carriers. However, we employ full-time personnel on-site at major locations to ensure close coordination of the services provided at the facilities. In addition to these terminals, other locations throughout the eastern United States serve as stand-alone container depots, where empty containers can be picked up or dropped off, or supply points, where empty containers can be picked up only. In connection with our trucking services, agents provide marketing and sales, terminal facilities and driver recruiting, while an operations center provides, among other services, insurance, claims handling, safety compliance, credit, billing and collection and operating advances and payments to drivers and agents.

   Our wholesale equipment fleet consists of a large number of double stack railcars, containers and chassis which are owned or subject to short and long term leases. We lease almost all of our containers, approximately 79% of our chassis and approximately 67% of our doublestack railcars. As of September 22, 2000, our wholesale equipment fleet consisted of the following:

                                                             Owned Leased Total
                                                             ----- ------ ------
   Containers
     48' Containers.........................................   359 14,828 15,187
     53' Containers.........................................    31  8,873  8,904
                                                             ----- ------ ------
       Total................................................   390 23,701 24,091
   Chassis
     48' Chassis............................................ 5,813  7,986 13,799
     53' Chassis............................................    50  9,553  9,603
                                                             ----- ------ ------
       Subtotal............................................. 5,863 17,539 23,402
     20', 40' and 45*.......................................   --   4,685  4,685
                                                             ----- ------ ------
       Total................................................ 5,863 22,224 28,807
                                                             ===== ====== ======
   Doublestack Railcars.....................................   210    417    627

  --------
  * Represents the current allocation of chassis sublet to us pursuant to our agreement with APL Limited. See "Certain Relationships and Related Transactions."

   Supplementing the equipment listed above we have access to an extensive inventory of 20-, 40- and 45-foot containers from APL Limited's international network in addition to the empty containers which we reposition on behalf of APL Limited.

   We also own a limited amount of equipment to support our trucking operations. The majority of our trucking operations are conducted through contracts with independent contractors who own and operate their own equipment. We lease two warehouses in Kansas City (Kansas) and five facilities in Los Angeles (California) for dockspace, warehousing and parking for tractors and trailers.

Suppliers

   Railroads

   We have long-term contracts with certain railroads regarding movement of our stacktrains. These contracts generally provide for access to terminals controlled by the railroads as well as support services related to our wholesale operations. Through these contracts, our wholesale business has established a North American transportation network. Our retail business also maintains contracts with the railroads which govern the transportation services and payment terms pursuant to which the railroads handle intermodal shipments. These contracts are typically of short duration, usually twelve month terms, and subject to renewal or extension. We maintain close working relationships with all of the major railroads in the United States and view each relationship as a partnership. We will continue to focus our efforts on strengthening these relationships.

   Through our contracts with rail carriers, we have access to a 50,000 mile rail network throughout North America. Our rail contracts, which generally provide that the rail carriers will perform linehaul and terminal services for us, are typically long-term agreements, with the major contracts providing for a remaining term of 11 to 14 years. Pursuant to the service provisions, the rail carriers provide transportation of our stacktrains across their rail networks and terminal services related to loading and unloading of containers, equipment movement and general administration. Our rail contracts generally establish per container rates for stacktrain shipments made on rail carriers' transportation networks and typically provide that we are obligated to transport a certain percentage of our total stacktrain shipments with each of the rail carriers. The terms of our rail contracts, including rates, are generally subject to adjustment or renegotiation throughout the term of the contract, based on factors such as the continuing fairness of the contract terms, prevailing market conditions and changes in the rail carriers' costs to provide rail service. Generally, we benefit from advantageous rate provisions in our rail contracts. Based upon these provisions, and the volume of freight which we ship with each of the rail carriers, we believe that we enjoy favorable transportation rates for our stacktrain shipments.

   Agents and Independent Contractors

   We rely on the services of agents and independent contractors in our long haul and local trucking services. Although we own a small number of tractors and trailers, the majority of our truck equipment and drivers are provided by agents and independent contractors. Our relationships with agents and independent contractors allow us to provide customers with a broad range of trucking services without the need to commit capital to acquire and maintain an asset base. Although our agreements with agents and independent contractors are typically long-term in practice, they are generally terminable by either party on short notice.

   Agents and independent contractors are compensated on the basis of mileage rates and a fixed percentage of the revenue generated from the shipments they haul. Under the terms of our typical lease contracts, agents and independent contractors must pay all the expenses of operating their equipment, including driver wages and benefits, fuel, physical damage insurance, maintenance and debt service.

   Local Trucking Companies

   We have established a good working relationship with a large network of local truckers in major urban centers throughout the United States. The quality of these relationships helps ensure reliable pickups and deliveries, which is a major differentiating factor among intermodal marketing companies. Our strategy has been to concentrate business with a select group of local truckers in a particular urban area, which increases our economic value to the local truckers and in turn raises the quality of service that we receive.

   Relationship with APL Limited

   We have entered into a long-term agreement with APL Limited involving domestic transportation of APL Limited's international freight. The majority of APL Limited's imports to the United States are transported on stacktrains from ports on the West Coast to population centers in the Midwest and Northeast regions. However, domestic stacktrain freight which originates in the United States moves predominantly westbound from eastern and midwestern production centers to consumption centers on the West Coast. Because of our agreement with APL Limited, we are able to achieve high utilization and steady revenue production from our intermodal equipment due to our high volume of both eastbound and westbound shipments. The APL Limited freight also significantly increases the associated stacktrain volume, thereby improving our bargaining position with the railroads regarding contract terms. In addition, we provide APL Limited with equipment repositioning services through which we transport APL Limited's empty containers from destinations within North America to their West Coast points of origin. To the extent we are able to fill these empty containers with the westbound freight of other wholesale customers, we receive compensation from both APL Limited for our repositioning service and from the other customers for shipment of their freight.

Business Cycle

   The transportation industry has historically performed cyclically as a result of economic recession, customers' business cycles, increases in prices charged by third-party carriers, interest rate fluctuations and other economic factors, many of which are beyond our control. We believe we have generally been successful in passing on cost increases to our wholesale customers without substantial decreases in shipping volumes. During difficult economic conditions, our wholesale customers may shift between transportation modes, trading speed for cost savings, but generally do not reduce shipments. Because we offer a variety of transportation modes, we generally retain shipping volumes and benefit from increased use of our stacktrain services at the expense of long-haul trucking competitors. Moreover, we believe our retail business is positioned to perform well even in an economic recession or during a downturn in its customers' business cycles. This is because at these times customers focus on cost-reduction and as a result increase their outsourcing of their supply-chain operations to us as well as their use of our other logistics services. We also believe that difficult economic conditions magnify the competitive advantage that large service providers like us enjoy over smaller competitors and offer additional opportunities for us to make acquisitions on favorable financial terms.

Competition

   The transportation services industry is highly competitive. Our retail business competes primarily against other domestic non-asset-based transportation and logistics companies, asset-based transportation and logistics companies, third-party freight brokers, private shipping departments and freight forwarders. Competition is based primarily on freight rates, quality of service, such as damage free shipments, on-time delivery and consistent transit times, reliable pickup and delivery and scope of operations. We also compete with transportation services companies for the services of independent commission agents, and with trucklines for the services of independent contractors and drivers. Our major competitors in the retail business include, C.H. Robinson, Exel, Hub Group, Alliance Shippers, Menlo Logistics, EGL Eagle Global Logistics, Fritz Companies and Ryder System.

   Our wholesale business competes primarily with over-the-road full truckload carriers, conventional intermodal movement of trailers-on-flatcars and containerized intermodal rail services offered directly by railroads. Competition between our wholesale business and truckload carriers is particularly intense for shipments of freight over shorter distances. This is primarily because intermodal transportation's competitive advantage of low variable labor and fuel requirements per ton/mile is diminished for shorter distance shipments. The major competitors of our wholesale business include Burlington Northern Santa Fe, Union Pacific, CSX Intermodal and J.B. Hunt Transport.

Employees

   At September 22, 2000, after giving effect to our acquisitions of RFI and Rail Van, we would have had a total of 1,655 employees. None of our employees are represented by unions and we generally consider our relationships with our employees to be satisfactory.

Government Regulation

   Regulation of Our Trucking and Wholesale Operations

   The transportation industry has been subject to legislative and regulatory changes that have affected the economics of the industry by requiring changes in operating practices or influencing the demand for, and cost of, providing transportation services. We cannot predict the effect, if any, that future legislative and regulatory changes may have on our business or results of operations.

   We are subject to licensing and regulation as a transportation provider pursuant to our trucking operations. We are licensed by the U.S. Department of Transportation as a national freight broker in arranging for the transportation of general commodities by motor vehicle and operate pursuant to a 48-state, irregular route common and contract carrier authority. The Department of Transportation prescribes qualifications for acting in our capacity as a national freight broker, including surety bonding requirements. We provide motor carrier transportation services that require registration with the Department of Transportation and compliance with economic regulations administered by the Department of Transportation, including a requirement to maintain insurance coverage in minimum prescribed amounts. We are also subject to regulation by the U.S. Federal Maritime Commission as an ocean freight forwarder and maintain a non-vessel operating common carrier bond, and provide customs brokerage services as a customs broker under a license issued by the U.S. Customs Service of the U.S. Department of Treasury. Other sourcing and distribution activities may be subject to various federal and state food and drug statutes and regulations. Although Congress enacted legislation in 1994 that substantially preempts the authority of states to exercise economic regulation of motor carriers and brokers of freight, we and several of our subsidiaries continue to be subject to a variety of vehicle registration and licensing requirements. We and the carriers that we rely on in arranging transportation services for our customers are also subject to a variety of federal and state safety and environmental regulations. Although compliance with regulations governing licenses in these areas has not had a materially adverse effect on our operations or financial condition in the past, there can be no assurance that these regulations or changes in these regulations will not adversely affect our operations on the future. Violations of these regulations could also subject us to fines or, in the event of serious violations, suspension or revocation of operating authority as well as increased claims liability.

   Intermodal operations, like ours, were exempted from virtually all active regulatory supervision by the U.S. Interstate Commerce Commission, predecessor to the regulatory responsibilities now held by the U.S. Surface Transportation Board. Such exemption is revocable by the Surface Transportation Board, but the standards for revocation of regulatory exemptions issued by the Interstate Commerce Commission or Surface Transportation Board are high.

   Regulation of Our International Freight Forwarding Operations

   We maintain licenses issued by the U.S. Federal Maritime Commission as an ocean transportation intermediary. Our licenses govern both our operations as an ocean freight forwarder and as a non-vessel operating common carrier. The Federal Maritime Commission has established qualifications for shipping agents, including surety bond requirements. The Federal Maritime Commission also is responsible for the regulation and oversight of non-vessel operating common carriers that contract for space with vessel operating carriers and sell that space to commercial shippers and other non-vessel operating common carriers for freight originating and/or terminating in the United States. Non-vessel operating common carriers are required to publish and maintain tariffs that establish the rates to be charged for the movement of specified commodities into and out of the United States. The Federal Maritime Commission has the power to enforce these regulations by commencing enforcement proceedings seeking the assessment of penalties for violation of these regulations. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We believe that we are in substantial compliance with all applicable regulations and licensing requirements in all countries in which we transact business.

   We are also licensed as a customs broker by the Customs Service of the Department of Treasury in each United States custom district in which we do business. All United States customs brokers are required to maintain prescribed records and are subject to periodic audits by the Customs Service. In other jurisdictions in which we perform customs brokerage services, we are licensed, where necessary, by the appropriate governmental authority. We believe we are in substantial compliance with these requirements.

Litigation

   In June 1995, APL Limited, our former parent, sold the assets of its trucking company, American President Trucking to Burlington Motor Carriers. The sale included the sublease of terminal real estate to BMC and the sublease of tractor units to Stoops Freightliner, which in turn entered into a use agreement with BMC. We and BMC entered into a service agreement whereby we guaranteed certain levels of traffic to BMC. Under new ownership from a 1995 bankruptcy proceeding, BMC advised APL Limited and us that it believed we breached the service agreement when APL Limited sold its Distribution Services unit, and demanded $0.8 million in compensation. We disputed the claim. BMC and Stoops filed subsequent complaints in the BMC bankruptcy proceedings demanding unspecified damages. We and APL Limited filed motions to dismiss both complaints, which were granted on November 13, 1998. Stoops did not appeal; BMC did. The appellate court upheld part of the decision and reversed part of the decision and encouraged the parties to engage in settlement discussions. In early February 2000, APL Limited offered $200,000 in settlement of all claims; BMC countered with a demand of $1.2 million. APL Limited rejected that offer and reiterated its $200,000 offer in early April. Subsequently, all the parties have entered into an agreement in principle which will settle all claims among them. The settlement agreement, which was executed in December 2000, will not result in any payment by us.

   Two subsidiaries of Pacer Logistics, Interstate Consolidation, Inc. and Intermodal Container Service, Inc., are named defendants in a class action filed by Irwin Albillo in July, 1997 in the State of California, Los Angeles Superior Court, Central District, alleging, among other things, breach of fiduciary duty, unfair business practices, conversion and money had and received in connection with monies allegedly wrongfully deducted from truck drivers' earnings. Defendants have entered into a Judge Pro Tempore Submission Agreement dated as of October 9, 1998 pursuant to which the plaintiffs and defendants have waived their rights to a jury trial, stipulated to a certified class and agreed to a minimum judgment of $250,000 and a maximum judgment of $1.75 million. On August 11, 2000, the court issued its Statement of Decision, in which Interstate and Intermodal prevailed on all issues except one. The court found that Interstate failed to issue certificates of insurance to the owner-operators and therefore failed to disclose that in 1998, our retention on its liability policy was $250,000. The court has ordered that restitution of $488,978 be paid for this omission. Plaintiff's counsel has indicated he intends to appeal the entire ruling and we intend to appeal the restitution issue. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse effect on our financial position or results of operations.

   We are currently not otherwise subject to any other pending or threatened litigation other than routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on our business, financial condition or results of operations. Most of the lawsuits to which we are a party are covered by insurance and are being defended by our insurance carriers.

Environmental

   Our facilities and operations are subject to federal, state and local environmental, hazardous materials transportation and occupational health and safety requirements, including those relating to the handling, labeling, shipping and transportation of hazardous materials, discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. In particular, a number of our facilities have underground and aboveground tanks for the storage of diesel fuel and other petroleum products. These facilities are subject to requirements regarding the storage of such products and the clean-up of any leaks or spills. We could also have liability as a responsible party for costs to clean-up contamination at off-site locations where we have sent, or arranged for the transport of, wastes. We have not received any notices that we are potentially responsible for material clean-up costs at any off-site waste disposal location. We do not currently anticipate any material adverse effect on our business or financial condition as a result of our efforts to comply with environmental requirements nor do we believe that we have any material environmental liabilities. We also do not expect to incur material capital expenditures for environmental controls in this or the next fiscal year. However, there is no guarantee that changes in environmental requirements or liabilities from newly-discovered environmental conditions will not have a material effect on our business.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth information regarding our directors and executive officers.

Name                    Age                       Position
----                    ---                       --------
Donald C. Orris.......   59 Chairman, President and Chief Executive Officer
Gerry Angeli..........   54 Executive Vice President
Robert L. Cross.......   53 Executive Vice President
Lawrence C. Yarberry..   58 Executive Vice President and Chief Financial Officer
Joseph P. Atturio.....   43 Vice President, Controller and Secretary
Joseph B. Doherty.....   41 Treasurer
Eugene Pentimonti.....   58 President, Wholesale Operations
Michael W. Keller.....   50 President, Warehousing and Freight Consolidation
Mitchel Robbins.......   44 President, International Freight Forwarding
Alan Baer.............   45 Vice President
Joshua J. Harris......   35 Director
Thomas L. Finkbiner...   47 Director
Michael S. Gross......   39 Director
Bruce H. Spector......   58 Director
Marc E. Becker........   28 Director
Timothy J. Rhein......   59 Director

   Donald C. Orris has served as Chairman, President and Chief Executive Officer of our company since May 1999. From Pacer Logistics' inception in March 1997 until May 1999, Mr. Orris served as Chairman, President and Chief Executive Officer of Pacer Logistics. From March 1997 until May 1998, Mr. Orris served as President and Chief Executive Officer of an affiliate of Pacer Logistics. He also has served as Chairman of Pacer Logistics' other subsidiaries since their formation or acquisition by Pacer Logistics. Mr. Orris has been the President of Pacer International Consulting LLC (f/k/a Logistics International LLC), a wholly-owned subsidiary of Pacer Logistics, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, he served as an Executive Vice President, of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American President Domestic Company and American President Intermodal Company from 1982 until 1990.

   Gerry Angeli has served as an Executive Vice President of our company since May 1999. From Pacer Logistics' inception in March 1997 until May 1999, Mr. Angeli served as an Executive Vice President and Assistant Secretary of Pacer Logistics and as a Director of Pacer Logistics from April 1998 until May 1999. He also served as a Director of each of Pacer Logistics' subsidiaries. Since May 1998, Mr. Angeli has served as President and Chief Executive Officer and Vice President of certain Pacer Logistics subsidiaries. Mr. Angeli also served as a Vice President and Assistant Secretary of Pacific Motor Transport Company ("PMTC") from March 1997 until May 1998. Since 1982, Mr. Angeli has served as President and Chief Executive Officer of the Pacer division of PMTC and, concurrent therewith, from 1987 until December 1993, Mr. Angeli served as President and Chief Executive Officer of Southern Pacific Motor Trucking, a wholly-owned subsidiary of the Southern Pacific Railroad.

   Robert L. Cross has served as an Executive Vice President of our company since May 1999. Mr. Cross served as an Executive Vice President and Assistant Secretary of Pacer Logistics and as an officer of certain Pacer Logistics subsidiaries from Pacer Logistics' inception in March 1997 until May 1999. From 1991 until March 1997, Mr. Cross served as President of ABL-TRANS.

   Lawrence C. Yarberry has served as an Executive Vice President and Chief Financial Officer of our company since May 1999. Mr. Yarberry served as an Executive Vice President, Chief Financial Officer and

Treasurer of Pacer Logistics from May 1998 until May 1999. Mr. Yarberry served as a consultant to Pacer Logistics from February 1998 until May 1998. From April 1990 until December 1997, Mr. Yarberry served as a Vice President of Finance of Southern Pacific Transportation Company and was Vice President of Finance and Chief Financial Officer of Southern Pacific Rail Corporation.

   Joseph P. Atturio has served as a Vice President, Controller and Secretary of our company since May 1999. Mr. Atturio served as Vice President and Secretary of Pacer Logistics since its inception in March 1997 until May 1999. Prior to joining Pacer Logistics, Mr. Atturio served as Comptroller of SPMT from August 1988 until December 1993 and as a Vice President of SPMT from July 1992 until December 1993. From January 1994 until March 1997, he served as Vice President and Controller of PMTC and served as a Regional Director of PMT Auto Transport, a division of PMTC, from January 1986 until 1988.

   Joseph B. Doherty has served as Treasurer of our company since July 2000. Prior to joining our company, Mr. Doherty served as Vice President and Treasurer for Rail America, Inc. from August 1998 to July 2000. From 1981 to 1998, Mr. Doherty held various positions at Southern Pacific Transportation Company, including Assistant Vice President--Finance and Assistant Treasurer.

   Eugene Pentimonti has served as President of Wholesale Services of our company since April 2000. Prior to joining Pacer Stacktrain, Mr. Pentimonti served as Senior Vice President for the American Trucking Association from February 1996 to 2000. Mr. Pentimonti also served as a Vice President for American President Lines from 1979 to 1996.

   Michael W. Keller has served as President of Warehousing and Freight Consolidation of our company since January 2000. Prior to joining our company, Mr. Keller was President of Conex Global Logistics Services, Inc. since 1977. From 1975 to 1977, Mr. Keller was the General Sales manager for the Western Region with Japan Lines. From 1970 to 1975, Mr. Keller served at Matson, where his last capacity was Assistant Vice President of Operations.

   Mitchel Robbins has served as President of International Freight Forwarding of our company since October 2000. Mr. Robbins served as Chief Executive Officer of RFI Group, Inc. from January 1993 to October 2000. Mr. Robbins served as Vice President of RFI Group, Inc. from 1984 to 1993 and as a Manager from 1977 to 1984.

   Alan Baer has served as a Vice President of our company since October 31, 2000 and as Chief Operating Officer of RFI Group, Inc. since January 1, 1998. Mr. Baer served as President of Ocean World Lines from 1989 to 1998. Prior to joining Ocean World Lines, Mr. Baer served as Line Manager for United States Navigation since 1982.

   Joshua J. Harris has served as a Director of our company since May 1999. Mr. Harris is a partner in Apollo Management, L.P. and has served as an officer of certain affiliates of Apollo Management since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Florsheim Group Inc., NRT, Incorporated, Clark Retail Enterprises, Inc., Breuners Home Furnishings Corporation, Quality Distribution, Inc., Converse Inc. and Resolution Performance Products Inc.

   Thomas L. Finkbiner was elected to serve as a Director of our company effective April 1, 2000. Mr. Finkbiner is currently a Director and Chief Executive Officer of Quality Distribution, Inc. Prior to joining Quality Distribution, Mr. Finkbiner served as Vice President of Intermodal for Norfolk Southern Corporation since 1987. From 1981 to 1987, he was Vice President of Marketing & Administration for North American Van Lines.

   Michael S. Gross was elected to serve as a Director of our company effective April 1, 2000. Mr. Gross is a founding partner of Apollo Management. Prior to that time, Mr. Gross was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Gross is also a Director of Allied Waste Industries, Inc., Breuners Home Furnishings Corporation, Clark Retail Enterprises, Inc., Converse, Inc., Encompass Services Corporation, Florsheim Group, Inc., Rare Medium, Inc., Saks, Inc. and United Rentals.

   Bruce H. Spector has served as a Director of our company since May 1999. Mr. Spector has been a consultant to Apollo Management since 1992 and has been a principal in Apollo Management since 1995. Prior to October 1992, Mr. Spector, a reorganization attorney, was a member of the Los Angeles law firm of Stutman Triester and Glatt. Mr. Spector is also a Director of Telemundo Group, Inc., United International Holdings, Inc., Nexthealth, Inc., Vail Resorts, Inc. and Metropolis Realty Trust, Inc.

   Marc E. Becker has served as a Director of our company since May 1999. Mr. Becker has been associated with Apollo Management since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. in the Financial Entrepreneurs group within its Investment Banking division. Mr. Becker also serves as a Director of National Financial Partners Corporation and Quality Distribution, Inc.

   Timothy J. Rhein has served as a Director of our Company since May 1999. Mr. Rhein has been President and Chief Executive Officer of APL Limited since October 1995. Mr. Rhein served as APL Limited's President and Chief Operating Officer from July 1995 to October 1995. Prior to that, Mr. Rhein served as President and Chief Executive Officer of APL Land Transport Services, Inc. from May 1990 to October 1995 and President and Chief Operating Officer of American President Lines, Ltd. from January 1987 to May 1990. Mr. Rhein has served as a Director of APL Limited since July 1990.

Directors' Terms

   Upon completion of this offering, our board of directors will be divided into three classes that serve staggered three-year terms, as follows:

     Class                                               Expiration Board Member
     -----                                               ---------- ------------
     Class I............................................    2002
     Class II...........................................    2003
     Class III..........................................    2004

Committees of the Board of Directors

   The board of directors has an executive committee, a compensation committee and an audit committee. The executive committee. The executive committee may exercise all the powers of the board of directors in the management of our business and affairs except for those powers expressly reserved to the board under Tennessee law. The members of the executive committee are Messrs. Orris, Harris and Spector. The compensation committee reviews and makes recommendations regarding our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administers our option plan. The members of the compensation committee are Messrs. Orris, Harris and Spector. The audit committee provides assistance to the board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent accountants and take those actions as it deems necessary to satisfy itself that the auditors are independent of management. Prior to this offering, the audit committee consisted of Messrs. Harris, Rhein and Becker. Effective upon consummation of this offering, the audit committee
will consist of Messrs.               and                and a new director to
be named within 90 days of this offering who will qualify as an independent director under NASDAQ rules.

Director Compensation

   The members of our board of directors who are employees do not receive compensation for their service on our board of directors or any committee of our board but are reimbursed for their out-of-pocket expenses. Our non-employee directors receive a monthly $1,500 retainer plus a $1,500 fee for each board meeting that they attend. In addition, each non-employee director has received options to purchase 6,000 shares of our common stock under our stock option plan.

Compensation Committee Interlocks and Insider Participation

   No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Executive Compensation

   The following table sets forth information concerning the compensation paid by us for services rendered in the years indicated to our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1999.

                          Summary Compensation Table

                                                                         Long-Term Compensation
                                                                -----------------------------------------
                                     Annual Compensation                       Awards    Payout
                              ---------------------------------             ------------ ------
                                                                Restricted   Securities
   Name and Principal                            Other Annual      Stock     Underlying   LTIP  All Other
        Position         Year  Salary   Bonus   Compensation(1) Award(s)(2) Options SARs Payout Comp.(3)
   ------------------    ---- -------- -------- --------------- ----------- ------------ ------ ---------
Donald C. Orris......... 1999 $300,000 $161,880       --             --       100,000            $5,688
 Chairman, President and 1998 $250,000 $ 90,000       --             --           --       --    $6,250
 Chief Executive Officer
Gerry Angeli............ 1999 $270,000 $121,410       --             --       100,000            $3,025
 Executive Vice
  President              1998 $250,000 $ 90,000       --             --           --       --    $7,500
Gary I. Goldfein (4).... 1999 $255,000 $121,410       --             --       100,000            $3,975
                         1998 $235,000 $ 90,000       --             --           --       --    $1,600
Robert L. Cross......... 1999 $235,000 $121,410       --             --       100,000            $5,604
 Executive Vice
 President               1998 $220,000 $990,000       --             --           --       --    $6,558
Alan E. Steiner (5)..... 1999 $235,000 $121,410       --             --       100,000            $3,975
 Executive Vice
 President               1998 $220,000 $ 90,000       --             --           --       --    $1,600

-------
(1) The value of perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000, or 10% of the total annual salary and bonus reported for the officer.
(2) In connection with the recapitalization, Messrs. Orris, Angeli, Goldfein, Cross and Steiner received 2,329, 2,264, 4,963, 2,264 and 4,963 shares of Pacer Logistics 7.5% Exchangeable Preferred Stock, respectively, with a fiscal year end 1999 fair market value of $17.5 million (based on a fiscal year end 1999 fair market value of $1,000 per share of such preferred stock, plus accrued dividends).
(3) Consists of company matching contributions to 401(k) plan.
(4) Mr. Goldfein was one of our executive vice presidents, but resigned effective January 1, 2000 and forfeited 90,000 options to purchase Pacer International common stock.
(5) Mr. Steiner was one of our executive vice presidents, but resigned effective May 31, 2000 and forfeited 80,000 options to purchase Pacer International common stock.

                       Option Grants in Last Fiscal Year

   The following table lists the stock options granted to each of the officers named in the Summary Compensation Table above during the fiscal year 1999.

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                           Annual Rates of
                                                                             Stock Price
                                                                          Appreciation for
                                       Individual Grants                    Option Term(1)
                         ---------------------------------------------- ---------------------
                         Number of
                         Securities  % of
                         Underlying Options
   Name and Principal     Options   Granted Exercise Price  Expiration
        Position          Granted   In Year     ($/Sh)         Date     0% ($) 5% ($) 10% ($)
   ------------------    ---------- ------- -------------- ------------ ------ ------ -------
Donald C. Orris (CEO)...  100,000     9.4%      $10.00     May 28, 2009  $      $      $
Gerry Angeli............  100,000     9.4%      $10.00     May 28, 2009  $      $      $
Gary I. Goldfein........  100,000     9.4%      $10.00     May 28, 2009  $      $      $
Robert L. Cross.........  100,000     9.4%      $10.00     May 28, 2009  $      $      $
Alan E. Steiner.........  100,000     9.4%      $10.00     May 28, 2009  $      $      $

--------
(1) These amounts represent hypothetical gains that could be achieved if those options are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon an assumed initial public offering price of per share (the midpoint of the range set forth on the cover of this prospectus). These assumptions are not intended to forecast future appreciation of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

   The following table sets forth information concerning the options held by each of the officers named in the above Summary Compensation Table at December 31, 1999.

                                                           Number of Securities
                                                          Underlying Unexercised     Value of Unexercised
                                                                Options at          In-the-Money Options at
                                                            Fiscal year end(1)         Fiscal year end(2)
                          Shares Acquired                ------------------------- -------------------------
          Name              On Exercise   Value Realized Exercisable Unexercisable Exercisable Unexercisable
          ----            --------------- -------------- ----------- ------------- ----------- -------------
Donald C. Orris Common..         --             --         34,833       221,916
 Preferred..............         --             --          3,333        11,666
Gerry Angeli
 Common.................         --             --         34,833       221,916
 Preferred..............         --             --          3,333        11,666
Gary I. Goldfein
 Common (3).............         --             --            --        100,000
Robert L. Cross Common..         --             --         34,833       221,916
 Preferred..............         --             --          3,333        11,666
Alan E. Steiner
 Common (4).............         --             --            --        100,000

--------
(1) In connection with our acquisition of Pacer Logistics, certain of the options relating to Pacer Logistics preferred stock converted to options to purchase our Series A preferred stock. See "Description of Capital Stock--Preferred Stock."
(3) Mr. Goldfein resigned effective January 1, 2000 and forfeited 90,000 options to purchase Pacer International common stock.
(4) Mr. Steiner resigned effective May 31, 2000 and forfeited 80,000 options to purchase Pacer International common stock.

Stock Option Plan

   Our Board of Directors adopted the Pacer International, Inc. 1999 Stock Option Plan in May 1999. The purpose of this plan is to further our growth and success by permitting our employees, as well as employees of Pacer Logistics, to acquire shares of our common stock and the preferred stock of Pacer Logistics, in the case of employees of Pacer Logistics, thereby increasing their personal interest in our growth and success and to provide a means of rewarding outstanding contribution by these employees. With the exception of the 562,861 incentive stock options which were rolled into this plan from the PMT Holdings, Inc. 1997 Stock Option Plan and the Pacer International, Inc. 1998 Stock Option Plan, options subject to this plan do not qualify as incentive stock options under the provisions of section 422 of the Internal Revenue Code.

   No more than 1,793,747 shares have been authorized to be issued pursuant to all option grants under this plan. A total of 1,604,361 common stock options have been granted at or above fair market value at the date of grant. Of the options granted, 470,247 and 92,614 were part of the 1997 and 1998 Pacer Logistics, Inc. Stock Option Plan, respectively, that were rolled over as part of the acquisition of Pacer Logistics. In addition, under the 1999 Stock Option Plan, options to purchase 44,997 shares of preferred stock were granted which were rolled over from the 1997 Pacer Logistics Stock Option Plan. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting our stock, this plan permits proportionate adjustments to the number and kinds of shares subject to options and/or the exercise price of those shares.

   All of our employees, as well as the employees of any of our subsidiaries, as well as non-employee directors are eligible for option grants under this plan. This plan is administered by a committee of our Board of Directors and, except with respect to initial grants described below, such committee has the power and authority to approve the persons to whom options are granted, the time or times at which options are granted, the number of shares subject to each option, the exercise price of each option and the vesting and exercisability provisions of each option and has all powers with respect to the administration and interpretation of this plan.

   This plan provides for initial grants to specified employees. The aggregate number of shares subject to these initial grants is 832,000 and their exercise price is $10.00 per share. These initial grants are divided into three tranches, Tranche A, Tranche B and Tranche C. Tranche A options vest in five equal installments on the date of the grant's first five anniversary dates, provided the employee is employed by us on each anniversary date. Tranche B options generally vest on the date of grant's seventh anniversary date if the employee is employed by us on that date. However, if on any of the grant's first five anniversary dates certain per share target values are attained and the employee is employed by us on that date, then 20% of the Tranche B options will vest. Accelerated vesting of the Tranche B options is possible if a sale of the company occurs prior to the date of grant's fifth anniversary and the fair market value of the per share consideration to be received by the shareholder equals or exceeds an amount calculated in accordance with this plan. Tranche C options vest in substantially the same manner as Tranche B options, including acceleration upon a sale of us, except that the per share target values as of a given anniversary date are increased. Options granted to non-employee directors vest in four equal installments on the date of grant's first four anniversary dates. A vested option that has not yet been exercised will automatically terminate on the first to occur of the grant's tenth anniversary, ninety days following the employee's termination of employment for any reason other than death or disability, twelve months following the employee's termination of employment due to death or disability, or as otherwise determined by the committee.

   Each option that is vested as of the date of the sale of our company remains exercisable until the sale's closing, after which time such option is unenforceable. Non-vested Tranche A, Tranche B and Tranche C options will vest in accordance with the vesting schedules described above, however, an option that vests after our company is sold will remain exercisable for 10 days before such portion of the option terminates and is of no further force or effect. All options granted under this plan are nontransferable except upon death, by such employee's will or the laws of descent and distribution, or transfers to family members of the employee that are approved by the committee.

   This plan has a term of ten years, subject to earlier termination by our Board of Directors, who may modify or amend this plan in any respect, provided that no amendment or modification affects an option already granted without the consent of the option holder.

Employment Agreements

   We have entered into employment agreements dated as of March 31, 1997, and amended as of April 7, 1999, with each of Donald C. Orris, Gerry Angeli and Robert L. Cross. Each of these employment agreements, as amended, has a term of two years commencing on May 28, 1999, with automatic one year renewals on each anniversary of their commencement date. The minimum base salary under these employment agreements is $225,000, $200,000 and $235,000, per year for Messrs. Orris, Angeli and Cross, respectively, subject to increase by our board of directors, except in the case of Mr. Orris, in which case the base salary is subject to increase as agreed to by Mr. Orris and our Board of Directors.

   Under the employment agreement of Mr. Orris, our Board of Directors may award an annual bonus to him in an amount up to $120,000 and under the employment agreements of Messrs. Angeli and Cross, such bonus may be in an amount up to $90,000. In each case, such bonus is based on the attainment of certain operating income targets. Further, an additional bonus of up to 50% of the annual bonus may be awarded to each of Messrs. Orris, Angeli and Cross, based upon acquisitions made during the year. The bonus amounts may be changed from time to time by the Board of Directors.

   All of the employment agreements provide that if the employment of these employees is terminated for any reason, they would be entitled to receive any unpaid portion of their base salary, reimbursement for any expenses incurred prior to the date of termination and any unpaid amounts earned prior to the effective date of termination pursuant to the terms of any bonus or benefit program in which they participated at the time of termination. In addition, the employment agreements provide that if the employment of these employees is terminated without "cause", as defined in the employment agreements, they would be entitled to receive 100% of their base salary for a period of between twelve and twenty-four months, with such amount to be reduced by 50% of any salary earned during this severance period from other sources.

   All of the employment agreements include certain restrictive covenants for our benefit relating to the non-disclosure by these employees of our confidential business information and trade secrets, the disclosure grant and assignment of inventions and non-competition with regards to any business in competition with us.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of November 30, 2000, and as adjusted to reflect the sale of the shares of common stock offered by us in this offering and the issuance of 280,000 shares in the Rail Van acquisition, for:

  . each person or entity known by us to beneficially own more than 5% of the common stock;

  .  each executive officer named in the summary compensation table;

  .  each of our directors; and

  .  all executive officers and directors as a group.

   The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of October 31, 2000, but excludes shares of common stock underlying options held by any other person.

   Except in cases where community property laws apply or as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

   Percentage of beneficial ownership is based on 11,081,373 shares of common
stock outstanding as of November 30, 2000,             shares of common stock
outstanding after completion of this offering, including those issued in the Rail Van acquisition, and 22,348.44 shares of Pacer Logistics Exchangeable Preferred Stock outstanding as of November 30, 2000 and upon completion of this offering. The Pacer Logistics Exchangeable Preferred Stock is exchangeable for shares of our common stock on the basis of 100 shares of common stock for each share of preferred stock. The table assumes that the underwriters' over-allotment option is not exercised and excludes any shares purchased in this offering by the respective beneficial owners.

                              Beneficial Ownership Before Offering
                          --------------------------------------------------
                                          Common Stock
                                           Underlying
                                          Options and                        Beneficial
                                          Exchangeable                       Ownership
                                           Securities                          After
                            Common        Exercisable/                        Offering
                             Stock        Exchangeable                       ----------
                          Outstanding    Within 60 Days     Total    Percent  Percent
                          -----------    --------------   ---------- ------- ----------
Apollo Management IV,
 L.P.(1)................   9,390,000             --        9,390,000  84.8%
 c/o Apollo Management,
  L.P.
 1301 Avenue of the
  Americas
 New York, NY 10019

APL Limited.............     750,000             --          750,000   6.8
 1111 Broadway
 Oakland, CA 94607

Donald C. Orris(2)......      95,791         252,925(3)      348,716   3.1

Gerry Angeli(2).........      95,791         246,416(4)      342,207   3.0

Gary I. Goldfein(2).....      10,000         496,375(5)      506,375   4.4

Robert L. Cross(2)......      95,791         246,416(4)      342,207   3.0

Allen E. Steiner(2).....      20,000         496,375(5)      516,375   4.5

Joshua J. Harris(6).....   9,690,000(7)        1,500(8)    9,691,500  87.5

Thomas L. Finkbiner(9)..         --              --              --    --

Michael S. Gross(6).....   9,390,000(7)          --        9,390,000  84.8

Bruce M. Spector(6).....   9,390,000(7)        1,500(8)    9,391,500  84.8

Marc E. Becker(6).......   9,390,000(7)        1,500(8)    9,391,500  84.8

Timothy J. Rhein(10)....     750,000           1,500(8)      751,500   6.8

All directors and
 executive officers as a
 group (16
 persons)(11)...........  10,757,373       1,853,871(12)  12,611,244  97.5

--------
 (1) Beneficial ownership of common stock includes 8,912,000 shares, or 80.4%
     before this offering and    % after this offering, owned by Coyote
     Acquisition LLC ("Coyote I") and 478,000 shares, or 4.3% before this
     offering and    % after this offering, owned by Coyote Acquisition II LLC
     ("Coyote II"). Coyote I is a Delaware limited liability company, the sole member of which Apollo Investment Fund IV, L.P. ("AIF") and Coyote II is a Delaware limited liability company, the sole member of which is Apollo Overseas Partners IV, L.P. ("AOP"). Each of AIF and AOP is a private investment fund, the general partner of which is Apollo Advisors IV, L.P. ("Advisors") which is an affiliate of Apollo Management IV, L.P. ("Management"), the manager of AIF and AOP. Each of Advisors and Management may be deemed the beneficial owner of the shares owned by Coyote I and Coyote II.
 (2) The business address for Messrs. Orris, Angeli, Goldfein, Cross and Steiner is c/o Pacer International, Inc., 1340 Treat Boulevard, Suite 200, Walnut Creek, CA 94596.
 (3) Represents 20,000 shares of common stock underlying options exercisable within 60 days and 232,925 shares of common stock issuable upon exchange of the Pacer Logistics 7.5% Exchangeable Preferred Stock. Does not include an additional 140,958 options which vest in the future.
 (4) Represents 20,000 shares of common stock underlying options exercisable within 60 days and 226,416 shares of common stock issuable upon exchange of the Pacer Logistics 7.5% Exchangeable Preferred Stock. Does not include an additional 140,958 options which vest in the future.

 (5) Represents 496,375 shares of common stock issuable upon exchange of the Pacer Logistics 7.5% Exchangeable Preferred Stock. Mr. Goldfein resigned as an officer of our company effective January 1, 2000 and forfeited options to purchase 90,000 shares of our common stock. Mr. Steiner resigned as an officer of our company effective May 31, 2000 and forfeited options to purchase 80,000 shares of our common stock.
 (6) The business address for Messrs. Harris, Gross and Becker is c/o Apollo Management L.P., 1301 Avenue of the Americas, New York, NY 10019. The business address for Mr. Spector is c/o Apollo Management L.P., 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.
 (7) Messrs. Harris, Gross, Spector and Becker are each principals and/or employees of certain affiliates of Apollo Management IV, L.P. Accordingly, each such person may be deemed to beneficially own shares of common stock held by Apollo Management IV, L.P. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. With respect to Mr. Harris, also includes 200,000 shares owned by BT Capital Investors L.P., an affiliate of Deutsche Bank Securities Inc., one of the representatives of the underwriters, and 100,000 shares owned by Pacer International Equity Investors, LLC, an affiliate of Credit Suisse First Boston Corporation, one of the representatives of the underwriters, with respect to which Mr. Harris has been granted a voting proxy. See "Description of Capital Stock--Other Agreements--Shareholders Agreements."
 (8) Represents shares underlying options exercisable within 60 days. Does not include 4,500, 6,000, 4,500 and 4,500 options which vest in the future granted to each of Messrs. Harris, Gross, Spector and Becker, respectively.
 (9) The business address for Mr. Finkbiner is 3802 Corporex Park Drive, Tampa, Florida 33619. Does not include 6,000 options which vest in the future.
(10) The business address for Mr. Rhein is c/o APL Limited, 1111 Broadway, Oakland, CA 94607. Mr. Rhein is President, Chief Executive Officer and a director of APL Limited. Accordingly, he may be deemed to beneficially own shares of common stock held by APL Limited. Mr. Rhein disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Does not include 6,000 options which vest in the future.
(11) Includes all shares held by entities affiliated with specific directors as described in notes (7) and (10) above.
(12) Represents 175,364 shares underlying options exercisable within 60 days and 1,678,507 shares of common stock issuable upon exercise of the Pacer Logistics 7.5% exchangeable preferred stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our 1999 Recapitalization

   On May 28, 1999, we consummated a recapitalization through the purchase by entities formed by affiliates of Apollo Management, L.P. and two other investors of shares of our outstanding common stock from APL Limited for $292.5 million and our redemption of shares of our common stock held by APL Limited for a total purchase price of $300.0 million. Immediately following our recapitalization, we acquired Pacer Logistics, Inc. In connection with the acquisition, members of Pacer Logistics management received shares (valued at $24.3 million) of a series of Pacer Logistics preferred stock exchangeable for our common stock. In connection with the acquisition of Pacer Logistics, we used cash to refinance the existing debt of Pacer Logistics, redeem outstanding Pacer Logistics preferred stock from its former stockholders and made payments in connection with other Pacer Logistics transactions.

   Our recapitalization and the acquisition of Pacer Logistics was financed by:

  . the private placement of our senior subordinated notes which were subsequently exchanged for senior subordinated notes registered under the Securities Act;

  .  borrowings under our credit agreement;

  .  the sale and leaseback of 199 double stack rail cars; and

  . equity investments totaling $96.9 million, of which $93.9 million was made by affiliates of Apollo Management and $3.0 million by affiliates of Deutsche Bank Securities Inc. and Credit Suisse First Boston Corporation.

   The following table sets forth the sources and uses of funds for our recapitalization and the acquisition of Pacer Logistics:

                                                                      Amount
                      Source of Funds                              (in millions)
                      ---------------                              -------------
Senior credit facilities:(1)
 Borrowings under the revolving credit facility............           $  2.0
 Borrowings under the term loan............................            135.0
Issuance of senior subordinated notes......................            150.0
 Exchange of Pacer Logistics common stock for Pacer
  Logistics exchangeable preferred stock(2)................  $24.3
 Rollover of common stock options from Pacer Logistics(2)..    4.3
 Rollover of common stock from APL Limited(2)..............    7.5
 Proceeds from the issuance of common stock(3).............   96.9
                                                             -----
Issued, rolled and exchanged equity........................            133.0
                                                                      ------
 Total sources.............................................           $420.0
                                                                      ======

                                                                      Amount
                           Use of Funds                            (in millions)
                           ------------                            -------------
Purchase and rollover of APL Limited common equity...............     $300.0
Purchase and rollover of Pacer Logistics common equity...........       71.9
Purchase of Pacer Logistics preferred stock......................        3.4
Repayment of existing debt.......................................       62.6
Proceeds from sale and leaseback transaction(4)..................      (40.0)
Fees and expenses................................................       22.1
                                                                      ------
 Total uses......................................................     $420.0
                                                                      ======

--------
(1) At the time of our recapitalization, the senior credit facilities consisted of a seven-year $135.0 million term loan and a five-year
    $100.0 million revolving credit facility. See "Description of Certain Indebtedness" for a summary of terms of the credit agreement.
(2) Represents non-cash consideration.
(3) Includes (a) an aggregate $93.9 million cash equity investment by affiliates of Apollo Management and (b) an aggregate $3.0 million cash equity investment by affiliates of Deutsche Bank Securities Inc. and Credit Suisse First Boston Corporation.
(4) We executed a sale and leaseback transaction for 199 railcars purchased in 1998.

Arrangements with APL Limited

   Prior to our recapitalization, we provided intermodal services to APL Limited, and in connection with our recapitalization we entered into long-term agreements with APL Limited for the domestic transportation on our stacktrain network of APL Limited's international freight. These services include moving containers from ports to inland points, moving containers from inland points to ports, and repositioning empty containers. These transactions are performed on a cost reimbursement basis. Thus, no revenues or expenses are recognized for financial reporting purposes. In April 2000, we transferred the processing of APL Limited's international traffic receivables and payables to APL Limited, which had previously been included in our balance sheet, resulting in a decrease in both accounts receivable and accounts payable of approximately $33.0 million. The transfer to APL Limited was facilitated by changes in computer software which were not previously available. We continue to handle APL Limited's international traffic under contract for an annual management fee of $6.6 million. Reimbursements amounted to $79.2 million, $273.6 million, $276.7 million, $22.3 million and $154.1 million, for the nine months ended September 22, 2000, the fiscal years ended December 31, 1999 and December 25, 1998, and the periods ended December 26, 1997 and November 12, 1997, respectively. For the seven months ended December 31, 1999 and the nine months ended September 22, 2000, we have recognized $3.9 million and $4.8 million, respectively, in revenues for this fee.

   In addition, we receive a credit from APL Limited for the repositioning expense that APL Limited has avoided due to us using APL Limited's containers in surplus locations. The total amount of revenue recognized for these services was $14.2 million, $21.0 million, $20.0 million, $1.9 million and $15.8 million for the nine months ended September 22, 2000, the fiscal years ended December 31, 1999 and December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively. At September 22, 2000, $1.2 million was receivable from APL Limited.

   We also provide services to the Automotive Division of APL Limited. These services include moving containers primarily in the U.S.-Mexico trade. Total amount of revenue recognized for these services was $70.6 million, $49.1 million, $38.7 million, $5.0 million and $38.4 million for the nine months ended September 22, 2000, the fiscal years ended December 31, 1999 and December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively. At September 22, 2000, $4.1 million was receivable from APL Limited.

   Prior to the recapitalization, APL Land Transport Services Inc. shared in certain expenses of the former parent for services including systems support, office space and other corporate services. These expenses were $5.6 million, $14.4 million, $1.6 million and $12.0 million for the period ended May 28, 1999, the fiscal year ended December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively. Pursuant to the recapitalization, we have signed long-term agreements with APL Limited for administrative services such as billing and accounts receivable and payable processing on a per transaction basis. For the seven months ended December 31, 1999 and the nine months ended September 22, 2000, $1.1 million and $0.8 million, respectively, has been accrued and was payable at those dates for these services. In addition, APL Limited provides us with information technology services pursuant to a long-term agreement for an annual fee of $10 million. For the seven months ended December 31, 1999 and the nine months ended September 22, 2000, $5.8 million and $7.5 million, respectively, has been paid for these services.

   Prior to the recapitalization, we received an allocation for lease and maintenance and repair expenses from APL Limited. These expenses were $7.0 million, $19.5 million, $1.9 million and $14.1 million for the period ended May 28, 1999, the fiscal year ended December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively.

   In 1997, in connection with the acquisition of APL Limited by Neptune Orient Lines, Limited, APL Limited incurred certain merger related costs totaling approximately $61.0 million. These non-operating costs do not relate to our ongoing operations and have not been allocated to our results of operations.

   APL de Mexico, S.A. de C.V. ("APL Mexico"), a wholly-owned Mexican subsidiary of APL Limited, provides various agency services to us with respect to its bills of lading in Mexico. Expenses recorded by us from APL Mexico were $0.9 million, $1.8 million, $0.5 million, $0.1 million and $0.3 million for the nine months ended September 22, 2000, the fiscal years ended December 31, 1999 and December 25, 1998 and the periods ended December 26, 1997 and November 12, 1997, respectively. At September 22, 2000, $0.8 million was payable to APL Mexico.

   In connection with our recapitalization, we entered into several agreements with APL Limited and its affiliates. We believe that each of the agreements are as fair to us as any agreement we could have obtained from unrelated third parties and arms-length negotiation.

   Non-Competition Agreement

   Pursuant to a non-competition agreement, Neptune Orient Lines Limited, a Singapore corporation and the parent of APL Limited, APL Limited and their affiliates agreed not to compete with us, either through ownership of, participation in management of, or by lending their respective names to, any business involved in arranging stacktrain services for a period of ten years from the closing date of our recapitalization. Neptune Orient Lines, APL Limited and their affiliates further agreed to refrain from soliciting or recruiting any person employed by us as of the closing date of our recapitalization for a period of ten years.

   Administrative Services Agreement

   Pursuant to an administrative services agreement, APL Limited provides us with certain administrative and support services. These administrative and support services include:

  .  accounts payable,

  .  cargo claims,

  .  walker administration,

  .  office space and associated office services,

  .  training, and

  .  front line office accounting and information resource support.

   We compensate APL Limited on a per transaction basis and a headcount basis, as applicable, and we have the right to audit, at our own expense, the total expenditures paid to APL Limited. The administrative services agreement expires on May 29, 2001, or on such other date as may be mutually agreed upon by us and APL Limited. We may terminate all or any portion of any service provided under the agreement on 90 days' notice. Either party may terminate this agreement if the other party defaults on the performance of its material obligations and such default is not cured within thirty days. Upon expiration of the administrative services agreement we will perform the services ourselves.

   Information Technology Outsourcing and License Agreement

   We are currently operating under an IT supplemental agreement, dated as of May 11, 1999 by and among APL Limited, Coyote Acquisition LLC, an affiliate of Apollo Management, and us, which contemplates that we will enter into a final information technology outsourcing and license agreement. If any party so elects, the parties may enter into private mediation to finalize the information technology outsourcing and license agreement.

   The IT supplemental agreement provides that APL Limited will, for a period of twenty years, provide us with all necessary software, licenses and related services necessary to conduct the stacktrain business as it is now being conducted and as it is enhanced pursuant to and during the term of the agreement. These services will, at a minimum, include the same level of services provided to us by APL Limited prior to our recapitalization. APL Limited will also be responsible for obtaining, maintaining, upgrading, and replacing any software, equipment, facilities or personnel necessary in order to provide the services during the term of the agreement. APL Limited will be required to provide personnel with the adequate skills, experience and knowledge of our business to ensure that all information technology systems are supported at previously existing levels, and as these levels are subsequently enhanced. In addition, any software that relates solely to our business will be transferred to us directly. In accordance with the agreement, we have access to APL Limited's proprietary software that is used to run the information systems through perpetual, worldwide, royalty-free licenses granted to us by APL Limited. APL Limited will also ensure that we are licensed to use all other software needed to operate the systems. These rights will remain in place even after the agreement expires or terminates and regardless of the reason for termination. We will pay APL Limited an annual fee of $10 million for these services subject to increase after four years. In addition, for the first five years we will be charged for costs related to increased usage of the services only to the extent the increase exceeds certain specified growth levels for the company and thereafter for all of our actual direct costs related to volume growth.

   The IT supplemental agreement provides that we may terminate the agreement for our convenience at any point during the term, either in its entirety or on a system-by-system basis, by giving 120 days' notice to APL Limited. In addition, we may terminate by giving 30 days' notice if APL Limited fails to meet certain specified performance standards or is in material breach of the agreement and fails to correct the breach in a timely fashion. The agreement is also terminable by APL Limited, but only if we fail to meet our payment obligations or are acquired by a competitor of APL Limited, in which case
APL Limited will be responsible for all costs related to establishing us with a comparable service provider on a similar computer infrastructure if it elects to terminate. APL Limited would also be responsible for the costs of transferring our systems if we terminate the agreement for any of the following reasons:

     (1)  an uncorrected material breach by APL Limited;

     (2) the occurrence of certain specified performance failures resulting from APL Limited's willful misconduct or gross negligence; or

     (3) the occurrence of any two performance failures within a 12-month period, regardless of the cause.

   In the IT supplemental agreement APL Limited has made customary representations and warranties to us, including, that the information technology, software, hardware and services being provided to us constitute all such items required to provide the information technology services necessary to run our business and relating to Year 2000 compliance of the software and hardware used in providing the services under the agreement. APL Limited also indemnifies us against breaches of these representations, losses resulting from claims brought by third parties alleging infringement of their intellectual property and losses associated with a failure of the information technology systems to operate that is either caused by APL Limited or covered by indemnification or warranties provided to APL Limited by the responsible third parties.

   Stacktrain Services Agreement

   Pursuant to a stacktrain services agreement, we arrange and administer inland intermodal rail transportation for APL Limited's international freight shipments and its empty containers between points in the United States, between points in Canada and between points in the United States and Canada. In addition, we arrange and administer inland intermodal rail transportation for any other volume tendered by APL Automotive Logistics and APL Intermodal Management Services, each a division of APL Limited, between points in the United States, Canada and Mexico. In connection with this agreement, APL Limited agreed to tender to us all of its international shipments and containerized freight for United States or Canadian rail movement and APL Automotive Logistics and APL Intermodal Management Services will use their best efforts to deliver their business to us for handling.

   Each year, during the term of the agreement, APL Limited has agreed to pay us $6.6 million as a management fee in consideration for the services outlined above. In addition, APL Limited has agreed to pay us a fee for each container moved equal to the amount payable by us to the underlying rail carrier for the movement of such containers. Any savings received by us under the terms of our agreements with the underlying rail carriers will be passed through on a dollar-for-dollar basis to APL Limited. We do not assess any administrative fees against APL Limited for the movement of its containers. In addition, for the repositioning of its empty containers, APL Limited pays us a fee, based on established rates agreed upon by the parties, for each empty container of APL Limited that is repositioned by us.

   The stacktrain service agreement expires twenty years following the closing date of our recapitalization. However, the term of the stacktrain services agreement will be extended in the event that the current agreement between Pacer International and the Union Pacific Railroad Company, or its successor, is extended. The effect of this provision is that the stacktrain services agreement and our agreement with the Union Pacific Railroad Company will expire simultaneously.

   TPI Chassis Sublet Agreement

   Pursuant to a TPI chassis sublet agreement, APL Limited sublets chassis to us for use in the transport of international freight on the stacktrain network on behalf of international shippers other than APL Limited. The number of chassis to be sublet is determined according to a market plan which we deliver to APL Limited prior to each year during the term of the TPI chassis sublet agreement. If our chassis requirements decrease from the current market plan allocation and APL Limited does not absorb the additional chassis into its own fleet, we are responsible for any early lease termination penalties incurred by APL Limited. If our need for chassis increases beyond the current market plan allocation, APL Limited will supply additional chassis to the extent they are available for our use. The TPI chassis sublet agreement provides that if we consistently exceed our allocation of chassis under our market plan, or if APL Limited consistently supplies less than such allocation, both parties will promptly discuss the remedies for such an excess or shortage. The term of the TPI chassis sublet agreement will be the same as the term of the stacktrain services agreement. If the TPI chassis sublet agreement is terminated prior to twenty years from its execution, we may require APL Limited to assign the leases for all of the chassis covered under the agreement to us. In addition, during the first year of the agreement we may require APL Limited to assign to us the leases for the chassis.

   Equipment Supply Agreement

   An equipment supply agreement sets forth the mechanics of the supply of containers and chassis from APL Limited to us for repositioning by us within the interior United States. The containers and chassis which are subject to the agreement are used by APL Limited in its international shipping operations. Specifically, the equipment supply agreement sets forth the underlying interchanges of possession and supply points and return locations for the repositioning of the containers and chassis. In addition, the equipment supply agreement sets forth the requirements for timely repositioning of the equipment and charges which may be incurred by us for failing to reposition the equipment in a timely manner. The equipment supply agreement also sets forth certain charges which may be incurred by us for damage to the containers and chassis during repositioning. The equipment supply agreement has the same term as the stacktrain services agreement.

   Primary Obligation and Guaranty Agreement

   We are a party to a primary obligation and guaranty agreement dated March 15, 1999, with Neptune Orient Lines Limited, the parent of APL Limited. The primary obligation and guaranty agreement provides that, prior to an initial public offering by APL Limited or APL Bermuda Pte. Ltd., its affiliate, Neptune Orient Lines will be directly liable for all of APL Limited's obligations under the agreements described above. Following an initial public offering of APL Limited or APL Bermuda Pte. Ltd., Neptune Orient Lines will guarantee any payments owed to us by APL Limited. Such guarantee is subject to the requirement that we first exhaust our rights to collect any guaranteed obligations from APL Limited, so long as the collection efforts against APL Limited, in our judgment or the judgment of Coyote Acquisition, do not prejudice in any manner the ability of Coyote Acquisition and us to collect on the guarantee, in which case we and Coyote Acquisition can proceed directly against Neptune Orient Lines. The primary obligation and guaranty agreement will terminate when all other agreements and all other guaranteed obligations are terminated or satisfied.

Tax Sharing Agreement with Coyote Acquisition

   We and our direct and indirect subsidiaries have entered into a tax sharing agreement with Coyote Acquisition. The tax sharing agreement generally contemplates that two or more of the parties to the tax sharing agreement may become members of an affiliated group that files a consolidated federal income tax return for U.S. federal income tax purposes and, perhaps, one or more consolidated, combined or unitary groups for state, local and/or foreign tax purposes. The tax sharing agreement provides, among other things, methods for allocating the tax liability of an affiliated group among its members, for reimbursing Coyote Acquisition, or another entity as appropriate, for the payment of an affiliated group's tax liability, and for reimbursing members of an affiliated group for the use of net operating losses and other tax benefits that reduce an affiliated group's tax liability otherwise payable.

Arrangements with Apollo Management

   We have entered into a management agreement with Apollo Management for financial and strategic services as the board of directors may reasonably request. The annual fee for these services is $0.5 million. At September 22, 2000, $0.6 million was payable to Apollo Management under the agreement. In addition, in connection with our recapitalization, we paid Apollo Management a fee of $1.5 million.

Arrangements with Directors and Executive Officers

   We lease a facility consisting of office, warehousing and trucking space from A&G Investments, a California general partnership of which Messrs. Goldfein and Steiner are the only partners. Mr. Goldfein is a stockholder and a former Director and Executive Vice President of our company. Mr. Steiner is a stockholder and a former Executive Vice President of our company. Lease payments were $0.3 million for the seven month period ended December 31, 1999.

   We lease office space, dock and warehousing facilities from Keller Uchida Investments, LLC, in which Mr. Keller is a member. Mr. Keller is an executive officer of our company. Lease payments were $1.4 million for the nine month period ended September 22, 2000.

   In April 2000, we repaid $371,891, including accrued interest, in notes payable to Messrs. Orris, Cross and Angeli. The notes were part of the purchase price for the Pacer Logistics acquisition on May 28, 1999. In August 2000, we paid a scheduled semi-interest payment of $218,082 to Mr. Keller and the other former shareholder of Conex on the $5.0 million 8.0% subordinated note issued in January 2000 as part of the purchase price for the acquisition of the Conex assets.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

   We have entered into a credit agreement, as amended, with a syndicate of financial institutions. Our credit agreement provides for the following:

     (1) a seven-year $135.0 million term loan which was used to finance in part our recapitalization and certain related costs and expenses, and to refinance certain indebtedness of our company;

     (2) a seven-year $40.0 million term loan which was used to finance, in part, the acquisition of Rail Van and certain related costs and expenses, and to refinance certain indebtedness of Rail Van and its subsidiaries; and

     (3) a five-year $100.0 million revolving credit facility, which may include letters of credit, subject to a sublimit of $25.0 million, to be used for, among other things, working capital and general corporate purposes of our company and its subsidiaries, including, without limitation, effecting certain permitted acquisitions.

   The term loans are required to be prepaid with, and after the repayment in full of such loans, permanent reductions to the revolving credit facility are required in an amount equal to:

       (a) 100.0%, or a lesser percentage determined based upon the achievement of the financial ratios set forth in the credit agreement, of the net cash proceeds of all asset sales and dispositions by our company and its subsidiaries, subject to exceptions;

       (b) 100.0%, or a lesser percentage determined based upon the achievement of the financial ratios set forth in the credit agreement, of the net cash proceeds of issuances of certain debt obligations and certain preferred stock by our company and its subsidiaries, subject to exceptions;

       (c) 50.0%, or a lesser percentage determined based upon the achievement of the financial ratios set forth in the credit agreement, of the net cash proceeds from common equity and certain preferred stock issuances by our company and its subsidiaries, subject to exceptions, including in connection with permitted acquisitions;

       (d) 75.0%, or a lesser percentage determined based upon the achievement of the financial ratios set forth in the credit agreement, of annual Excess Cash Flow, as defined in our credit agreement; and

       (e) 100.0% of certain insurance proceeds, subject to the exceptions set forth in the credit agreement.

   Such mandatory prepayments and permanent reductions will be allocated first, to the term loans (i) in the case of proceeds received as a result of the occurrence of an event described in clause (a), (d) or (e) above, among the term loans on a pro rata basis and (ii) in the case of proceeds received as a result of the occurrence of an event described in clause (b) or (c) above, first, to the $40.0 million term loan and, after the repayment in full of the $40.0 million term loan, the $135.0 million term loan and second, to the revolving credit facility. Our credit agreement requires our company to make annual amortization payments of $1.35 million between the year 2000 and 2005, payable in quarterly installments, in respect of the term loans.

   Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty, provided that voluntary prepayments of certain loans on a date other than the last day of the relevant interest period are subject to payment of customary breakage costs, if any.

   The interest rates under our credit agreement are as follows:

     (1) At our option, the interest rate on our term loans, subject to increases or decreases based upon the achievement of certain financial ratios, is

       (a) 2.0% in excess of the prime lending rate as determined by the administrative agent;

       (b)  2.5% in excess of the federal funds rate; or

       (c) 3.00% in excess of the Eurodollar rate for Eurodollar Loans, as defined in our credit agreement; and

     (2) At our option, the interest rate on our revolving credit facility, subject to increases or decreases based upon the achievement of certain financial ratios, is:

       (a) 1.5% in excess of the prime lending rate as determined by the administrative agent; or

       (b)  2.0% in excess of the federal funds rate; or

       (c)  2.5% in excess of the Eurodollar rate for Eurodollar Loans.

   We may elect interest periods of 1, 2, 3 or 6 months or to the extent available to each lender with loans and/or commitments under the relevant facility, 9 or 12 months for Eurodollar Loans. With respect to Eurodollar Loans, interest is payable at the end of each interest period and, in any event, at least every 3 months. With respect to Base Rate Loans, as defined in our credit agreement, interest is payable quarterly on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year and actual days elapsed.

   Our credit agreement provides for payment by our company in respect of outstanding letters of credit of:

     (1) an annual fee equal to the applicable margin over the Eurodollar rate for Eurodollar Loans under the revolving credit facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit;

     (2) a fronting fee equal to 1/4 of 1.0% per annum on the aggregate outstanding stated amounts of such letters of credit; and

     (3)  customary administrative charges.

   We pay a commitment fee equal to a percentage equal to 1/2 of 1.0% per annum on the undrawn portion of the available commitment under the revolving credit facility, subject to decreases based on the achievement of specified financial ratios and subject to increases based on the amount of unused commitments under the revolving credit facility.

   The loans, letters of credit and other obligations under our credit agreement are guaranteed by all of our existing and future direct and indirect wholly-owned domestic subsidiaries. Our obligations and the obligations of such subsidiaries are secured by a first priority perfected lien on substantially all of our properties and assets and substantially all of the properties and assets of such subsidiaries, whether such properties and assets are now owned or subsequently acquired, subject to exceptions. The security includes a pledge of all capital stock and notes owned by us and such subsidiaries, provided that, in certain cases, no more than 66 2/3% of the stock of our foreign subsidiaries was required to be pledged.

   Our credit agreement and related documentation contains customary representations and warranties by our company and its subsidiaries. In addition, our credit agreement contains customary covenants restricting our ability and the ability of certain of our subsidiaries to, among other things:

  .  declare dividends;

  .  prepay debt;

  .  incur liens;

  .  make investments;

  .  incur additional indebtedness;

  .  amend certain organizational, corporate and other documents;

  .  make capital expenditures;

  .  engage in mergers, acquisitions and asset sales;

  . engage in certain transactions with affiliates and formation of subsidiaries; and

  . issue redeemable common stock and preferred stock, subject to exceptions.

   In addition, we are required to comply with specified financial covenants and customary affirmative covenants.

   Events of default under our credit agreement include:

  . our failure to pay principal or interest when due or pay a reimbursement obligation on a letter of credit;

  .  a material breach of any representation or warranty;

  .  covenant defaults;

  .  events of bankruptcy;

  .  a change of control of our company; and

  .  other customary events of default.

Senior Subordinated Notes

   On May 28, 1999 we issued $150.0 million aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2009. On December 9, 1999, we exchanged those notes for $150.0 million aggregate principal amount of notes that had been registered under the Securities Act of 1933. Interest on the senior subordinated notes is payable semi-annually in cash on June 1 and December 1 of each year, beginning December 1, 1999.

   The senior subordinated notes are guaranteed by all of our subsidiaries. The senior subordinated notes are our unsecured obligations and rank behind all our existing and future senior indebtedness.

   The indenture pursuant to which our senior subordinated notes were issued contains certain covenants that, among other things, limit our ability to incur additional indebtedness, engage in sale-leaseback transactions, pay dividends or make certain other distributions, sell assets, redeem capital stock, effect a consolidation or merger and enter into transactions with stockholders and affiliates and create liens on our assets. We have the option to redeem the senior subordinated notes at any time after June 1, 2003, at redemption prices declining from 105.875% to 100% on or after June 1, 2005 of their principal amount, plus any accrued and unpaid interest. Before June 1, 2002, we may also redeem up to 35% of the aggregate principal amount of the senior subordinated notes with the proceeds from sales of our common equity at a redemption price equal to 111.750% of their principal amount on such date plus accrued and unpaid interest. Upon a change of control, we are required to make an offer to purchase the senior subordinated notes at a purchase price equal to 101% of their principal amount, plus accrued interest. In addition, upon a change of control prior to June 1, 2003, we may redeem the notes at a redemption price equal to the principal amount thereof plus an applicable premium, plus accrued interest.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, our capital stock will consist of 150,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. As of November 30, 2000, there were outstanding 11,081,373 shares of common stock held by 12 stockholders of record and no shares of preferred stock were outstanding. Under our amended and restated charter, two series of preferred stock have been established and designated as the Series A Preferred Non-Participating Pay-In-Kind Stock (the "Series A Preferred Stock") and the Series B Preferred Stock (the "Series B Preferred Stock"). In addition, there were outstanding options to purchase an aggregate of 1,252,488 shares of common stock and 44,947 shares of Series B Preferred Stock at November 30, 2000. Our wholly-owned subsidiary, Pacer Logistics, also has outstanding a series of exchangeable preferred stock as described under "Pacer Logistics Exchangeable Preferred Stock" below.

   The following description of our capital stock, provisions of our amended and restated charter and our amended bylaws and specific provisions of Tennessee laws are summaries thereof and are qualified in their entirety by reference to the Tennessee Business Corporation Act ("TBCA"), and our amended and restated charter and amended bylaws. Copies of our amended and restated charter and amended bylaws have been filed with the Commission as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

   The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our amended and restated charter does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

   Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

   As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our amended and restated charter, our board of directors, without further action by our stockholders, will be authorized to issue 50,000,000 shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and preferences on liquidation or dissolution of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. Except with respect to the Series A Preferred Stock and Series B Preferred Stock, we currently have no plans to issue any shares of preferred stock.

   Series A and Series B Preferred Stock

   50,000 shares of Series A Preferred Stock are authorized for issuance and no such shares are outstanding. The Series A Preferred Stock is available for use to redeem the outstanding shares of Pacer Logistics 7.5% exchangeable preferred stock described below. 45,000 shares of the Series B Preferred Stock are authorized for issuance and no such shares are outstanding. The Series B Preferred Stock is issuable upon exercise of options granted under our 1999 Stock Option Plan. Options to purchase 44,997 shares of Series B Preferred Stock have been granted.

   Dividends. Subject to the rights of holders of other classes of stock ranking on a parity with or senior to, as applicable, the Series A Preferred Stock and the Series B Preferred Stock which we may from time to time issue, the holders of Series A Preferred Stock and the Series B Preferred Stock are entitled to receive, when, as and if our board of directors declares a dividend on such shares, out of assets legally available for dividends, dividends from the issue date of the Series A Preferred Stock or Series B Preferred Stock, as applicable, at the rate of:

  . in the case of the Series A Preferred Stock, $75 per share per annum, and

  . in the case of the Series B Preferred Stock, at a rate of 12% per annum on the original issue price of $9.00 per share of Series B Preferred Stock, subject to adjustment to reflect stock splits, stock dividends, recapitalizations and like occurrences.

Such dividends shall be payable in each case, if declared, annually in arrears on the last business day of each fiscal year. Dividends on the Series A Preferred Stock are cumulative from the date of issue and are payable only in additional shares of Series A Preferred Stock. Dividends on the Series B Preferred Stock are not cumulative and are payable, if declared, in cash.

   Dividends on the Series A Preferred Stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and will accumulate to the extent they are not paid on the dividend payment date for the year for which they accrue. Accumulated and unpaid dividends on the Series A Preferred Stock do not bear interest.

   Liquidation Rights. Subject to the rights of holders of other classes of stock ranking on a parity with or senior to, as applicable, the Series A Preferred Stock and the Series B Preferred Stock, in the event of our liquidation, dissolution or the winding-up of our business, whether voluntary or involuntary (any such event, a "Liquidation"), the holders of the Series A Preferred Stock and the Series B Preferred Stock, after payment or provision for payment of our debts and other liabilities, will be entitled to receive:

  . in the case of the Series A Preferred Stock, an amount equal to the sum of $1,000 per share and all accrued and unpaid dividends thereon, and no more; and

  . in the case of the Series B Preferred Stock, an amount equal to $9.00 per share subject to adjustment as set forth above plus all dividends declared and unpaid on the Series B Preferred Stock, and no more.

If, upon any Liquidation, there are insufficient assets to permit full payment of the applicable liquidation payment to the holders of Series A Preferred Stock, Series B Preferred Stock and shares of any other class of outstanding preferred stock, the holders of Series A Preferred Stock, Series B Preferred Stock and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of Series A Preferred Stock, Series B Preferred Stock and such other shares are respectively entitled upon Liquidation.

   Rank. The Series B Preferred Stock ranks senior to the Series A Preferred Stock with respect to dividends and upon Liquidation. Each such series ranks senior to our common stock and any other class or series of preferred stock hereafter issued not designated as senior to or on a parity with, as applicable, the Series A Preferred Stock or Series B Preferred Stock, on a parity with any other class or series of preferred stock hereafter issued designated as on a parity with the Series A Preferred Stock or Series B Preferred Stock, and junior to any class or series of preferred stock hereafter issued designated as, as applicable, senior to, as applicable, the Series A Preferred Stock or Series B Preferred Stock.

   Redemption. Each share of Series A Preferred Stock is redeemable in cash on the tenth anniversary of the issue date at a redemption price of $1,000.00 per share of Series A Preferred Stock plus accrued and unpaid dividends to the date of redemption. The Series B Preferred Stock is redeemable in whole or in part at our option at any time or from time to time at 100% of the original issue price of $9.00 per share of Series B Preferred Stock, subject to adjustment as set forth above, plus all dividends declared and unpaid in the Series B Preferred Stock. Neither the Series A Preferred Stock nor the Series B Preferred Stock is stock is entitled to the benefits of any sinking fund.

   Voting Rights. Except as required by law, the Series A Preferred Stock and the Series B Preferred Stock do not have any voting rights.

   Transferability. The Series A Preferred Stock may not be transferred, sold, assigned, pledged, mortgaged or otherwise disposed of, and no gift may be made of such shares, except as expressly approved by our board of directors. No such restrictions apply to the Series B Preferred Stock.

Other Charter and By-law Provisions

   Some provisions of our amended and restated charter and amended bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in our best interests and the best interests of our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Pacer International. The provisions are also intended to discourage some tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if the event would be favorable to the interests of our stockholders.

   Classified Board of Directors

   Our amended and restated charter will provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of any preferred stock we may issue in the future. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will promote the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

   No Stockholder Action by Written Consent; Special Meetings

   Our amended and restated charter will provide that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our amended and restated charter also provides that special meetings of stockholders may be called only by our board of directors or our Chairman or Chief Executive Officer. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting. Our amended bylaws provide that only those matters included in the notice of special meeting may be considered or acted upon at the special meeting unless otherwise provided by law.

   Advance Notice Requirements for Shareholder Proposals and Director Nominees

   Our amended bylaws will establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only business properly brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary of that stockholder's intention to bring the business before the meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder's written notice must be delivered to or mailed and received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, the business shall not be discussed or transacted.

   Number of Directors; Removal; Filling Vacancies

   Our amended and restated charter and amended bylaws will provide that our board of directors will consist of not less than 3 nor more than 15 directors, other than directors elected by holders of our preferred stock, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our amended and restated charter and amended bylaws will authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship holds office until the next annual meeting of stockholders and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our amended and restated charter and amended bylaws will also provide that directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by a director's removal with its own nominees.

   Amendment of Charter

   The provisions of our amended and restated charter that would have anti-takeover effects as described above will be subject to amendment, alteration or repeal at a meeting of the stockholders by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement will make it more difficult for stockholders to make changes to the provisions in our amended and restated charter which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our amended and restated charter.


   Amendment of Bylaws

   Our amended and restated charter will provide that our amended bylaws are subject to adoption, amendment, alteration or repeal either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our amended bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our amended bylaws.

Tennessee Anti-takeover Laws

   The Tennessee Business Combination Act (the "Combination Act") provides that in an "interested shareholder" cannot engage in a "business combination" with a "resident domestic corporation" unless the combination:

    -- takes place at least five years after the interested shareholder became an interested stockholder; and

    -- either is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder or satisfies fairness conditions specified in the Combination Act.

  These provisions apply unless one of two events occurs:

    -- a business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or

    -- the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Combination Act. This charter or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote.

   The Combination Act defines "business combination," generally to mean any:
(i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, pledge, mortgage or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.

   The Combination Act defines "interested shareholder" generally to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five-year period preceding the date in question.

   The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or if we make an offer of at least equal value per share to all holders of shares of that class.

   The effect of the above may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for your shares. They may also promote the continuity of our management by making it more difficult for shareholders to remove or change the incumbent members of the board of directors.

Limitation on Liability and Indemnification of Officers and Directors

   Our amended and restated charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to us or our shareholders for monetary damages resulting from a breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in our charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for breach of the director's duty of loyalty, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends that are prohibited by the TBCA. This charter provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

   The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

   In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer was adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer in which the director or officer was adjudged liable because a personal benefit was improperly received.

   In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

   Our amended bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements to indemnify our directors in addition to the indemnification provided in our amended and restated charter and amended bylaws.

Pacer Logistics Exchangeable Preferred Stock

   Pacer Logistics has a series of 7.5% exchangeable preferred stock outstanding. Since the 7.5% exchangeable preferred stock of Pacer Logistics is convertible into shares of our common stock, it is described below. The following description is a summary of the material terms of the 7.5% exchangeable preferred stock, but does not restate the certificate of designation in its entirety.

   24,300 of Pacer Logistics' one million authorized shares of preferred stock are designated "7.5% exchangeable preferred stock." The 24,300 shares of 7.5% exchangeable preferred stock were issued to certain management shareholders of Pacer Logistics in connection with our acquisition of Pacer Logistics. The remainder have been reserved for issuance by Pacer Logistics as payment-in-kind dividends.

   Liquidation Preference

   The exchangeable preferred stock has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends thereon. In addition, holders of the preferred stock are entitled to an amount per share equal to 5% of the total assets available for distribution to equity holders divided by the number of shares of preferred stock outstanding.

   Dividends

   Dividends payable per share of the exchangeable preferred stock are equal to the greater of:

  (1) 7.5% of the $1,000 liquidation preference per share payable annually in arrears in additional shares of the exchangeable preferred stock; or

  (2) an amount equal to 10% of the aggregate of certain dividends paid on the Pacer Logistics common stock divided by the number of outstanding shares of Pacer Logistics preferred stock, payable annually in arrears in cash.

   Voluntary Exchange

   At any time at least 15 months after, but before 24 months following the closing of, our recapitalization, each holder of the exchangeable preferred stock has the right to exchange its shares into shares of our common stock. Each share of exchangeable preferred stock is exchangeable at the option of the holder into 100 shares of our common stock.

   Purchase Right

   At any time at least 15 months after the closing of our recapitalization, we may purchase the exchangeable preferred stock for newly issued shares of our Series A Preferred Stock described above or cash. Our credit agreement and the indenture governing our senior subordinated notes prohibit us from purchasing the exchangeable preferred stock for cash.

   Change of Control

   Upon a change of control, each holder of exchangeable preferred stock shall have the right to exchange the shares of exchangeable preferred stock held by such holder for our common stock at the ratio [set forth in the certificate of designation] multiplied by the following applicable premium which shall be allocated pro rata on a monthly basis:

     Prior to the End of Year 1......................................... 115.00%
     End of Year 1...................................................... 106.75%
     End of Year 2...................................................... 100.00%

   Voting Provisions

   Except as required by law and except for matters which affect the rights and preferences of the exchangeable preferred stock, the exchangeable preferred stock is not entitled to vote on any matter submitted to a vote of the stockholders of Pacer Logistics.

   If (1) the voluntary exchange of the exchangeable preferred stock by the holders thereof for our common stock or (2) the purchase of the exchangeable preferred stock by us as contemplated above does not occur, Mr. Orris and other members of our senior management team will remain holders of the Pacer Logistics' exchangeable preferred stock.

Other Agreements

   Shareholders' Agreements

   APL Shareholders Agreement. We are a party to a shareholders agreement with Coyote Acquisition, Coyote Acquisition II and APL Limited (the "APL Shareholders Agreement") which governs certain aspects of the relationship between ourselves and our currently existing shareholders. The APL Shareholders Agreement contains, among other matters:

  (1) a provision restricting the rights of APL Limited to transfer its shares of Pacer International common stock, subject to certain permitted or required transfers and a right of first refusal in favor of Pacer International, Coyote Acquisition and Coyote Acquisition II (collectively, "Coyote"). Such transfer restrictions include,

    (a) the right of our board of directors to prohibit the proposed transfer if they determine that the proposed transferee is engaged in any competitive business or such transfer would be materially detrimental to our interests; and

    (b) a prohibition on the transfer of our common stock by APL Limited prior to 30 months after the closing of our acquisition of Pacer Logistics, provided that this restriction does not apply to an initial public offering;

  (2) incidental registration rights in the event we effect a registration of our common stock;

  (3) participation rights, triggered by the sale of more than 25% of our common stock held by Coyote, that permit APL Limited to participate in the sale on a pro rata basis; provided that the participation rights are not triggered by a public offering; and

  (4) bring along rights, triggered in the event that Coyote shall transfer to any person other than us an amount greater than 25% of the number of shares of our common stock outstanding at the time of the proposed transfer, that permit Coyote to require APL Limited to transfer an equivalent portion of our common stock held by it.

   The APL Shareholders Agreement will terminate upon the earlier of:

    (a) the tenth anniversary thereof; or

    (b) such time as we are a public company with equity securities listed on a national securities exchange or publicly traded in the over-the-counter market and Coyote shall have sold, in the aggregate, pursuant to one or more public offerings a total of fifty percent of the total shares of our common stock held by them as of the effective time of our recapitalization.

   Management Shareholders Agreement. We are party to a shareholders' agreement (the "Management Shareholders' Agreement") with Coyote and certain members of Pacer Logistics management (the "Management Shareholders"). The terms of the Management Shareholders Agreement are substantially similar to those of the APL Shareholders' Agreement set forth above and contain, among other matters,

  (1) the grant of an irrevocable voting proxy by each of the Management Shareholders to the other Management Shareholders upon the happening of certain events such as death or change in marital status;

  (2) the appointment of Donald C. Orris as our chief executive officer;

  (3) a provision restricting our right to engage in certain material transactions with Apollo Management, or any affiliates of Apollo unless such transactions are on an "arms-length basis" and receive the consent of our chief executive officer; and

  (4) a non-compete covenant restricting the Management Shareholders from participating directly or indirectly in any business which may deemed competitive with ours.

   Investors Shareholders Agreement. We are party to a shareholders' agreement (the "Investors Shareholders' Agreement") with affiliates of Credit Suisse First Boston Corporation, and Deutsche Bank Securities Inc., two of the representatives of the underwriters (collectively, the "Investors"), and Coyote. The terms of the Investors Shareholders Agreement are substantially similar to those of the APL Shareholders Agreement set forth above and contain, among other matters,

  (1) participation rights, triggered by the sale of more than $16 million of our common stock by Coyote, that permit the Investors to participate in the sale on a pro rata basis; provided however that the participation rights are not triggered by a public offering;

  (2) bring along rights, triggered in the event that Coyote transfers any of its shares of our common stock to a third party, that permit Coyote to require the Investors to transfer an equivalent portion of their common stock;

  (3) a grant of a voting proxy by the Investors to Joshua J. Harris and any additional successor proxyholder as may be appointed by Coyote, coupled with the exclusive right to take all actions in such proxyholder's sole and absolute discretion; provided that the voting proxy shall terminate upon the earlier of:

    (a) 10 years; and

    (b) at such time that Coyote shall own less than 10% of our outstanding common stock on a fully diluted basis; and

  (4) an automatic termination provision providing for the termination of the Investors Shareholders Agreement at such time that Coyote shall own less than 10% of our outstanding common stock on a fully diluted basis.

   Apollo Registration Rights Agreement

   In addition to the shareholders' agreements, we entered into a separate registration rights agreement with certain affiliates of Apollo pursuant to which such affiliates obtained certain demand and incidental registration rights. As a result, at Apollo's written request, we are obliged to prepare and file a registration statement covering the shares so requested to be registered by Apollo. In addition, should we propose to register any of our own common stock for sale to the public, Apollo has the opportunity to include its common stock in the same or concurrent registration statement filed by us. We will bear all expenses, with the exception of selling expenses, incurred in the registration process.

NASDAQ Trading

   We will apply to have our common stock quoted on the NASDAQ National Market of the NASDAQ Stock Market under the symbol "PACR."

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, shares of common stock will be outstanding, excluding shares reserved for issuance upon exercise of options
that have been granted under our stock option plan (    of which are currently
vested). Of these shares,      shares of common stock sold in the offering
will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining shares of common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater (i) one percent of the then outstanding shares of the common stock and (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date of such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

   We and our directors and executive officers who will beneficially own, as
of the completion of this offering, an aggregate of      shares of common
stock (or presently exercisable options) have each agreed, subject to certain limited exceptions, not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of capital stock or any securities convertible into, or exchangeable for, shares of capital stock for a period of 180 days from the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation.

   Promptly upon completion of the offering, we intend to file a registration statement on Form S-8 with the SEC to register shares of common stock reserved for issuance or sale under our stock option plan. As of November 30, 2000, there were outstanding options to purchase a total of 1,252,488 shares of common stock, 296,830 of which were vested. Shares of common stock issuable upon the exercise of options granted under our stock option plan will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours. We do not intend to register under the Securities Act the shares of Series B Preferred Stock issuable upon exercise of outstanding stock options.

   For a description of registration rights held by certain of our security holders, see the section of this prospectus entitled "Description of Capital Stock--Other Agreements--Apollo Registration Rights."

   Prior to the offering, there has been no established market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, common stock in the public market may have an adverse effect on the market price for the common stock.

                  MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO
                       NON-U.S. HOLDERS OF COMMON STOCK

General

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the "Code"). For purposes of this discussion, a non-U.S. holder is a beneficial owner of common stock that is any of the following for U.S. federal income tax purposes:

  . a nonresident alien individual within the meaning of Section 7701(b) of the Code,

  . a foreign corporation or other foreign entity taxable as a corporation under U.S. federal income tax law, or

  . a foreign estate or trust within the meaning of Section 7701(a) of the Code.

   If an entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding shares of common stock, we suggest you consult your own tax advisor.

   This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, and does not address any foreign, state or local tax consequences. Furthermore, this discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, specific rules that may apply to certain non-U.S. holders, including banks, insurance companies, dealers and traders in securities, or special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge or conversion transaction. This discussion is based on provisions of the Code, Treasury regulations and administrative and judicial interpretations as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or different interpretations. If you are considering buying common stock, you should consult your own tax advisor about current and possible future tax consequences of holding and disposing of common stock in your particular situation.

Distributions

   If distributions are paid on the shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against your tax basis in the common stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the common stock will be treated as a gain from the sale or exchange of the common stock , the treatment of which is discussed below. Dividends paid to a non-U.S. holder that are not effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate or, if an income tax treaty applies and the information reporting requirements described below are satisfied, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

   Withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, we may elect to withhold less than the gross amount of the distribution if we determine that the distribution is not paid out of our current or accumulated earnings and profits, based on our reasonable estimates.

   A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the Internal Revenue Service.

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business within the U.S. and, if a tax treaty applies, attributable to a non-U.S. holder's U.S. permanent establishment, are exempt from U.S. federal withholding tax if the non-U.S. holder furnishes to us or our paying agent the appropriate Internal Revenue Service form. However, dividends exempt from U.S. federal withholding tax because they are "effectively connected" or attributable to a U.S. permanent establishment under an applicable tax treaty are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate specified by an applicable tax treaty.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

  . The gain is effectively connected with a non-U.S. holder's conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S holder's U.S. permanent establishment. In such a case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax described above.

  . A non-U.S. holder who is an individual, holds our common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses.

  . A non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to some U.S. expatriates.

Information Reporting and Backup Withholding Tax

   We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

   Under certain circumstances, Treasury regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. A non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable Treasury regulations or otherwise establish an exemption may be subject to information reporting and backup withholding at a rate of 31% on payments of dividends.

   Payment of the proceeds of a sale of our common stock by or through a U.S. office of a broker is subject to both information reporting and backup withholding unless the holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale of our common stock by or through a foreign office of a foreign broker effected outside the United States. However, information reporting requirements, but not backup withholding, will apply to payment of the proceeds of a sale of our common stock by or through a foreign office of a broker effected outside the United States if that broker is:

  .  a U.S. person,

  . a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States,

  .  a "controlled foreign corporation" as defined in the Code, or

  . a foreign partnership that at any time during its tax year either (i) has one or more U.S. persons that, in the aggregate, own more than 50% of the income or capital interests in the partnership or (ii) is engaged in the conduct of a trade or business in the United States.

   Information reporting requirements will not apply to the payment of the proceeds of a sale of our common stock if the broker receives a statement from the owner, signed under penalty of perjury, certifying such owner's non-U.S. status or an exemption is otherwise established. Backup withholding may apply to the payment of the proceeds of a sale of our common stock by or through a non-U.S. office of a broker described above unless certification requirements are satisfied or an exemption is otherwise established. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

   Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund is filed with the Internal Revenue Service.

Federal Estate Tax

   Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be included in that individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

   The foregoing discussion is a summary of the material federal tax consequences of the ownership, sale or other disposition of our common stock by non-U.S. holders for U.S. federal income and estate tax purposes. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any state, local, non-U.S. or other tax laws.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Underwriters:
     Morgan Stanley & Co. Incorporated................................
     Credit Suisse First Boston Corporation...........................
     Deutsche Bank Securities Inc. ...................................
     Merrill Lynch, Pierce, Fenner & Smith Incorporated...............
     UBS Warburg LLC..................................................
                                                                        ------
       Total..........................................................
                                                                        ======

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in
excess of $     a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of      additional
shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $    million, the total underwriters' discounts and commissions would be
$    million and total proceeds to us would be $    million.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares offered by them.

   Application will be made to have our common stock quoted on the Nasdaq National market under the symbol " PACR."

   Each of us and our directors, executive officers and certain other stockholders of ours will agree that, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation on behalf of the underwriters, it will not during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any of our or our subsidiaries' shares of capital stock or any securities convertible into or exercisable or exchangeable for our or our subsidiaries' capital stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our or our subsidiaries' capital stock,

whether any such transaction described above is to be settled by delivery of our or our subsidiaries' capital stock or other securities, in cash or otherwise.

   The restrictions described in the immediately preceding paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . transactions by any person other than us relating to shares of our or our subsidiaries' capital stock or other securities acquired in open market transactions after the completion of the offering of the shares;

  . transfers of shares of our or our subsidiaries' capital stock or any securities convertible into or exercisable or exchangeable for our or our subsidiaries' capital stock as a bona fide gift or gifts; or

  . distributions of shares of our or our subsidiaries' capital stock or any securities convertible into or exercisable or exchangeable for our or our subsidiaries' capital stock to partners, members or shareholders of us and our directors, executive officers and certain other shareholders, provided certain conditions are met.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   From time to time, certain of the underwriters have provided, and will continue to provide, investment banking and other services to us and certain existing stockholders for which they receive customary fees and commissions. Affiliates of Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc. beneficially own directly, and indirectly through funds affiliated with Apollo Management, Inc., shares of our common stock. Additionally, affiliates of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc. are lenders under our credit agreement and will receive proceeds from this offering in repayment of loans under our credit agreement. More than 10% of the net proceeds we receive from this offering will be used to repay indebtedness owing to those lenders. As a result, this offering must be conducted in compliance with conflict-of-interest requirements of the National Association of Securities Dealers, Inc., or NASD, the regulatory agency that governs the compensation paid to underwriters in securities offerings. Under these rules, the initial public offering price of the common stock can be no higher than that recommended by a qualified independent underwriter, as that term is defined in
the NASD's rules.        has agreed to serve as a qualified independent
underwriter and has conducted due diligence and will recommend the maximum price for the shares of common stock to be offered.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Directed Share Program

   At our request, the underwriters have reserved for sale, at the initial
offering price, up to      shares offered by this prospectus to our employees,
officers, directors, business associates, and related persons. We will pay all fees and disbursements of counsel incurred by the underwriters in connection with offering the shares to such persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings, and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range listed on the cover page of this preliminary prospectus may change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Bass Berry Sims PLC, Nashville, Tennessee. Certain legal matters relating to this offering will be passed upon for us by O'Sullivan Graev & Karabell, LLP, New York, New York and for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Pacer International, Inc. as of December 31, 1999 and for the year then ended have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Rail Van, Inc. as of December 31, 1999 and for the year then ended have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Conex Global Logistics Services, Inc., MSL Transportation Group, Inc. and Jupiter Freight, Inc. as of December 31, 1999 and for the year then ended have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of American President Lines Stacktrain Services, a division of APL Land Transport Services, Inc., currently known as Pacer International, Inc., as of December 25, 1998 and for the fiscal year ended December 25, 1998 and the period from November 13, 1997 to December 26, 1997 and the financial statements of American President Lines Stacktrain Services' predecessor for the period from December 28, 1996 through November 12, 1997 included in this prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                            ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 under the Securities Act to register with the SEC the shares offered by this prospectus. The term "registration statement" means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. We refer you to the registration statement for any information in the registration statement that is not included in this prospectus. In addition, each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete statement of its provisions.

   We are currently subject to some of the informational requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, and other information relating to our business, financial statements and other matters with the SEC. We are not yet, however, subject to the SEC's proxy rules and do not currently file proxy statement with the SEC. Upon completion of this offering, we will become subject to the SEC's proxy rules. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

   We intend to distribute to all holders of the shares of common stock offered in the offering annual reports containing audited consolidated financial statements together with a report by our independent certified public accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
PACER INTERNATIONAL, INC.
AUDITED FINANCIAL STATEMENTS

Report of Independent Accountants (PricewaterhouseCoopers LLP)............   F-3
Report of Independent Public Accountants (Arthur Andersen LLP)............   F-4

Consolidated Balance Sheet of Pacer International, Inc. as of December 31,
 1999 and American President Lines Stacktrain Services--a division of APL
 Land Transport Services, Inc.--Statement of Assets, Liabilities and
 Divisional Control Account as of December 25, 1998 (currently known as
 Pacer International, Inc.)...............................................   F-5

Consolidated Statement of Operations of Pacer International, Inc. for the
 fiscal year ended December 31, 1999 and American President Lines
 Stacktrain Services--a division of APL Land Transport Services, Inc.--
 Statements of Operations for the fiscal year ended December 25, 1998, the period November 13, 1997 through December 26, 1997 and the period
 December 28, 1996 through November 12, 1997..............................   F-6

Consolidated Statement of Stockholders' Equity of Pacer International,
 Inc. for the fiscal year ended December 31, 1999 and American President
 Lines Stacktrain Services--a division of APL Land Transport Services,
 Inc.--Statements of Divisional Control Account for the fiscal year ended
 December 25, 1998, the period November 13, 1997 through December 26, 1997
 and the period December 28, 1996 through November 12, 1997...............   F-7

Consolidated Statement of Cash Flows of Pacer International, Inc. for the
 fiscal year ended December 31, 1999 and American President Lines
 Stacktrain Services--a division of APL Land Transport Services, Inc.--
 Statements of Cash Flows for the fiscal year ended December 25, 1998, the period November 13, 1997 through December 26, 1997 and the period
 December 28, 1996 through November 12, 1997..............................   F-8

Notes to Consolidated Financial Statements................................   F-9

UNAUDITED INTERIM FINANCIAL STATEMENTS

Consolidated Balance Sheet as of September 22, 2000 and December 31, 1999
 .........................................................................  F-28
Consolidated Statements of Operations for the nine months ended September
 22, 2000 and September 17, 1999..........................................  F-29
Consolidated Statements of Stockholders' Equity for the year ended
 December 31, 1999 and the nine months ended September 22, 2000...........  F-30
Consolidated Statements of Cash Flows for the nine months ended September
 22, 2000 and September 17, 1999..........................................  F-31
Notes to Consolidated Financial Statements ...............................  F-32

CONEX GLOBAL LOGISTICS SERVICES, INC., MSL TRANSPORTATION GROUP, INC. AND
 JUPITER FREIGHT, INC.
AUDITED COMBINED FINANCIAL STATEMENTS

Report of Independent Accountants ........................................  F-39
Combined Balance Sheet as of December 31, 1999............................  F-40
Combined Statement of Operations for the year ended December 31, 1999.....  F-41
Combined Statement of Stockholders' Equity for the year ended December 31,
 1999.....................................................................  F-42

                                                                            Page
                                                                            ----
Combined Statement of Cash Flows for the year ended December 31,..........  F-43
Notes to Combined Financial Statements....................................  F-44

RAIL VAN, INC.
AUDITED AND UNAUDITED FINANCIAL STATEMENTS

Report of Independent Accountants.........................................  F-50
Consolidated Balance Sheets as of December 31, 1999 and September 30, 2000
 (unaudited)..............................................................  F-51
Consolidated Statements of Operations for the year ended December 31, 1999 and nine months ended September 30, 2000 (unaudited) and September 30,
 1999 (unaudited).........................................................  F-52
Consolidated Statements of Shareholders' Equity for the year ended
 December 31, 1999 and nine months ended September 30, 2000 (unaudited) ..  F-53
Consolidated Statements of Cash Flows for the year ended December 31, 1999 and nine months ended September 30, 2000 (unaudited) and 1999
 (unaudited)..............................................................  F-54
Notes to Consolidated Financial Statements................................  F-55

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Pacer International, Inc.:

   In our opinion, the consolidated financial statements of Pacer International, Inc. listed in the index on page F-1 present fairly, in all material respects, the consolidated financial position of Pacer International, Inc. and its subsidiaries at December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
San Francisco, California

March 14, 2000, except for
information regarding the reclassification in 2000 as described in Note 1, as to which the date is November 3, 2000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To APL Land Transport Services, Inc., a wholly-owned subsidiary of APL
Limited:

   We have audited the accompanying statements of assets, liabilities and divisional control account of American President Lines Stacktrain Services (a division of APL Land Transport Services, Inc., a Tennessee corporation and a wholly-owned subsidiary of APL Limited) as of December 25, 1998 and the related statements of operations, divisional control account and cash flows for the fiscal year ended December 25, 1998 and the period from November 13, 1997 through December 26, 1997. We have also audited the accompanying statements of operations, divisional control account and cash flows of the Predecessor (identified in Note 1) for the period from December 28, 1996 through November 12, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American President Lines Stacktrain Services as of December 25, 1998 and the results of its operations and cash flows for the fiscal year ended December 25, 1998 and the period from November 13, 1997 through December 26, 1997, and the results of the Predecessor's operations and cash flows for the period from December 28, 1996 through November 12, 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Memphis, Tennessee,
January 29, 1999, except with respect to the reclassification discussed in
Note 1, as to which the date is November 3, 2000.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999
                                      AND
                 AMERICAN PRESIDENT LINES STACKTRAIN SERVICES,
                a division of APL Land Transport Services, Inc.

     STATEMENT OF ASSETS, LIABILITIES AND DIVISIONAL CONTROL ACCOUNT AS OF
                               DECEMBER 25, 1998
                                  (SEE NOTE 1)

                                                      December 31, December 25,
                                                          1999         1998
                                                      ------------ ------------
                                                            (In millions)
                       ASSETS
Current assets
 Cash and cash equivalents ..........................   $  12.2       $   --
 Accounts receivable, net of allowances of $3.0
  million and $0.7 million, respectively ............     114.7         43.9
 Accounts receivable from APL .......................      39.6           --
 Intercompany trade receivables .....................        --          3.4
 Prepaid expenses and other .........................       2.9          0.1
 Deferred income taxes ..............................       4.4           --
                                                        -------       ------
   Total current assets .............................     173.8         47.4
                                                        -------       ------
Property and equipment
 Property and equipment at cost .....................      61.8         95.4
 Accumulated depreciation ...........................     (11.4)        (6.6)
                                                        -------       ------
   Property and equipment, net.......................      50.4         88.8
                                                        -------       ------
Other assets
 Goodwill, net ......................................     143.1         19.2
 Deferred income taxes ..............................      75.7           --
 Other assets .......................................      12.0          0.7
                                                        -------       ------
   Total other assets ...............................     230.8         19.9
                                                        -------       ------
Total assets ........................................   $ 455.0       $156.1
                                                        =======       ======
        LIABILITIES AND STOCKHOLDERS' EQUITY
            OR DIVISIONAL CONTROL ACCOUNT
Current liabilities
 Current maturities of long-term debt and capital
  leases.............................................   $   1.5       $   --
 Accounts payable and accrued liabilities............     176.0         84.6
                                                        -------       ------
   Total current liabilities.........................     177.5         84.6
                                                        -------       ------
Long-term liabilities
 Deferred income taxes...............................        --         15.4
 Long-term debt and capital leases...................     282.9           --
 Other...............................................       2.9          0.5
                                                        -------       ------
   Total long-term liabilities.......................     285.8         15.9
                                                        -------       ------
Total liabilities....................................     463.3        100.5
                                                        -------       ------
Minority interest--exchangeable preferred stock......      23.4           --
                                                        -------       ------
Commitments and contingencies (Note 7)
Stockholders' equity or divisional control account
 Divisional control account..........................        --         55.6
 Preferred stock at December 31, 1999: $0.01 par
  value, 1,000,000 shares authorized, none
  outstanding........................................        --           --
 Common stock at December 31, 1999: $0.01 par value,
  20,000,000 shares authorized, 10,440,000 issued
  and outstanding....................................       0.1           --
 Additional paid in capital..........................     104.3           --
 Retained earnings (accumulated deficit).............    (136.1)          --
                                                        -------       ------
   Total stockholders' equity (deficit) or divisional
    control account..................................     (31.7)        55.6
                                                        -------       ------
Total liabilities and equity or divisional control
 account.............................................   $ 455.0       $156.1
                                                        =======       ======

   The accompanying notes are an integral part of the consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED
                               DECEMBER 31, 1999
                                      AND
                 AMERICAN PRESIDENT LINES STACKTRAIN SERVICES,
                a division of APL Land Transport Services, Inc.

      STATEMENTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 25, 1998
           AND THE PERIOD NOVEMBER 13, 1997 THROUGH DECEMBER 26, 1997
                AND DECEMBER 28, 1996 THROUGH NOVEMBER 12, 1997
                                  (SEE NOTE 1)

                                                                         The
                                         The Company                 Predecessor
                          ----------------------------------------- -------------
                           Fiscal Year   Fiscal Year  Nov. 13, 1997 Dec. 28, 1996
                              Ended         Ended        through       through
                          Dec. 31, 1999 Dec. 25, 1998 Dec. 26, 1997 Nov. 12, 1997
                          ------------- ------------- ------------- -------------
                                               (In millions)
Gross revenues..........   $     927.7     $598.9         $60.7        $523.8
Cost of purchased
 transportation and
 services...............         735.4      466.3          47.4         407.5
                           -----------     ------         -----        ------
  Net revenues..........         192.3      132.6          13.3         116.3
                           -----------     ------         -----        ------
Operating expenses:
  Direct operating
   expenses.............          76.8       64.5           7.4          53.1
  Selling, general and
   administrative
   expenses.............          58.9       28.3           3.2          21.4
  Depreciation and
   amortization.........           8.6        6.6           0.7           3.0
                           -----------     ------         -----        ------
    Total operating
     expenses...........         144.3       99.4          11.3          77.5
                           -----------     ------         -----        ------
Income from operations..          48.0       33.2           2.0          38.8
                           -----------     ------         -----        ------
Interest expense
 (income), net..........          18.6         --           0.3           2.0
                           -----------     ------         -----        ------
Income before income
 taxes and minority
 interest...............          29.4       33.2           1.7          36.8
                           -----------     ------         -----        ------
Income taxes or charge
 in lieu of income taxes
 .......................          11.7       12.6           0.7          13.9
                           -----------     ------         -----        ------
Minority interest.......           1.1         --            --            --
                           -----------     ------         -----        ------
Net income..............   $      16.6     $ 20.6         $ 1.0        $ 22.9
                           ===========     ======         =====        ======
   Basic:
   Earnings per share...   $      1.59
                           ===========
   Weighted average
    shares
    outstanding.........    10,440,000
                           ===========
   Diluted:
   Earnings per share...   $      1.33
                           ===========
   Weighted average
    shares
    outstanding.........    13,338,052
                           ===========

Earnings per share:


   The accompanying notes are an integral part of the consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AS OF DECEMBER 31, 1999
                                      AND
                 AMERICAN PRESIDENT LINES STACKTRAIN SERVICES,
                a division of APL Land Transport Services, Inc.

                 STATEMENTS OF DIVISIONAL CONTROL ACCOUNT AS OF
           DECEMBER 25, 1998, DECEMBER 26, 1997 AND NOVEMBER 12, 1997
                                  (SEE NOTE 1)

                         Common Stock               Retained
                         ------------- Additional   Earnings   Divisional     Total
                         No. of         Paid-in   (Accumulated  Control    Stockholders'
                         Shares Amount  Capital     Deficit)    Account   Equity(Deficit)
                         ------ ------ ---------- ------------ ---------- --------------
                                                  (In millions)
Balance December 27,
 1996...................    --   $ --    $   --     $    --      $ (0.1)     $  (0.1)
Net Income .............                                           22.9         22.9
Intercompany Funding....                                           18.4         18.4
                          ----   ----    ------     -------      ------      -------      ---
Balance November 12,
 1997...................    --     --        --          --        41.2         41.2
Net Income..............                                            1.0          1.0
Intercompany Funding....                                          (12.6)       (12.6)
                          ----   ----    ------     -------      ------      -------      ---
Balance December 26,
 1997...................    --     --        --          --        29.6         29.6
Net Income..............                                           20.6         20.6
Intercompany Funding....                                            5.4          5.4
                          ----   ----    ------     -------      ------      -------      ---
Balance December 25,
 1998...................    --     --        --          --        55.6         55.6
Distribution to
 Shareholders...........                             (300.0)         --       (300.0)
Effects of
 Recapitalization.......                              147.3       (55.6)        91.7
Issuance of Common
 Stock..................  10.4    0.1     104.3          --          --        104.4
Net Income..............                               16.6          --         16.6
                          ----   ----    ------     -------      ------      -------      ---
Balance December 31,
 1999...................  10.4   $0.1    $104.3     $(136.1)     $   --      $ (31.7)
                          ====   ====    ======     =======      ======      =======      ===


   The accompanying notes are an integral part of the consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE FISCAL YEAR ENDED
                               DECEMBER 31, 1999
                                      AND
                 AMERICAN PRESIDENT LINES STACKTRAIN SERVICES,
                a division of APL Land Transport Services, Inc.

      STATEMENTS OF CASH FLOWS FOR THE FISCAL YEAR ENDED DECEMBER 25, 1998
         AND THE PERIOD NOVEMBER 13, 1997 THROUGH DECEMBER 26, 1997 AND
                DECEMBER 28, 1996 THROUGH NOVEMBER 12, 1997 AND
                                  (SEE NOTE 1)

                                                                        The
                                        The Company                 Predecessor
                         ----------------------------------------- -------------
                          Fiscal Year   Fiscal Year  Nov. 13, 1997 Dec. 28, 1996
                             Ended         Ended        through       through
                         Dec. 31, 1999 Dec. 25, 1998 Dec. 26, 1997 Nov. 12, 1997
                         ------------- ------------- ------------- -------------
                                              (In millions)
Cash Flows from
 Operating Activities
Net Income.............     $  16.6       $ 20.6        $  1.0        $ 22.9
Adjustments to
 Reconcile Net Income
 to Net Cash Provided
 By Operating
 Activities:
  Depreciation and
   Amortization........         8.6          6.6           0.7           3.0
  Gain on Sale of
   Property and
   Equipment...........          --         (0.4)           --          (2.6)
  Deferred Taxes.......         4.6          1.0           1.7          (3.4)
  Change in Operating
   Assets and
   Liabilities, net of
   acquisitions:
    Trade and Other
     Receivables.......       (10.8)       (10.5)          5.5           0.7
    Receivable from
     APL...............       (39.6)          --            --            --
    Intercompany Trade
     Receivables.......          --         (1.0)          0.3          (0.3)
    Prepaid Expenses
     and Other Current
     Assets............          --         (0.1)          4.3          (3.8)
    Accounts Payable
     and Accrued
     Liabilities.......        39.4         16.2          (2.4)          2.1
    Other..............         2.0         (0.6)          1.6          (0.4)
                            -------       ------        ------        ------
      Net Cash Provided
       By Operating
       Activities......        20.8         31.8          12.7          18.2
                            -------       ------        ------        ------
Cash Flows from
 Investing Activities
Purchase of Business,
 Net of Cash Acquired..      (112.0)          --            --            --
Capital Expenditures...        (2.0)       (39.7)           --            --
Proceeds from Sales of
 Property and
 Equipment.............        40.0          1.2            --           3.6
                            -------       ------        ------        ------
      Net Cash Provided
       By (Used in)
       Investing
       Activities......       (74.0)       (38.5)           --           3.6
                            -------       ------        ------        ------
Cash Flows from
 Financing Activities
Proceeds of Long-Term
 Debt, Net of Deferred
 Financing Costs.......       277.5           --            --            --
Proceeds from Issuance
 of Common Stock.......       104.4           --            --            --
Distribution to APL and
 Recap Costs...........      (311.7)          --            --            --
Redemption of Preferred
 Stock of Subsidiary...        (2.0)          --            --            --
Intercompany Funding,
 Net...................          --          6.7         (12.7)        (21.8)
Debt, Revolving Credit
 Facility and Capital
 Lease Obligation
 Repayment.............        (2.8)          --            --            --
                            -------       ------        ------        ------
      Net Cash Provided
       By (Used in)
       Financing
       Activities......        65.4          6.7         (12.7)        (21.8)
                            -------       ------        ------        ------
Net Increase in Cash
 and Cash Equivalents..        12.2           --            --            --
                            -------       ------        ------        ------
Cash and Cash
 Equivalents at
 Beginning of
 Year/Period                     --           --            --            --
                            -------       ------        ------        ------
Cash and Cash
 Equivalents at End of
 Year/Period...........     $  12.2       $   --        $   --        $   --
                            =======       ======        ======        ======

   The accompanying notes are an integral part of the consolidated financial statements.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

   Pacer International, Inc. and its subsidiaries are a freight transportation and logistics provider operating with two complementary business segments, the wholesale segment and the retail segment. The Company was recently recapitalized and acquired the retail segment as discussed below.

   Prior to November 1998 APL Land Transport Services, Inc. consisted of two operating divisions: Stacktrain Services Division and the Automotive Division. On November 20, 1998, APL Land Transport Services, Inc. transferred all of its assets, except those of the Stacktrain Services Division, to its parent, APL Limited. As of May 28, 1999 APL Land Transport Services, Inc. was renamed Pacer International, Inc. ("the Company") and was recapitalized through (1) the purchase by a group led by entities formed by affiliates of Apollo Management, L.P of shares of the Company's common stock from APL Limited and
(2) the Company's redemption of shares of its common stock held by APL Limited. As part of the recapitalization, the assets and liabilities of the Company remained at their historical basis for financial reporting purposes; for income tax purposes, the transaction has been treated as a taxable transaction such that the consolidated financial statements reflect a "step-up" in tax basis resulting in the establishment of a deferred tax asset. See
Note 4. Immediately following its recapitalization, the Company acquired Pacer Logistics, Inc, resulting in Pacer Logistics becoming a subsidiary of the Company. The acquisition of Pacer Logistics was accounted for using the purchase method of accounting. See Note 2.

   On November 12, 1997 APL Limited was acquired by Neptune U.S.A., Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Neptune Orient Lines Limited, a Singapore corporation. In the acquisition, Neptune U.S.A., Inc. merged with and into APL Limited. The surviving company, APL Limited, was a subsidiary of Neptune Orient Lines Limited. The transaction was accounted for by APL Limited using the purchase method of accounting. The purchase price exceeded the fair market value of the underlying net assets acquired by approximately $165 million which was allocated to goodwill and other intangible assets and is being amortized on a straight-line basis over various periods, none in excess of 40 years. APL Limited pushed down the fair value adjustments arising in the purchase to its subsidiaries, including the American President Lines Stacktrain Services division of APL Land Transport Services, Inc.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include allowance for doubtful accounts, rail valuation costs and valuation of deferred income taxes. Actual results could differ from those estimates. Prior to May 28, 1999, APL Land Transport Services, Inc. was a wholly-owned subsidiary of APL Limited (as discussed above) and was allocated certain expenses. These expenses include systems support, office space, salaries, and other corporate services which were either allocated or charged on a cost reimbursement basis. Management believes that these allocations were reasonable. Subsequent to May 28, 1999, the corporate administrative services previously provided by APL Limited are incurred directly by the wholesale segment.

Principles of Consolidation

   The consolidated financial statements as of and for the year ended December 31, 1999 include the accounts of the Company and all entities in which the Company has more than a 50% equity ownership including its subsidiary, Pacer Logistics, Inc., acquired May 28, 1999. All significant intercompany transactions and balances have been eliminated in consolidation.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

   The financial statements subsequent to November 12, 1997 include the accounts of the Company and include the "push down" effect of the purchase price allocation. Prior to November 13, 1997, the financial statements include the accounts of the Stacktrain Services division (the "Predecessor") of APL Land Transport Services, Inc.

Industry Segments

   The Company operates in two reportable industry segments, providing intermodal rail services (the "Wholesale" segment) and providing logistic services (the "Retail" segment) in North America. The Wholesale segment's fiscal year ends on the last Friday in December and the Retail segment's calendar year ends on the last day in December. The Wholesale segment was formerly known as the Stacktrain segment and the Retail segment was formerly known as the Logistics segment.

Goodwill

   Goodwill represents the excess of cost over the estimated fair value of the net tangible and intangible assets acquired and is being amortized over 40 years on a straight-line basis. The Company evaluates the carrying value of goodwill and recoverability should events or circumstances occur that bring into question the realizable value or impairment of goodwill. The Company's principal considerations in determining impairment include the strategic benefit to the Company of the business related to the goodwill as measured by undiscounted current and expected future operating income levels of the business and expected undiscounted future cash flows. When goodwill is determined to not be recoverable, an impairment is recognized as a charge to operations to the extent the carrying value of related assets (including goodwill) exceeds the sum of the undiscounted cash flows from those related assets. Amortization expense was $2.4 million and $0.6 million for 1999 and 1998, respectively; and accumulated amortization was $2.8 million and $0.6 million for 1999 and 1998, respectively.

Deferred Financing Costs

   The deferred financing costs included in other assets relate to the cost incurred in the placement of the Company's debt and are being amortized using the effective interest method over the terms of the related debt which range from 5 to 7 years.

Cash and Cash Equivalents

   Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

Revenue Recognition

   The Company's Wholesale segment recognizes revenue and rail linehaul expenses on a percentage-of-completion basis and remaining expenses as incurred. The Retail segment recognizes revenue and related expenses when shipments are complete.

Property and Equipment

   Property and equipment are recorded at cost. For assets financed under capital leases, the present value of the future minimum lease payments is recorded at the date of acquisition as property and equipment, with a

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES corresponding amount recorded as a capital lease obligation. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

     Classification                                       Estimated Useful Life
     --------------                                       ---------------------
     Rail Cars ..........................................       28 Years
     Containers and Chassis..............................        5 Years
     Leasehold Improvements..............................     Term of Lease
     Other...............................................     3 to 7 Years

   When assets are sold, the applicable costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Expenditures for maintenance and repairs are expensed as incurred.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company sells primarily on net 30-day terms, performs credit evaluation procedures on its customers and generally does not require collateral on its accounts receivable. The Company maintains an allowance for potential credit losses. The Company has two customers accounting for 10% or more of revenues. Hub Group generated $128.2 million of revenues in the Wholesale segment in 1999 and Union Pacific generated $100.8 million of revenues in both reporting segments in 1999. The receivables from these customers were $15.1 million and $12.6 million at December 31, 1999 and December 25, 1998, respectively. In addition, the Company had a receivable from APL Limited at December 31, 1999 of $39.6 million primarily for the movement of APL Limited's international business.

Financial Instruments

   The carrying amounts for cash, accounts receivables and accounts payable approximate fair value due to the short-term nature of these instruments. Other fair value disclosures are in the respective notes.

Reclassification

   During 2000, the Company reclassified rail car rental income from direct operating expenses to revenues to be consistent with the Company's classification of container per diem revenue. To conform to the quarterly financial reporting presentation during 2000, the Company reclassified from amounts previously reported in its Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission $10.3 million, $8.1 million, $0.7 million and $6.7 million of rail car rental income to gross revenues for the fiscal years ended December 31, 1999 and December 25, 1998, and the periods ended December 26, 1997 and November 12, 1997, respectively. The Company also reclassified corresponding financial information presented in Notes 2, 8 and 14 for such change. The reclassification had no effect on the Company's financial position or net income.

   Certain reclassifications have been made to the 1998 and 1997 balances to conform to the 1999 presentation. These reclassifications had no effect on the Company's financial position or net income.

Earnings per Share

   The computation of earnings per share-basic is based on net income available to common shareholders and the weighted-average number of outstanding common shares. The computation of earning per share-diluted includes the dilutive effect, if any, of outstanding Pacer Logistics 7.5% Exchangeable Preferred Stock calculated using the as if converted method, and common stock options calculated using the treasury stock method and is based on net income plus minority interest.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

Reliance on Independent Contractors

   The Company relies upon the services of independent contractors for underlying transportation services for their customers. Contracts with independent contractors are, in most cases, terminable upon short notice by either party. Although the Company believes its relationships with independent contractors are good, there can be no assurance that the Company will continue to be successful in retaining and recruiting independent contractors or that independent contractors who terminate their contracts can be replaced by equally qualified persons.

Dependence on Railroads and Equipment and Service Availability

   The Company is dependent upon the major railroads in the United States for substantially all of the intermodal services provided by the Company. In many markets rail services are limited to a few railroads or even a single railroad. Consequently, a reduction in or elimination of rail service to a particular market is likely to adversely affect the Company's ability to provide intermodal transportation services to some of the Company's customers. Furthermore, significant rate increases, work stoppage or adverse weather conditions can impact the railroads and therefore the Company's ability to provide cost-effective services to its customers.

   In addition, the Company is dependent in part on the availability of rail, truck and ocean services provided by independent third parties. If the Company were unable to secure sufficient equipment or other transportation services to meet its customers' needs, its results of operations could be materially adversely affected on a temporary or permanent basis.

Concentration of Business on Intermodal Marketing

   Significant portions of the Company's revenues are derived from intermodal marketing. As a result, a decrease in demand for intermodal transportation services relative to other transportation services could have a material adverse affect on the Company's results of operations.

Other Comprehensive Income

   In June, 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("FAS 130") "Reporting Comprehensive Income." FAS 130 requires companies to classify items of comprehensive income by their nature in the financial statements and display the accumulated balance of comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. To date, the Company has not had any transactions that are required to be reported as other comprehensive income.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities". FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities, FAS 133 is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company is evaluating the possible impact, if any, that FAS 133 may have on its financial statements.

NOTE 2. THE RECAPITALIZATION AND PURCHASE TRANSACTIONS

   The recapitalization of the Company and acquisition of Pacer Logistics, financed primarily with the issuance of $150.0 million in senior subordinated notes, $135.0 million in term loans, $133.0 million in issued, rolled or

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES exchanged equity and $39.6 million in net proceeds from the sale and leaseback of 199 railcars purchased in 1998, resulted in affiliates of Apollo Management, LP holding 89.9%, APL Limited holding 7.2% and affiliates of Deutsche Bank Securities, Inc. and Credit Suisse First Boston holding 2.9% of the Company's outstanding common stock as of May 28, 1999.

   As discussed in Note 1, on May 28, 1999, the Company acquired the common stock of Pacer Logistics, Inc. (formerly known as Pacer International, Inc.), a privately-held third party logistics provider pursuant to a stock purchase agreement (the "Purchase Agreement"), dated as of March 15, 1999 between APL Limited (the Company's former parent) and Coyote Acquisition LLC (a transitory subsidiary which was merged with and into Pacer Logistics, Inc. after the acquisition).

   The Company paid approximately $137.5 million for the acquisition of Pacer Logistics, Inc., which included acquisition fees of $2.9 million and assumed indebtedness of $62.6 million. The Company financed the acquisition with a portion of the proceeds raised in the note offering and with funds under the Credit Facility as discussed in Note 3. The acquisition of Pacer Logistics has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The aggregate purchase price has been allocated to the underlying assets and liabilities based upon preliminary estimates of fair values at the date of acquisition, which may be updated based on final appraisals, with the remainder allocated to goodwill to be amortized over 40 years. The Company determined a 40-year amortization period was appropriate after considering that there are no legal, regulatory or contractual provisions associated with the Retail segment that may limit the useful life of the goodwill, the service provided by the Retail segment is not subject to obsolescence, the Company is not aware of any expected actions of competitors and others that may restrict the Retail segment's ability to successfully compete in the industry and the predecessor company of the Retail segment has successfully operated since 1928. Though the fair value estimates are preliminary, management does not believe there will be a material change to goodwill when these estimates are finalized. The results of operations for the acquired business are included in the Company's consolidated financial statements beginning May 28, 1999. The purchase price allocation, preliminary in nature and subject to change, is as follows (in millions):

     Accounts receivable, net........................................... $ 45.9
     Prepaid expenses and other current assets..........................    6.3
     Property and equipment, net........................................    4.4
     Other non-current assets...........................................    1.7
     Goodwill...........................................................  123.1
     Current liabilities................................................  (43.2)
     Long-term liabilities..............................................   (0.7)
                                                                         ------
       Total purchase price............................................. $137.5
                                                                         ======

   Pro forma results of operations, giving effect to the Company's recapitalization and acquisition of Pacer Logistics, including acquisitions made by Pacer Logistics, at the beginning of each period presented is as follows (in millions):

                                               Year Ended        Year Ended
                                            December 31, 1999 December 25, 1998
                                            ----------------- -----------------
                                               (Unaudited)       (Unaudited)
     Gross revenues........................     $1,079.2           $989.7
     Income before extraordinary items.....     $   17.4           $ 13.3
     Net income............................     $   17.4           $ 13.0

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 3. LONG-TERM DEBT AND CAPITAL LEASES

   Long-term debt and capital leases are summarized as follows (in millions):

                                                     December 31, December 25,
                                                         1999         1998
                                                     ------------ ------------
Senior subordinated notes (11.75%; due June 1,
 2007)..............................................    $150.0        $--
Term loan ( 9.5%; due May 28, 2006).................     134.3         --
Revolving credit facility ( 9.00%; due May 28,
 2004)..............................................        --         --
Capital lease obligations (Note 11).................       0.1         --
                                                        ------        ---
    Total...........................................    $284.4        $--
Less current portion................................       1.5         --
                                                        ------        ---
    Total long-term.................................    $282.9        $--
                                                        ======        ===

   In conjunction with the transactions described above, the Company issued $150 million aggregate principal amount of 11.75% senior subordinated notes due June 1, 2007 under the indenture dated as of May 28, 1999. Interest on the notes is payable semi-annually in cash on each June 1 and December 1, commencing on December 1, 1999. The Company may redeem the notes, in whole at any time or in part from time to time on and after June 1, 2003, upon notless than 30 nor more than 60 days' notice, at the following redemption prices:
2003 -105.875%; 2004 -102.938%; 2005 and thereafter -100.00%. The indenture provides that upon the occurrence of a change of control, each holder of notes will have the right to require that the Company purchase all or a portion of such holder's notes at a purchase price equal to 101.0% of the principal amount thereof plus accrued interest to the date of purchase.

   The notes are fully and unconditionally guaranteed, on a senior subordinated basis, jointly and severally, by all of the Company's subsidiaries. The indenture contains covenants limiting the Company's ability to incur additional indebtedness, and restricts the Company's ability to pay dividends or make certain other restricted payments, consummate certain asset sales, or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries.

   The Company also entered into a credit agreement that provides for a seven-year $135 million term loan (the "Term Loan") which was used to finance the recapitalization and certain indebtedness of the Company and a five-year $100 million revolving credit facility (the "Revolving Credit Facility"). The interest rate for the Term Loan is the lesser of 2% in excess of the prime lending rate as determined by the administrative agent, 2.5% in excess of the federal funds rate, or 3% in excess of the Eurodollar rate subject to increases and decreases based upon achievement of certain financial ratios. The Term Loan requires minimum scheduled repayments of $1.35 million annually between the year 2000 and 2005. The interest rate for the Revolving Credit Facility is the lesser of 1.5% in excess of the prime lending rate as determined by the administrative agent, 1.5% in excess of the federal funds rate or 2.5% in excess of the Eurodollar rate subject to increases and decreases based upon achievement of certain financial ratios. At December 31, 1999, the interest rate on the Term Loan and the Revolving Credit Facility was 9.50% and 9.00%, respectively. The rates for the Term Loan and Revolving Credit Facility are reset on a monthly basis.

   The Company must pay a commitment fee equal to 0.5% per annum on the unused portion of the Revolving Credit Facility, subject to decreases based on the achievement of certain financial ratios and subject to increases based on the amount of unused commitments. In addition, the credit agreement contains customary covenants, the most restrictive of which limits the Company's ability to declare dividends, prepay debt, make investments, incur additional indebtedness, make capital expenditures, engage in mergers, acquisitions and asset sales, and issue redeemable common stock and preferred stock, subject to certain exceptions. The Company is also required

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES to comply with specified financial covenants including a consolidated interest coverage ratio and an adjusted total leverage ratio. At December 31, 1999, the Company was in compliance with these covenants. At December 31, 1999, the Company had $100 million available under the Revolving Credit Facility. On August 9, 1999, the Company entered into a first amendment to the credit agreement to increase the maximum swingline amount (the amount that can be drawn under the Revolving Credit Facility on the day of notification of borrowing) to $10.0 million from $2.5 million. On January 7, 2000, the Company entered into a second amendment to the credit agreement to modify the definition of excess cash flow to allow for the acquisition of Conex assets. On January 13, 2000, in connection with the acquisition of Conex (see Note
15), the Company borrowed $15 million from the Revolving Credit Facility.

   The loans and letters of credit under the credit agreement are guaranteed by all of the existing and future direct and indirect wholly-owned subsidiaries. The Company's obligations and the obligations of such subsidiaries are collateralized by a first priority perfected lien on substantially all of the Company's properties and assets and all of the properties and assets of such subsidiaries, whether such properties and assets are now owned or subsequently acquired, subject to exceptions.

   Contractual maturities of long-term debt (including capital lease obligations) during each of the five years subsequent to 1999 and thereafter are as follows (in millions):

       2000.............................................................. $  1.5
       2001..............................................................    1.4
       2002..............................................................    1.4
       2003..............................................................    1.4
       2004..............................................................    1.4
       Thereafter........................................................  277.3
                                                                          ------
         Total........................................................... $284.4
                                                                          ======

   Management estimates the Company's debt at December 31, 1999 approximates fair value based on interest rates for similar issues and financings.

   At December 31, 1999, the Company was a party to an interest rate swap agreement for which it pays a fixed rate on an aggregate notional amount of $2.7 million which is used to hedge its variable interest rate exposure on certain debt and is accounted for as an adjustment of interest expense over the life of the debt. The Company receives a variable rate of interest on the swap of 5.5% at December 31, 1999 and pays a fixed rate based on LIBOR, which was 5.9% at December 31, 1999. During 1999, an insignificant amount was charged to interest expense for the swap. The swap terminated on January 10, 2000.

NOTE 4. INCOME TAXES

   The Company is required to file separate U.S. corporate income tax returns, independent of Pacer Logistics, Inc. and its subsidiaries. The Company and its subsidiary, Pacer Logistics, Inc., would be eligible to elect and file U.S. consolidated corporation income tax returns if the Company owns at least 80% of the total voting power and total value of the stock of Pacer Logistics, Inc. Income taxes are recognized utilizing the asset and liability method, under which deferred income taxes are recognized for the consequences of temporary differences by applying currently enacted statutory rates to differences in the financial statement carrying amounts and the tax basis of existing assets and liabilities.

   For federal and state income tax purposes, the recapitalization of the Company was a taxable business combination and a qualified stock purchase. The buyer and seller jointly agreed to treat the transaction as an

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES asset acquisition in accordance with Section 338 (h)(10) of the Internal Revenue Code and such election has been made. The buyer and the seller jointly agreed to treat the transaction as an asset acquisition in accordance with
Section 338h(10) of the Internal Revenue Code and such election has been made. An allocation of the purchase price to the tax basis of assets and liabilities based on their respective fair value at May 28, 1999 has not been finalized for income tax purposes.

   In connection with the recapitalization, the Company recorded a deferred tax asset of approximately $81.2 million at May 28, 1999 related to future tax deductions for the net excess of the tax basis of the assets and liabilities over the financial statement carrying amounts with a corresponding credit to Stockholders' Equity. Realization of the deferred tax asset is dependent upon the Company's ability to generate sufficient future taxable income which management believes is more likely than not based on historical operating results. Accordingly, no valuation allowance has been recorded.

   For periods prior to May 28, 1999, the Company's operating results were included in the consolidated income tax returns of APL Limited. A charge in lieu of income taxes was recorded using the separate return method, as if the Company were a separate taxpayer.

   The reconciliation of the net effective income tax rate to the U.S. federal statutory income tax rate is as follows:

                                                                         The
                                         The Company                 Predecessor
                          ----------------------------------------- -------------
                           Fiscal Year   Fiscal Year  Nov. 13, 1997 Dec. 28, 1996
                              Ended         Ended        through       through
                          Dec. 31, 1999 Dec. 25, 1998 Dec. 26, 1997 Nov. 12, 1997
                          ------------- ------------- ------------- -------------
U.S. Federal Statutory
 Rate...................      35.0%         35.0%         35.0%         35.0%
Increases (Decreases) in
 Rate Resulting From:
  State Tax, Net of
   Federal Benefit......       3.8%          2.2%          2.7%          2.7%
  Permanent Book/Tax
   Differences and
   Other................       1.0%          0.8%          2.0%          0.2%
                              ----          ----          ----          ----
Net Effective Tax Rate..      39.8%         38.0%         39.7%         37.9%
                              ====          ====          ====          ====

   The provision for income taxes from continuing operations is as follows (in millions):

                                                                       The
                                       The Company                 Predecessor
                        ----------------------------------------- -------------
                         Fiscal Year   Fiscal Year  Nov. 13, 1997 Dec. 28, 1996
                            Ended         Ended        through       through
                        Dec. 31, 1999 Dec. 25, 1998 Dec. 26, 1997 Nov. 12, 1997
                        ------------- ------------- ------------- -------------
Current:
  Federal..............     $ 6.3         $10.6         $(1.1)        $15.9
  State................       0.9           1.0          (0.1)          1.2
  Foreign..............                                   0.2           0.2
                            -----         -----         -----         -----
    Total Current......       7.2          11.6          (1.0)         17.3
Deferred:
  Federal..............       3.7           1.0           1.6          (3.2)
  State................       0.8            --           0.1          (0.2)
                            -----         -----         -----         -----
  Total Deferred.......       4.5           1.0           1.7          (3.4)
                            -----         -----         -----         -----
    Total Provision....     $11.7         $12.6         $ 0.7         $13.9
                            =====         =====         =====         =====

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

   The following table shows the tax effects of the Company's and Predecessor's cumulative temporary differences included in the Consolidated Balance Sheet at December 31, 1999 and in the Statement of Assets, Liabilities, and Divisional Control Account at December 25, 1998 (in millions):

                                                       December 31, December 25,
                                                           1999         1998
                                                       ------------ ------------
Property and Equipment................................    $(0.7)       $(17.1)
Allowance for Doubtful Accounts.......................      1.2           0.7
Accrued Liabilities...................................      3.5           0.4
Tax Basis in Excess of Book--Stacktrain...............     81.2            --
Other.................................................     (5.1)          0.6
                                                          -----        ------
    Total Net Deferred Tax Asset......................    $80.1        $(15.4)
                                                          =====        ======

NOTE 5. PENSION PLANS AND STOCK OPTION PLANS

   Effective May 28, 1999, the Company's employees were eligible for the Pacer Logistics, Inc. 401(k) plan and no longer participate in the former parent's pension, postretirement benefits and profit-sharing plans. Under the Pacer Logistics, Inc. 401(k) plan, the Company matches 50% of the first 6% of base salary contributed by the employee. Matching contributions by the Company to the plan in 1999 were $0.5 million. In prior periods, contributions by the former parent to the prior profit-sharing plan were $3.5 million, $0.4 million and $2.7 million for the year ended December 25, 1998, and the periods ended December 26, 1997 and November 12, 1997, respectively.

   The former parent maintained defined benefit pension plans for certain domestic shoreside employees, healthcare benefit plans for retired employees and profit-sharing plans for non-union employees. The costs and benefits of these plans were allocated by the former parent to the Company and were included in general and administrative expenses.

   On May 28, 1999, the Board of Directors authorized the creation of the Pacer International, Inc. 1999 Stock Option Plan under which 1,793,747 options for the Company's common stock were authorized, of which 1,604,361 options have been granted and outstanding at or above fair market value at the date of grant. Of the options granted, 470,247 and 92,614 were part of the 1997 and 1998 Pacer Logistics, Inc. Stock Option Plan, respectively, that were rolled over as part of the acquisition of Pacer Logistics. In addition, under the 1999 Stock Option Plan, options to purchase 44,997 shares of preferred stock were granted which were rolled over from the 1997 Pacer Logistics Stock Option Plan. There are no cash-out provisions for the Company's common or preferred stock in the event of exercise since, at December 31, 1999, the Company's stock is not public.

   The 1999 plan provides for initial grants to specified employees. The aggregate number of shares subject to these initial grants is 832,000 and their exercise price is $10.00 per share. These initial grants are divided into three tranches, Tranche A, Tranche B and Tranche C. Tranche A options vest in five equal installments on the date of the grant's first five anniversary dates, provided the employee is employed by the Company on each anniversary date. Tranche B options generally vest on the date of grant's seventh anniversary date if the employee is employed by the Company on that date. However, if on any of the grant's first five anniversary dates certain per share target values are attained and the employee is employed by the Company on that date, then 20% of the Tranche B options will vest. Accelerated vesting of the Tranche B options is possible if a sale of the Company occurs prior to the date of grant's fifth anniversary and the fair market value of the per share consideration to be received by the shareholder equals or exceeds an amount calculated in accordance with this plan. Tranche C options vest in substantially the same manner as Tranche B options, including acceleration upon a sale of the

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

Company, except that the per share target values as of a given anniversary date are increased. Options granted to non-employee directors vest in four equal installments on the date of grant's first four anniversary dates.

   A vested option that has not yet been exercised will automatically terminate on the first to occur of the grant's tenth anniversary, ninety days following the employee's termination of employment for any reason other than death or disability, twelve months following the employee's termination of employment due to death or disability, or as otherwise determined by the committee.

   Each option that is vested as of the date of the sale of the Company remains exercisable until the sale's closing, after which time such option is unenforceable. Non-vested Tranche A, Tranche B and Tranche C options will vest in accordance with the vesting schedules described above; however, an option that vests after the Company is sold will remain exercisable for 10 days before such portion of the option terminates and is of no further force or effect. All options granted under this plan are nontransferable except upon death, by such employee's will or the laws of descent and distribution, or transfers to family members of the employee that are approved by the committee.

   This plan has a term of ten years, subject to earlier termination by the Board of Directors, who may modify or amend this plan in any respect, provided that no amendment or modification affects an option already granted without the consent of the option holder.

   The following table summarizes the transactions of the Pacer International, Inc. 1999 Stock Option Plan adopted May 28, 1999 as of December 31, 1999.

                                                      December 31, 1999
                                                ------------------------------
                                                                  Preferred
                                                 Common Stock       Stock
                                                --------------  --------------
Outstanding options, beginning of period.......             --              --
Options rolled over from prior plan at May 28,
 1999..........................................        562,861          44,997
Granted........................................      1,065,500              --
Canceled or expired............................        (24,000)             --
Exchanged......................................             --              --
Exercised......................................             --              --
                                                --------------  --------------
Outstanding options, end of year...............      1,604,361          44,997
                                                ==============  ==============

Weighted average exercise price of options
 exercised..................................... None exercised  None exercised
Weighted average exercise price of options
 granted....................................... $        10.75    None granted
Weighted average exercise price, end of year... $         7.79  $         9.00
Options exercisable, end of year...............        143,158           9,999
Options available for future grant.............        189,386              --

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                        Options Outstanding                  Options Exercisable
                           --------------------------------------------- ----------------------------
                                       Weighted Average
                             Number        Remaining    Weighted Average   Number    Weighted Average
 Range of Exercise Prices  Outstanding   Life (Months)   Exercise Price  Exercisable  Exercise Price
 ------------------------  ----------- ---------------- ---------------- ----------- ----------------
  Common Stock
  ------------
$0.22                         365,748         87             $ 0.22             --        $ 0.22
    $ 2.96                    104,499         39             $ 2.96        104,499        $ 2.96
    $ 8.61                     29,364        109             $ 8.61         19,576        $ 8.61
    $10.00                  1,024,750        113             $10.00         19,083        $10.00
    $20.00                     80,000        117             $20.00             --        $20.00
                            ---------                                      -------
          Total             1,604,361                                      143,158


        Preferred
           Stock
        ---------
$9.00                          44,997         39             $ 9.00          9,999        $ 9.00

   In 1995, the FASB issued FASB Statement No. 123 ("FAS 123") "Accounting for Stock-Based Compensation" which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the stock based plans. Adoption of the cost recognition provisions of FAS 123 is optional and the Company has decided not to elect the provisions of FAS 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of FAS 123 are required by FAS 123. Had the compensation cost for the Company's stock-based compensation plan been determined consistent with FAS 123, the Company's net income for 1999 would not have been significantly different.

   The fair value of each stock option granted is estimated on the date of grant using the minimum value method of option pricing with the following weighted-average assumptions for grants: dividend yield of 0.0%, risk-free interest rate of 6.5% and expected life of 7 years (in determining the "minimum value", FAS 123 does not require the volatility of the Company's common stock underlying the options to be calculated or considered because the Company is not publicly traded).

NOTE 6. RELATED PARTY TRANSACTIONS

   Prior to the recapitalization, the Company provided intermodal services to APL Limited. These services include moving containers from ports to inland points, moving containers from inland points to ports, and repositioning empty containers. These transactions are performed on a cost reimbursement basis. Thus, no revenues or expenses are recognized for financial reporting purposes. Reimbursements amounted to $273.6 million, $276.7 million, $22.3 million and $154.1 million, for the fiscal years ended December 31, 1999, December 25, 1998, and the periods ended December 26, 1997 and November 12, 1997, respectively. At December 31, 1999 the Company had a receivable from APL Limited for these transactions of $31.3 million. Pursuant to the recapitalization, the Company has signed long-term agreements with APL Limited for the domestic transportation on the stacktrain network of APL Limited's international freight for an annual management fee of $6.6 million. For the seven months since the recapitalization, the Company recognized $3.9 million in revenues for this fee.

   Prior to the recapitalization, APL Land Transport Services Inc. shared in certain expenses of the former parent for services including systems support, office space and other corporate services. These expenses were $5.6 million, $14.4 million, $1.6 million and $12.0 million for the period ended May 28, 1999, the fiscal year ended December 25, 1998, and the periods ended December 26, 1997 and November 12, 1997, respectively.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

Pursuant to the recapitalization, the Company has signed long-term agreements with APL Limited for administrative services such as billing and accounts receivable and payable processing on a per transaction basis. For the seven months ended December 31, 1999, $1.1 million has been accrued and was payable at December 31, 1999 for these services. In addition, the information technology services of APL Limited are currently being provided to the Company according to a term sheet upon which negotiations for a long-term agreement are based. For the seven months ended December 31, 1999, $5.8 million has been paid for these services. The annual fee for these services is $10 million.

   In addition, the Company receives a credit from APL Limited for the repositioning expense that APL Limited has avoided due to the Company using APL Limited's containers in surplus locations. The total amount of revenue recognized for these services was $21.0 million, $20.0 million, $1.9 million and $15.8 million for the fiscal years ended December 31, 1999 and December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively. At December 31, 1999, $3.7 million was receivable from APL Limited.

   The Company also provides services to the Automotive Division of APL Limited. These services include moving containers primarily in the U.S.-- Mexico trade. Total amount of revenue recognized for these services was $49.1 million, $38.7 million, $5.0 million and $38.4 million for the fiscal years ended December 31, 1999 and December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively. At December 31, 1999, $4.6 million was receivable from APL Limited.

   Prior to the recapitalization, the Company received an allocation for lease and maintenance and repair expenses from APL Limited. These expenses were $7.0 million, $19.5 million, $1.9 million and $14.1 million for the period ended May 28, 1999, the fiscal year ended December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively.

   In 1997, in connection with Neptune Orient Lines ("NOL") acquisition of APL Limited, NOL incurred certain merger related costs totaling approximately $61 million. These non-operating costs do not relate to the ongoing operations of the Company and have not been allocated to the Company's results of operations.

   APL de Mexico, S.A. de C.V. ("APL Mexico"), a wholly owned Mexican subsidiary of the APL Limited, provides various agency services to the Company with respect to its bills of lading in Mexico. Expenses recorded by the Company from APL Mexico were $1.8 million, $0.5 million, $0.1 million and $0.3 million for the fiscal years ended December 31, 1999 and December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively. At December 31, 1999, $1.2 million was payable to APL Mexico.

   The Company has entered into a management agreement with Apollo Management ("Apollo") for financial and strategic services as the Board of Directors may reasonably request. The annual fee for these services is $0.5 million. At December 31, 1999, $0.3 million was payable to Apollo.

   The Company leases a facility consisting of office, warehousing and trucking space from A&G Investments, a California general partnership of which Messrs. Goldfein and Steiner are the only partners. Mr. Goldfein is a stockholder and a Director and Executive Vice President of the Company. Mr. Steiner is a stockholder and an Executive Vice President of the Company. Lease payments were $0.3 million for the seven month period ended December 31, 1999.

   The Company leases a facility consisting of office space from Richard P. Hyland, a stockholder and an Executive Vice President of the Company. Such lease is pursuant to an oral agreement and is on a month-to-month basis. The lease terminated on December 31, 1999.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 7. COMMITMENTS AND CONTINGENCIES

   The Company is party to various legal proceedings, claims and assessments arising in the normal course of its business activities.

   In June 1995, APL Limited, the Company's former parent, sold the assets of its trucking company, American President Trucking ("APT") to Burlington Motor Carriers ("BMC"). The sale included the sublease of terminal real estate to BMC and the sublease of tractor units to Stoops Freightliner, which in turn entered into a use agreement with BMC. BMC and the Company entered into a service agreement whereby the Company guaranteed certain levels of traffic to BMC. Under new ownership from a 1995 bankruptcy proceeding, BMC advised APL Limited and the Company that it believed the Company breached the service agreement when APL Limited sold its Distribution Services unit, and demanded $0.8 million in compensation. The Company disputed the claim. BMC and Stoops Freightliner filed subsequent complaints in BMC bankruptcy proceedings demanding unspecified damages. APL Limited and the Company filed motions to dismiss both complaints. On November 13, 1998, APL Limited and the Company's motions were granted; BMC has filed an appeal; Stoops Freightliners has not. The Company does not believe that the ultimate outcome, if unfavorable, will have a material adverse impact on the financial position or results of operations of the Company, and has not reserved for this contingency.

   Two subsidiaries of Pacer Logistics, Interstate Consolidation, Inc. and Intermodal Container Service, Inc., are named defendants in a class action filed in July 1997 in the State of California, Los Angeles Superior Court, Central District, alleging, among other things, breach of fiduciary duty, unfair business practices, conversion and money had and received in connection with monies allegedly wrongfully deducted from truck drivers' earnings. The defendants have entered into a Judge Pro Tempore Submission Agreement dated as of October 9, 1998, pursuant to which the plaintiffs and defendants have waived their rights to a jury trial, stipulated to a certified class, and agreed to a minimum judgement of $250,000 and a maximum judgement of $1.75 million. On January 14, 2000, the Court issued its Statement of Decision, in which Interstate Consolidation, Inc. and Intermodal Container Service, Inc. prevailed on all issues except one. The Court found that Interstate failed to issue certificates of insurance to the owner-operators and therefore failed to disclose that in 1998, the Company's retention on its liability policy was $250,000. The court has tentatively ordered that restitution be paid for this omission, which in the worst case is well below the agreed upon high of $1.75 million. An appeal to this decision is likely by the class. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's consolidated financial position or results of operations. At December 31, 1999, the Company had $1.1 million accrued for this case.

   In May 1996, APL Limited sold a portion of its third operating division ("Distribution Services") to a third party purchaser. In connection with this sale, the Company and the purchaser entered into a 10-year agreement to provide stacktrain services to the purchaser.

NOTE 8. SEGMENT INFORMATION

   The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way the Company reports information about its reportable operating segments.

   With the acquisition of Pacer Logistics on May 28, 1999, the Company has two reportable segments, the Wholesale segment and the Retail segment, which have separate management teams and offer different but related products and services. The Wholesale segment provides intermodal rail service in North America by selling intermodal service to shippers while buying space on intermodal rail trains. The large majority of business is conducted domestically, with minor services in Mexico and Canada. Customers include intermodal marketers

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES who serve customers in various industries as well as the ocean carrier industry. The Retail segment offers trucking services, intermodal marketing, freight consolidation and handling, international freight forwarding and supply chain management services. Prior to May 28, 1999, the Company had only one reportable segment, the Wholesale segment.

   The following table presents reportable segment information for the fiscal years ended December 31, 1999 and December 25, 1998 and the periods ended December 26, 1997 and November 12, 1997 (in millions).

                                          Wholesale Retail Other   Consolidated
                                          --------- ------ ------  ------------
Fiscal year ended December 31, 1999
  Gross revenues.........................  $713.2   $233.2 $(18.7)    $927.7
  Net revenues...........................   154.1     38.2             192.3
  Income from operations.................    38.2      9.8              48.0
  Interest expense, net..................    16.4      2.2              18.6
  Tax expense............................     8.5      3.2              11.7
  Net income.............................    13.3      4.4   (1.1)      16.6
  Depreciation and amortization..........     6.7      1.9               8.6
  Capital expenditures...................     0.1      1.9               2.0
  Total assets...........................   391.7    139.9  (76.6)     455.0
Fiscal year ended December 25, 1998
  Gross revenues.........................  $598.9   $   -- $   --     $598.9
  Net revenues...........................   132.6       --     --      132.6
  Income from operations.................    33.2       --     --       33.2
  Interest expense, net..................      --       --     --         --
  Tax expense............................    12.6       --     --       12.6
  Net income.............................    20.6       --     --       20.6
  Depreciation and amortization..........     6.6       --     --        6.6
  Capital expenditures...................    39.7       --     --       39.7
  Total assets...........................   156.1       --     --      156.1
Period ended December 26, 1997
  Gross revenues.........................  $ 60.7   $   -- $   --     $ 60.7
  Net revenues...........................    13.3       --     --       13.3
  Income from operations.................     2.0       --     --        2.0
  Interest expense, net..................     0.3       --     --        0.3
  Tax expense............................     0.7       --     --        0.7
  Net income.............................     1.0       --     --        1.0
  Depreciation and amortization..........     0.7       --     --        0.7
  Capital expenditures...................      --       --     --         --
  Total assets...........................   111.9       --     --      111.9
Period ended November 12, 1997
  Gross revenues.........................  $523.8   $   -- $   --     $523.8
  Net revenues...........................   116.3       --     --      116.3
  Income from operations.................    38.8       --     --       38.8
  Interest expense, net..................     2.0       --     --        2.0
  Tax expense............................    13.9       --     --       13.9
  Net income.............................    22.9       --     --       22.9
  Depreciation and amortization..........     3.0       --     --        3.0
  Capital expenditures...................      --       --     --         --
  Total assets...........................     n/a       --     --        n/a

Data in the "Other" column includes elimination of intercompany balances and subsidiary investment. All intersegment services are provided and purchased at quoted market rates.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

   For the year ended December 31, 1999, the Company had two customers, respectively which contributed more than 10% of the Company's total gross revenues. Total gross revenues of $128.2 million were generated by the Wholesale segment from Hub Group and total gross revenues of $100.8 million were generated from Union Pacific (generated by both reporting segments).

NOTE 9. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following at December 31, 1999 and December 25, 1998, (in millions):

                                                                   1999   1998
                                                                  ------  -----
       Rail Cars................................................. $ 26.9  $66.5
       Containers and Chassis....................................   27.6   27.6
       Leasehold improvements and Other..........................    7.3    1.3
                                                                  ------  -----
           Total.................................................   61.8   95.4
       Less: Accumulated Depreciation............................  (11.4)  (6.6)
                                                                  ------  -----
         Property and Equipment, net............................. $ 50.4  $88.8
                                                                  ======  =====

   Depreciation and amortization of property and equipment was $6.2 million, $6.0 million, $0.7 million and $3.0 million for the years ended December 31, 1999, December 25, 1998 and the periods ended December 26, 1997 and November
12, 1997, respectively. Trailers under capital lease are included above with a cost of $0.3 million and accumulated depreciation of $0.1 million.

   As part of the recapitalization of the Company and acquisition of Pacer
Logistics, the Company received $39.6 million in net proceeds from the sale and leaseback of 199 railcars originally purchased in 1998. A deferred gain of $1.6 million was recorded upon sale and is being amortized over the 13 year life of the lease. An additional $0.4 million was received from sales of other property in 1999.

NOTE 10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

   Accounts payable and accrued liabilities at December 31, 1999 and December
25, 1998 were as follows (in millions):

                                                                   1999   1998
                                                                  ------  -----
       Accounts Payable.......................................... $ 49.2  $14.2
       Accrued Rail Liability....................................   71.8   49.8
       Accrued Volume Rebates Payable............................   10.1    7.2
       Accrued Equipment Maintenance and Lease...................    8.1    3.0
       Accrued Interest Payable..................................    2.7     --
       Other Accrued Liabilities.................................   34.1    9.8
       Unearned Revenue..........................................     --    0.6
                                                                  ------  -----
         Total Accounts Payable and Accrued Liabilities.......... $176.0  $84.6
                                                                  ======  =====

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 11. LEASES

   The Company leases certain doublestack railcars, containers, chassis, data processing equipment and other property. Future minimum lease payments under noncancelable leases at December 31, 1999 for the five years subsequent to 1999 and thereafter are summarized as follows (in millions):

                                                             Capital Operating
                                                             Leases   Leases
                                                             ------- ---------
       2000.................................................  $0.1    $ 36.8
       2001.................................................    --      32.2
       2002.................................................    --      25.0
       2003.................................................    --      22.1
       2004.................................................    --      17.6
       Thereafter...........................................    --      87.6
                                                              ----    ------
           Total Minimum Payments...........................  $0.1    $221.3
                                                                      ======
       Less amount representing interest (at an effective
        rate of 10.4%)......................................    --
                                                              ----
       Present value of minimum lease payments..............  $0.1
                                                              ====

   Rental expense was $50.4 million, $49.7 million, $5.5 million and $37.1 million for the fiscal years ended December 31, 1999 and December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively. The net book value of property under capital lease at December 31, 1999 was approximately $0.2 million.

   On May 28, 1999 the Company received, as part of the Company's recapitalization and acquisition of Pacer Logistics, $39.6 million in net proceeds from the sale and leaseback (operating) of 199 railcars originally purchased in 1998.

   The Company took delivery of 1,500 new 53-foot containers and chassis in the fourth quarter of 1999 financed through an operating lease.

   The Company receives income from others for the use of its doublestack railcars. These amounts are included in gross revenues. Rental income was $10.3 million, $8.1 million, $0.7 million and $6.7 million for the fiscal years ended December 31, 1999 and December 25, 1998, the periods ended December 26, 1997 and November 12, 1997, respectively.

NOTE 12. SUPPLEMENTAL CASH FLOW INFORMATION

   Supplemental cash flow information is as follows (in millions):

                                                                       The
                                       The Company                 Predecessor
                        ----------------------------------------- -------------
                         Fiscal Year   Fiscal Year  Nov. 13, 1997 Dec. 28, 1996
                            Ended         Ended        through       through
                        Dec. 31, 1999 Dec. 25, 1998 Dec. 26, 1997 Nov. 12, 1997
                        ------------- ------------- ------------- -------------
Cash Payments:
  Interest.............     $15.4         $ --          $0.3          $ 2.0
  Income Taxes.........     $ 2.5         $3.4          $0.6          $12.2

NOTE 13. MINORITY INTEREST

   Pursuant to the Company's recapitalization and acquisition of Pacer Logistics, 24,300 of Pacer Logistics' one million authorized shares of preferred stock were issued to certain management shareholders of Pacer

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

Logistics as 7.5% exchangeable preferred stock on May 28, 1999. The remainder have been reserved for issuance by Pacer Logistics as payment-in-kind dividends. The preferred shares are convertible into shares of Pacer International common stock. In July 1999, the Company redeemed 1,986 shares for $2.0 million. At December 31, 1999, dividends of $1.1 million were accrued and unpaid and recorded as minority interest deductions from net income.

Liquidation Preference

   The exchangeable preferred stock has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends thereon. In addition, holders of the preferred stock are entitled to an amount per share equal to 5% of the total assets available for distribution to equity holders divided by the number of shares of preferred stock outstanding.

Dividends

   Dividends payable per share of the exchangeable preferred stock are equal to the greater of:

     (1) 7.5% of the $1,000 liquidation preference per share payable annually in arrears in additional shares of the exchangeable preferred stock or

     (2) an amount equal to 10% of the aggregate of certain dividends paid on the Pacer Logistics common stock divided by the number of outstanding shares of Pacer Logistics preferred stock, payable annually in arrears in cash.

Voluntary Exchange

   At any time at least 15 months after, but before 24 months following the closing of the Company's recapitalization, each holder of the exchangeable preferred stock has the right to exchange its shares into shares of Pacer International common stock. As a condition to the exchange of such preferred stock, each holder will be required to become a party to the shareholders' agreement and will be bound by all of the terms and conditions of the shareholders' agreement as though such persons were original parties thereto. Upon joining in the shareholders' agreement, such persons will have the same rights and responsibilities as those of APL Limited, as set forth in the shareholders' agreement.

Purchase Right

   At any time at least 15 months after the closing of the Company's recapitalization, the exchangeable preferred stock may be purchased by Pacer International for newly issued shares of preferred stock of Pacer International or cash. The credit agreement and the indenture governing the notes restricts the Company from purchasing the exchangeable preferred stock for cash for the initial 15 month time period. The Pacer International preferred stock has a 7.5% dividend, payable in shares of such preferred stock and is mandatorily redeemable by Pacer International on the tenth anniversary of issue.

Change of Control

   Upon a change of control, each holder of exchangeable preferred stock shall have the right to exchange the shares of exchangeable preferred stock held by such holder for Pacer International common stock at the ratio set forth in the certificate of designation multiplied by the following applicable premium which shall be allocated pro rata on a monthly basis:

       Prior to the End of Year 1....................................... 115.00%
       End of Year 1.................................................... 106.75%
       End of Year 2.................................................... 100.00%

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

Voting Provisions

   Except as required by law and except for matters which affect the rights and preferences of the exchangeable preferred stock, the exchangeable preferred stock is not entitled to vote on any matter submitted to a vote of the stockholders of Pacer Logistics.

   If (1) the voluntary exchange of 7.5% exchangeable preferred stock by the holders thereof for Pacer International common stock or (2) the purchase of such preferred stock by Pacer International as contemplated above does not occur, the Chief Executive Officer and other members of the senior management team will remain holders of the 7.5% exchangeable preferred stock.

NOTE 14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

   The following table sets forth selected quarterly financial data for each of the quarters in 1999 and 1998 (in millions):

                                                        Quarters
                                         --------------------------------------
                                         First  Second (a) Third (a) Fourth (a)
                                         ------ ---------- --------- ----------
Fiscal year ended December 31, 1999
Revenues................................ $166.0   $197.7    $260.8     $303.2
Net revenues............................   36.2     40.9      53.3       61.9
Income from operations..................    7.5     11.4      15.0       14.1
Net income..............................    4.7      5.4       4.1        2.4

Fiscal year ended December 25, 1998
Revenues................................ $153.1   $135.6    $132.7     $177.5
Net revenues............................   33.5     27.0      30.5       41.6
Income from operations..................    5.5      3.0      10.9       13.8
Net income..............................    3.5      1.5       7.1        8.5

--------
(a) 1999 amounts include the acquisition of Pacer Logistics, Inc. on May 28, 1999 (see Note 2).

NOTE 15. ACQUISITION OF CONEX

   Pursuant to the terms of an Asset Purchase Agreement dated as of December 31, 1999, as amended (the "Purchase Agreement"), among Conex Acquisition Corporation, a Delaware corporation ("Acquisition Corp."), Conex Global Logistics Services, Inc., a California corporation ("Conex"), MSL Transportation Group, Inc., a California corporation ("MSL"), Jupiter Freight, Inc.,a California corporation ("Jupiter"), and certain other persons, Acquisition Corp. acquired substantially all of the assets, and assumed certain specified liabilities, of Conex, MSL and Jupiter for approximately $25,050,000 in cash, issued Conex shareholders an 8.0% contingent note in the aggregate principal amount of $5,000,000 and issued Conex shareholders 300,000 shares of common stock of Pacer International, Inc. Acquisition Corp. is a wholly-owned subsidiary of Pacer International, Inc.. The transaction closed on January 13, 2000. On January 13, 2000, Acquisition Corporation and the Company executed a supplement to the indenture for the senior subordinated notes, resulting in Acquisition Corporation becoming a guarantor of the Company's obligations thereunder.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 16. EARNINGS PER SHARE

   The following table sets forth the computation of earnings per share-basic and diluted (in millions, except share and per share amounts):

                                                              Fiscal year ended
                                                              December 31, 1999
                                                              -----------------
Numerator:
  Net income-basic...........................................    $      16.6
  Minority interest..........................................            1.1
                                                                 -----------
Numerator for earnings per share-diluted.....................    $      17.7
                                                                 ===========
Denominator:
  Denominator for earnings per share-basic-common shares
   outstanding...............................................     10,440,000
  Effect of dilutive securities:
    Stock options............................................        663,208
    Exchangeable preferred stock.............................      2,234,844
                                                                 -----------
Denominator for earnings per share-diluted...................     13,338,052
                                                                 ===========
Earnings per share-basic.....................................    $      1.59
                                                                 ===========
Earnings per share-diluted..................................     $      1.33
                                                                 ===========

Earnings per share for fiscal years prior to December 31, 1999 is not presented as the Company was an operating division and earnings per share was not meaningful.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                     September 22, December 31,
                                                         2000          1999
                                                     ------------- ------------
                                                           (In millions)
                       ASSETS
Current assets
  Cash and cash equivalents ........................    $    --      $  12.2
  Accounts receivable, net of allowances of $4.6
   million and $3.0 million, respectively...........      152.6        114.7
  Accounts receivable from APL......................        2.3         39.6
  Prepaid expenses and other........................        4.8          2.9
  Deferred income taxes.............................        4.4          4.4
                                                        -------      -------
    Total current assets............................      164.1        173.8
                                                        -------      -------
Property and equipment
  Property and equipment at cost....................       65.7         61.8
  Accumulated depreciation..........................      (16.2)       (11.4)
                                                        -------      -------
  Property and equipment, net.......................       49.5         50.4
                                                        -------      -------
Other assets
  Goodwill, net.....................................      193.4        143.1
  Deferred income taxes.............................       67.8         75.7
  Other assets......................................       10.1         12.0
                                                        -------      -------
    Total other assets..............................      271.3        230.8
                                                        -------      -------
Total assets........................................    $ 484.9      $ 455.0
                                                        =======      =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt and capital
   leases...........................................    $   1.4      $   1.5
  Accounts payable and accrued liabilities..........      167.5        176.0
                                                        -------      -------
    Total current liabilities.......................      168.9        177.5
                                                        -------      -------
Long-term liabilities
  Long-term debt and capital leases.................      297.3        282.9
  Other.............................................        1.7          2.9
                                                        -------      -------
    Total long-term liabilities.....................      299.0        285.8
                                                        -------      -------
Total liabilities...................................      467.9        463.3
                                                        -------      -------
Minority interest--exchangeable preferred stock.....       24.6         23.4
                                                        -------      -------
Commitments and contingencies (Note 6)..............
Stockholders' equity
  Preferred stock: $0.01 par value, 1,000,000 shares
   authorized, none outstanding.....................         --           --
  Common stock: $0.01 par value, 20,000,000 shares
   authorized, 11,057,373 and 10,440,000 issued and
   outstanding at September 22, 2000 and December
   31, 1999, respectively...........................        0.1          0.1
  Additional paid-in-capital........................      111.1        104.3
  Retained earnings (accumulated deficit)...........     (118.8)      (136.1)
                                                        -------      -------
    Total stockholders' equity (deficit)............       (7.6)       (31.7)
                                                        -------      -------
Total liabilities and equity........................    $ 484.9      $ 455.0
                                                        =======      =======

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                    Nine Months Ended
                                                  ---------------------
                                                  Sept. 22,  Sept. 17,
                                                     2000       1999
                                                  ---------- ----------
                                                          (in millions)
Gross revenues..................................  $    916.5 $    624.5
Cost of purchased transportation and services...       718.7      494.0
                                                  ---------- ----------
  Net revenues .................................       197.8      130.5
                                                  ---------- ----------
Operating expenses:
  Direct operating expenses ....................        60.1       53.6
  Selling, general and administrative expenses..        73.1       37.1
  Depreciation and amortization.................         8.2        5.9
                                                  ---------- ----------
    Total operating expenses ...................       141.4       96.6
                                                  ---------- ----------
Income from operations .........................        56.4       33.9
                                                  ---------- ----------
Interest expense (income), net .................        24.3        9.6
                                                  ---------- ----------
Income before income taxes and minority interest
 ...............................................        32.1       24.3
                                                  ---------- ----------
Income taxes or charge in lieu of income taxes..        13.6        9.5
Minority interest ..............................         1.2        0.6
                                                  ---------- ----------
Net income .....................................  $     17.3 $     14.2
                                                  ========== ==========
Earnings per share:
  Basic:
  Earnings per share............................  $     1.58       1.36
                                                  ========== ==========
  Weighted average shares outstanding...........  10,921,740 10,440,000
                                                  ========== ==========
  Diluted:
  Earnings per share............................  $     1.36       1.11
                                                  ========== ==========
  Weighted average shares outstanding...........  13,624,951 13,337,755
                                                  ========== ==========



   The accompanying notes are an integral part of the condensed consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      Nine Months Ended September 22, 2000
                                  (Unaudited)

                          Common Stock               Retained
                          ------------- Additional   Earnings        Total
                          No. of         Paid-in   (Accumulated  Stockholders'
                          Shares Amount  Capital     Deficit)   Equity(Deficit)
                          ------ ------ ---------- ------------ ---------------
                                              (in millions)
December 31, 1999.......   10.4   $0.1    $104.3     $(136.1)       $(31.7)
Issuance of Common Stock
 for Acquisitions.......    0.3     --       6.0          --           6.0
Issuance of Common Stock
 for Exercise of
 Options................    0.4     --       0.8          --           0.8
Net Income..............     --     --        --        17.3          17.3
                           ----   ----    ------     -------        ------
September 22, 2000......   11.1   $0.1    $111.1     $(118.8)       $ (7.6)
                           ====   ====    ======     =======        ======





   The accompanying notes are an integral part of the condensed consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                        Nine Months Ended
                                                  -----------------------------
                                                  Sept. 22, 2000 Sept. 17, 1999
                                                  -------------- --------------
                                                          (in millions)
CASH FLOW FROM OPERATING ACTIVITIES
Net income......................................      $ 17.3        $  14.2
                                                      ------        -------
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.................         8.2            5.9
  Deferred income taxes.........................         7.9            1.7
  Changes in operating assets and liabilities
   net of acquisitions:
  Trade and other receivables...................       (20.9)         (30.1)
  Prepaid expenses and other current assets.....        (1.7)          (0.5)
  Accounts payable and accrued liabilities......        (0.5)          26.0
  Other.........................................         2.1            0.4
                                                      ------        -------
    Net cash provided by operating activities...        12.4           17.6
                                                      ------        -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of business, net of cash acquired......       (41.7)        (111.3)
Capital expenditures............................        (3.4)          (1.5)
Proceeds from sales of property and equipment...         0.2           39.6
                                                      ------        -------
    Net cash used in investing activities.......       (44.9)         (73.2)
                                                      ------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
Checks drawn in excess of cash balances.........        10.7           (1.9)
Proceeds of long-term debt, net of deferred
 financing costs................................        25.0          277.5
Proceeds from issuance of common stock..........         0.8          104.4
Distribution to APL and recap costs.............          --         (310.2)
Redemption of preferred stock of subsidiary.....          --           (2.0)
Debt, revolver and capital lease obligation
 repayment......................................       (16.2)          (2.1)
                                                      ------        -------
    Net cash provided by financing activities...        20.3           65.7
                                                      ------        -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.........       (12.2)          10.1
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD..        12.2             --
                                                      ------        -------
CASH AND CASH EQUIVALENTS--END OF PERIOD........      $   --        $  10.1
                                                      ======        =======
DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Issuance of Common Stock in connection with
 acquisitions...................................      $  6.0        $    --
Issuance of 8.0% subordinated note in connection
 with acquisitions..............................      $  5.0        $    --
Issuance of Exchangeable Preferred Stock in
 connection with recapitalization...............                    $  24.3
Issuance of note payable to management in
 connection with recapitalization...............                    $   0.4

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

   The unaudited interim financial statements as of September 22, 2000 and for the nine months ended September 22, 2000 and September 17, 1999 are condensed and do not contain all information required by accounting principles generally accepted in the United States of America to be included in a full set of financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, that are necessary for fair presentation have been included. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for any full fiscal year. The amounts for the Statement of Operations for the nine month period ended September 17, 1999 and amounts for the Statement of Cash Flows for the nine month period ended September 17, 1999 include amounts which were derived from the unaudited financial statements of American President Lines Stacktrain Services, a division of APL Land Transport Services, Inc., the predecessor company. As of May 28, 1999 APL Land Transport Services, Inc. was recapitalized and renamed Pacer International, Inc. (the "Company"). These unaudited interim financial statements and footnotes should be read in conjunction with the audited financial statements for the fiscal year ended December 31,1999 included elsewhere in this prospectus.

Principles of Consolidation

   The consolidated financial statements as of and for the nine months ended September 22, 2000 include the accounts of the Company and its subsidiary, Pacer Logistics, Inc., acquired May 28, 1999, Conex assets (as defined below) acquired January 13, 2000 and GTS Transportation Services, Inc. acquired August 31, 2000. All significant intercompany transactions and balances have been eliminated in consolidation.

Industry Segments

   The Company operates in two reportable industry segments, providing intermodal rail stacktrain services (the "Wholesale" segment) and providing logistic services (the "Retail" segment) in North America.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include allowance for doubtful accounts, rail valuation costs and valuation of deferred income taxes. Actual results could differ from those estimates.

Reclassification

   Certain reclassifications have been made to the 1999 balances to conform to the 2000 presentation. These reclassifications had no effect on the Company's financial position or net income.

Earnings per Share

   The computation of earnings per share-basic is based on net income available to common shareholders and the weighted-average number of outstanding common shares. The computation of earnings per share-diluted includes the dilutive effect, if any, of outstanding Pacer Logistics 7.5% Exchangeable Preferred Stock calculated using the as if converted method, and common stock options calculated using the treasury stock method and is based on net income plus minority interest.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (Unaudited)


Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting
Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We have not historically engaged in significant hedging activities or invested in derivative instruments and do not believe this standard, as amended, will have a material impact on the Company's financial statements upon adoption.

   In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" as amended by Staff Accounting Bulletins No. 101 A and 101 B. These bulletins summarize certain of the staff's views about applying generally accepted accounting principles to revenue recognition in financial statements. We will be required to follow the guidance in SAB 101 no later than its fourth quarter of 2000, with restatement of earlier quarters in 2001 required, if necessary. The SEC has recently issued further guidance with respect to adoption of specific issues addressed by SAB 101. We are currently assessing the impact, if any, SAB 101 may have on the Company's consolidated financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25." This interpretation clarifies (1) the definition of employee for purposes of applying Opinion 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(4) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial statements.

NOTE 2. ACQUISITIONS

   On January 13, 2000, pursuant to the terms of an asset purchase agreement, the Company acquired substantially all of the assets and assumed certain liabilities of Conex Global Logistics Services, Inc., MSL Transportation Group, Inc., and Jupiter Freight, Inc. (collectively "Conex"), a multipurpose provider of transportation services including intermodal marketing, local trucking and freight consolidation and handling. The purchase price was $37.4 million including acquisition fees of approximately $1.3 million. The Company paid approximately $26.4 million in cash, issued Conex shareholders an 8.0% subordinated note in the aggregate principal amount of $5.0 million and issued Conex shareholders 300,000 shares (valued in the aggregate at $8.0 million) of common stock of Pacer International, Inc. The results of operations for the acquired assets are included in the Company's consolidated financial statements beginning January 1, 2000. The purchase price allocation, preliminary in nature and subject to change, is as follows (in millions):

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (Unaudited)


       Accounts receivable, net.......................................... $ 6.2
       Prepaid expenses and other........................................   0.3
       Property and equipment............................................   0.6
       Goodwill..........................................................  32.0
       Current liabilities...............................................  (1.7)
                                                                          -----
         Total purchase price............................................ $37.4
                                                                          =====

   On August 31, 2000, the Company acquired all of the stock of GTS Transportation Services, Inc. ("GTS"), a provider of transportation services including logistics and truck brokerage in the 48 contiguous states as well as in Canada and Mexico. The purchase price was $17.8 million including acquisition fees and expenses of approximately $0.6 million. The purchase price is subject to adjustment, if at all, pursuant to an earn-out amount and a working capital adjustment. The Company paid approximately $15.3 million in cash. The results of operations for the acquired company are included in the Company's consolidated financial statements beginning September 1, 2000. The purchase price allocation, preliminary in nature and subject to change, is as follows (in millions):

       Accounts receivable, net......................................... $  6.7
       Property, equipment and other....................................    0.1
       Goodwill.........................................................   21.2
       Liabilities......................................................  (10.2)
                                                                         ------
         Total purchase price........................................... $ 17.8
                                                                         ======

   The acquisitions have been accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The aggregate purchase prices have been allocated to the underlying assets and liabilities based upon preliminary estimates of fair values at the date of the acquisitions, which may be updated based upon final appraisals, with the remainder allocated to goodwill to be amortized over 40 years. The Company determined 40-year amortization periods were appropriate after considering a number of factors: 1) there are no legal, regulatory or contractual provisions associated with the acquisitions that may limit the useful lives of the goodwill, 2) the services provided by the acquired companies (as part of the Company's Retail segment) are not subject to obsolescence, and 3) the Company is not aware of any expected actions of competitors and others that may restrict the Retail segment's ability to successfully compete in the industry. Though the fair value estimates are preliminary, management does not believe there will be a material change to goodwill when these estimates are finalized.

   Pro forma results of operations, giving effect to the Company's acquisition of Conex assets, GTS (and the Company's recapitalization and acquisition of Pacer Logistics which occurred on May 28, 1999) at the beginning of each period presented is as follows:

                                         Nine Months Ended  Nine Months Ended
                                         September 22, 2000 September 17, 2000
                                         ------------------ ------------------
       Gross revenues...................       $981.4             $870.4
       Income before extraordinary
        items...........................       $ 18.7             $ 16.3
       Net income.......................       $ 18.7             $ 16.3

NOTE 3. LONG-TERM DEBT

   In conjunction with the acquisition of Conex assets described above, the Company borrowed $15.0 million under its five-year $100.0 million revolving credit facility which expires in 2004 and issued Conex shareholders an 8% subordinated note in the aggregate principal amount of $5.0 million due 2003. Interest on the revolving

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (Unaudited)

credit facility is payable quarterly, except upon rate adjustment, in which case adjusted interest is payable monthly. Interest on the $5.0 million subordinated note is payable semi-annually on each January 31 and July 31 beginning July 31, 2000.

   At September 22, 2000, the Company had $85.8 million available under the $100.0 million revolving credit facility expiring in 2004. At September 22, 2000, the interest rate on the revolving credit facility was 8.9%.

NOTE 4. RELATED PARTY TRANSACTIONS

   The Company has signed long-term agreements with APL Limited (the Company's former parent) for the domestic transportation on the stacktrain network of APL Limited's international freight for an annual management fee of $6.6 million and for administrative services such as billing and accounts receivable and payable processing on a per transaction basis. In addition, the information technology services of APL Limited are currently being provided to the Company. The annual fee for these services is $10 million.

   In April 2000, the Company transferred the processing of APL Limited's international traffic receivables and payables to APL Limited, which had previously been included in the Company's balance sheet, resulting in a decrease in both accounts receivable and accounts payable of approximately $33.0 million. The transfer to APL
Limited was facilitated by changes in computer software which were not previously available. The Company continues to handle APL Limited's international traffic under contract for the annual management fee.

   In April 2000, the Company repaid $0.3 million in notes payable to certain members of senior management including accrued interest. The notes were part of the purchase price for Pacer Logistics acquired on May 28, 1999.

   In August 2000, the Company paid a scheduled semi-annual interest payment of $0.2 million to certain members of senior management on the $5.0 million 8.0% subordinated note issued in January 2000 as part of the purchase price for the acquisition of Conex assets.

NOTE 5. PENSION PLANS AND STOCK OPTION PLANS

   During the first quarter of 2000, certain members of senior management exercised 287,373 options to purchase Pacer International, Inc. common stock at an average purchase price of $1.22 per share, exercised 10,000 options at $10.00 per share and forfeited 90,000 options. The proceeds of these transactions were used to repay the notes payable as discussed above in Note 4 and for general corporate purposes. In addition, the Company granted an additional 36,500 options to management personnel to purchase Pacer International, Inc. common stock at an exercise price of $20.00 per share.

   During the second quarter of 2000, 181,004 options were forfeited due to employee resignations and 167,000 options were granted to management personnel to purchase Pacer International, Inc. common stock (45,000 shares at $20.00 per share and 122,000 shares at $25.00 per share).

   During the third quarter of 2000, certain members of senior management exercised 40,000 options to purchase Pacer International, Inc. common stock at an average purchase price of $10.00 per share. In addition, 15,000 options were forfeited due to employee resignations and 132,000 options were granted to management personnel to purchase Pacer International, Inc. common at $25.00 per share.

NOTE 6. CONTINGENCIES

   The Company is party to various legal proceedings, claims and assessments arising in the normal course of its business activities.

   In June 1995, APL Limited, the Company's former parent, sold the assets of its trucking company, American President Trucking ("APT") to Burlington Motor Carriers ("BMC"). The sale included the sublease of terminal

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (Unaudited)

real estate to BMC and the sublease of tractor units to Stoops Freightliner, which in turn entered into a use agreement with BMC. BMC and the Company entered into a service agreement whereby the Company guaranteed certain levels of traffic to BMC. Under new ownership from a 1995 bankruptcy proceeding, BMC advised APL Limited and the Company that it believed the Company breached the service agreement when APL Limited sold its Distribution Services unit, and demanded $0.8 million in compensation. The Company disputed the claim. BMC and Stoops Freightliner filed subsequent complaints in BMC bankruptcy proceedings demanding unspecified damages. APL Limited and the Company filed motions to dismiss both complaints, which were granted on November 13, 1998. Stoops did not appeal; BMC did. The appellate court upheld part of the decision and reversed part of the decision and encouraged the parties to engage in settlement discussions. In early February 2000, APL Limited offered $200,000 in settlement of all claims; BMC countered with a demand of $1.2 million. APL Limited rejected that offer and reiterated its $200,000 offer in early April. Subsequently, all the parties have entered into an agreement in principle which will settle all claims among them. The settlement agreement, which was executed in December 2000, will not result in any payment by the Company.

   Two subsidiaries of Pacer Logistics, Interstate Consolidation, Inc. and Intermodal Container Service, Inc., were named defendants in a class action filed in July 1997 in the State of California, Los Angeles Superior Court, Central District, alleging, among other things, breach of fiduciary duty, unfair business practices, conversion and money had and received in connection with monies allegedly wrongfully deducted from truck drivers' earnings. The defendants entered into a Judge Pro Tempore Submission Agreement dated as of October 9, 1998, pursuant to which the plaintiffs and defendants waived their rights to a jury trial, stipulated to a certified class, and agreed to a minimum judgment of $250,000 and a maximum judgment of $1.75 million. On August 11, 2000, the Court issued its Statement of Decision, in which Interstate Consolidation, Inc. and Intermodal Container Service, Inc. prevailed on all issues except one. The only adverse ruling was a Court finding that Interstate failed to issue certificates of insurance to the owner-operators and therefore failed to disclose that in 1998, the Company's retention on its liability policy was $250,000. The court has ordered that restitution of $488,978 be paid for this omission. Plaintiff's counsel has indicated he intends to appeal the entire ruling. Defendants will be appealing the restitution issue. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's consolidated financial position or results of operations.

NOTE 7. SEGMENT INFORMATION

   The Company has two reportable segments, the Wholesale segment and the Retail segment, which have separate management teams and offer different but related products and services. The Wholesale segment provides intermodal rail service in North America by selling intermodal service to shippers while buying space on intermodal rail trains. The large majority of business is conducted domestically, with services in Mexico and Canada. Customers include intermodal marketers who serve customers in various industries as well as the ocean carrier industry. The Retail segment complements the Wholesale segment by offering marketing, freight handling, truck and local pickup and delivery services. Prior to May 28, 1999, the Company had only one reportable segment, the Wholesale segment.

   The following table presents reportable segment information for the nine months ended September 22, 2000 and September 17, 1999 (in millions). The nine month 1999 data for the Retail segment in the tables below contains only four months of data since acquisition on May 28, 1999.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (Unaudited)

                                           Wholesale Retail Other   Consolidated
                                           --------- ------ ------  ------------
9 Months ended September 22, 2000
  Gross revenues..........................  $594.7   $348.4 $(26.6)    $916.5
  Net revenues............................   132.3     65.5             197.8
  Income from operations..................    40.2     16.2              56.4
  Interest expense, net...................    17.9      6.4              24.3
  Tax expense.............................     9.5      4.1              13.6
  Net income..............................    12.8      5.7   (1.2)      17.3
  Depreciation and amortization...........     4.0      4.2               8.2
  Capital expenditures....................     0.7      2.7               3.4
  Total assets............................   364.3    198.7  (78.1)     484.9

9 Months ended September 17, 1999
  Gross revenues..........................  $499.7   $134.2 $ (9.4)    $624.5
  Net revenues............................   108.8     21.7     --      130.5
  Income from operations..................    28.1      5.8     --       33.9
  Interest expense, net...................     7.0      2.6     --        9.6
  Tax expense.............................     7.9      1.6     --        9.5
  Net income..............................    13.2      1.6   (0.6)      14.2
  Depreciation and amortization...........     4.5      1.4     --        5.9
  Capital expenditures....................      --      1.5     --        1.5
  Total assets............................   388.0    133.4  (67.1)     454.3

Data in the "Other" column includes elimination of intercompany balances and subsidiary investment. Amounts for 1999 interest expense, tax expense and net income have been restated to reflect an adjustment to the inter-segment interest calculation which favorably impacted the Wholesale segment and adversely impacted the Retail segment but had no impact on consolidated results.

   For the nine month period ended September 22, 2000, the Company had one customer that contributed more than 10% of the Company's total gross revenues. Total gross revenues of $114.4 million were generated by both reporting segments from Union Pacific. For the 1999 period, two customers contributed more than 10% of the Company's total gross revenues. Total gross revenues of $94.0 million were generated by the Wholesale segment from Hub City and $69.0 million generated by both reporting segments from Union Pacific.

NOTE 8. SUBSEQUENT EVENT

   On October 31, 2000, pursuant to a stock purchase agreement, the Company acquired all of the stock of RFI Group, Inc., a Delaware corporation providing international freight forwarding and freight transportation services. The purchase price was $18.0 million plus acquisition costs of $0.6 million . The acquisition was funded by borrowings of $18.0 million under the Company's revolving credit facility. Operating results of the acquisition will be included in the Company's Retail segment. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 with the aggregate purchase price of $18.6 million allocated to the underlying assets and liabilities based upon preliminary estimates of fair value as shown below, which may be updated based on final appraisals, with the remainder allocated to goodwill which will be amortized over 40 years.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (Unaudited)


   The purchase price allocation, preliminary in nature and subject to change, is as follows (in millions):

Existing book value of RFI excluding cash acquired................        $(2.5)
Exclusion of RFI investments not acquired.........................         (0.2)
Exclusion of prepaid taxes not acquired...........................         (0.2)
Working capital adjustment, net...................................         (0.2)
Elimination of historical intangible assets of RFI................ $(1.4)
Goodwill created in the acquisition...............................  17.3
                                                                   -----
  Net adjustment to intangible assets.............................         15.9
Repayment of RFI not payable to former shareholders...............          5.8
                                                                          -----
    Total Purchase Price..........................................        $18.6
                                                                          =====

   On December 22, 2000 pursuant to a stock purchase agreement the Company acquired all of the stock of Rail Van, Inc., a corporation providing intermodal products. The purchase price was $76.2 million. The acquisition was funded by a borrowing of $30.0 million under the revolving credit facility, $40.0 million in new term loans, and the issuance of common stock valued in the aggregate at $7.0 million.

NOTE 9. EARNINGS PER SHARE

   The following table sets forth the computation of earnings per share-basic and diluted (in millions, except share and per share amounts):

                                                         Nine months ended
                                                    ---------------------------
                                                    September 22, September 17,
                                                        2000          1999
                                                    ------------- -------------
Numerator:
  Net income-basic.................................  $      17.3   $      14.2
  Minority interest................................          1.2           0.6
                                                     -----------   -----------
Numerator for earnings per share-diluted...........  $      18.5   $      14.8
                                                     ===========   ===========
Denominator:
  Denominator for earnings per share-basic-common
   shares outstanding..............................   10,921,740    10,440,000
Effect of dilutive securities:
  Stock options....................................      468,367       662,911
  Exchangeable preferred stock.....................    2,234,844     2,234,844
                                                     -----------   -----------
Denominator for earnings per share-diluted.........   13,624,951    13,337,755
                                                     ===========   ===========
Earnings per share-basic...........................  $      1.58   $      1.36
                                                     ===========   ===========
Earnings per share-diluted.........................  $      1.36   $      1.11
                                                     ===========   ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Pacer International, Inc.:

   In our opinion, the combined financial statements listed in the index on pages F-1 and F-2 present fairly, in all material respects, the combined financial position of Conex Global Logistics Services, Inc., MSL Transportation Group, Inc. and Jupiter Freight, Inc. (together, the "Company") at December 31, 1999, and the combined results of their operations and their combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
November 22, 2000

                     CONEX GLOBAL LOGISTICS SERVICES, INC.,
                         MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT, INC.

                             COMBINED BALANCE SHEET
                               December 31, 1999

                                                                 (in millions)
                             Assets
Marketable equity securities--available for sale................    $ 3.1
Accounts receivable, net........................................      6.6
Prepaid expenses and other......................................      0.3
                                                                    -----
    Total current assets........................................     10.0
Property, plant and equipment, at cost..........................     12.9
Accumulated depreciation and amortization.......................     (5.0)
                                                                    -----
Property, plant and equipment, net..............................      7.9
Other assets....................................................      0.4
                                                                    -----
    Total assets................................................    $18.3
                                                                    =====
              Liabilities and Stockholders' Equity
Accounts payable and accrued expenses...........................    $ 2.0
                                                                    -----
    Total current liabilities...................................      2.0
Notes payable to Stockholders...................................      0.2
                                                                    -----
    Total long-term liabilities.................................      0.2
Stockholders' Equity
Conex Global Logistics Services, Inc.--Common stock, no par
 value; 2,000,000 shares authorized; 10,000 shares issued and
 outstanding....................................................       --
MSL Transportation Group, Inc.--Common stock, no par value;
 500,000 shares authorized, 100 shares issued and outstanding...       --
Jupiter Freight, Inc.--Common stock, no par value; 500,000
 shares authorized, 50 shares issued and outstanding............       --
Retained earnings...............................................     16.7
Accumulated other comprehensive loss............................     (0.6)
                                                                    -----
    Total stockholders' equity..................................     16.1
                                                                    -----
    Total liabilities and stockholders' equity..................    $18.3
                                                                    =====

     The accompanying notes are an integral part of the combined financial statements.

                     CONEX GLOBAL LOGISTICS SERVICES, INC.,
                         MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT, INC.

                        COMBINED STATEMENT OF OPERATIONS
                      For the year Ended December 31, 1999

                                                                   (in millions)
Gross revenues....................................................     $43.4
Cost of purchased transportation and services.....................      30.3
                                                                       -----
    Net revenues..................................................      13.1
Operating expenses:
  Selling, general and administrative expenses....................       6.8
  Depreciation and amortization...................................       1.2
                                                                       -----
    Income from operations........................................       5.1
Other (income) expense:
  Interest income.................................................      (0.1)
  Interest expense................................................       0.1
  Gain on sale of marketable securities...........................      (1.0)
  Dividend income.................................................      (0.1)
  Other, net......................................................      (0.1)
                                                                       -----
    Income before income taxes....................................       6.3
                                                                       -----
Income taxes......................................................        --
                                                                       -----
    Net income....................................................     $ 6.3
                                                                       =====


     The accompanying notes are an integral part of the combined financial statements.

                     CONEX GLOBAL LOGISTICS SERVICES, INC.,
                         MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                      For the year Ended December 31, 1999

                                                            Accumulated
                                                               Other
                                           Common Retained Comprehensive
                                           Stock  Earnings     Loss      Total
                                           ------ -------- ------------- -----
                                                      (in millions)
Balance, December 31, 1998................  $--    $15.4       $  --     $15.4
  Distributions to stockholders, net......   --     (5.0)         --      (5.0)
  Net income..............................   --      6.3          --       6.3
  Other comprehensive loss--unrealized
   holding losses.........................   --       --        (0.6)     (0.6)
                                            ---    -----       -----     -----
  Comprehensive loss......................   --      6.3        (0.6)      5.7
                                            ---    -----       -----     -----
Balance, December 31, 1999................  $--    $16.7       $(0.6)    $16.1
                                            ===    =====       =====     =====


     The accompanying notes are an integral part of the combined financial statements.

                     CONEX GLOBAL LOGISTICS SERVICES, INC.,
                         MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 1999

                                                                  (in millions)
Cash flow from operating activities:
  Net income.....................................................     $ 6.3
  Adjustments to reconcile net income to net cash provided by operating activities:
    Gain on sale of marketable securities........................      (1.0)
    Depreciation and amortization................................       1.2
    Decrease in Accounts receivable..............................       0.8
    Increase in Accounts payable and accrued expenses............       0.9
                                                                      -----
        Total adjustments........................................       1.9
                                                                      -----
        Net cash provided by operating activities................       8.2
                                                                      -----
Cash flows from investing activities:
  Purchases of property, plant and equipment.....................      (0.1)
  Proceeds from sale of property, plant and equipment............       0.2
  Proceeds from sale of marketable securities....................       7.1
  Payments for marketable securities.............................      (9.9)
                                                                      -----
        Net cash used in investing activities....................      (2.7)
                                                                      -----
Cash flows from financing activities:
  Repayment of checks drawn in excess of cash balances...........      (0.1)
  Payments on long-term debt.....................................      (0.2)
  Payments on stockholders notes.................................      (0.1)
  Principal payments under capital lease obligations.............      (0.1)
  Distributions to stockholders, net.............................      (5.0)
                                                                      -----
        Net cash used in financing activities....................      (5.5)
                                                                      -----
        Net increase (decrease) in cash and cash equivalents.....        --
Cash and cash equivalents at beginning of the period.............        --
                                                                      -----
Cash and cash equivalents at end of the period...................     $  --
                                                                      =====
Supplemental cash flow disclosure:
  Cash paid for:
    Interest.....................................................     $ 0.1
    Income taxes.................................................        --

     The accompanying notes are an integral part of the combined financial statements.

                    CONEX GLOBAL LOGISTICS SERVICES, INC.,
                        MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. The Company

   Conex Global Logistics Services, Inc. ("Conex"), MSL Transportation Group, Inc. ("MSL"), and Jupiter Freight, Inc. ("Jupiter") (together, the "Company") operate as interrelated freight service companies and are presented combined in these financial statements as they are controlled by common stockholders. The Company's business consists of providing logistics services such as
(1) intermodal marketing, which involves the provision of logistics services by coordinating the transportation of goods by truck and rail, (2) specialized trucking services, including drayage, and (3) other transportation services, such as freight consolidation, handling and a bonded container freight station. The services are primarily provided in the United States, with occasional movements to Canada and Mexico.

2. Summary of Significant Accounting Policies

Principles of Combination

   The combined financial statements of the Company include all accounts of Conex, MSL and Jupiter. All material intercompany amounts and transactions have been eliminated.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include allowance for doubtful accounts. Actual results could differ from those estimates.

Cash and Cash Equivalents

   Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

Marketable Equity Securities

   Marketable equity securities are classified as available for sale, and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income (loss) in the accompanying statement of stockholders' equity. Realized gains or losses have been computed using the specific identification method.

Accounts Receivable

   Accounts receivable is reflected net of allowances for doubtful accounts of $1.0 million at December 31, 1999.

                    CONEX GLOBAL LOGISTICS SERVICES, INC.,
                        MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


Property, Plant and Equipment

   Property, plant and equipment are recorded at cost. For assets financed under capital leases, the present value of the future minimum lease payments is recorded at the date of acquisition as property, plant and equipment, with a corresponding amount recorded as a capital lease obligation. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                    Estimated
   Classification                                                  Useful Life
   --------------                                                 -------------
   Building......................................................   31.5 years
   Airplane......................................................    5 years
   Equipment..................................................... 5 to 7 years
   Automobiles and trucks........................................    5 years
   Furniture and fixtures........................................    7 years
   Leasehold improvements........................................ 5 to 15 years

When assets are sold, the applicable costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Expenditures for maintenance and repairs are expensed as occurred.

Reliance on Independent Contractors

   The Company relies upon the services of independent contractors for underlying transportation services for their customers. Contracts with independent contractors are, in most cases, terminable upon short notice by either party. Although the Company believes its relationships with independent contractors are good, there can be no assurance that the Company will continue to be successful in retaining and recruiting independent contractors or that independent contractors who terminate their contracts can be replaced by equally qualified persons.

Dependence on Railroads and Equipment and Service Availability

   The Company is dependent upon the major railroads in the United States for substantially all of the intermodal services provided by the Company. In many markets rail services are limited to a few railroads or even a single railroad. Consequently, a reduction in or elimination of rail service to a particular market is likely to adversely affect the Company's ability to provide intermodal transportation services to some of the Company's customers. Furthermore, significant rate increases, work stoppage or adverse weather conditions can impact the railroads and therefore the Company's ability to provide cost-effective services to its customers.

   In addition, the Company is dependent in part on the availability of rail, truck and ocean services provided by independent third parties. If the Company were unable to secure sufficient equipment or other transportation services to meet its customers' needs, its results of operations could be materially adversely affected on a temporary or permanent basis.

Concentration of Business on Intermodal Marketing

   Significant portions of the Company's revenues are derived from intermodal marketing. As a result, a decrease in demand for intermodal transportation services relative to other transportation services could have a material adverse effect on the Company's results of operations.

                    CONEX GLOBAL LOGISTICS SERVICES, INC.,
                        MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The Company sells its services primarily on 21-day terms, performs credit evaluation procedures on its customers, and generally does not require collateral. The Company maintains an allowance for doubtful accounts.

   The following summarizes, with respect to significant customers, the accounts receivable balance at December 31, 1999 and sales activity for the year then ended (in millions):

                                                         Accounts
                                                        Receivable     Sales
                                                       ------------ ------------
                                                                     Year ended
                                                       December 31, December 31,
      Customer                                             1999         1999
      --------                                         ------------ ------------
      A...............................................    $ 2.5        $ 14.8

   The Company maintains its cash accounts in commercial banks, money market accounts and certificates of deposit. As of December 31, 1999 the Company had cash balances in excess of the Federal Deposit Insurance Corporation ("FDIC") limit of $0.1 million per institution. However, the Company does not anticipate nonperformance by the counterparties.

Financial Instruments

   The carrying amounts for cash, accounts receivables and accounts payable approximate fair value due to the short-term nature of these instruments. Other fair value disclosures are in the respective notes.

Revenue Recognition

   Revenues and related expenses for trucking, warehousing and transloading are recognized upon completion of the Company's services. Rail intermodal income and expense are recognized at order placement.

Income Taxes

   The Company has elected S Corporation status for federal and applicable state tax reporting purposes. Accordingly, income taxes are generally the responsibility of the stockholders, not the Company, except with respect to California state franchise taxes applied to S Corporations.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company has not engaged in significant hedging activities or invested in derivative instruments and does not believe this standard, as amended, will have a material impact on the financial statements upon adoption.

                    CONEX GLOBAL LOGISTICS SERVICES, INC.,
                        MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" as amended by Staff Accounting Bulletins No. 101 A and 101 B. These bulletins summarize certain of the staff's views about applying generally accepted accounting principles to revenue recognition in financial statements. The Company will be required to follow the guidance in SAB101 no later than its fourth quarter of 2001, with restatement of earlier quarters in 2001 required, if necessary. The SEC has recently issued further guidance with respect to adoption of specific issues addressed by SAB 101. The Company is currently assessing the impact, if any, SAB101 may have on its financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25." This interpretation clarifies (1) the definition of employee for purposes of applying Opinion 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(4) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 is not expected to have a material impact on the financial statements.

3. Property, Plant and Equipment

   Property, plant and equipment consist of the following:

                                                                   December 31,
                                                                       1999
                                                                   -------------
                                                                   (in millions)
   Land...........................................................     $ 2.6
   Building.......................................................       3.1
   Airplane.......................................................       4.0
   Equipment......................................................       1.7
   Trucks.........................................................       0.7
   Automobiles....................................................       0.3
   Furniture and fixtures.........................................       0.3
   Leasehold improvements.........................................       0.2
                                                                       -----
                                                                        12.9
   Less, accumulated depreciation and amortization................      (5.0)
                                                                       -----
       Property, plant and equipment..............................     $ 7.9
                                                                       =====

   The Company leases certain equipment totaling $0.3 million at December 31, 1999 under capital lease agreements that expire in 2000. Accumulated depreciation for these assets at December 31, 1999 amounted to $0.3 million, for a net book value of $0.

                    CONEX GLOBAL LOGISTICS SERVICES, INC.,
                        MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


4. Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consisted of the following:

                                                                   December 31,
                                                                       1999
                                                                   -------------
                                                                   (in millions)
       Accounts payable...........................................     $1.9
       Drayage....................................................      0.1
                                                                       ----
           Total..................................................     $2.0
                                                                       ====

5. Related Party Transactions

   The terms of the following related-party transactions are arranged between the stockholders and the Company:

Notes Payable to Stockholders

   The Company has notes payable to stockholders in the amount of $0.2 million at December 31, 1999. These notes bear interest at the reference rate plus 1.25%, payable monthly. The reference rate at December 31, 1999 was 8.25%.

Guarantees of Indebtedness

   The Company has guaranteed certain indebtedness of a related party totaling approximately $4 million at December 31, 1999.

Lease Contract

   The Company leases certain of the office facilities and warehouses from a related party owned by the stockholders. There is a ten-year lease agreement covering these facilities, which expires in 2010. The rent expenses related to these leases were $1.0 million for the year ended December 31, 1999 (see Note
6).

Other

   Included in these combined financial statements are expenses of approximately $0.1 million for the year ended December 31, 1999, incurred on behalf of a related party for which the Company expects no reimbursement.

6. Commitments and Contingencies

Legal Proceedings and Contingencies

   The Company is a party to various legal proceedings, claims and assessments arising in the normal course of its business activities. Management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's combined financial position, results of operations or cash flows.

                    CONEX GLOBAL LOGISTICS SERVICES, INC.,
                        MSL TRANSPORTATION GROUP, INC.
                           AND JUPITER FREIGHT INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


Operating Leases

   The Company leases office facilities and warehouses, automobiles, trucks, radios, and other office equipment under operating leases. Future minimum lease payments under non-cancelable operating leases are as follows:

                                                                   (in millions)
                                                                   -------------
   2000...........................................................     $ 1.9
   2001...........................................................       1.9
   2002...........................................................       1.9
   2003...........................................................       1.9
   2004 and thereafter............................................      16.8
                                                                       -----
                                                                       $24.4
                                                                       =====

   Total rent expenses under all operating leases were $1.5 million for the year ended December 31, 1999.

7. 401(k) Defined Contribution Plans

   All eligible employees of the Company may participate in either the Conex Freight Systems, Inc. or Jupiter Freight, Inc. 401(k) Plans (the "401(k) Plans") qualified under Section 401(k) of the Internal Revenue Code of 1986. Under the 401(k) Plans, employees who have met certain service requirements may contribute up to the maximum allowed under the Internal Revenue Code. The Company matches contributions equal to 50% of the employee's contributions that are not in excess of six percent of the employee's compensation. The employer contributions vest gradually and are completely vested after seven years of service to the Company. Contributions made by the Company were $0.1 million for the year ended December 31, 1999.

8. Subsequent Events

   Effective January 13, 2000, the Company was acquired by a subsidiary of Pacer International, Inc. ("Pacer") whereby the subsidiary of Pacer acquired substantially all the operating assets and assumed certain liabilities of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Rail Van, Inc.

   In our opinion, the accompanying consolidated balance sheet as of December 31, 1999 and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the consolidated financial position of Rail Van, Inc. (the Company) as of December 31, 1999, and the consolidated results of its operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                                          /s/ PricewaterhouseCoopers LLP

Columbus, Ohio
March 24, 2000

                                 RAIL VAN, INC.

                          CONSOLIDATED BALANCE SHEETS
           As of December 31, 1999 and September 30, 2000 (Unaudited)

                                                     December 31, September 30,
                                                         1999         2000
                                                     ------------ -------------
                                                                   (unaudited)
                       ASSETS                              (in millions)
Current assets
  Cash and cash equivalents.........................    $  .4         $  --
  Accounts receivable
    Trade--less allowance for doubtful accounts of
     $1,000,000 and $2,962,000, respectively........     83.2          79.2
    Railroad incentives.............................      2.7           1.7
    Shareholders and employees......................       .2            .1
    Accounts receivable, Maersk, Inc. ..............       --           1.0
    Affiliated entities.............................       .1            .1
    Other...........................................       .4            .3
  Investment in Maersk Rail Van.....................       --            .6
  Prepaid expenses and other current assets.........       .3            .7
                                                        -----         -----
    Total current assets............................     87.3          83.7
                                                        -----         -----
  Property and equipment, net.......................      4.3           5.6
  Investment in Ratliff Logistics...................       .2            .3
  Other assets......................................       .3            .2
                                                        -----         -----
Total assets........................................    $92.1         $89.8
                                                        =====         =====
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable
    Trade...........................................    $57.7         $54.0
    Bank overdrafts.................................      8.2           2.2
    Customer incentives.............................      1.3            .5
  Revolving line of credit..........................     11.3          22.9
  Shareholder distributions payable.................      1.2            .4
  Current maturities of capital lease obligations...       .2            .1
  Minority interest--Maersk, Inc. ..................       --            .6
  Other accrued liabilities.........................      2.1           1.7
                                                        -----         -----
    Total current liabilities.......................     82.0          82.4
Capital lease obligations...........................       .8           1.0
                                                        -----         -----
Total liabilities...................................     82.8          83.4
                                                        -----         -----
Shareholders' equity
  Class A common stock, no par value; 60 shares
   authorized, issued and outstanding...............       --            --
  Class B common stock, no par value; 7,140 shares
   authorized, issued and outstanding...............       --            --
  Retained earnings.................................      9.3           6.4
                                                        -----         -----
    Total shareholders' equity......................      9.3           6.4
                                                        -----         -----
Total liabilities and shareholders' equity..........    $92.1         $89.8
                                                        =====         =====

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RAIL VAN, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  For the Year Ended December 31, 1999 and the Nine Months Ended September 30,
                     2000 (Unaudited) and 1999 (Unaudited)

                                                        Nine Months Ended
                                                   ---------------------------
                                      December 31, September 30, September 30,
                                          1999         2000          1999
                                      ------------ ------------- -------------
                                                    (unaudited)   (unaudited)
                                                   (in millions)
Net revenues.........................    $513.1       $364.4        $368.8
Line haulage expenses................     474.5        332.5         341.4
                                         ------       ------        ------
  Gross profit.......................      38.6         31.9          27.4
Selling, general and administrative
 expenses............................      33.9         31.6          23.9
                                         ------       ------        ------
  Income from operations.............       4.7           .3           3.5
                                         ------       ------        ------
Other income (expense)
  Interest expense...................       (.8)         (.9)          (.6)
  Equity income from Ratliff
   Logistics.........................        .1           --            .1
  Other, net.........................        --           .1            --
                                         ------       ------        ------
                                            (.7)         (.8)          (.5)
                                         ------       ------        ------
Net income (loss)....................    $  4.0       $  (.5)       $  3.0
                                         ======       ======        ======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 RAIL VAN, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  For the Year Ended December 31, 1999 and the Nine Months Ended September 30,
                                2000 (Unaudited)

                                      Common Stock
                               --------------------------              Total
                                Number    Number          Retained Shareholders'
                               of Shares of Shares Amount Earnings    Equity
                               --------- --------- ------ -------- -------------
                                Class A   Class B             (in millions)
Balances, January 1, 1999....      60      7,140   $  --   $ 7.7       $ 7.7
  Net income.................      --         --      --     4.0         4.0
  Distributions to
   shareholders ($342.90 per
   share)....................      --         --      --    (2.4)       (2.4)
                                  ---      -----   -----   -----       -----
Balances, December 31, 1999..      60      7,140      --     9.3         9.3

Unaudited:
  Net loss...................      --         --      --     (.5)        (.5)
  Distributions to
   shareholders ($330.95 per
   share)....................      --         --      --    (2.4)       (2.4)
                                  ---      -----   -----   -----       -----
Balances, September 30,
 2000........................      60      7,140   $  --   $ 6.4       $ 6.4
                                  ===      =====   =====   =====       =====


  The accompanying notes are an integral part of these consolidated financial statements.

                                 RAIL VAN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  For the Year Ended December 31, 1999 and the Nine Months Ended September 30,
                     2000 (Unaudited) and 1999 (Unaudited)

                                                         Nine Months Ended
                                                    ---------------------------
                                       December 31, September 30, September 30,
                                           1999         2000          1999
                                       ------------ ------------- -------------
                                                     (unaudited)   (unaudited)
                                                    (in millions)
Cash flows from operating activities
  Net income (loss)...................    $  4.0        $ (.5)        $ 3.0
Adjustment to reconcile net income
 (loss) to net cash provided by (used
 in) operating activities:
  Depreciation........................        .9          1.4            .7
  Provision for doubtful accounts.....        .6          2.0            .5
  Income from investment in Ratliff
   Logistics..........................       (.1)          --           (.1)
  Change in certain assets and
   liabilities:
    Accounts receivable...............     (20.2)         2.2           5.8
    Other assets......................       (.4)         (.3)          (.2)
    Accounts payable--trade...........       9.2         (3.8)         (3.7)
    Customer incentives...............        .4          (.8)           .1
    Accrued expenses..................        .8          (.4)          1.0
                                          ------        -----         -----
      Net cash provided by (used in)
       operating activities...........      (4.8)         (.2)          7.1
                                          ------        -----         -----
Cash flows from investing activities
  Capital expenditures................      (1.8)        (2.4)         (1.3)
  Investment in Maersk Rail Van.......        --          (.6)           --
  Proceeds from disposal of assets....        .2           --            .2
                                          ------        -----         -----
    Net cash used in investing
     activities.......................      (1.6)        (3.0)         (1.1)
                                          ------        -----         -----
Cash flows from financing activities
  Net proceeds (payments) on revolving
   line of credit.....................       3.4         11.7          (4.0)
  Net bank overdraft increase
   (decrease).........................       5.2         (6.0)           .7
  Capital contribution from minority
   interest...........................        --           .6            --
  Payment of capital lease
   obligations........................       (.2)         (.3)          (.1)
  Distributions to shareholders.......      (2.4)        (3.2)         (2.4)
                                          ------        -----         -----
    Net cash provided by (used in)
     financing activities.............       6.0          2.8          (5.8)
                                          ------        -----         -----
Net increase (decrease) in cash and
 cash equivalents.....................       (.4)         (.4)           .2
Cash and cash equivalents, beginning
 of period............................        .8           .4            .8
                                          ------        -----         -----
Cash and cash equivalents, end of
 period...............................    $   .4        $  --         $ 1.0
                                          ======        =====         =====
Supplemental Cash Flow Disclosures
  Cash paid for interest..............    $   .8        $ 1.0         $  .6
                                          ======        =====         =====
  Shareholder distributions payable...    $  1.2        $  .4         $  .1
                                          ======        =====         =====
  Equipment acquired under capital
   leases.............................    $  1.2        $  .4         $  .9
                                          ======        =====         =====

  The accompanying notes are an integral part of these consolidated financial statements.

                                RAIL VAN, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

1. Description of Business

   Rail Van, Inc. was organized in 1984. The Company's principal activity is the conduct of operations as an intermodal marketing company specializing in transportation and logistics management programs utilizing railroad and trucking companies for national and international customers.

2. Summary of Significant Accounting Policies

Basis of Presentation

   The accompanying consolidated financial statements include Rail Van, Inc. and its 99.9% owned subsidiary, Transportes Rail Van, S. de R.L. de C.V. (collectively the Company). All significant intercompany transactions and balances have been eliminated in consolidation. On December 22, 2000, the Company was sold to Pacer International, Inc. The transaction was accounted for as a purchase; accordingly, these financial statements are presented on a historical basis and do not include any adjustments related to the acquisition of the Company (see Note 11).

Interim Financial Information

   The unaudited interim consolidated financial statements as of September 30, 2000 and for the nine-month periods ended September 30, 2000 and 1999 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10Q and Article 10 of Regulation SX. Accordingly, they may not contain all information required by accounting principles generally accepted in the United States of America to be included in a full set of financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, that are necessary for fair presentation have been included. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for any full fiscal year.

Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and short-term investments with an original maturity date of three months or less. Cash is maintained primarily in one bank.

Property and Equipment

   Property and equipment are recorded at cost. Significant additions or improvements extending asset lives are capitalized, while maintenance and repair costs are expensed as incurred. The cost and accumulated depreciation for assets sold, retired or otherwise disposed of are removed from the accounts at the time of disposition, and the resulting gains or losses are reflected in operations.

Capitalized Software Costs

   The Company capitalizes the cost of developing computer software for internal use. Such costs include all direct external consulting fees and purchased software costs. Capitalized costs are amortized over four years using the straight-line method. Software costs capitalized during the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) amounted to $1.2 million and $2.2 million, respectively. Amortization of software costs for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) was $.4 million, $.7 million and $.3 million, respectively.

Income Taxes

   The Company's shareholders have elected to be treated as an S corporation for federal and state income tax purposes. Accordingly, the Company is not required to pay federal and state income taxes, and the Company's

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

shareholders include their respective share of the Company's taxable income in their individual income tax returns.

Revenue Recognition

   The Company recognizes revenue when shipments are complete. Provisions for discounts and rebates from vendors and to customers are recognized when earned.

Fair Value of Financial Instruments

   The carrying amounts of trade accounts receivable, other assets, accounts payable and accrued expenses approximate fair value due to their short-term maturities. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate.

Advertising

   Advertising costs are expensed as incurred. Advertising costs for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) were $.2 million, $.1 million and $.2 million, respectively.

Concentration of Credit Risk and Major Customers

   The Company's largest customer (consisting of nine divisions) and second largest customer (consisting of 13 divisions) accounted for approximately 40% and 14%, respectively, of the Company's year ended December 31, 1999 net revenues and approximately 39% and 9%, respectively, and 39% and 16%, respectively, of the Company's nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) net revenues. Likewise, the Company's largest customer and second largest customer comprised approximately 38% and 5%, respectively, of the total trade receivable balances at December 31, 1999 and approximately 30% and 7%, respectively, of the total trade receivable balances at September 30, 2000 (unaudited). Credit risk associated with the Company's trade receivables is limited due to the wide geographic, industry and divisional dispersion of the Company's customers.

Dependence on Railroads and Equipment and Service Availability

   The Company is dependent upon the major railroads in the United States for substantially all of the intermodal services it provides. In many markets, rail services are limited to a few railroads or even a single railroad. Consequently, a reduction in or elimination of rail service to a particular market is likely to adversely affect the Company's ability to provide intermodal transportation services to some of the Company's customers. Furthermore, significant rate increases, work stoppage or adverse weather conditions can impact the railroads and, therefore, the Company's ability to provide cost-effective services to its customers.

   In addition, the Company is dependent in part on the availability of rail, truck and ocean services provided by independent third parties. If the Company were unable to secure sufficient equipment or other transportation services to meet its customers' needs, its results of operations could be materially adversely affected on a temporary or permanent basis.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include allowance for doubtful accounts and line haulage costs. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements (unaudited)

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. In June 2000, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--on Amendment to FASB Statement No. 133, which modifies certain provisions and definitions in accounting principles used in accounting for derivative instruments and hedging activities. The Company is evaluating the possible effect, if any, of SFAS No. 133 and has not yet determined the impact of this pronouncement, as amended by SFAS No. 138.

   In December 1999, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletins No. 101A and 101B. These bulletins summarize certain of the staff's views about applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The Company will be required to follow the guidance in SAB 101 no later than its fourth quarter of 2000, with restatement of earlier quarters in 2001 required, if necessary. The SEC has recently issued further guidance with respect to adoption of specific issues addressed by SAB 101. The Company is currently assessing the impact, if any, SAB 101 may have on its consolidated financial position or results of operations.

3. Property and Equipment

   Property and equipment and estimated useful lives consist of the following:

                                        December 31, September 30, Useful
                                            1999         2000       Life
                                        ------------ ------------- -------
                                                   (unaudited)
                                              (in millions)
   Data processing equipment and
    software...........................    $ 4.0         $ 6.2     3 Years
   Data processing equipment and
    software under capital lease.......      1.2           1.6     4 Years
   Furniture and other equipment.......      1.0           1.2     7 Years
                                           -----         -----
     Property and equipment............      6.3           9.0
     Less accumulated depreciation.....     (2.0)         (3.4)
                                           -----         -----
       Property and equipment, net.....    $ 4.3         $ 5.6
                                           =====         =====

4. Debt

   At December 31, 1999, the Company had a $15.0 million revolving line of credit agreement with a bank. Interest at December 31, 1999 was payable using LIBOR rate plus 100 basis points (6.82% at December 31, 1999 and 7.62% at September 30, 2000 (unaudited)) for amounts borrowed up to $5.0 million, and amounts borrowed in excess of $5,000,000 are payable at the bank's prime rate less 25 basis points (8.25% at December 31, 1999 and 9.25% at September 30, 2000 (unaudited)). Available amounts under the line of credit at December 31, 1999 amounted to approximately $3.7 million. The line of credit is collateralized by substantially all assets of the Company and contains various restrictive covenants including maintaining minimum amounts of tangible net worth.

   September 30, 2000 (unaudited):

   In May 2000, the Company renegotiated and increased its revolving line of credit to $19.0 million expiring on May 31, 2001. The new agreement has substantially the same terms as the previous agreement. Based on a

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

verbal agreement, the bank allowed the Company to exceed the maximum borrowings allowed under the line of credit for a short period of time as of September 30, 2000. The Company reduced the amount outstanding to approximately $12.6 million as of October 3, 2000. As of September 30, 2000, the Company was not in compliance with certain of the restrictive covenants contained in the revolving line-of-credit agreement; however, coincident with the sale of the Company to Pacer International, Inc. (see Note 11), all amounts outstanding under this agreement were paid and the agreement was terminated.

5. Employee Benefit Plans

   The Company provides retirement, long-term disability and health benefits to substantially all employees principally through a defined contribution plan and a group contract. Contributions are made at the discretion of the Board of Directors, and the Company reserves the right to amend or terminate the plans at any time. The plans cover substantially all employees who have met age and/or service requirements.

   The defined contribution plan is The Rail Van, Inc. Retirement Savings Plan Trust (the Plan). At December 31, 1999 and at September 30, 2000 (unaudited), the long-term disability income plan and the health benefits plan were under a group contract with Unum.

   The Plan is organized to provide a salary deferral under Section 401(k) of the Internal Revenue Code. Under the Plan, eligible employees may defer up to ten percent of their salary until retirement by making periodic contributions to the nontaxable trust. The Company matches eligible employee contributions at a rate of $.25 for each $1 of employee contributions. The Company's contributions to the Plan totaled $.1 million, $.1 million and $.1 million for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited), respectively.

6. Leases and Related-Party Transactions

   The Company has various noncancelable operating leases for office space, equipment and automobiles.

   During the year ended December 31, 1999 and for the nine months ended September 30, 2000 (unaudited), the Company entered into several capital lease obligations for office and data processing equipment and related software. The cost of assets under capital leases was $1.2 million and $1.6 million and the accumulated amortization was $.2 million and $.3 million at December 31, 1999 and September 30, 2000 (unaudited), respectively. Future minimum annual lease payments for all leases and the present value of the net minimum lease payments for capital leases are as follows as of December 31, 1999:

                                                               Capital Operating
   For the Year Ending December 31:                            Leases   Leases
   --------------------------------                            ------- ---------
                                                                 (in millions)
   2000.......................................................  $ .4     $1.0
   2001.......................................................    .4       .9
   2002.......................................................    .3       .7
   2003.......................................................    --       --
                                                                ----     ----
     Total minimum lease payments.............................   1.1     $2.6
                                                                         ====
     Less amount representing interest........................    .1
                                                                ----
   Present value of net minimum lease payments................   1.0
     Less current maturities..................................    .2
                                                                ----
   Long-term obligation under capital leases..................  $ .8
                                                                ====

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

   Rental expense for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) was $2.5 million, $1.9 million and $2.0 million, respectively.

   The Company rents an aircraft from an affiliated corporation. Three of the Company's shareholders are the principal shareholders of the affiliated corporation. For the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited), total rent expense for use of the airplane was $1.0 million, $1.0 million and $.7 million, respectively.

   The Company had advances of $.1 million and $0 at December 31, 1999 and September 30, 2000 (unaudited), respectively, to an affiliated corporation to pay for general operating expenses for the aircraft. The Company received payment of the advances from the affiliated corporation in 2000. In addition, the Company had receivables from shareholders of $.2 million and $.1 million at December 31, 1999 and September 30, 2000 (unaudited), respectively.

   In April 2000, the Company entered into a 15-year building lease agreement with an entity that is 50% owned by substantially all shareholders of the Company. The lease will commence upon completion of building construction which is estimated to be in March 2001. Annual rental commitments under this lease range from $1.3 million to $1.7 million during the initial lease term. The Company had advances of $0 and $.1 million at December 31, 1999 and September 30, 2000 (unaudited), respectively, to an affiliated entity to pay for various expenses for the new building.

7. Equity Investment

   In August 1998, the Company acquired a 40% interest in Ratliff Logistics, LLC (Ratliff), a joint venture with Ratliff Trucking Corporation, Inc., a Michigan-based motor carrier, for $.1 million. The investment is accounted for using the equity method.

   Condensed financial information of Ratliff as of and for the year ended December 31, 1999 and as of and for the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) is summarized as follows:

                                        December 31, September 30, September 30,
                                            1999         2000          1999
                                        ------------ ------------- -------------
                                                      (unaudited)   (unaudited)
                                                     (in millions)
   Current assets......................    $ 5.2         $ 3.8         $ 6.4
   Noncurrent assets...................       .8            .7            .8
   Total liabilities...................      5.4           3.8           6.8
   Members' equity.....................       .5            .7            .5
   Total revenues......................     36.1          25.8          28.1
   Net income..........................       .4            .1            .3

8. Shareholders' Equity

   The Company's common stock consists of Class A and Class B common stock. Holders of Class A common stock are entitled to one vote per share; holders of Class B common stock have no voting rights except as required by law. The Company has a close corporation agreement among its shareholders. The agreement provides for restrictions on stock transfers, sale and redemption of common stock and provisions in the event of the death, disability or retirement of a shareholder. The agreement was terminated upon the sale of the Company (see Note 11).

                                RAIL VAN, INC.

         December 31, 1999 and September 30, 2000 and 1999 (unaudited)

9. Contingencies

   The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10. Agreements on Formation of Intermodal Joint Venture

   On July 1, 1999, the Company and Maersk, Inc. (Maersk) entered into an agreement to form Rail Van LLC and Maersk Rail Van LCC and the shareholders of the Company entered into the Rail Van Buy Sell Shareholder Agreement (Agreement). Pursuant to these agreements, on January 1, 2000, the Company contributed its operating assets and liabilities to Rail Van LLC in exchange for 99% of the member interests in Rail Van LLC, and Maersk contributed cash of $.6 million in exchange for the remaining 1% member interest in Rail Van LLC. In addition, on January 1, 2000, Maersk contributed certain of its business services to Maersk Rail Van LLC in exchange for 99% of the member interests in Maersk Rail Van LLC, and Rail Van LLC contributed cash of
$.6 million in exchange for the remaining 1% member interest in Maersk Rail Van LLC. Pursuant to the Agreement, Maersk received the right to acquire all of the outstanding shares of the Company at a price determined by a formula set forth in the Agreement. This right may be exercised on the last day of each quarter beginning September 30, 1999 through July 1, 2002 (see Note 11).

11. Subsequent Events (Unaudited)

Agreements on Formation of Intermodal Joint Venture

   Effective November 10, 2000, the Company and Maersk entered into a mutual redemption agreement to sever the relationships, rights and obligations created by the Agreement. Pursuant to the mutual redemption agreement, Maersk Rail Van LLC will pay Rail Van LLC $.6 million to redeem its 1% member interest in Maersk Rail Van LLC. In addition, Rail Van LLC will pay Maersk $.6 million to redeem its 1% member interest in Rail Van LLC.

Sale of the Company to Pacer International, Inc. and Assignment of Transportes Rail Van S. de R.L. de C.V.

   On December 22, 2000, the Company's shareholders sold all of the common stock of the Company to Pacer International, Inc. (Pacer). In connection therewith, and immediately prior to the stock sale, the Company sold its 99.97% interest in Transportes Rail Van, S. de R.L. de C.V. (Transportes) to an entity owned by substantially all selling shareholders of the Company. Transportes was organized to provide certain services to Rail Van, Inc. customers in Mexico. It is intended that these services will be provided by a different entity organized by Pacer subsequent to its acquisition of the Company. Operating revenues of Transportes for the year ended December 31, 1999 and the nine-month periods ended September 30, 2000 (unaudited) and 1999 (unaudited) were $63.0 million, $69.8 million and $59.6 million, respectively. Coincident with the acquisition of the Company, all debt outstanding under the Company's bank line of credit was refinanced by Pacer and the bank agreement was terminated. Further, the shareholder agreement referred to in Note 8 was terminated.

                               [Photos/Graphics]

                                  [Pacer Logo]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All of the amount shown are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee

                                                                     Amount
                                                                   To Be Paid
                                                                  -------------
SEC registration fee............................................. $   37,500.00
NASD filing fee.................................................. $   15,500.00
Nasdaq National Market listing fee...............................        *
Printing and engraving expenses..................................        *
Legal fees and expenses..........................................        *
Accounting fees and expenses.....................................        *
Blue Sky fees and expenses.......................................        *
Transfer agent and registrar fees................................        *
Miscellaneous fees and expenses..................................        *
                                                                  -------------
  Total.......................................................... $      *
                                                                  =============

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

   Under the Tennessee Business Corporation Act ("TBCA"), there is no specific provision either expressly permitting or prohibiting a corporation from limiting the liability of its directors for monetary damages. Our amended and restated charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director.

   The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

   In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

   In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

   Our amended bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements with each of our directors.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our charter. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 15. Recent Sales of Unregistered Securities.

   Common Stock and Preferred Stock. Set forth in chronological order is information regarding shares of common stock and preferred stock issued by the Registrant since January 1, 1997. All common stock share numbers have been adjusted to reflect a 30,000 for 1 stock split effected in May 1999 and a
for    stock split to be effected prior to the effectiveness of this
Registration Statement. Further included is the consideration, if any, received by the Registrant for such shares and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

   1. In May 1999, the Registrant issued 750,000 shares of common stock to APL Limited as consideration for the acquisition of all of the issued and outstanding capital stock of APL Land Transport Services, Inc.

   2. In May 1999, the Registrant issued 9,690,000 shares of common stock to four accredited investors for an aggregate purchase price of $96.9 million, for $10.00 per share.

   3. In May 1999 in connection with the acquisition of Pacer Logistics, Pacer Logistics, a subsidiary of the Registrant, issued 24,333.94 shares of its Series B 7.5% Exchangeable Preferred Stock (1,985.5 of which were subsequently redeemed by Pacer Logistics) to certain member of management, which shares are exchangeable for shares of the Registrant's common stock.

   4. In May 1999, the Registrant issued $150 million principal amount of 11 3/4% Senior Subordinated Notes due 2009 to Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation as initial purchasers, which notes were resold to qualified institutional buyers pursuant to Rule 144A. These notes were subsequently exchanged for substantially similar notes registered under the Securities Act pursuant to a registration statement on Form S-4.

   5. In January 2000, the Registrant issued 300,000 shares of common stock (valued at $6.0 million) to the former shareholders of Conex Global Logistics Services in connection with the acquisition of substantially all the assets of Conex and its subsidiaries.

   6. In April 2000, the Registrant issued 287,373 shares of common stock to three employees upon exercise of options for an aggregate purchase price of $349,549.32.

   7. In April 2000, the Registrant issued 10,000 shares of common stock to a trust for the benefit of the family of an employee upon the exercise of an option for an aggregate purchase price of $100,000.

   8. In August 2000, the Registrant issued 20,000 shares of common stock to an employee upon the exercise of an option for the aggregate purchase price of $200,000.

   9. In September 2000, the Registrant issued 20,000 shares of common stock to a trust for the benefit of an employee upon the exercise of an option for the aggregate purchase price of $200,000.

  10. In November 2000, the Registrant issued 4,000 shares of common stock to a former employee upon the exercise of an option for the aggregate purchase price of $40,000.

  11. In December 2000, the Registrant issued 280,000 shares of common stock (valued at $7.0 million) to the former shareholders of Rail Van, Inc. in connection with the purchase of all the capital stock of Rail Van, Inc.

   Options. The Registrant from time to time has granted stock options to employees, directors and consultants. The following table sets forth certain information regarding such grants.

                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
January 1, 1997 to December 31, 1997.........................   470,247  $ 0.83
January 1, 1998 to December 31, 1998.........................    29,364  $ 8.61
January 1, 1999 to May 27, 1999..............................    63,250  $10.00
May 28, 1999 to December 31, 1999............................ 1,060,500  $10.71
January 1, 2000 to October 31, 2000..........................   381,500  $22.95

   All of the above-described issuances were exempt from registration (i) pursuant to Section 4(2) of the Securities Act, or Regulation D or Rule 144A promulgated thereunder, as transactions not involving a public offering or
(ii) Rule 701 promulgated under the Securities Act or (iii) as transactions not involving a sale of securities. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf; the securities sold are subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. Except with respect to item 4 above, no underwriters were involved in connection with the sales of securities referred to in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  1.1    Form of Underwriting Agreement*

  3.1    Amended and Restated Charter of Pacer International, Inc.
         (Incorporated by reference to Exhibit 3.1 to the Registrant's
         Registration Statement on Form S-4 (Reg. No. 333-85041) filed with the
         Securities and Exchange Commission (the "Commission") on November 5,
         1999.

  3.2    Articles of Amendment of Charter*

  3.3    Form of Second Amended and Restated Charter of Pacer International,
         Inc.*

  3.4 Amended and Restated Bylaws of Pacer International, Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 dated November 5, 1999).

  3.5    Form of Second Amended and Restated Bylaws of Pacer International,
         Inc.*

  3.6    Form of Certificate for Common Stock*

  4.1    Indenture, dated as of May 28, 1999, among Pacer International, Inc.
         the Guarantors and Wilmington Trust Company, as Trustee (including form of 11 3/4% Senior Subordinated Notes due 2007) (Incorporated by reference to Exhibit No. 4.2 to the Registrant's Registration
         Statement on Form S-4 dated August 12, 1999).

  4.2    Form of 11 3/4% Senior Subordinated Notes due 2007 (filed as part of
         Exhibit 4.1). (Incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

  4.3    First Supplemental Indenture dated as of January 13, 2000, among Pacer
         International, Inc., Conex Acquisition Corporation and Wilmington
         Trust Company. (Incorporated by reference to Exhibit No. 10.25 to the
         Annual Report on Form 10-K dated March 30, 2000)

  4.4    Second Supplemental Indenture dated as of August 31, 2000, among Pacer
         International, Inc., GTS Transportation and Wilmington Trust Company.

  4.5    Third Supplemental Indenture dated as of October 31, 2000, among Pacer
         International, Inc., RFI Group, RFI International Ltd., Ocean World
         Lines, International Logistics Management, Inc. and Wilmington Trust
         Company.

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  4.6    Fourth Supplemental Indenture dated as of December 22, 2000, among
         Pacer International, Inc., Rail Van, Inc., Rail Van LLC and Wilmington
         Trust Company.*

  4.7    Shareholders' Agreement, dated as of May 28, 1999, among APL Limited,
         Pacer International, Inc., Coyote Acquisition LLC and Coyote
         Acquisition II LLC. (Incorporated by reference to Exhibit No. 4.12 to the Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

  4.8    Shareholders' Agreement, dated as of May 28, 1999, by and among Pacer
         International, Inc., Coyote Acquisition LLC and Coyote Acquisition II
         LLC and The Management Stockholders. (Incorporated by reference to
         Exhibit No. 4.13 to the Registrant's Registration Statement on Form S-
         4 dated August 12, 1999).

  4.9    Shareholders' Agreement, dated as of May 28, 1999, by and among Pacer
         International, Inc., Coyote Acquisition LLC and Coyote Acquisition II
         LLC, BT Capital Investors, L.P. and Pacer International Equity
         Investors, LLC. (Incorporated by reference to Exhibit No. 4.14 to the
         Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

  4.10   Registration Rights Agreement, dated as of May 28, 1999, between Pacer
         International, Inc. and the Purchasers named therein. (Incorporated by Reference to Exhibit No. 4.18 to the Registrant's Registration
         Statement on Form S-4 dated August 12, 1999).

  4.11   Registration Rights Agreement, dated as of May 28, 1999 between Pacer
         International, Inc., Coyote Acquisition LLC and Coyote Acquisition II
         LLC.

  5.1    Opinion of Bass Berry & Sims PLC*

 10.1 Employment Agreement for Donald C. Orris. (Incorporated by reference to Exhibit No. 10.1 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.2    Employment Agreement for Gerry Angeli. (Incorporated by reference to
         Exhibit No. 10.2 to the Registrant's Registration Statement on Form S-
         4 dated November 5, 1999).

 10.3 Employment Agreement for Gary I. Goldfein. (Incorporated by reference to Exhibit No. 10.3 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.4 Employment Agreement for Robert L. Cross. (Incorporated by reference to Exhibit No. 10.4 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.5 Employment Agreement for Allen E. Steiner. (Incorporated by reference to Exhibit No. 10.5 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.6    Credit Agreement, dated as of May 28, 1999, among Pacer International,
         Inc., the lenders party thereto from time to time, Morgan Stanley
         Senior Funding, Inc., as Syndication Agent, Credit Suisse First Boston
         Corporation, as Documentation Agent and Bankers Trust Company, as
         Administrative Agent. (Incorporated by reference to Exhibit No. 4.1 to the Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

 10.7 First Amendment dated August 9, 1999, among Pacer International, Inc., the lending institutions party to the Pacer International, Inc. Credit
         Agreement dated May 28, 1999, Credit Suisse First Boston, Morgan
         Stanley Senior Funding, Inc., and Bankers Trust Company. (Incorporated by reference to Exhibit No. 10.26 to the Annual Report on Form 10-K dated March 30, 2000)

 10.8    Second Amendment dated January 7, 2000, among Pacer International,
         Inc., the Lending institutions party to the Pacer International, Inc.
         Credit Agreement dated May 28, 1999, Credit Suisse First Boston,
         Morgan Stanley Senior Funding, Inc., and Bankers Trust Company.
         (Incorporated by reference to Exhibit No. 10.27 to the Annual Report on Form 10-K dated March 30, 2000)

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.9    Third Amendment dated December 22, 2000 among Pacer International,
         Inc., the lending institutions parties to the Pacer International,
         Inc. Credit Agreement dated May 28, 1999, Credit Suisse First Boston,
         Morgan Stanley Senior Funding, Inc. and Bankers Trust Company.*

 10.10   Stock Purchase Agreement, dated as of March 15, 1999, between APL
         Limited And Coyote Acquisition LLC. (Incorporated by reference to
         Exhibit No. 4.4 to the Registration Statement on Form S-4 dated August
         12, 1999).

 10.11   Non-Competition Agreement, dated as of May 28, 1999, among Neptune
         Orient Lines Limited, APL Limited, Pacer International, Inc. and
         Coyote Acquisition LLC. (Incorporated by reference to Exhibit No. 4.5 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.12   Administrative Services Agreement, dated as of May 29, 2000, between
         APL Limited and Pacer International, Inc.

 10.13   IT Supplemental Agreement, dated as of May 11, 1999, between APL
         Limited, APL Land Transport Services, Inc. and Coyote Acquisition LLC.
         (Incorporated By reference to Exhibit 10.10 to the Registration
         Statement on Form S-4 dated November 5, 1999).

 10.14   Stacktrain Services Agreement, dated as of May 28, 1999, among
         American President Lines, Ltd., APL Co. Pte. Ltd., APL Limited and
         Pacer International, Inc. (Incorporated by reference to Exhibit No.
         4.8 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.15   TPI Chassis Sublet Agreement, dated as of May 28, 1999, among American
         President Lines, Ltd., APL Co. Pte. Ltd., APL Limited and Pacer
         International, Inc. (Incorporated by reference to Exhibit No. 4.9 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.16   Equipment Supply Agreement, dated as of May 28, 1999, among American
         President Lines, Ltd., APL Co. Pte. Ltd., APL Limited and Pacer
         International, Inc. (Incorporated by reference to Exhibit No. 4.10 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.17 Primary Obligation and Guaranty Agreement, dated as of March 15, 1999, by Neptune Orient Lines Limited in favor of Coyote Acquisition LLC and
         APL Land Transport Services, Inc. (Incorporated by reference to
         Exhibit No. 4.11 to the Registration Statement on Form S-4 dated
         August 12, 1999).

 10.18   Management Agreement, dated as of May 28, 1999, between Apollo
         Management IV, L.P. and Pacer International, Inc. (Incorporated by reference to Exhibit No. 4.15 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.19   Tax Sharing Agreement, dated as of May 28, 1999, by and among Coyote
         Acquisition LLC, Pacer International, Inc. and Pacer Logistics, Inc.
         (Incorporated by reference to Exhibit No. 4.16 to the Registration
         Statement on Form S-4 dated August 12, 1999).

 10.20   Intermodal Transportation Agreement No. 1111, dated as of May 4, 1999
         Between CSX Intermodal, Inc., APL Land Transport Services, Inc., APL
         Limited and APL Co. Pte. Ltd. (Incorporated by reference to Exhibit
         No. 10.19 to the Registration Statement on Form S-4 dated November 5,
         1999).

 10.21   Domestic Incentive Agreement, dated as of May 4, 1999, between CSX
         Intermodal, Inc. and Pacer International, Inc. (Incorporated by reference to Exhibit No. 10.20 to the Registration Statement on Form
         S-4 dated November 5, 1999).

 10.22   Rail Transportation Agreement, dated as of October 11, 1996, between
         Union Pacific Railroad Company, APL Land Transport Services, Inc.,
         American President Lines, Ltd., and APL Co. Pte. Ltd. (Incorporated by reference to Exhibit No. 10.21 to the Registration Statement on Form
         S-4 dated November 5, 1999).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.23   Asset Purchase Agreement dated December 31, 1999, among Conex
         Acquisition Corporation, Conex Global Logistics Services, Inc., MSL
         Transportation Group, Inc., Jupiter Freight, Inc. The Michael W.
         Keller Living Trust, The Uchida Family Trust, Michael Keller and
         Shigehiro Uchida (Incorporated by reference to Exhibit No. 2.1 to the
         Current Report on Form 8-K dated January 13, 2000).

 10.24   Amendment dated January 12, 2000 to Asset Purchase Agreement dated
         December 31, 2000 (Incorporated by reference to Exhibit 2.2 of the
         Registrant's Current Report on Form 8-K dated January 13, 2000).

 10.25   Employment Agreement dated January 13, 2000, between Conex Acquisition
         Corporation and Michael Keller. (Incorporated by reference to Exhibit
         No. 10.23 to the Annual Report on Form 10-K dated March 30, 2000)

 10.26   Employment Agreement dated January 13, 2000, between Conex Acquisition
         Corporation and Shigehiro Uchida. (Incorporated by reference to
         Exhibit No. 10.24 to the Annual Report on Form 10-K dated March 30,
         2000)

 10.27   Equipment Services Agreement dated December 31, 1999 among
         Transamerica Leasing, Inc., Pacer Logistics, Inc. and the Registrant
         (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended April 7, 2000)

 10.28   Rail Car Lease Agreement dated September 1, 2000 among GATX Third
         Aircraft Corporation and the Registrant (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended
         September 22, 2000)

 10.29   Pacer International, Inc. 1999 Stock Option Plan.

 10.30   Stock Purchase Agreement, dated August 31, 2000 by and among Pacer
         International, Inc., GTS Transportation Services, Inc. and All of the
         Shareholders of GTS Transportation Services, Inc.

 10.31   Stock Purchase Agreement, dated October 31, 2000 by and among Pacer
         International, Inc., All of the Stockholders of RFI Group, Inc.,
         Everett Fleisig, Bernard W. Robbins, and Certain Trusts that are owners of Certain Stockholders of RFI Group, Inc.

 10.32   Employment Agreement, dated as of October 31, 2000, between Pacer
         International Inc. and Mitchel Robbins.

 10.33   Employment Agreement, dated as of October 31, 2000, between Pacer
         International, Inc. and Allan Baer.

 10.34   Stock Purchase Agreement, dated December 18, 2000 by and among Pacer
         International, Inc., Rail Van, Inc., Rail Van LLC and All of the
         Shareholders of Rail Van, Inc.*

 10.35   Equipment Use Agreement, dated May 28, 1999, between PAMC UC and Pacer
         International, Inc.

 21.1    Subsidiaries of Registrant

 23.1    Consent of Bass Berry & Sims PLC (included in Exhibit 5.1)*

 23.2    Consent of PricewaterhouseCoopers LLP

 23.3    Consent of Arthur Andersen LLP

 24.1    Powers of Attorney (included on the signature page)

 27.1    Financial Data Schedule

--------
* To be filed by amendment

   (b) Financial Statement Schedules:
    Report of Independent Public Accountants on Financial Statement Schedule
          (PricewaterhouseCoopers LLP)
    Report of Independent Public Accountants on Financial Statement Schedule
          (Arthur Andersen LLP)
    Schedule II -- Valuation and Qualifying Accounts

   All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore have been omitted.

Undertakings.

   The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant undertakes that:

   1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

   2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 22, 2000.

                                          Pacer International, Inc.

                                                    /s/ Donald C. Orris
                                          By: _________________________________
                                                      Donald C. Orris
                                                  Chairman, President and
                                                  Chief Executive Officer

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Donald C. Orris, Lawrence C. Yarberry and James M. Lurie, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                         Date
---------                          -----                         ----

       /s/ Donald C. Orris         Chairman, President and          December 22, 2000
_________________________________  Chief Executive Officer
         Donald C. Orris

    /s/ Lawrence C. Yarberry       Executive Vice President and     December 22, 2000
_________________________________  Chief Financial Officer
      Lawrence C. Yarberry

      /s/ Joseph P. Atturio        Vice President, Controller       December 22, 2000
_________________________________  and Secretary
        Joseph P. Atturio

      /s/ Joshua J. Harris         Director                         December 22, 2000
_________________________________
        Joshua J. Harris

      /s/ Bruce M. Spector         Director                         December 22, 2000
_________________________________
        Bruce M. Spector

Signature                          Title                         Date
---------                          -----                         ----

       /s/ Marc E. Becker          Director                         December 22, 2000
_________________________________
         Marc E. Becker

      /s/ Timothy J. Rhein         Director                         December 22, 2000
_________________________________
        Timothy J. Rhein

      /s/ Michael S. Gross         Director                         December 22, 2000
_________________________________
        Michael S. Gross

     /s/ Thomas L. Finkbiner       Director                         December 22, 2000
_________________________________
       Thomas L. Finkbiner

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Pacer International, Inc.:

   Our audit of the consolidated financial statements referred to in our report dated March 14, 2000, except for information regarding the reclassification in 2000 as described in Note 1, as to which the date is November 3, 2000 appearing in this Registration Statement on Form S-1 of Pacer International, Inc. also included an audit of the financial statement schedule listed in Item 16 of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
March 14, 2000

   Report of Independent Public Accountants on Financial Statement Schedule

To APL Land Transport Services, Inc.,
a wholly-owned subsidiary of APL Limited:

   We have audited in accordance with generally accepted auditing standards, the financial statements of American President Lines Stacktrain Services (a division of APL Land Transport Services, Inc.) included in this registration statement and have issued our report thereon dated January 29, 1999, except with respect to the reclassification discussed in Note 1, as to which the date is November 3, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in
Item 16 of this registration statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Memphis, Tennessee,
January 29, 1999

                                 Schedule II

                          Pacer International, Inc.

                       Valuation and Qualifying Accounts

        For the interim period ended September 22, 2000 (unaudited) the fiscal years ended December 31, 1999 and December 25, 1998 and the period November 13, 1997 through December 26, 1997 and
                  December 28, 1996 through November 12, 1997


           Column A                 Column B        Column C              Column D                  Column E
------------------------------------------------------------------------------------------     --------------
                                  Balances at      Additions                                      Balances at
                                   Beginning       (Charged)/                                        End of
                                   of Fiscal      Credited to                                        Fiscal
         Description                 Period          Income       Deductions(1)      Other           Period
------------------------------------------------------------------------------------------     --------------

September 22, 2000 (unaudited):
------------------
  Allowance for doubtful
    accounts.................      $(3.0)          $(1.2)             $0.9        $(1.3)(2)       $(4.6)

December 31, 1999
-----------------
  Allowance for doubtful
    accounts.................      $(0.7)          $(0.8)             $0.4        $(1.9)(3)        $(3.0)

December 25, 1998
-----------------
  Allowance for doubtful
    accounts.................      $(0.9)          $   -              $  -        $ 0.2(4)         $(0.7)

December 26, 1997
-----------------
  Allowance for doubtful
    accounts.................      $(0.8)          $(0.1)             $  -        $  -             $(0.9)

November 12, 1997
-----------------
  Allowance for doubtful
    accounts.................      $(0.7)          $(0.3)             $0.2        $  -             $(0.8)


_________

(1)  Represents write-off of amounts.
(2)  Consists of allowances acquired as part of the Conex and GTS acquisitions.
(3) Represents the historical allowance recorded on Pacer Logistics books at the date of acquisition.
(4)  Represents a reduction of the allowance based on historical analysis.

                                 EXHIBIT INDEX

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  1.1    Form of Underwriting Agreement*

  3.1    Amended and Restated Charter of Pacer International, Inc.
         (Incorporated by reference to Exhibit 3.1 to the Registrant's
         Registration Statement on Form S-4 (Reg. No. 333-85041) filed with the
         Securities and Exchange Commission (the "Commission") on November 5,
         1999.

  3.2    Articles of Amendment of Charter*

  3.3    Form of Second Amended and Restated Charter of Pacer International,
         Inc.*

  3.4 Amended and Restated Bylaws of Pacer International, Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 dated November 5, 1999).

  3.5    Form of Second Amended and Restated Bylaws of Pacer International,
         Inc.*

  3.6    Form of Certificate for Common Stock*

  4.1    Indenture, dated as of May 28, 1999, among Pacer International, Inc.
         the Guarantors and Wilmington Trust Company, as Trustee (including form of 11 3/4% Senior Subordinated Notes due 2007) (Incorporated by reference to Exhibit No. 4.2 to the Registrant's Registration
         Statement on Form S-4 dated August 12, 1999).

  4.2    Form of 11 3/4% Senior Subordinated Notes due 2007 (filed as part of
         Exhibit 4.1). (Incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

  4.3    First Supplemental Indenture dated as of January 13, 2000, among Pacer
         International, Inc., Conex Acquisition Corporation and Wilmington
         Trust Company. (Incorporated by reference to Exhibit No. 10.25 to the
         Annual Report on Form 10-K dated March 30, 2000)

  4.4    Second Supplemental Indenture dated as of August 31, 2000, among Pacer
         International, Inc., GTS Transportation and Wilmington Trust Company.

  4.5    Third Supplemental Indenture dated as of October 31, 2000, among Pacer
         International, Inc., RFI Group, RFI International Ltd., Ocean World
         Lines, International Logistics Management, Inc. and Wilmington Trust
         Company.

  4.6    Fourth Supplemental Indenture dated as of December 22, 2000, among
         Pacer International, Inc., Rail Van, Inc., Railvan LLC and Wilmington
         Trust Company.*

  4.7    Shareholders' Agreement, dated as of May 28, 1999, among APL Limited,
         Pacer International, Inc., Coyote Acquisition LLC and Coyote
         Acquisition II LLC. (Incorporated by reference to Exhibit No. 4.12 to the Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

  4.8    Shareholders' Agreement, dated as of May 28, 1999, by and among Pacer
         International, Inc., Coyote Acquisition LLC and Coyote Acquisition II
         LLC and The Management Stockholders. (Incorporated by reference to
         Exhibit No. 4.13 to the Registrant's Registration Statement on Form S-
         4 dated August 12, 1999).

  4.9    Shareholders' Agreement, dated as of May 28, 1999, by and among Pacer
         International, Inc., Coyote Acquisition LLC and Coyote Acquisition II
         LLC, BT Capital Investors, L.P. and Pacer International Equity
         Investors, LLC. (Incorporated by reference to Exhibit No. 4.14 to the
         Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

  4.10   Registration Rights Agreement, dated as of May 28, 1999, between Pacer
         International, Inc. and the Purchasers named therein. (Incorporated by Reference to Exhibit No. 4.18 to the Registrant's Registration
         Statement on Form S-4 dated August 12, 1999).

  4.11   Registration Rights Agreement, dated as of May 28, 1999 between Pacer
         International, Inc., Coyote Acquisition LLC and Coyote Acquisition II
         LLC.

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  5.1    Opinion of Bass Berry & Sims PLC*

 10.1 Employment Agreement for Donald C. Orris. (Incorporated by reference to Exhibit No. 10.1 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.2    Employment Agreement for Gerry Angeli. (Incorporated by reference to
         Exhibit No. 10.2 to the Registrant's Registration Statement on Form S-
         4 dated November 5, 1999).

 10.3 Employment Agreement for Gary I. Goldfein. (Incorporated by reference to Exhibit No. 10.3 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.4 Employment Agreement for Robert L. Cross. (Incorporated by reference to Exhibit No. 10.4 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.5 Employment Agreement for Allen E. Steiner. (Incorporated by reference to Exhibit No. 10.5 to the Registrant's Registration Statement on Form
         S-4 dated November 5, 1999).

 10.6    Credit Agreement, dated as of May 28, 1999, among Pacer International,
         Inc., the lenders party thereto from time to time, Morgan Stanley
         Senior Funding, Inc., as Syndication Agent, Credit Suisse First Boston
         Corporation, as Documentation Agent and Bankers Trust Company, as
         Administrative Agent. (Incorporated by reference to Exhibit No. 4.1 to the Registrant's Registration Statement on Form S-4 dated August 12,
         1999).

 10.7 First Amendment dated August 9, 1999, among Pacer International, Inc., the lending institutions party to the Pacer International, Inc. Credit
         Agreement dated May 28, 1999, Credit Suisse First Boston, Morgan
         Stanley Senior Funding, Inc., and Bankers Trust Company. (Incorporated by reference to Exhibit No. 10.26 to the Annual Report on Form 10-K dated March 30, 2000)

 10.8    Second Amendment dated January 7, 2000, among Pacer International,
         Inc., the Lending institutions party to the Pacer International, Inc.
         Credit Agreement dated May 28, 1999, Credit Suisse First Boston,
         Morgan Stanley Senior Funding, Inc., and Bankers Trust Company.
         (Incorporated by reference to Exhibit No. 10.27 to the Annual Report on Form 10-K dated March 30, 2000)

 10.9    Third Amendment dated December 22, 2000 among Pacer International,
         Inc., the lending institutions parties to the Pacer International, Inc. Credit Agreement dated May 28, 1999, Credit Suisse First Boston,
         Morgan Stanley Senior Funding, Inc. and Bankers Trust Company.*

 10.10   Stock Purchase Agreement, dated as of March 15, 1999, between APL
         Limited And Coyote Acquisition LLC. (Incorporated by reference to
         Exhibit No. 4.4 to the Registration Statement on Form S-4 dated August
         12, 1999).

 10.11   Non-Competition Agreement, dated as of May 28, 1999, among Neptune
         Orient Lines Limited, APL Limited, Pacer International, Inc. and
         Coyote Acquisition LLC. (Incorporated by reference to Exhibit No. 4.5 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.12   Administrative Services Agreement, dated as of May 29, 1999, between
         APL Limited and Pacer International, Inc.

 10.13   IT Supplemental Agreement, dated as of May 11, 1999, between APL
         Limited, APL Land Transport Services, Inc. and Coyote Acquisition LLC.
         (Incorporated By reference to Exhibit 10.10 to the Registration
         Statement on Form S-4 dated November 5, 1999).

 10.14   Stacktrain Services Agreement, dated as of May 28, 1999, among
         American President Lines, Ltd., APL Co. Pte. Ltd., APL Limited and
         Pacer International, Inc. (Incorporated by reference to Exhibit No.
         4.8 to the Registration Statement on Form S-4 dated August 12, 1999).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.15   TPI Chassis Sublet Agreement, dated as of May 28, 1999, among American
         President Lines, Ltd., APL Co. Pte. Ltd., APL Limited and Pacer
         International, Inc. (Incorporated by reference to Exhibit No. 4.9 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.16   Equipment Supply Agreement, dated as of May 28, 1999, among American
         President Lines, Ltd., APL Co. Pte. Ltd., APL Limited and Pacer
         International, Inc. (Incorporated by reference to Exhibit No. 4.10 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.17 Primary Obligation and Guaranty Agreement, dated as of March 15, 1999, by Neptune Orient Lines Limited in favor of Coyote Acquisition LLC and
         APL Land Transport Services, Inc. (Incorporated by reference to
         Exhibit No. 4.11 to the Registration Statement on Form S-4 dated
         August 12, 1999).

 10.18   Management Agreement, dated as of May 28, 1999, between Apollo
         Management IV, L.P. and Pacer International, Inc. (Incorporated by reference to Exhibit No. 4.15 to the Registration Statement on Form S-4 dated August 12, 1999).

 10.19   Tax Sharing Agreement, dated as of May 28, 1999, by and among Coyote
         Acquisition LLC, Pacer International, Inc. and Pacer Logistics, Inc.
         (Incorporated by reference to Exhibit No. 4.16 to the Registration
         Statement on Form S-4 dated August 12, 1999).

 10.20   Intermodal Transportation Agreement No. 1111, dated as of May 4, 1999
         Between CSX Intermodal, Inc., APL Land Transport Services, Inc., APL
         Limited and APL Co. Pte. Ltd. (Incorporated by reference to Exhibit
         No. 10.19 to the Registration Statement on Form S-4 dated November 5,
         1999).

 10.21   Domestic Incentive Agreement, dated as of May 4, 1999, between CSX
         Intermodal, Inc. and Pacer International, Inc. (Incorporated by reference to Exhibit No. 10.20 to the Registration Statement on Form
         S-4 dated November 5, 1999).

 10.22   Rail Transportation Agreement, dated as of October 11, 1996, between
         Union Pacific Railroad Company, APL Land Transport Services, Inc.,
         American President Lines, Ltd., and APL Co. Pte. Ltd. (Incorporated by reference to Exhibit No. 10.21 to the Registration Statement on Form
         S-4 dated November 5, 1999).

 10.23   Asset Purchase Agreement dated December 31, 1999, among Conex
         Acquisition Corporation, Conex Global Logistics Services, Inc., MSL
         Transportation Group, Inc., Jupiter Freight, Inc. The Michael W.
         Keller Living Trust, The Uchida Family Trust, Michael Keller and
         Shigehiro Uchida (Incorporated by reference to Exhibit No. 2.1 to the
         Current Report on Form 8-K dated January 13, 2000).

 10.24   Amendment dated January 12, 2000 to Asset Purchase Agreement dated
         December 31, 2000 (Incorporated by reference to Exhibit 2.2 of the
         Registrant's Current Report on Form 8-K dated January 13, 2000).

 10.25   Employment Agreement dated January 13, 2000, between Conex Acquisition
         Corporation and Michael Keller. (Incorporated by reference to Exhibit
         No. 10.23 to the Annual Report on Form 10-K dated March 30, 2000)

 10.26   Employment Agreement dated January 13, 2000, between Conex Acquisition
         Corporation and Shigehiro Uchida. (Incorporated by reference to
         Exhibit No. 10.24 to the Annual Report on Form 10-K dated March 30,
         2000)

 10.27   Equipment Services Agreement dated December 31, 1999 among
         Transamerica Leasing, Inc., Pacer Logistics, Inc. and the Registrant
         (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended April 7, 2000)

 10.28   Rail Car Lease Agreement dated September 1, 2000 among GATX Third
         Aircraft Corporation and the Registrant (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended
         September 22, 2000)

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.29   Pacer International, Inc. 1999 Stock Option Plan.

 10.30   Stock Purchase Agreement, dated August 31, 2000 by and among Pacer
         International, Inc., GTS Transportation Services, Inc. and All of the
         Shareholders of GTS Transportation Services, Inc.

 10.31   Stock Purchase Agreement, dated October 31, 2000 by and among Pacer
         International, Inc., All of the Stockholders of RFI Group, Inc.,
         Everett Fleisig, Bernard W. Robbins, and Certain Trusts that are owners of Certain Stockholders of RFI Group, Inc.

 10.32   Employment Agreement, dated as of October 31, 2000, between Pacer
         International Inc. and Mitchel Robbins.

 10.33   Employment Agreement, dated as of October 31, 2000, between Pacer
         International, Inc. and Allan Baer.

 10.34   Stock Purchase Agreement, dated December 22, 2000 by and among Pacer
         International, Inc., Rail Van, Inc. and All of the Stockholders of
         Rail Van, Inc.*

 10.35   Equipment Use Agreement, dated May 28, 1999, between PAMC UC and Pacer
         International, Inc.

 21.1    Subsidiaries of Registrant

 23.1    Consent of Bass Berry & Sims PLC (included in Exhibit 5.1)*

 23.2    Consent of PricewaterhouseCoopers LLP

 23.3    Consent of Arthur Andersen LLP

 24.1    Powers of Attorney (included on the signature page)

 27.1    Financial Data Schedule

--------
* To be filed by amendment